MINING SERVICES INTERNATIONAL CORPORATION
                            8805 SOUTH SANDY PARKWAY
                                SANDY, UTAH 84070


                    NOTICE OF SPECIAL MEETING OF SHAREHOLDERS
                           TO BE HELD OCTOBER 25, 2001



TO THE SHAREHOLDERS OF MINING SERVICES INTERNATIONAL CORPORATION:


         A special meeting of the shareholders (the "Special Meeting") of Mining Services International Corporation (the "Company") will be held at the Hampton Inn located at 10690 South Holiday Park Drive, Sandy, Utah 84070, on October 25, 2001. The Special Meeting will convene at 2:00 p.m., local time, to consider and take action on the following proposals:


         (1) To sell substantially all of the assets, subsidiaries and certain joint venture interests of the Company's explosives manufacturing, services and supply business (the "Asset Sale") pursuant to an Asset Purchase Agreement as amended, dated November 30, 2000, by and among Union Espanola de Explosivos S.A., Union Espanola de Explosivos-MSI International, S.A., Mining Services International, Inc., and the Company (the "Purchase Agreement"). A copy of the Purchase Agreement and amendments thereto are attached as Appendix A to the accompanying Proxy Statement.

         (2) To amend the Company's Articles of Incorporation to change the Company's name to "Nevada Chemicals, Inc." immediately following the consummation of the Asset Sale. A copy of the proposed amendment is attached as Appendix B to the accompanying Proxy Statement.

         (3) To transact such other business as may properly come before the Special Meeting or any adjournment(s) thereof.


         ONLY OWNERS OF RECORD OF THE 7,314,260 SHARES OF the CompanY's COMMON STOCK OUTSTANDING AS OF THE CLOSE OF BUSINESS ON September 25, 2001 (THE "RECORD DATE"), WILL BE ENTITLED TO NOTICE OF AND TO VOTE AT THE SPECIAL MEETING. EACH SHARE OF COMMON STOCK IS ENTITLED TO ONE (1) VOTE.


         THE ATTENDANCE AT AND/OR VOTE OF EACH SHAREHOLDER AT THE SPECIAL MEETING IS IMPORTANT, AND EACH SHAREHOLDER IS ENCOURAGED TO ATTEND. PLEASE COMPLETE, SIGN, DATE, AND PROMPTLY MAIL THE ENCLOSED PROXY, WHETHER OR NOT YOU PLAN TO ATTEND THE SPECIAL MEETING.

                              MINING SERVICES INTERNATIONAL CORPORATION
                              BY ORDER OF THE BOARD OF DIRECTORS

                              /s/  John T. Day
                              John T. Day, President and Chief Executive Officer

Sandy, Utah
Dated: _____________, 2001

                    MINING SERVICES INTERNATIONAL CORPORATION
                            8805 SOUTH SANDY PARKWAY
                                SANDY, UTAH 84070


                                 PROXY STATEMENT


         This Proxy Statement is being furnished to shareholders of Mining Services International Corporation (the "Company") to seek their approval of the sale of the explosives business of the Company. This sale will fundamentally affect the future direction of the Company.

         The Company operates in the specialty chemicals industry, with operations in (i) the production of sodium cyanide for use in gold mining, and
(ii) the manufacture, supply, and sale of explosives and complementary products and services in the domestic and foreign mining and construction markets. The Company has negotiated the sale of its explosives and complimentary products and services business.


         The assets associated with the Company's explosives business in the United States are held directly by the Company and through its subsidiaries, Tennessee Blasting Services, LLC ("TBS"), Green Mountain Explosives, Inc. ("GME") and O'Brien Design Associates, Inc. ("ODA") The foreign operations associated with the explosives business are primarily held by foreign subsidiaries of the Company, MSI Chemicals Limited, Cayman Mining Services Limited, Central Asia Chemicals Limited, MSI Russia LLC and MSI International Holding Company Limited. Essentially all of the assets and operations associated with the explosives business held by the Company and Green Mountain Explosives, the Company's ownership interest in Tennessee Blasting Services, LLC and O'Brien Design Associates, the stock of the Company's foreign subsidiaries, and interests in the Company's foreign joint ventures, other than its 50% interest in West Africa Chemicals, Ltd. and its 51% interest in Turon-MSI Ltd (collectively the "Explosives Business"), will be sold, subject to approval by the Company's stockholders, to subsidiaries formed for that purpose by Union Espanola de Explosivos S.A., a privately-held Spanish company based in Madrid, Spain. The newly formed subsidiaries will be funded and owned in part by current members of the Company's management. Union Espanola de Explosivos is a major, Spanish-based entity engaged in the explosives, defense, sport cartridges and nitrochemicals industries.


--------------------------------------------------------------------------------
         NEITHER THE SECURITIES AND EXCHANGE COMMISSION NOR ANY STATE SECURITIES COMMISSION HAS APPROVED OR DISAPPROVED OF THE ASSET SALE; PASSED ON THE MERITS OR FAIRNESS OF THE ASSET SALE; OR PASSED ON THE ADEQUACY OR ACCURACY OF THE DISCLOSURE OF THE ASSET SALE. ANY REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.
--------------------------------------------------------------------------------

--------------------------------------------------------------------------------
         YOUR CONSIDERATION OF MANAGEMENT'S PROPOSALS AND VOTE AT THE SPECIAL MEETING ARE VERY IMPORTANT. PLEASE CAREFULLY READ THIS PROXY STATEMENT AND THE ATTACHED MATERIALS AND DATE, SIGN, AND RETURN THE ENCLOSED PROXY SO YOUR SHARES CAN BE VOTED AT THE SPECIAL MEETING.
--------------------------------------------------------------------------------


--------------------------------------------------------------------------------
         THIS PROXY STATEMENT AND FORM OF PROXY ARE FIRST BEING MAILED TO SHAREHOLDERS ON OR ABOUT SEPTEMBER 26, 2001.
--------------------------------------------------------------------------------

         The following is a brief summary of the terms of the Explosives Business sale to UEE, which should be read in conjunction with the more detailed explanations of these and other items included later in this Proxy Statement:


* The Company is selling its Explosives Business, including physical assets, contractual rights, accounts receivable, customer relationships, licensing agreements, intellectual property, and the name "Mining Services International" to UEE. The company expects to enter into a management agreement with UEE for UEE to manage the operations of Turon-MSI Ltd. (See "Proposal 1: The Asset Sale--Terms of the Asset Sale--Non-Competition Obligations.") (See "Proposal 1: The Asset Sale--Terms of the Asset Sale--Sale of Assets.")


* As consideration for the purchase of the Company's Explosives Business, subject to certain adjustments, UEE will pay the Company $6.35 million in cash at the closing of the transaction and will assume all liabilities of the Company associated with the Explosives Business existing at the date of closing. These liabilities were reflected on the Company's balance sheet as of June 30, 2001, at approximately $13.12 million. In addition, UEE will assume a note payable to the Company for funds advanced to the Explosives Business by the sodium cyanide operations of the Company in the principal amount of $1 million, which will be paid to the Company, together with interest of 8-1/2% per annum, over a five-year period. Additionally the Company has advanced to Tennessee Blasting Services $200,000 (which can be increased to a total of $300,000 at the reasonable request of UEE) with interest at a rate equal to the Company's borrowing rate from its principal bank (currently prime plus .25%). This note is secured by a conditional guaranty of UEE and is due and payable December 31, 2001. The purchase price is subject to adjustment based on: (i) changes in assets and liabilities associated with the Explosives Business between June 30, 2000, and the closing of the Asset Sale; and (ii) the ultimate collection of the accounts receivable acquired by UEE in the transaction. UEE has the right to offset any reductions in the purchase price arising from the contractual adjustments or any indemnification obligations of the Company against the amounts otherwise payable under the terms of the $1 million note. (See "Proposal 1: The Asset Sale--Terms of the Asset Sale--The Purchase Price.")

* A UEE subsidiary will make employment offers to all of the Company's employees working within the Explosives Business, including senior management other than Dr. Day, and the Company expects that nearly all of its Explosives Business employees will become employees of a UEE subsidiary. (See "Proposal 1: The Asset Sale--Terms of the Asset Sale--Sale of Assets.")

* The Company will adopt a deferred compensation plan for its management-level employees, which will be assumed by UEE on completion of the Asset Sale. (See "Proposal 1: The Asset Sale--Terms of the Asset Sale--Related Agreements.")


* Seven members of the current management of the Company or certain of its subsidiaries, Duane Moss, David Reddick, Richard Clayton, Douglas Later, Wade Newman, John O'Brien, and Mitchell Green, will collectively acquire approximately 10.1% of one of the subsidiaries formed by UEE to purchase the Explosives Business upon the closing of the Asset Sale, and, subject to the satisfaction of certain conditions, may increase their ownership interest up to approximately 14.1% of such subsidiary five years later. (See "Proposal 1: The Asset Sale--Terms of the Asset Sale--Related Agreements.")


* Dr. John Day, a director of the Company and its current president and chief executive officer, will remain in those positions with the Company but will also enter into a three-year consulting agreement with UEE, pursuant to which he will initially devote between 77 and 123 hours per month to UEE, decreasing over the term of the agreement to approximately 77 hours per month. (See "Proposal 1: The Asset Sale--Terms of the Asset Sale--Related Agreements.")

* The Company will purchase an aggregate of 59,682 shares of the Company's common stock at $4 per share, or a total of $238,728, from five management employees, forgive $58,000 of indebtedness in exchange for 13,500 shares held by another member of management, and purchase 28,009 shares from another member of management at $9.92 per share, or a total of $277,850, in satisfaction of prior contractual obligations. Each of these members of management will also agree to waive all rights they have under existing employment agreements and compensation plans and will agree to the termination of all options held by them. (See "Proposal 1: The Asset Sale--Terms of the Asset Sale--Related Agreements.")

* The Company will be prohibited from competing in the explosives industry for a period of seven years subsequent to the closing of the Asset Sale, other than its continued operations through its West Africa Chemicals Ltd. joint venture on a scale similar to the current operations.

* The Company will retain its Cyanco joint venture interest, which will remain fully staffed with approximately 30 full-time employees, the real property and improvements at which its corporate facilities are located, its 50% interest in West Africa Chemicals, Ltd. and, subject to the proposed management agreement, its joint venture interest in Turon-MSI. The Company will lease its corporate facilities to a UEE subsidiary at a rent based on rents for similar properties in the surrounding locality. (See "Proposal 1: The Asset Sale--Plans for the Company Subsequent to the Asset Sale.")

* In connection with the sale of the Explosives Business to UEE and its subsidiaries, the Company will change its corporate name to "Nevada Chemicals, Inc." (See "Proposal 2: Corporate Name Change.")


         The explosives industry has been undergoing significant consolidation, and all of the major competitors of the Company are significantly larger than the Company and have access to greater resources. The consolidation of the explosives industry has occurred following the consolidation in the mining industry where the ownership in larger mines are being held by fewer, but larger companies, increasing pressure on suppliers to consolidate. The Company's board of directors (the "Board") concluded that in order to remain competitive, the Explosives Business would have to be significantly expanded. However, such expansion would require a major capital expenditure or a merger with, or acquisition of, other entities involved in the explosives industry. The Company explored a number of alternatives, including acquiring complementary businesses, seeking financing to fund the growth of the Explosives Business, and using internally generated funds and newly developed products to expand the Explosives Business. Historically, the Company has been able to use the excess cash flow generated by its sodium cyanide business to provide support in expanding the Explosives Business. However, as the gold mining industry has slowed as a result of persistent low gold prices, this business, while remaining profitable, has decreased, reducing the cash available to the Company from this source. At the same time, the trading price for the common stock of the Company has remained low, making it difficult to negotiate an acquisition or seek equity funding without significantly diluting the interests of existing shareholders. Consequently, the Company has been unable to expand the Explosives Business significantly on terms acceptable to the Board.


         Faced with concerns over whether the Company could maintain its competitive position without expansion, ultimately the Board explored the possible sale of the Explosives Business, leading to the agreement with UEE. The Board believes the sale of the Explosives Business to UEE to be in the best interest of the Company and its shareholders. On December 12, 2000, the last trading day prior to the announcement of the sale of the Explosives Business to UEE, the closing price for the Company's Common Stock was $1.562.

         Since the Company is selling UEE the right to continue to use the name "Mining Services International" in connection with the Explosives Business, the Company is also seeking your approval to change its corporate name to "Nevada Chemicals, Inc."

         A great deal of additional information about the Company and the proposals to be submitted to shareholders is contained in the remaining parts of this Proxy Statement. Shareholders are encouraged to review this information thoroughly and to promptly return the enclosed proxy so that their shares can be voted at the Special Meeting.

         Proxies are being solicited by the Company. In addition to this solicitation by mail, the directors, officers, and employees of the Company may solicit proxies by mail, telephone, facsimile transmission, or in person. Such persons will not receive additional compensation in connection with any solicitation but may be reimbursed for reasonable out-of-pocket expenses. All proxy solicitation costs will be paid by the Company.

         The enclosed proxy, even though executed and returned to the Company, may be revoked at any time before it is voted, either by giving a written notice, mailed or delivered to the secretary of the Company so it is received prior to the Special Meeting, by submitting a new proxy bearing a later date prior to the Special Meeting, or by voting in person at the Special Meeting. If an executed proxy is returned to the Company without specific direction, the proxy will be voted in accordance with the Board's recommendations. The Board has unanimously recommended the adoption of all proposals submitted to the shareholders.

         For a discussion of special factors to be considered in connection with the Asset Sale, see the discussion under "SPECIAL FACTORS" beginning on page 7. For a discussion of certain risks associated with the proposals to shareholders, see the discussion under "RISK FACTORS" beginning on page 18.

CAUTIONARY STATEMENT REGARDING FORWARD LOOKING STATEMENTS

         This Proxy Statement and accompanying materials contain certain forward-looking statements and information relating to the Company and its business that are based on the beliefs of management of the Company and assumptions made concerning information currently available to management. Such statements reflect the current views of management of the Company and are not intended to be accurate descriptions of the future. The discussion of the future business prospects of the Company is subject to a number of risks and assumptions, including the completion of the proposed transaction with UEE, the ability of the Company to successfully use and invest proceeds from the sale of the Explosives Business, the performance of the cyanide industry and its effect on the Company's Cyanco joint venture, the ability of the Company to attract and retain talented senior management, the ability of UEE to meet its obligations to the Company that are not satisfied at the closing of the Asset Sale, the success of the marketing efforts of the entities with which the Company has agreements, and the ability of the Company to compete with larger, more established entities. Should one or more of these, or other, risks materialize, or if the underlying assumptions of management prove incorrect, actual results of the Company may vary materially from those described. The Company does not intend to update these forward-looking statements, except as may occur in the regular course of its periodic reporting obligations.

                                TABLE OF CONTENTS

                                                                                                               Page

PROXY STATEMENT...................................................................................................i
QUESTIONS AND ANSWERS ABOUT THE TRANSACTION.....................................................................vii
SUMMARY...........................................................................................................1
   SPECIAL MEETING................................................................................................1
   THE AGREEMENT..................................................................................................2
   CORPORATE NAME CHANGE..........................................................................................4
   SUMMARY PRO FORMA FINANCIAL INFORMATION OF THE COMPANY.........................................................5
   SUMMARY HISTORICAL FINANCIAL INFORMATION OF THE COMPANY........................................................6
SPECIAL FACTORS...................................................................................................7
   BACKGROUND AND REASONS FOR THE ASSET SALE......................................................................7
     The Company's and John Day's Reasons for the Asset Sale......................................................7
     Negotiations of the Company with Third Parties...............................................................8
     UEE'S Reasons for the Asset Sale.............................................................................9
     The Managers Reasons for the Asset Sale......................................................................9
     Negotiations with UEE.......................................................................................10
     Negotiations with UEE.......................................................................................11
   FAIRNESS OF CONSIDERATION.....................................................................................15
   SOURCE OF FUNDING.............................................................................................23
   COSTS OF TRANSACTION..........................................................................................24
   Expenses......................................................................................................24
   FEDERAL INCOME TAX CONSEQUENCES...............................................................................24
   BENEFITS AND DETRIMENTS OF ASSET SALE.........................................................................26
RISK FACTORS.....................................................................................................28
   IMMEDIATELY FOLLOWING THE ASSET SALE, THE COMPANY'S BUSINESS WILL HAVE A NARROWED FOCUS.......................28
   THE COMPANY WILL LACK MANAGEMENT, EMPLOYEES, AND INFRASTRUCTURE FOLLOWING THE ASSET SALE......................28
   THE COMPANY WILL FACE FUTURE STRATEGIC ISSUES.................................................................28
   FOLLOWING THE ASSET SALE, THE COMPANY WILL BE PRIMARILY DEPENDENT ON A SINGLE PRODUCT.........................29
   THE COMPANY WILL BE DEPENDENT ON THE CYANIDE AND GOLD MINING INDUSTRIES.......................................29
   IF THE ASSET SALE IS NOT CONSUMMATED, THE COMPANY MAY NEED ADDITIONAL CAPITAL.................................29
   THE FACTORS THAT HAVE NEGATIVELY AFFECTED THE EXPLOSIVES BUSINESS MAY CHANGE..................................29
   THERE ARE SEVERAL CONDITIONS TO THE CLOSING OF THE EXPLOSIVES BUSINESS SALE...................................29
   NASDAQ MAY SEEK TO DELIST THE COMPANY'S STOCK FROM ITS MARKET.................................................30
   THE USE OF THE PROCEEDS FROM THE ASSET SALE IS IN THE BOARD'S DISCRETION......................................30
   A LOW STOCK PRICE FOR THE COMPANY'S COMMON STOCK MAY RESULT IN UNSOLICITED ACQUISITION PROPOSALS..............30
   THE COMPANY MAY BECOME LIABLE FOR CERTAIN AMOUNTS UNDER THE PURCHASE AGREEMENT................................31
PROPOSAL 1:  THE ASSET SALE......................................................................................32
   RECOMMENDATION OF THE BOARD OF DIRECTORS......................................................................32
   PLANS FOR THE COMPANY SUBSEQUENT TO THE ASSET SALE............................................................33
   TERMS OF THE ASSET SALE.......................................................................................34
   Sale of Assets................................................................................................34
   Explosives Business Assets and Interests......................................................................35
   Assumed Liabilities...........................................................................................35
   The Purchase Price............................................................................................35
   Closing.......................................................................................................36
   Related Agreements............................................................................................37
   Representations and Warranties................................................................................41
   Operations of the Company Prior to Closing....................................................................41



                                                                                                               Page


   No Solicitation Provision.....................................................................................42
   Non-Competition Obligations...................................................................................42
   Termination of the Purchase Agreement.........................................................................42
   Termination Fee...............................................................................................43
   Indemnification; Survival of Representations and Warranties...................................................43
   RIGHTS OF EXECUTIVES..........................................................................................43
   INTEREST OF MANAGEMENT OR DIRECTORS IN ASSET SALE.............................................................43
   ACCOUNTING TREATMENT OF THE ASSET SALE........................................................................44
   GOVERNMENT AND REGULATORY APPROVALS...........................................................................44
   APPRAISAL RIGHTS OF DISSENTING SHAREHOLDERS...................................................................44
   REQUIRED VOTES................................................................................................44
PROPOSAL 2:  CORPORATE NAME CHANGE...............................................................................45
   REQUIRED VOTES................................................................................................45
UNAUDITED PRO FORMA CONSOLIDATED FINANCIAL STATEMENTS............................................................45
   Pro Forma Consolidated Balance Sheet..........................................................................46
   NOTES TO UNAUDITED PRO FORMA CONSOLIDATED FINANCIAL STATEMENTS................................................51
June 30, 2001....................................................................................................51
SELECTED HISTORICAL FINANCIAL DATA...............................................................................53
SELECTED QUARTERLY HISTORICAL FINANCIAL DATA.....................................................................54
MANAGEMENT'S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION......................................................55
AND RESULTS OF OPERATIONS........................................................................................55
   RESULTS OF OPERATIONS.........................................................................................55
Historical six months ended June 30,.............................................................................55
   Pro Forma Adjustments.........................................................................................55
   Pro Forma Consolidated........................................................................................56
   PRO FORMA FINANCIAL RESULTS ASSUMING COMPLETION OF ASSET SALE.................................................56
     Three-months ended June 30, 2001 vs. 2000...................................................................56
     Six-months ended June 30, 2001 vs. 2000.....................................................................57
     Liquidity and Capital Resources.............................................................................60
   INFLATION.....................................................................................................61
BUSINESS OF THE COMPANY SUBSEQUENT TO ASSET SALE.................................................................63
   GENERAL.......................................................................................................63
   CYANCO JOINT VENTURE INTEREST.................................................................................66
   COMPETITION...................................................................................................67
   DEPENDENCE ON CUSTOMERS.......................................................................................67
   PATENTS, TRADEMARKS AND LICENSES..............................................................................67
   RAW MATERIALS.................................................................................................67
   EMPLOYEES.....................................................................................................68
   WEST AFRICA CHEMICALS JOINT VENTURE INTEREST..................................................................68
   ENVIRONMENTAL COMPLIANCE......................................................................................68
   OTHER GOVERNMENTAL REGULATIONS................................................................................68
   PROPERTY......................................................................................................68
   LEGAL PROCEEDINGS.............................................................................................69
MARKET FOR COMMON STOCK AND RELATED SHAREHOLDER MATTERS..........................................................69
SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT...................................................71
   IDENTITY AND BACKGROUND OF OFFICERS, DIRECTORS, AND AFFILIATES OF THE COMPANY.................................73
   SECTION 16(a) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE.......................................................78
   CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS................................................................78
SHAREHOLDER PROPOSALS............................................................................................78
OTHER MATTERS....................................................................................................78
INDEPENDENT PUBLIC ACCOUNTANTS...................................................................................79
INCORPORATION OF CERTAIN DOCUMENTS BY REFERENCE..................................................................79
AVAILABLE INFORMATION............................................................................................79
INDEX TO FINANCIAL STATEMENTS....................................................................................80


                   QUESTIONS AND ANSWERS ABOUT THE TRANSACTION

         Q.   Who are the Company and UEE?


         A. Mining Services International Corporation (the "Company" or "MSI") is a leading innovator, manufacturer and supplier of high quality explosives and specialty chemicals vital to the construction and mining industries. The Company has operations in North America, South America, Central Asia, Russia and Africa. The principal offices of the Company are located at 8805 South Sandy Parkway, Sandy, Utah 84070, and its phone number is (801) 233-6000.


         Union Espanola de Explosivos S.A. is a privately-held Spanish corporation based in Madrid, Spain, and is the largest explosives manufacturer in Europe and one of the largest in the world, with activities on all major continents and other operations in initiation systems, defense, sport cartridges and nitrochemicals. Union Espanola de Explosivos' consolidated annual sales for 2000 were approximately 250 million Euros, its earnings before interest, taxes, depreciation and amortization (EBITDA) was 47 million Euros in 2000, and it currently has approximately 1,800 employees. Its headquarters are located at Av. Del Partenon, 16-5a Pl., Campo de las Naciones, Madrid, Spain, and its phone number is 34-91-722-0100.

         Q.   Why is the Company selling the Explosives Business?

         A. As a result of the consolidation occurring in the explosives industry, the Board concluded that the Company would need to significantly expand the Explosives Business in order to maintain its market share and remain competitive. After exploring alternatives, the Board concluded that, given the limited resources available to the Company, it would be more advantageous to the Company to sell its Explosives Business.

         Q.   What will I receive as a result of the sale?


         A. All of the proceeds of the sale will be paid to the Company. You will not receive anything directly, unless the Board elects to make a distribution with a portion of the proceeds. The Board has not reached a decision as to the ultimate application of the proceeds. Until such a decision is arrived at and implemented, the proceeds will be placed in short-term financial instruments.


         Q.   What will I own after the sale?


         A. You will continue to own shares in the Company, which will change its name to "Nevada Chemicals, Inc." The Company will have ongoing operations in the chemicals industry, producing and marketing sodium cyanide for sale to the gold mining industry through its Cyanco joint venture with Degussa Corporation. The Company will also retain its 50% interest in West Africa Chemicals Ltd., a joint venture with Chemicals Holdings International, a subsidiary of the Omnia Group, located in South Africa and its 51% interest in Turon-MSI Ltd., located in Uzbekistan, although it is anticipated that UEE will manage the operations of Turon-MSI and be entitled to any benefits from such operations. West Africa Chemicals has explosives operations in Ghana, Africa. The Company is considering several strategic options with respect to its West Africa Chemicals interest. The Company will also have the proceeds of the Asset Sale available to it for potential use in future growth or acquisitions. With respect to Turon-MSI, the Company is negotiating a management agreement with UEE whereby UEE-MSI will manage the operation and retain all income and obligations therefrom until the Company's interest in Turon-MSI can be successfully transferred to UEE-MSI. Under the proposed management agreement, UEE-MSI is expected to indemnify the Company against any loss or obligation which may arise from the operation of Turon-MSI.


         Q.   What risks and other factors should I consider?

         A. You should review the information under the captions "SPECIAL FACTORS" beginning on page 7 and "RISK FACTORS" beginning on page 18 for a discussion of certain risks and other factors associated with the transaction.

         Q.   What is the recommendation of the Board of Directors?

         A. The Board of Directors has unanimously recommended that shareholders vote in favor of the sale of the Explosives Business and changing the Company's name to "Nevada Chemicals, Inc."


         Q.   How do I make sure my vote is counted?

         A. Mail your signed proxy card in the enclosed return envelope as soon as possible so that your shares may be represented at the shareholders' meeting. You may attend the meeting in person, whether or not you submit a proxy. If your shares are held by your broker, you cannot vote your shares directly. You should give your broker instructions as to how you wish your shares to be voted. You should follow the directions provided by your broker regarding how to transmit those instructions.

         Q.   Can I change my vote after mailing my proxy?

         A. Yes. You may change your vote by delivering a signed notice of revocation, or a signed proxy that bears a later date, to the Company prior to the shareholders' meeting, or by attending the shareholders' meeting and voting in person. Certain shareholders of the Company who have signed an agreement with UEE to vote in favor of the proposal to sell the Explosives Business may not change their vote.

         Q.   Who can I call with questions?

         A.  You may  call  John  Day or  Duane  Moss of the  Company  at  (801)
233-6000.

                                     SUMMARY

         The following is a summary of certain information contained elsewhere in this Proxy Statement. Reference is made to, and this summary is qualified in its entirety by, the more detailed information, including the financial statements, appearing elsewhere herein. Shareholders are urged to read this Proxy Statement and the appendices attached hereto carefully and in their entirety. Capitalized terms used in this Proxy Statement shall have the meaning ascribed to them herein.

SPECIAL MEETING


Date, Time, and Place:    The special meeting of the shareholders of the Company
                          will be held October 25, 2001, at 2:00 p.m., local time, at the Hampton Inn located at 10690 South
                          Holiday Park Drive, Sandy, Utah 84070.


Purpose of the Special    The  Special  Meeting  is being held to  consider  and
Meeting:                  approve the following matters:

                          (1) To authorize the sale of the Explosives Business (the "Asset Sale") pursuant to an Asset Purchase Agreement, dated November 30, 2000, as amended, by and among the Company and Union Espanola de Explosivos S.A., and its newly-formed subsidiaries, Union Espanola de Explosivos-MSI International, S.A., and Mining Services International, Inc. (the "Purchase Agreement"). A copy of the Purchase Agreement and amendments thereto are attached as Appendix A to this Proxy Statement. (See "Proposal 1: The Asset Sale.")

                          (2) To amend the Company's Articles of Incorporation to change the Company's corporate name to "Nevada Chemicals, Inc." (the "Corporate Name Change"). A copy of the proposed amendment is attached as Appendix B to this Proxy Statement. (See "Proposal 2: Corporate Name Change.")

                          (3) To transact such other business as may properly come before the Special Meeting or any adjournment(s) thereof.


Record Date:              The close of business on September 25, 2001.


Shares Outstanding and    On the Record  Date,  there were  7,314,260  shares of
Entitled to Vote:         Common Stock of the Company outstanding, each entitled
                          to cast one vote at the Special Meeting.

Quorum: The bylaws of the Company require that holders of a majority of the voting power of issued and outstanding Common Stock be in attendance at the Special Meeting, in person or by proxy, in order to constitute a quorum.

Required Votes:           The affirmative  vote of a majority of the outstanding
                          shares of common stock is required to approve the sale of the Explosives Business. Assuming that a majority of the shares of the Company's common stock are represented at the Special Meeting, the affirmative vote of a majority of the votes cast at the Special
                          Meeting is  required  to approve  the  Corporate  Name
                          Change.

THE AGREEMENT


Union Espanola de         Union Espanola de Explosivos--MSI International,  S.A.
Explosivos--MSI           ("UEE-MSI"),  is a  newly-organized  subsidiary of UEE
International, S.A.:      formed  to  hold  the  Explosives   Business'  foreign
                          subsidiaries  and  joint  venture  interests,   Mining
                          Services   International,   Inc.,   and   intellectual
                          property. UEE-MSI's North American offices will be located at 8805 South Sandy Parkway, Sandy, Utah
                          84070.


Mining Services           Mining  Services   International,   Inc.,  a  Delaware
International, Inc.:      Corporation (formerly known as UMSI Acquisition Corp.)
                          (collectively  with  UEE  and  UEE-MSI,  "UEE"),  is a
                          newly-organized    subsidiary   of   UEE-MSI    formed
                          specifically   to  hold  and  operate  the  Explosives
                          Business  located in North  America.  Mining  Services
                          International, Inc.'s North American offices will be located at 8805 South Sandy Parkway, Sandy, Utah
                          84070.

Conditions to             The Purchase  Agreement  provides that the  respective
Consummation              obligations  of the Company and UEE to consummate  the
of the Asset Sale:        Asset Sale are conditioned  upon,  among other things,
                          the   fulfillment  of  the  agreements  and  covenants
                          contained in the Purchase Agreement, the continued validity of the representations and warranties made by the parties, the lack of any material adverse change to the Explosives Business, the approval of the Asset
                          Sale by the Company's shareholders, approval of a working line of credit, and obtaining consents of certain third parties to the assignment of material contracts of the Explosives Business. (See "Risk
                          Factors:  Conditions  to Closing of Sale of Explosives
                          Business.")

Closing Date:             If the sale of the Explosives  Business is approved by
                          the shareholders, the Company anticipates consummating the transaction shortly following the Special Meeting
                          (the "Closing"). Pursuant to the terms of the Purchase
                          Agreement, if the Asset Sale is not consummated by October 31, 2001, either party may terminate the Purchase Agreement.


Termination:              The Purchase  Agreement may be terminated prior to the
                          Closing  upon  the   occurrence  of  certain   events,
                          including,  among other things,  (a) by mutual written
                          consent of the  parties;  (b) by the Company or UEE if
                          the Asset Sale shall not have been  consummated  on or
                          before  October 31, 2001; (c) by the Company or UEE if
                          certain  conditions  had not been  satisfied or waived
                          prior to August  31,  2001,  which  they have now been
                          either  satisfied or  waived;(d) by the Company or UEE
                          if any  governmental  entity  has  issued a  permanent
                          injunction or prohibition of the  transaction;  (e) by
                          the Company or UEE if the Company's  shareholders fail
                          to approve the  transaction;  (f) by the Company if it
                          has entered into a "Superior  Proposal,"  as that term
                          is defined in the Purchase Agreement,  for the sale of
                          the Company's Explosives Business;  (g) by the Company
                          if  the  Board  approves  or  recommends  a  "Superior
                          Proposal,"  and  if  the  Company  has  complied  with
                          certain provisions set forth in the Purchase Agreement
                          regarding  a  "Superior  Proposal;"  (h) by UEE if the
                          Company solicits or commences negotiations  concerning
                          an alternative acquisition proposal; (i) by UEE if the
                          Company's  Board  withdraws,  changes  or  refuses  to
                          reaffirm its recommendation to shareholders to approve
                          the  Asset  Sale,   or   recommends   an   alternative
                          transaction to shareholders; (j) by UEE if discovery of an environmental condition within the Explosives
                          Business occurs which could, in UEE's sole opinion, subject UEE to environmental liability, investigation, audit or proceeding; (k) by UEE if the Company shall have materially breached its obligations with respect to a "Superior Proposal;" l) by UEE if a "Material
                          Adverse Effect," has occurred or is likely to occur, as that term is defined in the Purchase Agreement; and
                          (m) by either party if the other party materially breaches its representations or warranties or fails to perform its covenants or agreements and such breach continues without cure for a period of 30 days after the breaching party's receipt of notice.


Termination Fee:          If the Purchase Agreement is terminated as a result of
                          certain  occurrences  or reasons,  as set forth in the
                          Purchase Agreement, then the Company will be obligated
                          to pay a  termination  fee of  $200,000  to UEE,  plus
                          reimburse UEE for  reasonable  out-of-pocket  expenses
                          associated  with  the   transaction,   not  to  exceed
                          $500,000.

Business Consequences     If the Asset Sale is not consummated, the Company will
of Terminating            continue to conduct the  Explosives  Business and will
the Purchase Agreement:   re-evaluate  the ways in which it can seek to maximize
                          the value of this business. (See "Risk Factors.")

Financial Accounting      The Company will recognize a financial accounting loss
Consequences:             of approximately  $324,000, net of tax benefits.  (See
                          "Notes to Unaudited Pro Forma  Consolidated  Financial
                          Statements.")

Federal Tax               The sale of the  Explosives  Business  will not have a
Consequences:             tax  consequence  for individual  shareholders  of the
                          Company solely as a result of their share ownership.


Fairness Opinion:         Christenberry  Collet  &  Company,  Inc.  ("CCCO"),  a
                          Kansas City,  Missouri-based  investment banking firm,
                          was  retained  by the Company to provide an opinion as
                          to the  fairness,  from a financial  point of view, of
                          the consideration to be received by the Company in the
                          Asset  Sale.  After  reviewing  the terms of the Asset
                          Sale,  the  Company,  the  Explosives  Business,   the
                          explosives industry,  the Company's  competitors,  and
                          other factors,  CCCO determined that the consideration
                          the Company  will receive in the Asset Sale is fair to
                          the Company's  shareholders  from a financial point of
                          view.  Because of the revision of the  purchase  price
                          pursuant  to  the  May  Amendment,  in May  2001  CCCO
                          reexamined the terms of the transaction and determined
                          that  the  revised   consideration  the  Company  will
                          receive in the Asset Sale is fair to the Company's shareholders from a financial point of view. A copy of CCCO's opinion letter to the Board, including all updates thereto, is attached to this Proxy Statement as Appendix C.


CORPORATE NAME CHANGE

Reasons for the           The assets  being sold to UEE include the right to use
Corporate Name Change:    the  name  "Mining  Services  International"  that  is
                          associated with the Company's explosives products and services. As a consequence, the Purchase Agreement requires that the Company change its corporate name in connection with the Closing. The Board proposes that the Company change its corporate name to "Nevada
                          Chemicals, Inc." upon consummation of the transaction.
                          A copy  of the  proposed  amendment  to the  Company's
                          Articles of Incorporation changing the Company's name is attached as Appendix B to this Proxy Statement.

SUMMARY PRO FORMA FINANCIAL INFORMATION OF THE COMPANY


         The following table sets forth selected unaudited pro forma financial data for the six months ended June 30, 2001, and for the years ended December 31, 2000, 1999, and 1998, and summarizes the estimated pro forma effect of the sale of the Explosives Business on the Company's financial position and results of operations. The statement of operations data assumes that the Asset Sale occurred at the beginning of each of the respective periods and the balance sheet data assumes that the Asset Sale occurred on June 30, 2001. The pro forma data may not be indicative of the results of operations and financial position of the Company in the future, or as it might have been had the transaction been consummated on the respective dates assumed. As shareholder approval is required to dispose of the Explosives Business, the proposed disposal is not being reported in the historical financial statements and selected financial data as discontinued operations until such approval is obtained. The pro forma information is presented in the same format as the financial statements, but it presents all periods, since this transaction does qualify for discontinued operations treatment. The selected unaudited pro forma financial data should be read in conjunction with the Company's consolidated historical financial statements and Unaudited Pro Forma Consolidated Financial Information included elsewhere in this Proxy Statement. Please refer to the Company's financial statements attached to this Proxy Statement for further explanation and detail.


Statement of Operations Data:

                                            Pro Forma Giving Effect to
                                            Sale of Explosives Business

                                         Six Months
                                           Ended              Year Ended           Year Ended           Year Ended
                                       June 30, 2001        Dec. 31, 2000       Dec. 31, 1999(1)       Dec. 31, 1998
                                      -----------------     ---------------    -------------------    ----------------

Total revenue                         $        867,000      $    2,066,000      $    2,880,000         $    5,101,000
                                      ----------------      --------------      --------------         --------------
Costs and expenses:
  Costs of sales                                80,000             144,000              73,000                302,000
  General & admin                              293,000             818,000             700,000                479,000
  Impairment of assets                               -                   -             776,000                      -
                                      ----------------      --------------      --------------         --------------
Total costs and expenses                       373,000             962,000           1,549,000                789,000
                                      ----------------      --------------      --------------         --------------

Income before provision
  for income taxes                             494,000           1,104,000           1,331,000              4,320,000


Provision for income taxes                    (165,000)           (309,000)           (514,000)            (1,519,000)
                                      ----------------      --------------      --------------         --------------

Income from continuing
   operations                         $        329,000      $      795,000      $      817,000         $    2,801,000
                                      ================      ==============      ==============         ==============

Earnings per common share
   from continuing operations
  Basic                               $           0.05      $         0.11      $         0.11         $         0.38
                                      ================      ==============      ==============         ==============
  Diluted                             $           0.05      $         0.11      $         0.11         $         0.37
                                      ================      ==============      ==============         ==============

Balance Sheet Data:
                                As of
                             June 30, 2001
                             -------------

  Total assets               $   22,423,000
  Total liabilities          $    2,052,000
  Stockholder's equity       $   20,371,000
  Book value per share       $         2.79
_________________________

(1) For the year ended December 31, 1999, the Company realized an extraordinary gain of $1,599,000 related to the extinguishment of a deferred obligation. As a result, the Company reported net income of $725,000 and earnings per share of $.10.

SUMMARY HISTORICAL FINANCIAL INFORMATION OF THE COMPANY

Operating Results Data:


                                                                               For the Year Ended
                                                                                  December 31,
                                            June 30,              ------------------------------------------------
                                              2001                 2000               1999               1998
                                      ---------------------   ----------------   ----------------  ---------------

 Operating revenues                      $  21,251,000         $ 39,130,000       $ 30,608,000      $ 29,865,000
 Income (loss) from operations                 148,000           (5,715,000)        (1,209,000)        5,819,000
 Net income (loss)                              (6,000)          (4,031,000)          (874,000)        3,872,000

 Earnings (loss) per common
   share - diluted
      Income (loss) from
        continuing operations                     (.00)                (.55)              (.12)              .52
      Income (loss) extraordinary
        items                                        -                    -                .22                 -
      Net income (loss)                           (.00)                (.55)               .10               .52

 Cash dividends declared
   per common share                               .000                 .000               .025              .025

 Earnings to fixed cost ratio                    3.4:1             (8.38):1             4.04:1             242:1

Balance Sheet Data:
                                 As of
                             June 30, 2001
                             -------------

  Total assets               $    35,718,000
  Total liabilities          $    15,490,000
  Stockholder's equity       $    20,228,000
  Book value per share       $          2.77

--------------------------------------------------------------------------------

                                 SPECIAL FACTORS

--------------------------------------------------------------------------------

BACKGROUND AND REASONS FOR THE ASSET SALE


The Company's and John Day's Reasons for the Asset Sale


         Over the past few years the Company has taken significant steps to prepare both the sodium cyanide business and the Explosives Business with multiple platforms for growth and to take advantage of industry opportunities as they become available. This has included focusing the Explosives Business on niches, expanding the products offered to include packaged explosives and accessories and positioning its international and North American businesses so that they can effectively compete in the long run. The Company was also able to develop additional technologies, which have been patented, in the sodium cyanide business in order to provide additional products, which may have the potential to significantly increase the current sodium cyanide market available to the Company's joint venture in the Western U.S. and potentially other areas of the world.


         The Board and John Day believe that at this time the explosives services, sales and supply industry is a mature market dominated by competitors much larger than the Company, including Orica, Dyno Nobel, Sasol, UEE, Nelson Brothers and Austin Powder. Most of these competitors have been aggressive in consolidating the explosives industry over the last few years by forming joint ventures with or purchasing explosives distributors, purchasing or investing in raw materials manufacturers and forming world wide purchasing and supply contracts. This consolidation has been costly, but has been necessary as the mining and quarry industries (which are the primary target industries for explosives) have also consolidated as the mining industry leaders have aggressively expanded their holdings in an effort to better control their markets and have thus put price pressure on their suppliers requiring lower margins forcing them to consolidate to obtain volume in order to maintain profit levels. Consequently, The Board and John Day believe that the growth of the Explosives Business must come relatively quickly and primarily from securing market share from other competitors through concentrating in niche markets and service, which often have high entrance costs as experienced in the drilling and blasting niche, but which have better margins for smaller companies. In order to be successful in competing for market share in the niche markets, The Board and John Day believe that the Company would need to be substantially larger and more vertically integrated with its raw material suppliers to compete effectively and would need to continue making significant investments in capital assets, such as plants and equipment, securing raw material sources and developing new products and services. The Company also sees similar opportunities and challenges for growth and development in the sodium cyanide business; however, the Company's joint venture in liquid sodium cyanide is the low cost producer in its market area and enjoys the dominant market position in the Nevada sodium cyanide market.. In contrast, the Company is not at this time dominant in the large explosives markets and does not own or control its ammonium nitrate sources, which is a key raw material for explosives, especially for bulk explosives predominately used in large coal, metals and quarry mines, In addition, given the limited size and cash resources of the Company, the need for improving profitable performance combined with the high cost of acquiring capital assets and new product development, The Board and John Day concluded that at this time maximum value for the shareholders in both the short- and long-term could be realized through retaining the sodium cyanide business and selling the Explosives Business.

         The Board concluded that by adopting a strategy to sell or merge the Explosives Business now, the Company would better be able to focus on the superior opportunities in the sodium cyanide business and other opportunities that may potentially be available to the Company in other specialized chemicals processing. This strategy was supported by John Day, CEO and President of the Company, because of his involvement with and support of the Board's decision and because he is an integral party to the development of both the Cyanco joint venture and its underlying technology. However, John Day has also been an integral part of the Explosives Business from the beginning of the Company and is the only member of the founding participants left in the Company who created or acquired the explosives technology for the Company. Consequently, UEE requested his involvement as a consultant during the transition period. The Board accepted this part of the Asset Sale as both necessary and reasonable.

Negotiations of the Company with Third Parties

         The Board determined that the likely targets for sale or merger of the Explosives Business included entities already engaged in the explosives industry, which have an established capital infrastructure and major presence in the explosives market, thus having a reasonable likelihood of surviving the current consolidation or which could be positioned for later consolidation. The Company also considered other potential purchasers such as investment companies, but no serious investors materialized, presumably because the Company's size, market capitalization, limited market position in the industry, cash flow position, complexity in ownership structure and reporting requirements with joint ventures, and involvement in hazardous materials does not provide a desired template.

         Preliminary discussions took place with the first company ("Company A") in June of 1999 regarding a merger or a purchase of the Company since Company A had an interest in expanding its chemicals division. The Company also began discussions with another independent company ("Company B") regarding a potential merger in the summer of 1999. Company A withdrew its interest in August of 2000 after initial discussions and preliminary due diligence that occurred over a period of two months in the fall of 1999. Company B, which was engaged in the explosives business through a subsidiary company, continued to explore the possibility of a merger of its subsidiary with the Company throughout the fall of 1999 and into 2000 in an effort to consolidate resources and technology to better compete in the international explosives market. Company B and the Company had compatible technologies and Company B had a solid management team involved in several international niches. Company B proposed a merger of its subsidiary involved in explosives with the Company by which the Company would remain the surviving entity. The Company and Company B also reviewed the possibility of merging the Explosives Business of the two companies through either a joint spin-off or a joint venture. Discussions were held and were led, on behalf of the Company, either by the Chairman of the Board at that time, Nate Wade, or by Stephen Fleischer, a former board member, accompanied by certain officers of the Company, including John Day, Duane Moss and David Reddick. The alternatives of a spin-off or joint venture were eliminated by the parties due to the perceived complexity involved in such transactions and because these alternatives involved several international joint ventures, entities and tax jurisdictions. The contemplated merger of Company B's explosives subsidiary and additional assets of Company B with the Company in exchange for newly issued shares of the Company's common stock was initially valued by Company B so as to warrant obtaining at least 50% of the shares of the Company. However, the Company felt that the relative values were such that the current shareholders of the Company should retain at least 60% ownership. These calculations assumed a valuation range of between $30 million and $40 million for the Company, including the Cyanco operations that are retained by the Company under the terms of the UEE transaction. The two companies never reached agreement on their relative valuations and formal negotiations ceased in December of 1999. Informal discussions continued, but finally in June of 2000 all discussions with Company B regarding a possible transaction were terminated.

         In February of 2000, John Day was approached by an independent company ("Company C") to discuss the potential purchase or consolidation of a portion of the Company's Explosives Business with Company C and other unidentified companies which Company C had in mind or had contacted, in the explosives manufacturing and distribution business in an effort to form a larger competitive group in North America in particular. This inquiry was likely prompted due to the long-time association, which John Day had with the CEO of Company C. During this brief period, Company C made an informal verbal proposal to form such a group on a private basis with the idea of later taking the new entity public. Due to internal problems, which developed shortly thereafter within Company C, the discussion was discontinued at the request of Company C in the early spring of 2000.

         John Day was involved in discussions with each of the above companies, Duane Moss was involved in discussions with Companies A and B and David Reddick was only involved in discussions with Company B. Several other inquiries were made during 1999 and 2000 to key executives in approximately eight other explosives and raw material companies with the intent to explore the potential interest in the Company's Explosives Business. All of the discussions with the eight other explosives and raw material companies were informal and were carried on exclusively by John Day, except that Richard Clayton was the main contact with two of the eight companies. Although some interest was expressed by three of these additional companies in possibly carving out parts of the Company's Explosives Business or the cyanide business, none of the eight companies had an interest in purchasing the whole Explosives Business of the Company.

         Based on its desire to expand into the North American explosives market, UEE contacted the Company about a potential transaction in April 2000. In preliminary discussions, the Company concluded that the valuation placed on the Explosives Brokers by UEE in 2000 was superior to that offered by Company B. For example, using the valuation proposed by UEE the would have provided the current shareholders of the Company with the approximately 60% voting control that was targeted by the Board in the discussion with Company B. Consequently, the Company thus focused on the UEE opportunity as having a reasonable likelihood of meeting its objectives. In addition to value, other considerations such as management focus, availability of cash resources for further development of the cyanide business or opportunities determined by the Board were factors influencing the Board to accept a purchase proposal over a merger alternative.

         Discussions concerning other potential transactions during 2000 did not progress to the point of defining terms for a transaction, either because the discussions did not involve the sale of the Explosives Business as a whole or because it became clear that the valuations being discussed by these entities were lower than the Company was able to negotiate with UEE. Based on these developments, the Company agreed to enter into exclusive negotiations with UEE to finalize the details of the proposed transaction. This exclusivity agreement was entered into on July 31, 2000, and, pursuant to amendments, was extended to November 30, 2000. During this exclusivity period, the Company retained the right to evaluate any proposals extended to it with respect to the Explosives Business, but agreed not to solicit any such proposals. No proposals superior to the terms of the transaction with UEE were received.

UEE'S Reasons for the Asset Sale

         During the last half of the 1990s UEE underwent a restructuring process which strengthened its financial position and stature in the civil explosives industry. By the later part of the decade, UEE had reached a financial position which allowed it to consummate international acquisitions. Since 1997, UEE has acquired entities in Bolivia, France and Italy. Additionally, during the past three years there has been a significant amount of consolidation in the civil explosives industry worldwide, and particularly in the United States.

         At the beginning of the year 2000, UEE lacked a significant presence in the North American market, the largest and most competitive market in the world, and believed that the existing consolidation process presented an opportunity for it to enter the North American market. Because UEE believed that the industry-wide consolidation process was not going to present opportunities for much longer, UEE felt it was an appropriate time for it to start looking for possible acquisition candidates in the United States. Through industry rumors, UEE had heard that MSI would consider a potential sale of its explosives business or an alliance with a larger company such as UEE. For that reason UEE contacted MSI in April 2000 and after conducting preliminary due diligence concluded that an acquisition of MSI's explosives business would provide it with the desired entry into the North American civil explosives market.

The Managers Reasons for the Asset Sale

         The Managers were not involved in developing the strategy of the Board to sell the Explosives Business and the primary role of seeking opportunities was left in the hands of the Board and John Day. In addition, the Managers, other than Duane Moss, in house legal counsel, did not perticipate in the negotiation or structuring of the transaction with UEE. However, once the Asset Sale was solidified with UEE, the Managers' primary interest was to secure their continued employment and to satisfy the requirement by UEE that they invest in the new entity being created to acquire the Explosives Business. Since all of the Managers' involvement in the Company has been with the Explosives Business rather than with the cyanide business, except for Duane Moss, who was involved with Cyanco's legal and development activities as part of his responsibilities, and Wade Newman, who had a limited involvement in consolidating financial results, the Managers wanted to secure their management positions in the



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Explosives Business.  The Managers were satisfied that the deferred compensation plan and employment agreements with UEE-MSI were adequate to transfer their current potential for earnings from stock options and termination arrangements with the Company to a similar opportunity in UEE. Due to the requirement that the Managers, as a group, purchase at least 12 to 15% of the new UEE subsidiary, the offer from the Board to acquire stock of the Company held by the Managers at $4.00 per share and the offer by UEE to Loan up to 55% of the investment amount (see the table on page ___) was acceptable to the Managers as a means to provide them adequate financing for the investment commitment.

Negotiations with UEE

         UEE approached the Company in April of 2000 with its initial proposal to evaluate purchasing all of the shares or assets of the Company. After preliminary discussions in April and May, during which time the Company was still in discussions with other companies, UEE determined to focus on acquiring only the assets and/or entities involved in the Explosives Business since its primary motive was to acquire an explosives enterprise by which it could gain an acceptable entry into the US explosives market. UEE's proposal had two main objectives (1) to acquire the Explosives Business and (2) to retain key MSI executives. The executives of the Company identified by UEE to be retained by the Explosives Business after the consummation of the Asset Sale were Duane Moss, Senior Vice-President and General Counsel; David Reddick Vice-President; Douglas Later, Vice-President of Research and Development; Richard Clayton, Vice-President of Marketing; Wade Newman, Chief Financial Officer; John O'Brien, President of O'Brien Design Associates, Inc., a subsidiary of the Company; and Mitchell Green, President of Green Mountain Explosives, Inc., a subsidiary of the Company (collectively the "Managers")., Not only were the Managers requested by UEE to remain with the Explosives Business, but as a requirement of the Asset Sale, they were asked to make a collective capital investment of up to 20%, but not less than 12% (at closing the Managers have 10.1%, but with deferred shares by the fifth year it will be 14.1%), in the UEE subsidiary formed to acquire the Explosives Business. The individual percentages and financing of the Managers' investment was left up to the Managers to determine. UEE also requested that John T. Day, CEO and President of the Company, be available on retainer for consulting services for a limited period after the closing, not to exceed three years. Consequently, due to the potential conflict of interest these requests by UEE created, the Board appointed Jim Sight, an independent Board member, as the lead negotiator for the Company in the transaction and as such he negotiated the crucial elements of the Asset Sale. Mr. Sight was particularly qualified for this role, as a non-shareholder in the Company, he was independently and intimately familiar with the mining and the chemicals businesses having experience as a significant investor in two major companies in mining and chemicals, including explosives, and serves on the board of both the Company and a major coal mining company. Garfield Cook, who was a former President of a major explosives company, Ireco Chemicals, which later was acquired by one of the Company's leading competitors, Dyno Nobel, for which Mr. Cook remained as President for an additional several years, was also charged with a key role in the negotiations. Mr. Cook is also an independent board member and non-shareholder in the Company. Nate Wade and Jim Solomon, as independent directors, were also asked by the Board to be involved in the negotiations with UEE as time permitted and each attended at least one or more meetings with UEE either in New York, Salt Lake City or Madrid, Spain. In addition to being involved generally in the negotiations with UEE, Garfield Cook was also asked to act on behalf of the Board to negotiate the terms for the termination of the Managers' employment and stock option agreements with the Company and to help provide a financial incentive for the Managers to accept the investment terms proposed by UEE. The Board did not consider formalizing a special committee of disinterested directors to negotiate the Asset Sale since six out of the seven directors were not asked by UEE to participate in the transaction after the date of closing. Additionally, the Board believed that the manner in which the Asset Sale was negotiated fairly represented the interests of the unaffiliated shareholders from a procedural point of view. John Day, as CEO of the Company, who is retaining his ownership in the Company and will not become an employee or equity holder of UEE or any of its subsidiaries, is the Board's primary contact and assistant in the negotiations and the Company's outside legal counsel was retained to provide legal advice for the Company in all stages of the Asset Sale. Duane Moss, the Company's general counsel, assisted outside counsel in drafting legal documents and correspondence and attended most meetings as Secretary of the Company and the Board. No Manager represented any of the other Managers in the negotiations and no Manager assisted UEE in any part of the negotiations. UEE was represented by its executive officers, outside legal counsel, and financial advisors. Santander Investment Securities, Inc. ("Santander") provided general financial advisory and investment bankingservices to the Management of UEE in connection with the Asset Sale and assisted UEE in its negotiations with the Company and the structuring of the Asset Sale. UEE executives handled most of the negotiations although representatives from Santander, who attended three of the negotiating sessions were regularly consulted regarding various strategic matters thoughout the negotiations. The Company and UEE ultimately reached a final agreement for the purchase of the

Explosives Business, which was signed on November 30, 2000, and the signature pages were placed into escrow. Following satisfaction of the conditions for release from escrow, which included delivery of the Company's and UEE's disclosure schedules in connection with the Purchase Agreement, delivery by the Company of ancillary agreements related to the sale, and the delivery to UEE of stockholder agreements by certain of the major stockholders of the Company, the signature pages were released from escrow and the Purchase Agreement was publicly announced on December 13, 2000.

Negotiations with UEE

         As set forth above, the negotiations between the Company and UEE extended over a number of months. The following summarizes the chronology of the negotiations and material contacts between UEE and the Company. In April of 2000, John Day (the Company's President and CEO and a member of the Board) visited UEE's corporate offices in Madrid, Spain, where he met with Messrs. Sanchez-Junco, Castane, Magub, Olaso and Soto, members of UEE's management to generally discuss the nature of UEE's interest in purchasing assets or shares of the Company. Messrs. Magub, Soto and Olaso came to the United States in May of 2000, to visit certain of the Company's facilities and to further acquisition discussions with John Day and Garfield Cook (a director of the Company). At the beginning of June 2000, Nate Wade and Jim Solomon (Board members), along with John Day and Duane Moss traveled to Spain and toured certain of UEE's operations with the purpose of understanding the culture, nature and quality of UEE's explosives business. While there, the parties held preliminary discussions regarding the intent of UEE to purchase only the Explosives Business and other terms of the transaction, prior to the performance of due diligence. Later in June of 2000, Messrs. Sanchez-Junco, Castane, Olaso and Soto and their professional advisors met in New York with Jim Sight (a Board member of the Company), John Day, Nate Wade and Jim Solomon, where initial price negotiations occurred. In July, Jim Sight, John Day, Duane Moss and David Reddick (Vice-President of the Company) traveled to Spain where they met with Messrs. Sanchez-Junco, Castane, Olaso, Soto, and Camino of UEE, along with their professional advisors, where the exclusivity agreement with UEE was negotiated. Since John Day, Duane Moss and David Reddick were the primary officers involved in international operations of the Company, discussions were also held regarding the international territories, opportunities and limitations that would be placed on the Explosives Business once it became a subsidiary of UEE. The discussions regarding the international markets had little impact on the transaction itself; however, they had significant implications for the international involvement of the new UEE subsidiary and its Managers once the Asset Sale was consummated with UEE. David Reddick did not participate in any other negotiation meetings regarding the terms of the Asset Sale, except in relation to the employment issues regarding the termination from MSI and the employment and investment issues regarding UEE-MSI.

         During August of 2000, following UEE's initial due diligence, Messrs. Olaso and Soto of UEE met in New York with all of the Managers and John Day, where introductions were made and discussions with the Managers occurred in relation to the requirement for their individual investment in the new entity, the general willingness of UEE to help partially finance the investment by loans and the basic commitment to have a United States based management team for the new UEE subsidiary. Later in August, Messrs. Olaso and Soto again met with all of the Managers in Salt Lake City to further determine the level of investment interest and employment requirements for each of the Managers in the new purchasing entity. Garfield Cook also worked individually with each of the Managers in determining the level of financial commitment which would be needed to provide sufficient remuneration for foregoing their employment and stock option rights in the Company and to provide the Managers with enough incentive to encourage their acceptance of the aggregate investment of approximately $1.4 million in the new UEE subsidiary required by UEE. In September of 2000, Jim Sight, John Day, Duane Moss and outside counsel to the Company met in Spain with Messrs. Sanchez-Junco, Castane, Olaso, and Soto of UEE, along with their professional advisors, where negotiations regarding the Purchase Agreement and price occurred. Two meetings in October occurred in New York, in which UEE personnel, Messrs. Sanchez-Junco, Castane, Olaso, Soto, and Gastanaduy took part, along with Garfield Cook, John Day, the Managers and outside counsel for the Company, where the parties negotiated final terms of the employment agreements, stock subscription agreements, loans to the Managers and a stockholders agreement between UEE and the Managers with respect to governance and ownership issues relating to the proposed UEE subsidiary, which the Managers and UEE would be funding.. In November of 2000, John Day, Duane Moss and outside counsel again met in Salt Lake City with Messrs. Olaso and Gastanaduy, where the parties negotiated the final form of the Purchase Agreement and related documents. All material terms of the Purchase Agreement were reviewed and approved by the Board. John Day then met in New York with Messrs. Sanchez-Junco, Olaso, Soto and Gastanaduy for the signing of the Purchase Agreement later in November.

         After the initial contacts between UEE and MSI, the parties agreed that prior to UEE starting a due diligence process, the parties needed to agree on a preliminary price estimate, which was subject to modification after UEE's due diligence. Based on certain three-year projections prepared by MSI's management and UEE's knowledge of the civil explosives industry, the parties arrived at a preliminary price target of $10.25 million plus the assumption of all the liabilities connected to the Explosives Business. MSI advised UEE that this price was sufficient to permit UEE to conduct due diligence.

         During the due diligence process UEE formed its own view of (i) the Explosives Business, (ii) its strengths and weaknesses, (iii) its future potential and (iv) its future capital requirements. UEE conducted an internal evaluation of the Explosives Business and concluded that the Explosives Business was worth no more than $7.75 million plus the assumption of all the liabilities connected with the Explosives Business. A negotiation session followed between UEE and MSI in which the parties agreed to a reduction in the purchase price to $7.75 million plus the assumption of all the liabilities connected with the Explosives Business. In these negotiations, the parties agreed that (i) UEE would not purchase MSI's headquarters building, which had an estimated value of $1.25 million, (ii) UEE would not be able to purchase the explosives business in Ghana due to a prohibition against selling the business to a competitor in the applicable joint venture agreement between MSI and its partner (a value of approximately $.5 to $.8 million), and (iii) UEE would assume the obligation to pay the deferred compensation of the managers of $.525 million.

         In April 2001, when MSI finalized its financial statements for the year ended December 31, 2000, it became apparent that TBS had performed significantly worse than what MSI had estimated. TBS' underperformance was such that it could even be considered a "material adverse effect" on the Explosives Business under the terms of the Purchase Agreement, which would have triggered UEE's rights to terminate the agreement. The underperformance not only made UEE change its view on the potential of the TBS business, but also led UEE to question the future viability of TBS. For these reasons, the parties negotiated a $1.4 million purchase price reduction. In exchange for this price reduction, UEE agreed to exclude TBS from the purchase price adjustment formula at closing and UEE guaranteed a $200,000 loan from Nevada Chemicals to TBS, which was the minimum amount required to keep TBS in operation.

         Also during the fall of 2000, Garfield Cook, the co-chairman of the board, negotiated on behalf of the Company with the Managers and UEE to work out the details of the Managers' termination from the Company and to help provide an adequate method and incentive for assisting the Managers to finance their approximately aggregate $1.4 million investment requirement in the new UEE subsidiary. As part of his assignment Mr. Cook was also asked by the Board to insure that any remaining obligation of the Company to the Managers would be extinguished, including those relating to potential obligations arising under termination of employment contracts, stock options, accrued vacation and any other potential general liability or claims of breach, discrimination or wrongdoing against the Company. Consequently, after several weeks of negotiations, the Company agreed to provide a conditional deferred compensation plan of approximately $525,000 to the Managers, which was based primarily on the value of rights granted under current employment contracts and future stock option value which would be lost upon their termination from the Company. The Company was successful in convincing UEE to assume the obligation to pay the deferred compensation as part of the price negotiations for the Asset Sale and was able to convince the Managers to agree among themselves to distribute the deferred compensation in approximately proportionate amounts to the level of stock investment each was making in the new UEE subsidiary. As an additional financial aid to enable the Managers to finance their investment in the new company, the Managers made a proposal to the Board to have the Company repurchase Company stock they individually owned at $4.00 per share. The Company agreed to repurchase an amount of shares which would enable the Managers to adequately finance the cash required in the investment, including payment of related income taxes as was acceptable to the parties. Even though this price was a premium over the trading value of the stock at the time, it was believed by the Managers that the $4.00 price purchase was an adequate price for the stock being repurchased since the consummation of the Asset Sale, including the cash to be received, together with the remaining value of its interest in Cyanco and the office building, resulted in a fair valuation of the Company of approximately $30 to $40 million as the Board had earlier targeted. As a special consideration to Mr. Richard Clayton, who proposed that the Company use his remaining Company stock to pay down $54,000 of a $58,000 note payable to the Company, Mr. Cook recommended to the Board that the Company also forgive the remaining principal amount owing on the note of $4,000. The Board approved the deferred compensation plan and the stock repurchase at $4.00 per share since the investment by the Managers in the new entity was required as part of the Asset Sale and the value being paid by the Company to the Managers was reasonable in the context of the Asset Sale. The Managers will use the amounts they receive from the deferred compensation plan and the stock repurchase together with loans made to them by UEE to finance their investment in UEE-MSI.

         Wade Newman, Doug Later, Richard Clayton and David Reddick (as a group of four Managers), Mitchell Green, individually, and Jack O'Brien, individually, each retained their own outside counsel to represent them in the negotiations between them and the Company and between them and UEE with respect to termination of employment contracts and option agreements with the Company and employment, stock subscription, stock pledge and loan agreements with respect to UEE. Duane Moss did not retain outside counsel to represent him. In addition, at the request of UEE, the Managers collectively selected from a group of two recommended investment/financial advisors, Norman Loebbecke & Associates, an independent financial and investment advisory group, located in Salt Lake City ("NLA"). NLA reviewed all of the essential documents relating to the Asset Sale, the initial draft of the fairness opinion rendered by CCCO and the documents relating to the employment and investment of the Managers in UEE-MSI. The primary focus of NLA's engagement was to meet in person or communicate by telephone with each individual Manager, at his request, to provide whatever consulting was necessary to help the Manager understand the terms of the employment agreements with UEE-MSI and the related stock and loan agreements defining their investment in UEE-MSI from a financial point of view. No valuation or fairness opinion, report, analysis or recommendation regarding the Asset Sale was prepared or submitted in writing to the Managers by NLA. A summary of the oral discussions with the Managers is included in a summary document, which is attached as Appendix D hereto and is available for inspection and copying by any shareholder of the Company or representative of any shareholder of the Company during regular business hours. NLA's fee of approximately $13,500 was paid by UEE as required by the parties to the Asset Sale.

         In October 2000, the Company talked to two investment banking firms to discuss the potential of having them review the transaction and advise the Board on the fairness of the sale of the Explosives Business to the Company's shareholders from a financial point of view. Due to the reputation and availability of CCCO to immediately begin an investigation, the Board recommended that CCCO be retained to review the transaction and prepare an opinion as to the fairness of the sale of the Explosives Business from a financial point of view. CCCO did not participate in the negotiations or structuring of the transaction with UEE.

         The Agreement was executed on November 30, 2000, and the signature pages were placed into an escrow arrangement pending satisfaction of certain conditions. The conditions were satisfied and the signature pages released from escrow on December 12, 2000, and the transaction was publicly announced the following day.

         Subsequent to the execution of the Agreement with UEE, the Managers had a meeting in March of 2001 in Salt Lake City with Messrs. Sanchez-Junco, Castane, Olaso, Soto and Camino, where discussions were held with respect to business plans for the explosives operations. Shortly thereafter, the Company advised UEE that its operations for the year 2000 fell significantly below expectations due primarily from the operating loss at TBS. The Company and UEE had expected TBS to break even during its first full year of operations. Instead, TBS had a loss of approximately $1.1 million. This significant loss led UEE to believe that TBS would be unable to achieve the results that the Company and UEE had projected for it over the long term. As a result UEE requested a renegotiation of certain terms of the Purchase Agreement before closing, including the purchase price. Accordingly, in April, 2001, Jim Sight, John Day and Duane Moss again met in Spain with Messrs. Sanchez-Junco, Castane, Olaso, Soto, and Camino, where certain terms of the Asset Sale were renegotiated, as discussed below.

         Because the Company concluded that the underlying value of the Company had been negatively impacted by the results at TBS and to prevent UEE from invoking their right to terminate the Purchase Agreement based on a material adverse change to the business, the Company and UEE agreed to an amendment dated May 10, 2001 (the "May Amendment"), which provided the following changes, among others, regarding the Purchase Agreement: (i) the purchase price was reduced to $6.35 million from the earlier agreed upon amount of $7.75 million, (ii) the date after which either party could terminate the Purchase Agreement was extended to July 31, 2001, and (iii) changes were made to the purchase price adjustment mechanism and the treatment of certain accounts receivable. The purchase price adjustment calculation now excludes any net operating loss at TBS subsequent to May 25, 2001, and the post-closing calculation of uncollected accounts receivable will not include any amounts due to the Company from TBS. CCCO reviewed the amendments to the Asset Purchase Agreement and reviewed updated financials of the Company in order to update as of May 18, 2001 the opinion it had rendered on November 29, 2000, and concluded that the sale of the Explosives Business was still fair to the Company's shareholders from a financial point of view.

         On May 10, 2001, after several weeks of discussions, including meetings in both Madrid and Salt Lake City, the parties, in addition to the May
Amendment, also entered into a cooperation agreement (the "Cooperation Agreement"). Pursuant to the Cooperation Agreement, UEE and the Company agreed that the Company would consult with UEE on: (i) personnel policies and procedures; (ii) decisions relating to financial and accounting matters; (iii) material expenditures and capital transactions; (iv) sales and marketing strategies; and (v) certain other development matters. Pursuant to the Cooperation Agreement, the Company will continue to be managed by its current management. However, UEE and the Company are obligated to communicate in good faith prior to significant business decisions being made and UEE agreed to provide its good faith advice on such business matters to the Company. The Company retains the sole right to make all decisions in regard to the Explosives Business after consulting with UEE and attempting in good faith to resolve any objections of UEE in a manner consistent with their mutual business interests.

         The Company and UEE entered into an additional amendment to the Purchase Agreement on August 1, 2001 (the "August Amendment"), which extended the required closing date to October 31, 2001. The August Amendment also gave both the Company and UEE the right to terminate the Purchase Agreement if the following conditions to the Closing of the transaction are not either satisfied or waived by the appropriate party by August 31, 2001: (i) obtaining the necessary third-party consents to the Asset Sale and (ii) obtaining a commitment for a line of credit by UEE for the Explosives Business which relieves the Company from its liabilities under its existing line of credit. If UEE is unable to obtain a line of credit by Closing, the Company has agreed to provide it with up to $4.5 million in bridge financing for a period not to exceed 60 days subsequent to Closing. The Company will hold a security position equal to that currently held by the financial institution providing the existing line of credit in the event that it provides this bridge financing. By August 31, 2001 UEE was able to obtain a bank commitment for a line of credit to become effective at Closing. In addition all of the third-party consents to the Asset Sale have been either satisfied or waived by UEE and the Company. Furthermore, MSI received the right to solicit and obtain appropriate financing in the event the Closing does not occur before the Company's current line of credit expires on November 30, 2001 or in case the Asset Sale is terminated by UEE, if the Purchase Agreement is extended beyond October 31, 2001.

         In addition, the Company and UEE have agreed in principle to an additional amendment with respect to O'Brien Design Associates, Tennessee Blasting Services, and Turon-MSI, all of which are subsidiaries of the Company and part of the Explosives Business for purposes of the Asset Sale, including the calculation of the purchase price. Prior to Closing, O'Brien Design Associates will be merged into a newly formed limited liability company which will then be transferred to UEE. The Company and UEE have concluded negotiations with the individual minority owners of Tennessee Blasting Services regarding a restructuring of its ownership and a refinancing in light of its poor performance. All of the minority owners of TBS have relinquished their ownership rights. Consequently, the Company effectively owns 100% of TBS, compared to its previous ownership interest of 51%, and the entire ownership of which will be transferred to UEE in the Asset Sale for no additional consideration. Finally, due to restrictions in the organizational documents of Turon-MSI, the parties expect that Turon-MSI will not be transferred to UEE at the Closing and that they will enter into a management agreement under which UEE will provide management services to Turon-MSI in return for the right to receive all benefits form the operations of Turon-MSI. UEE is expected to indemnify the Company for all liabilities or obligations of the Turon-MSI business under the management agreement. The amendment covering these items will not affect the purchase price the Company will receive upon consummation of the Asset Sale. It is the intent of the parties to have Turon-MSI transferred to UEE as soon as the transfer can be acceptably made with the obligation on the part of UEE to pay for all out-of-pocket costs of the transfer when it shall occur.

         With respect to O'Brien Design Associates ("ODA"), the Company and UEE have resolved a business conflict (the "ODA Business Conflict") between: (i) certain agreements entered into between UEE and a third-party unrelated to the transaction; and (ii) an existing supply agreement between ODA and a European explosives company. The ODA Business Conflict has been resolved by UEE obtaining a waiver from some of its obligations under the agreements referred to in clause
(i) above. Moreover, in order to transfer certain agreements without having to obtain third-party consents (which are unrelated to the ODA Business conflict), the Company and UEE have agreed in principal that UEE will acquire ODA rather than the assets held by ODA. Prior to Closing, ODA will be merged into a newly formed limited liability company which will at the Closing be transferred to UEE.

         As currently amended, the essential terms of the Asset Purchase Agreement include a cash payment at closing of $6.35 million (subject to certain adjustments as discussed under "Terms of the Asset Purchase" below), assumption by UEE of two intracompany notes (notes owed by the Explosives Business to the Company's wholly-owned subsidiary, Nevada Chemicals, Inc.), the first of which is a $1,000,000 note payable to the Company over five years (the "Nevada Note") and the second of which is a $200,000 promissory note payable to the Company the "TBS Note"), and assumption or payment of essentially all of the liabilities associated with the Explosives Business, which as of June 30, 2001, totaled approximately $13.12 million. The intracompany notes are added to the consideration being paid because they are eliminated on consolidation on MSI's financial statements, but when they are assumed by a third party, in this case UEE, they should not be eliminated, but should be added to the consolidated liabilities of MSI being assumed by UEE. The cash portion of the purchase price will be paid from cash and credit facilities currently available to UEE. (See "Proposal 1: The Asset Sale--Terms of the Asset Sale--The Purchase Price.")

         The sale to UEE includes all of the Company's explosives related business, except West Africa Chemicals and Turon-MSI Ltd. West Africa Chemicals provides explosives services and supplies in Ghana, Africa and Turon-MSI provides explosives in Uzbekistan. Since September 2000, UEE and the Company have engaged in discussions regarding the purchase by UEE of the Company's interest in West Africa Chemicals ("WAC"). WAC is a joint venture between the Company and Chemical Holdings International, Limited from South Africa formed to manufacture bulk explosives in Ghana. UEE was interested in acquiring the Company's interest in WAC in connection with the transactions that are described herein. However, pursuant to the shareholders agreement between Chemical Holdings International and the Company, Chemical Holdings International has a veto on the transfer of the Company's interest in WAC, and Chemical Holdings International has made it clear that it would exercise its veto to prevent a transfer to UEE of the Company's interest in WAC. The Company and UEE thus agreed to exclude WAC from this transaction. However, since September 2000, several meetings have been held between UEE and representatives of Chemical Holdings International and the Company regarding a potential acquisition by UEE of 100% of the equity interest of WAC. As of the date hereof, no agreement has been reached. If the interest in WAC is retained by the Company, the Company will evaluate whether it would be more beneficial to continue, sell or discontinue this operation, subject to compliance with its joint venture agreements. (See "Business of the Company--West Africa Chemicals Joint Venture Interest.") With respect to Turon-MSI, the parties are contemplating that the business will be managed by UEE pursuant to a management agreement with the Company until it can be acceptably transferred to UEE. The legal transfer is currently impractical under the laws of Uzbekistan and the terms of the joint venture agreement, between the Company and an entity controlled by an Uzbekistan government controlled entity, which prohibits transfers without consent and has a right of first refusal in the event of transfer of ownership interest. The consent cannot currently be obtained and the right of first refusal has certain restrictions under Uzbekistan laws unfavorable to the Asset Sale. It is the Company's belief that such transfer can be completed in the next two to three years.


FAIRNESS OF CONSIDERATION


         The negotiating efforts on behalf of the Company were led by an independent director, Jim Sight with the help of other independent directors including Garfield Cook, Jim Solomon and Nate Wade, assisted by John Day. The terms of the Purchase Agreement and its amendments are no less favorable to the

Company than what would be expected to be negotiated with disinterested third parties. Neither UEE, the Company, nor any of their respective officers and directors previously held, or currently hold, an interest in the other. However, the Managers will become employees of UEE and minority investors in UEE's new explosives subsidiary in connection with the sale of the Explosives Business. Of the six independent directors, only Nate Wade and Bryan Bagley are shareholders of the Company and all, but Frances Flood and Bryan Bagley, were involved in the negotiations and finalization of the Purchase Agreement. The independent directors were informed at each major step of the negotiations and actively participated in approving the Asset Sale. The Company thus believes that for the above stated reasons the unaffiliated stockholders of the Company were fairly represented in the negotiations of the Asset Sale.

         The  Company,   UEE,  the  Managers  and  John  Day  believe  that  the
transaction is procedurally fair to the Company's stockholders, including unaffiliated stockholders. In reaching this conclusion the Company, UEE, the Managers and John Day also considered (i) that John Day and the Managers, as the affiliated shareholders, hold only 11.4% percent of the shares of the Company's common stock, (ii) that the independent directors of the Company negotiated on behalf of all of the Company's stockholders, including unaffiliated stockholders, (iii) that a majority of all of the Company's stockholders need to approve the Asset Sale and not a majority of unaffiliated stockholders, (iv) that although an unaffiliated representative did not negotiate exclusively on behalf of the unaffiliated shareholders the negotiations with UEE were led by one of the disinterested members of the Board and the negotiations with the Managers was also led by a disinterested member of the Board, (v) that John Day and Duane Moss, who are involved in the transaction with UEE, were involved in the negotiations of the Asset Sale and (vi) that no special committee of disinterested board members was appointed. The items set forth in clauses (i),
(ii) and (iv) were factors supportive of the conclusion of the Company, UEE, the Managers and John Day and the items set forth in clauses (iii), (v) and (vi) were factors that were not supportive of the conclusion of the Company, UEE, the Managers and John Day. With respect to negotiations with other potential purchasers contact discussions were primarily held with officers of the company, including John Day, Duane Moss, David Reddick and Richard Clayton. Discussions with only UEE and Company B reached a level where definitive terms and structure for a potential transaction were developed and in each case primary negotiations were led by disinterested members of the Board of Directors of the Company. In the case of UEE by Jim Sight and in the case of Company B, former board member Stephen Fleischer and Garfield Cook. With respect to Company B, the structure was a merger and consequently there would have been no "going private" concerns.

         The Company believes that, based upon the financial performance of the Explosives Business, the financial performance of the Company's cyanide production business, and the opinion regarding the fairness of the transaction to the Company's shareholders, the sale of the Explosives Business to UEE is fair to the Company's shareholders, including unaffiliated shareholders. In making this determination, the Company considered the negative factors that CCCO did not separately conclude that the consideration to be received by the Company was fair to the Company's unaffiliated shareholders, and that CCCO did not consider, nor provide an opinion upon: (i) the Company's repurchase of shares of its common stock from the Managers for the price of $4.00 per share, which is above the current trading price of the stock; (ii) the forgiving by the Company of an employee receivable in the amount of $4,000; (iii) the terms of Dr. John Day's consulting agreement with UEE; (iv) the providing by the Company of any bridge loan financing to UEE or any of its subsidiaries following the Closing;
(v) the terms of the deferred compensation plan between the Company and the Managers, except to the extent that the assumption of such plan is included in the consideration that the Company will receive from UEE in the Asset Sale, which will provide $525,000 to the Managers and which will be assumed by UEE upon consummation of the Asset Sale. The Company expressly adopts the discussions and opinion of CCCO, as contained in the fairness opinion it provided, as its own. No representative has been retained by the Company's non-employee directors to act solely on behalf of the Company's unaffiliated shareholders or to prepare a report concerning the fairness of the transaction with UEE. The Company has made no provision in connection with the transaction with UEE to grant unaffiliated shareholders access to corporate files of the Company or to obtain counsel or appraisal services at the Company's expense. Affiliates of the Company will vote their shares in connection with the proposals to shareholders, and there is no requirement that the Asset Sale be approved by the vote of unaffiliated shareholders. (See "Special Factors--Fairness Opinion Provided to the Company" and "Proposal 1: The Asset Sale--Recommendation of the Board of Directors.")

         The   following   factors  were  the  most  heavily   weighted  in  the
deliberations  and  considerations  that  ultimately  formed its belief that the terms of the Asset Sale are fair to the Company and all of its shareholders, including the unaffiliated shareholders: (i) that the consideration to be received for the Explosives Business, when compared with the current and historical market prices of the Company's common stock, including the decline of such market value over the course of the past several years, is fair and consistent with the overall value of the Explosives Business as a component of the total market value of the Company's common stock; (ii) that the consideration the Company will receive in the Asset Sale is fair, when compared with the intrinsic value of the Company as a whole, and the Explosives Business as a component of such total value; (iii) that financial indicators, such as the net book value of the Company's common stock, and other traditional valuation methods, such as valuing the Company and the Explosives Business as a going concern and in a hypothetical liquidation sale, and analyses comparing the revenue, cash flow and sales of the Company and the Explosives Business with other similar companies and operations, result in the terms of the Asset Sale being fair and support the belief that the Explosives Business is being sold for fair consideration; (iv) that, based upon preliminary discussions with other companies regarding potential corporate transactions with the Company such as mergers or asset sales, the terms of the Asset Sale were more advantageous to the Company than the terms discussed with such other companies, and that the terms of the Asset Sale resulted in the Company receiving fair consideration for the Explosives Business and that the total consideration to be received by the Company in the Asset Sale would be in excess of what could be expected to be received in other potential transactions; (v) that UEE's requirement that the Managers invest in such subsidiary necessitated the Company and UEE through a combination of loans from UEE, deferred compensation funded by UEE, purchase by the Company of shares of common stock of the Company owned by the Managers at above current trading prices and the forgiveness of certain debt of one of the Managersto aid the Managers in such investment, including certain tax consequences that would thereby occur, is fair and was a crucial aspect of the Asset Sale and without such agreement by the Managers, UEE and the Company no sale to UEE could have occurred and (vi) that the Managers and other employees of the Explosives Business would be offered employment by one of the UEE subsidiaries or entities acquired in the Asset Sale.

         Dr. John T. Day, the Company's President and Chief Executive Officer, and a member of the Board, believes, based upon the financial performance of the Explosives Business, the financial performance of the Company's cyanide production business, the deliberations and discussions of the Board (in which he participated), the factors considered by the Board and the fairness opinion provided by CCCO, that the sale of the Explosives Business to UEE is fair to the Company's shareholders, including unaffiliated shareholders. In making this determination, Dr. Day considered the negative factors that CCCO did not separately conclude that the consideration to be received by the Company was fair to the Company's unaffiliated shareholders, and that CCCO did not consider, nor provide an opinion upon: (i) the Company's repurchase of shares of its common stock from the Managers for the above market price of $4.00 per share;
(ii) the forgiving by the Company of an employee receivable in the amount of $4,000; (iii) the terms of Dr. John Day's consulting agreement with UEE; (iv) the providing by the Company of any bridge loan financing to UEE or any of its subsidiaries following the Closing; and (v) the terms of the deferred compensation plan between the Company and the Managers, except to the extent that the assumption of such plan is included in the consideration that the Company will receive from UEE in the Asset Sale, which will provide $525,000 to the Managers, that is to be assumed by UEE upon consummation of the Asset Sale. Dr. Day expressly adopts the discussions and opinion of CCCO, as contained in the fairness opinion that it provided, and the conclusions and recommendations of the Board, as contained in this Proxy Statement, as his own. Dr. Day has signed an agreement obligating him to vote all shares over which he has control in favor of the Asset Sale, and, as a member of the Board, is recommending that the shareholders of the Company approve the Asset Sale. (See "Special Factors--Fairness Opinion Provided to the Company" and "Proposal 1: The Asset Sale--Recommendation of the Board of Directors.")

         The following factors were the most heavily weighted by Dr. Day in the deliberations and considerations that ultimately formed his belief that the terms of the Asset Sale are fair to the Company and all of its shareholders, including the unaffiliated shareholders: (i) that the consideration to be received for the Explosives Business, when compared with the current and historical market prices of the Company's common stock, including the decline of such market value over the course of the past several years, is fair and consistent with the overall value of the Explosives Business as a component of the total market value of the Company's common stock; (ii) that the consideration the Company will receive in the Asset Sale is fair, when compared with the intrinsic value of the Company as a whole, and the Explosives Business as a component of such total value; (iii) that financial indicators, such as the net book value of the Company's common stock, and other traditional valuation methods, such as valuing the Company and the Explosives Business as a going concern and in a hypothetical liquidation sale, and analyses comparing the revenue, cash flow and sales of the Company and the Explosives Business with other similar companies and operations, result in the terms of the Asset Sale being fair and support the belief that the Explosives Business is being sold for fair consideration; (iv) that, based upon preliminary discussions with other companies regarding potential corporate transactions with the Company such as mergers or asset sales, the terms of the Asset Sale were more advantageous to the Company than the terms discussed with such other companies, and that the terms of the Asset Sale resulted in the Company receiving fair consideration for the Explosives Business and that the total consideration to be received by the Company in the Asset Sale would be in excess of what could be expected to be received in other potential transactions; (v) that UEE's requirement that the Managers invest in such subsidiary necessitated the Company and UEE through a combination of loans from UEE, deferred compensation funded by UEE, purchase by the Company of shares of common stock of the Company owned by the Managers at above current trading prices and the forgiveness of certain debt of one of the Managers to aid the Managers in such investment, including certain tax consequences that would thereby occur, is fair and was a crucial aspect of the Asset Sale and without such agreement by the Managers, UEE and the Company no sale to UEE could have occurred and (vi) that the Managers and other employees of the Explosives Business would be offered employment by one of the UEE subsidiaries or acquired entities involved in the Asset Sale and (vi) that the Managers and other employees of the Explosives Business would be offered employment by one of the UEE subsidiaries or acquired entities involved in the Asset Sale.

         The Managers each have concluded that the terms and conditions of the sale of the Explosives Business to UEE are fair to the shareholders of the Company, including the Company's unaffiliated shareholders, based upon the following factors: (i) the conclusions and recommendations of the Board, which each of the Managers adopt as his own; (ii) the fact that the Board, on which a majority of the members are not members of management or affiliated with the transaction, has unanimously approved the Asset Sale and recommended that shareholders approve and adopt the Purchase Agreement and the transactions contemplated thereby; (iii) the fact that the terms and conditions of the Purchase Agreement were the result of good faith negotiations between the Board and UEE and their respective advisors; (iv) the fact that CCCO issued to the Board opinions that, as of the date of such opinions, based upon and subject to various considerations, assumptions and limitations stated therein, the purchase price to be received by the Company pursuant to the Purchase Agreement is fair to the holders of shares of common stock of the Company from a financial point of view, which opinion the Managers each believe was rendered to the Board by an independent financial advisor after analyzing the Asset Sale; (v) the fact that the terms and conditions of the individual employment contracts, joint venture agreement, subscription agreement for shares of stock in UEE-MSI, loan agreements with UEE with required pledging of shares of stock of UEE-MSI, the potential receipt of deferred compensation funded by UEE and the termination agreements from the Company were the result of good faith negotiations between the Managers, the Board and UEE and their respective advisors; and (vi) the other factors taken into account by the Board, which each of the Managers adopts as his own. After reasonable inquiry, the Company believes that the Managers will vote shares over which they have voting control in favor of the Asset Sale.

         The   following   factors  were  the  most  heavily   weighted  in  the
deliberations and considerations that ultimately formed each of the Manager's belief that the terms of the Asset Sale are fair to the Company and all of its shareholders, including the unaffiliated shareholders (i) that the consideration the Company will receive in the Asset Sale is fair, when compared with the intrinsic value of the Company as a whole, and the Explosives Business as a component of such total value; (ii) that financial indicators, such as the net book value of the Company's common stock, and other traditional valuation methods, such as valuing the Company and the Explosives Business as a going concern and in a hypothetical liquidation sale, and analyses comparing the revenue, cash flow and sales of the Company and the Explosives Business with other similar companies and operations, result in the terms of the Asset Sale being fair and support the belief that the Explosives Business was being sold for fair consideration; (iii) that UEE's requirement that the Managers invest in such subsidiary necessitated the Company and UEE through a combination of loans from UEE, deferred compensation funded by UEE, purchase by the Company of shares of common stock of the Company owned by the Managers at above current trading prices and the forgiveness of certain debt of one of the Managers to aid the Managers in such investment, including certain tax consequences that would thereby occur, is fair and was a crucial aspect of the Asset Sale and without such agreement by the Managers, UEE and the Company no sale to UEE could have occurred; (iv) that the Managers and other employees of the Explosives Business would be offered employment by one of the UEE subsidiaries or acquired entities involved in the Asset Sale and (v) the Managers relied on clauses (i), (ii),
(iii) and (vi) because it had no reason to believe that the Board was not in good faith exercising its fiduciary duties to the Company and its shareholders, including the Company's unaffiliated shareholders..

         UEE has concluded that the Purchase Agreement and the Asset Sale, including the Purchase Price, the assumption of certain liabilities pursuant to the terms of the Purchase Agreement and the other terms and conditions of the Purchase Agreement and the Asset Sale, are fair to the Company and its shareholders, including the Company's unaffiliated shareholders, based upon the following factors: (i) the conclusions and recommendations of the Board, which UEE adopts as its own; (ii) the fact that the Board, consisting of directors not affiliated with UEE or the Managers, has unanimously approved the Asset Sale and recommended that shareholders approve and adopt the Purchase Agreement and the transactions contemplated thereby; (iii) the fact that the Purchase Price and the other terms and conditions of the Purchase Agreement were the result of good faith negotiations between the Board and UEE and their respective advisors; (iv) the fact that the Board received an opinion which was later updated to reflect the change in the consideration to be paid to the effect that, as of the date of such opinions, based upon and subject to various considerations, assumptions and limitations stated therein, the Purchase Price to be received by the Company pursuant to the Purchase Agreement is fair to the holders of shares of common stock of the Company from a financial point of view, which opinion UEE believes was rendered to the Board by an independent financial advisor after analyzing the Asset Sale; (v) the fact that during the substantial period of time which would elapse between the announcement of the execution of the Purchase Agreement and the consummation of the transactions contemplated thereby, following the Special Meeting to be held to vote upon the Asset Sale, there would be more than sufficient time and opportunity for other persons to propose alternative transactions to the Asset Sale, and that the terms of the Purchase Agreement authorize, subject to certain procedures and limitations, the Company to (x) furnish or provide access to information concerning the Company to third parties who indicate in writing a willingness to make an acquisition proposal for consideration which would exceed the value of the consideration provided for in the Purchase Agreement, after taking into account all relevant factors, including any conditions to such proposal, the timing of the closing thereof, the risk of nonconsummation, the ability of the person making the proposal to finance the transaction contemplated thereby and any required governmental or other consents, filings and approvals and (y) terminate the Purchase Agreement in order to permit the Company to enter into a business combination transaction with a third party; and (vi) the other factors taken into account by the Board, which UEE adopts as its own. (See "Special Factors--Fairness Opinion Provided to the Company" and "Proposal 1: The Asset Sale--Recommendation of the Board of Directors.")

         Each of the factors set forth in clauses (i) through (vi) above support UEE's conclusion that the purchase price and the Asset Sale are fair to the Company and its shareholders, including the Company's unaffiliated shareholders. UEE relied (a) on clauses (i), (ii), (iv) and (vi) because it had no reason to believe that the Board was not in good faith exercising its fiduciary duties to the Company and its shareholders, including the Company's unaffiliated shareholders, (b) on clause (iii) based on its view and interpretation of its negotiations with the Company and because of the Board's fiduciary duties to the Company and its shareholders, including the Company's unaffiliated shareholders and (c) on clause (v) based on the information UEE received from the Company since the execution of the Purchase Agreement regarding the absence of acquisition proposals from third parties which are superior to the proposed transaction. UEE also considered its ability to finance in cash the Purchase Price. Santander provided general financial advisory and investment banking services to the management of UEE in connection with the Asset Sale and assisted UEE in its negotiations with the Company but did not conduct an appraisal of the Company or any of its assets or give a fairness opinion with respect to the Asset Sale or any other transaction involving the Company, consequently, no documents are available or are attached as exhibits.

         The Company, the Managers or UEE do not know of any other executive officers, directors or affiliates, other than those disclosed herein who own shares of the Company directly or indirectly.



FAIRNESS OPINION PROVIDED TO THE COMPANY


         The Company retained Christenberry Collet & Company, Inc. ("CCCO") to provide a fairness opinion, which was later updated to reflect amendments to the Purchase Agreement (the "Opinions") with respect to the financial consideration the Company is receiving from UEE in the sale of the Explosives Business. CCCO provided its original opinion on November 29, 2000, and its updated opinion on May 18, 2001. CCCO is an investment-banking firm based in Kansas City, Missouri, specializing in corporate finance and mergers and acquisitions. The Company retained CCCO after initial discussions with them and other financial advisors. Based upon several factors, including responsiveness, reputation, cost and experience, the Company ultimately decided to retain CCCO. The following summary of the Opinions is qualified in its entirety by the full text of the Opinions, which are attached to this Proxy Statement as Appendix C, and which detail the procedures CCCO performed, the assumptions it made, the matters it considered, and the scope and limits of the review it undertook in preparing the Opinions.

         The Company paid CCCO $38,000 plus expenses and update charges, for its services in providing the Opinions. CCCO has consented to the inclusion of the Opinions in this Proxy Statement. Prior to retaining CCCO to provide the Opinions, the Company had no relationship with CCCO. CCCO made no recommendations to the Company with respect to consideration that should be received for the Explosives Business, and played no part in negotiating the terms of the transaction with UEE.

         CCCO was engaged by the Company solely to provide an opinion on the fairness of the financial terms of the Asset Sale after they had been negotiated by the parties. CCCO provided no opinion on any other matter, including the legal structure of the Asset Sale, its accounting treatment or its tax consequences. CCCO did not provide an opinion regarding the Company's repurchase of shares of its common stock from the Managers at the above market price of $4.00 per share, the terms of Dr. Day's consulting agreement with UEE, the providing by the Company of any bridge financing to UEE following Closing, or with respect to the deferred compensation plan to be assumed and funded by UEE, except to the extent that the assumption of such deferred compensation plan is included in the consideration the Company will receive from UEE in the Asset Sale. The Opinions is based on the economic, market, financial and other conditions existing as of the date of the Opinions, as updated.

         The CCCO Opinions are addressed to the Company's Board of Directors and do not provide any recommendation to the Company's shareholders as to how they should vote when considering the Asset Sale proposal. In arriving at its Opinions, CCCO performed the following procedures:

o Reviewed the Purchase Agreement and ancillary documents in their draft form, which drafts were substantially similar to the final executed agreements;

o Reviewed the May Amendment in its draft form, which draft was substantially similar to the final executed amendment, and the executed Purchase Agreement;

o Reviewed the consolidated and business-level financial statements of the Company for the three years ended December 31, 2000, 1999, and 1998, as well as various other related documents;

o Reviewed information supplied by the Company, including a financial forecast for the year 2000, which was used by CCCO for its first opinion given during the fourth quarter of 2000 to estimate operations for the remaining of the year 2000. The financial forecast for the year 2000 was the only one supplied by the Company to CCCO;

o Discussed with the Company's management, and management of certain of its subsidiaries, the current state of the Explosives Business, its prospects, and the estimated liquidation value of the Explosives Business;

o Compared the results of the Explosives Business with that of certain other companies engaged in the explosives industry;

o Conducted a review of the financial condition of the Explosives Business, including its liquidity and capital position;

o Compared the financial terms of the Asset Sale with the financial terms of certain other mergers and acquisitions deemed relevant;

o Reviewed documentation provided by the Company's management that outlines the results of the Company's prior efforts to sell the Explosives Business;

o Toured certain of the Company's facilities and reviewed its Explosives Business operations;

o Reviewed relevant information prepared by experts within the explosives industry; and

o        Performed  other  analyses  and  reviewed  other   information   deemed
         appropriate and necessary by CCCO in reaching its opinion regarding the fairness of the Asset Sale from a financial point of view.

         CCCO performed valuation estimates of the Explosives Business using the following three methods: (i) assuming the orderly liquidation of the Explosives Business, (ii) estimating the enterprise value of the Explosives Business, or its value as a going concern, and (iii) comparing the Explosives Business with comparable companies. These valuations are customary methods of analysis in determining the value of a business. The numerical figures used in the subsequent paragraphs are from both the original and the updated opinion, except where separate figures from the two opinions appear. The analyses performed by CCCO for each of the two opinions occurred as of the date each of the opinions were given, and took into account the terms of the Asset Sale and the financial conditions as of such times.

         Orderly liquidation. CCCO estimated that in an orderly liquidation, the gross value of the Explosives Business would range from approximately $ 11.05 million to $ 17 million (updated from the analysis used in the original opinion, where the values ranged from $12.05 million to $18 million). Deducting the liabilities of the Explosives Business, as well as expenses that would be associated with such a liquidation, from this gross liquidation value resulted in an estimated net liquidation value range for the Explosives Business of between a negative $2.17 million and a positive $3.79 million, with an average of approximately $1.69 million (the analysis from the original opinion reported a range of a negative $1.68 million to a positive $4.28 million, with an average of $2.18 million). According to the Asset Sale terms, the Company will sell the Explosives Business to UEE, UEE will assume approximately $13.12 million in liabilities associated with the Explosive Business and the Company will receive $7.55 million for the Explosives Business, representing the $6.35 million cash that UEE will pay the Company at Closing and the $1.2 million principal amount of the promissory notes payable to the Company by the Explosives Business, which are being assumed by UEE and will be paid to the Company by UEE over five years following Closing. The $1.2 million principal amount of the promissory note is included as an item of additional compensation because the note is a related party note from one of the subsidiaries which currently is eliminated upon consolidation. Once the note is assumed in the transaction by UEE it becomes an additional consideration. Under the original terms of the Asset Sale, the Company was to receive, as consideration for the Explosives Business, $7.75 million at Closing, a promissory note from UEE for $1.02 million, and UEE was to assume $11.05 million in liabilities.



         Enterprise value. CCCO also looked at several financial and statistical methods of valuing the Explosives Business as an enterprise, or an ongoing business concern, whether retained and operated by the Company or sold to another entity, such as UEE. An enterprise valuation analyzes the free cash flow expected to be produced by the fixed assets of a business, and does not take into account a company's working capital (largely accounts receivable and accounts payable), since working capital is not considered to add to the going concern value of a company. Based on information provided by the Company and its management, CCCO analyzed the enterprise value of the Explosives Business based both on the Company retaining the Explosives Business and selling the Explosives Business. CCCO performed the enterprise analysis using discount rates, the Company's weighted average cost of capital, and EBITDA and revenue multiples. CCCO applied growth rates of between 0% and 8%, and determined the most applicable growth rates for the Explosives Business to be between 2.5% and 4%, which industry experts estimate as the growth rate for the explosives industry. CCCO used the Company's estimated weighted average cost of capital of 15% as the discount rate, but also included a range of typical discount rates related to manufacturing businesses of between 12.5% and 20%, based upon CCCO's review, concentrating on discount rates of between 15% and 17.5%. Because the Explosives Business has had a negative EBITDA during recent financial periods, CCCO could make no meaningful conclusions with respect to EBITDA. However, CCCO did perform analyses with respect to EBITDA of up to $1 million (and, in the original analysis of up to $2 million). CCCO also reviewed the revenue multiple of the Explosives Business under parameters deemed relevant and appropriate by CCCO, analyzing revenue of between $30 million and $40 million, comparing revenue multiples of between .20x and .35x, with the focus occurring on revenue between $32.5 million and $35 million, and multiples of between .20x and .25x. Using this information, CCCO's enterprise analysis resulted in estimated values of the Explosives Business ranging from $1.25 million to $8.75 million. In the original analysis, CCCO compared revenue multiples of between .20x and .50x, concentrating between .20x and .30x, and a revenuerange of $28 million to $32 million, concentrating between $29 million and $30 million. This original analysis produced an estimated value of the Explosives Business of between $5.8 million and $9.6 million. Under the enterprise method, CCCO valued the consideration the Company is receiving for the Explosives Business in the Asset

Sale at approximately $13 million (approximately $15 million in the original analysis), which is the total of the cash and the promissory notes to be received by the Company at Closing, plus the Company's interest bearing debt being assumed by UEE, less the cash on the Company's balance sheet at the time of the valuation. For the purposes of the enterprise value analysis, the accounts payable associated with the Explosives Business that are being assumed by UEE,approximately $6.68 million, ($6.32 million under the original analysis) were excluded from the consideration for the Explosives Business, since such components of working capital are not viewed as a component of the going-concern value of a business under the enterprise value analysis. CCCO analyzed the sale of the Explosives Business according to the enterprise value analysis because it believes that such analysis produces helpful results in the evaluation of the fairness, from a financial point of view, of the consideration the Company will receive from UEE in the Asset Sale.

         Comparable valuation. CCCO also compared the sale of the Explosives Business with publicly-held companies or businesses with similarities to the Explosives Business. The comparison entities included the following: Orica Group, Mississippi Chemical, Mitcham Industries, Metalline Mining Co., LSB Industries, Canyon Resources and Earth Sciences. CCCO selected these companies for comparisons because each of them has explosives operations to some extent. The lack of a significant pool of companies with operations similar to the Company, and the fact that many of these comparable companies are based in foreign countries, reduces the reliability of comparing their explosives businesses to the Explosives Business. In this analysis, CCCO compared and analyzed the consideration being paid for the Explosives Business with the current market values of the comparable companies, in the context of the relative multiples of EBIT, EBITDA and revenue. When compared to the market values of the comparable companies, CCCO determined that the terms of the Asset Sale represent that a fair value, with respect to the market valuation of these companies, is being paid for the Explosives Business. The Company will be receiving a "net" amount of $7.55 for the Explosive Business, consisting of cash in the amount of $6.35 million and promissory notes totaling $1.2 million, representing the notes owed by the Explosives Business to the Company over time up until July 2006. Under the original analysis, the "net" amount to be received for the Explosives Business was approximately $8.75 million.

         In performing its review and formulating its opinions, CCCO relied upon the accuracy and completeness of all financial and other information it was provided, in writing or otherwise, and did not independently verify such information. The Board, based on its review for accuracy and completeness of the financial information, projections, assumptions and other information provided by management to CCCO, believes that the reliance by CCCO on the information provided to it by the Company was reasonable.

         Based upon the foregoing and other factors it deemed relevant, CCCO provided the opinion that the consideration to be received by the Company in exchange for the Explosives Business is fair to the Company's shareholders from a financial point of view.

         The analyses performed by CCCO and summarized above are not necessarily indicative of actual values or actual future results, which may be significantly more or less favorable than suggested by such analyses. Because such analyses are inherently subject to uncertainty, being based upon numerous factors or events beyond the control of the Company or its advisors, neither the Company, CCCO, nor any other person assumes responsibility if future results or actual values are materially different from the results of analyses based on forecasts or assumptions. Additionally, analyses relating to the values of businesses do not purport to be appraisals or to reflect the prices at which businesses or securities actually may be acquired or bought or sold either at the time of such analyses or at any time in the future.

         CCCO's Opinions are attached as Appendix C hereto and are available for inspection and copying by any shareholder of the Company or representative of any shareholder of the Company during regular business hours.

         CCCO's Opinions are necessarily based upon market, economic, financial, and other conditions as they existed and could be evaluated as of the date of the Opinions and any subsequent change in such conditions would require a reevaluation of such Opinions. Although subsequent developments may affect its Opinions, CCCO has assumed no obligation to update, revise, or reaffirm it.

         The preparation of a fairness opinion is a complex process and is not necessarily susceptible to summary description. The summary of CCCO's analyses set forth above summarizes the material analyses presented to the Company's board of directors but is not a complete description of the presentation by CCCO or the analyses performed by CCCO in connection with preparing its Opinions. In arriving at its Opinions, CCCO did not attribute any particular weight to any analyses or factors considered by it, but rather made subjective, qualitative judgments as to the significance and relevance of each analysis and factor. Accordingly, CCCO believes that its analyses and the summary set forth above must be considered as a whole and that selecting portions of its analyses, without considering all analyses, or of considering the foregoing summary without considering all factors and analyses, could create an incomplete view of the processes underlying the analyses set forth in the CCCO presentation to the Company's board of directors and CCCO's Opinions.



SOURCE OF FUNDING


         The total amount of funds required by UEE to consummate the Asset Sale is estimated to be $6.35 million, subject to certain adjustments pursuant to the terms of the Purchase Agreement. UEE is obligated to pay $1.2 million, plus interest, pursuant to the Nevada Note and the TBS Note. Principal and interest payments under the Nevada Note are due annually beginning on July 31, 2002 until July 31, 2006. Principal and interest payments on the TBS Note are due on December 31, 2001. UEE expects to obtain all such funds from existing resources and internally generated funds, including cash on hand and short-term liquid investments, as well as from existing lines of credit currently maintained by UEE. The Asset Sale is not subject to UEE obtaining financing. However, prior to August 31, 2001 the Asset Sale was subject to UEE securing a $4.5 million all purpose credit facility for the on-going operations of the Explosives Business (the "Line of Credit") that would be used to replace the Company's existing line of credit. This condition was waived as of that date and on September 7, 2001 UEE obtained a commitment for a replacement line of credit.

         The Company's current line of credit would have expired August 30, 2001, butthe Company has received an extension to November 30, 2001, upon the payment of an extension fee and an increase in the interest rate applicable to the loan for the extension period to prime plus 3%. Under the terms of the August Amendment, the Company and UEE have agreed to cooperate to obtain a commitment for a new working capital line of credit for the Explosives Business on or before August 31, 2001. This loan commitment was obtained and a loan agreement was signed between UEE and the bank on September 5, 2001. The loan agreement is conditioned on the closing of the Asset Sale. In addition, UEE has granted permission for the Company to negotiate financing which will replace the Company's existing line of credit on November 30, 2001, should the Asset Sale not be consummated. The Company is currently in the process of obtaining this backup facility.

         At Closing the Company will use funds in the amount of $570,578from its existing cash resources to purchase 101,191 shares of the Company's stock owned by the Managers, including 28,009 shares owned by Jack O'Brien being redeemed under a prior agreement, not related to the Asset Sale, in the amount of $277,850. (See "Proposal 1: The Asset Sale--Terms of the Asset Sale--Related Agreements.")

COSTS OF TRANSACTION

Expenses


         In  connection  with the  negotiation  and  execution  of the  Purchase
Agreement, the closing of the Asset Sale, the preparation of this Proxy Statement, the solicitation of proxies, and related items the Company, UEE, and the Managers expect to incur the following estimated expenses (all amounts are in thousands).



                                                           Total Expenses      Total Expenses expected
                                                              expected            to be incurred by
                       Expense Category                   to be incurred in          the Company
                                                         the transaction by
                                                             all parties
                                                         ------------------   -------------------------


         Legal Fees                                           $ 1,247                 $    308
         Accounting Fees and Expenses                         $   108                 $     15
         Fairness Opinion and Financial Advisors              $   579                 $     40
         Costs of Proxy Solicitation                          $    47                 $     47
         Other                                                $    29                 $     29
                                                              -------                 --------
         Total                                                $ 2,010                 $    439

         To the extent that costs have been incurred in Spanish pesetas, they have been converted to U.S. dollars on the basis of 195 pesetas to each dollar. All of the foregoing expenses will be paid by the parties from cash reserves available to them.

FEDERAL INCOME TAX CONSEQUENCES

         The following summary of the federal income tax consequences of the Asset Sale by the Company is not intended to be tax advice to any person, nor is it binding upon the Internal Revenue Service. In addition, no information is provided herein with respect to the tax consequences of the Asset Sale under applicable foreign, state, or local laws.

         In connection with the Asset Sale, the Company will incur a net financial accounting loss of approximately $324,000. That loss will include a projected tax benefit from the Asset Sale of approximately $318,000. The Company has projected that, for federal income tax purposes, it will not have any net tax losses from the Asset Sale which are not fully utilized as offsets against taxable income.


         As described in "Proposal 1: The Asset Sale- Terms of the Asset Sale - Related Agreements" on pages____ above, in connection with the Asset Sale, the Company will redeem from the Managers shares of common stock of the Company owned by the Managers, other than certain shares held in their accounts under the Company's 401(k) plan ("401(k) Shares"). The share purchase price will be $4.00 per share in the case of Messrs. Moss, Reddick, Later, Newman and Green, $9.92 per share in the case of Mr. O'Brien (as established in a 1998 contract, unrelated to the Asset Sale), and $4.30 per share in the case of Mr. Clayton (payable by offset against certain indebtedness from Mr. Clayton to the Company). Except as noted below, each Manager will recognize (i) taxable income to the extent that the amount paid for his shares exceeds his tax basis in those shares, and (ii) taxable loss to the extent that the amount paid for his shares is less than his basis in the shares. That gain or loss will be capital gain or loss so long as the shares have been held for investment, with long term capital gain or loss treatment if the shares have been held for longer than 12 months.

         Notwithstanding the foregoing, if after the envisioned redemptions a Manager continues to own Company shares, directly or indirectly through attribution from family members and related entities (including 401(k) Shares), and the redemption does not result in a greater than 20% reduction in the Manager's total direct and indirect ownership interest in the Company, the amount paid for his shares will be taxed as a dividend. Generally, dividends are taxed at ordinary income rates to the extent of the distributing company's accumulated and/or current year earnings and profits. Any excess is then treated as tax free to the extent of the basis of the shares redeemed and as capital gain thereafter. The Company does not expect that any portion of the redemption price paid for shares will be taxed as dividend. Additionally, to the extent that the amount paid by the Company for the shares exceeds the fair market value on the date of redemption, except in the case of Mr O'Brien, the excess will be treated as compensation to the Managers, taxable at ordinary income rates and subject to employment tax withholding, rather than as consideration paid for the shares. Amounts payable to Managers under the Deferred Compensation Plan will likewise constitute taxable wages to the Managers for income tax purposes in the year actually or constructively received by the Managers.

         Since UEE is assuming the obligation to pay deferred compensation under the Deferred Compensation Plan, the Company will not receive any deduction for such amounts when paid. Nor can the Company deduct any portion of the share redemption price that is treated as a dividend or capital expenditure for shares.

         As also disclosed on page ____ above, Dr. Day will receive consulting payments from UEE or a UEE subsidiary for three years following the Asset Sale pursuant to a consulting agreement (the "Consulting Agreement"). To the extent these payments are for services rendered, they will constitute ordinary compensation income to Dr. Day subject to regular income taxes as well as self-employment taxes in the years received.

         Section 280G of the Internal Revenue Code of 1986, as amended, (the "Code") prohibits a corporation from deducting "excess parachute payments."
Section 4999 of the Code imposes a 20% excise tax on the recipients of "excess parachute payments." If the compensation paid to any Company officer (whether paid by the Company, UEE or any related entity) that is contingent on the Asset Sale exceeds 2.99 times the officer's average annual W-2 compensation from the Company for the five tax years preceding the year of sale (or such shorter period as he worked for the Company), then the officer has an excess parachute amount equal to the amount by which that compensation exceeds the greater of (i) one times his average annual W-2 compensation for the five year period, or (ii) the amount which he establishes by clear and convincing evidence is reasonable compensation for services to be rendered. Assuming the payments to Dr. Day and the Managers under the Consulting Agreement and the Employment Agreements are reasonable compensation for services to be rendered, the other payments being made to Dr. Day and the Managers in connection with the Asset sale will not be sufficiently great to result in parachute payment treatment.

         Under the Code, payments made pursuant to agreements entered into within one year before a change in control are deemed to be contingent on that change in control. Thus, payments under the Deferred Compensation Plan, the Consulting Agreement and the Managers' new employment agreements with UEE-MSI (the "Employment Agreements"), as well as any excess purchase price paid for the shares of the Managers, will be deemed compensation that is contingent on a change in control of the Company's assets for purposes of the excess parachute payment rules. To the extent that the payments to be received under the Consulting Agreement and Employment Agreements will be reasonable compensation for services to be rendered, the payments will not constitute excess parachute payments.

         In connection with the Asset Sale, UEE-MSI will acquire the foreign subsidiaries, foreign joint venture interests and intellectual property of the Explosive Business from the Company and its subsidiaries, and Mining Services International, Inc. will acquire the domestic assets of the Explosives Business from the Company and its subsidiaries. None of UEE, UEE-MSI, or Mining Services International, Inc. will be subject to United States federal income tax in connection with the acquisition of the assets of the Explosives Business from the Company and its subsidiaries. For United States federal income tax purposes, Mining Services International, Inc. and UEE-MSI will have a tax basis in the assets acquired from the Company and its subsidiaries equal to the purchase price paid by them for such assets. For this purpose, the purchase price paid by Mining Services International, Inc. and UEE-MSI for the assets of the Explosives Business will include the amount of any liabilities assumed by them in connection with the Asset Sale and the amount of any expenses incurred by them in connection with the negotiation and execution of the Purchase Agreement and the acquisition of the assets of the Explosives Business.

         Consummation of the  transaction  will not result in any federal income
tax   consequences   to  shareholders  of  the  Company  in  their  capacity  as shareholders.


         THE FOREGOING IS ONLY A SUMMARY OF THE MATERIAL FEDERAL INCOME TAX CONSEQUENCES RELATING TO THE SALE OF ASSETS. EACH AFFILIATE OF THE COMPANY IN THIS TRANSACTION AND HOLDER OF SHARES OF COMMON STOCK IS URGED TO CONSULT HIS OR HER OWN TAX ADVISOR TO DETERMINE THE PARTICULAR TAX CONSEQUENCES TO SUCH SHAREHOLDER OF THE TRANSACTION (INCLUDING THE APPLICABILITY AND EFFECT OF FOREIGN, STATE, LOCAL AND OTHER TAX LAWS).


BENEFITS AND DETRIMENTS OF ASSET SALE


         The sale of the Explosives Business is the culmination of the Board's review of the business and operations of the Company and the evaluation of the strategic alternatives available to it. Despite the increases in revenues from the Explosives Business over the past few years, the Explosives Business has operated at a loss since the beginning of 2000. The Board determined that the Explosives Business needed to be expanded substantially in order for the Company to avoid losing market share and to be able to recognize a profit on operations. However, the Company did not have the financial resources available to it to undertake this expansion on its own. After exploring various alternatives, the board ultimately determined that the sale of the Explosives Business to UEE was in the best interest of the Company and its shareholders, including unaffiliated shareholders.

         The advantages of the proposed transaction with UEE are that it will relieve the Company of operations that are not currently profitable and will provide the Company with cash resources. At the same time, it will eliminate the bulk of the liabilities of the Company and all of its shareholders, including unaffiliated shareholders, thereby improving its balance sheet and flexibility in dealing with future business contingencies or opportunities that may arise. The Company believes that it can continue to operate its Cyanco joint venture on a profitable basis and may be able to expand those operations as a result of its improved financial position.

         The potential negative effects of the transaction are the withdrawal of the Company from the Explosives Business, so that if there is a general market improvement in the civil explosives industry, or if the Explosives Business now owned by the Company substantially expands, the Company and all of its shareholders, including unaffiliated shareholders would not participate in such expansion. The sale of the Explosives Business will limit the Company to a single industry, the production and sale of cyanide, that is extremely dependent upon the gold mining industry over which the Company exercises no control. The gold mining industry has been in a state of decline and the gross revenues of Cyanco decreased from $37 million in 1998 to $21.5 million in 1999, with a rebound to $28.5 million in 2000. The future of this business will depend to a substantial extent on the health and vitality of the gold mining industry in the states surrounding Nevada, where the Company's cyanide operations are located. The size of the operations of the Company managed by the Company will not be directly reflected on the financial statements as a result of the financial convention applicable to the Cyanco operations. Cyanco is a joint venture with Degussa Corporation in which each entity owns an equal interest. As a result, the revenues and expenses of the joint venture are not consolidated with the financial statements of the Company and only 50% of the earnings of the joint venture are included as revenue in the Company's financial statements. Consequently, investors and others reviewing an investment in or the potential of the Company may determine that its operations are of such insignificant amounts so as to make the Company unattractive. In addition, it is a possibility that Nasdaq could take the position that the joint venture operations are not ongoing active business operations and seek to delist the common stock of the Company. If this occurred, the liquidity in the common stock would decrease, which may have an adverse effect on the stock price.

         In weighing both the positive and negative aspects of the proposed transaction, the board of directors unanimously determined that it is in the best interests of the Company to proceed and recommended that the shareholders approve the proposed transaction.

         With respect to John Day and with respect to the unaffiliated shareholders of the Company, the benefits and detriments of the Asset Sale are the same as those expressed above for the Company, with the exception that Dr. Day may receive additional benefit for payment for consulting fees under his consulting agreement with UEE. However, it is expected that the time spent by

Dr. Day consulting with UEE will provide an offset against the Company's obligation to pay him under his existing employment contract. Dr. Day retains all of his interest in the Company, which is approximately 7.7% ownership of the Company's common stock on a fully diluted basis. This represents an interest in the net worth of the Company as of June 30, 2001 on a proforma basis as if the Asset Sale had taken place of approximately $1.7 million and an interest in income (loss) for the first six months of 2001 of $25.3 thousand, for the years ended on December 31, 2000, 1999, and 1998 of $61.2 thousand, $62.9 thousand and $215.7 thousand, respectively.

         With respect to the Managers, the benefits of the Asset Sale include the five-year employment contracts with the UEE subsidiary, the opportunity to be involved in a larger organization engaged in the explosives industry and the potential for long-term value based on the investment in the new company. The new UEE subsidiary, which will be capitalized with cash in the amount of approximately $3.4 million, will be better financed than the current Explosives Business. There will also be advantages in being part of a larger international diversified enterprise. In addition, the aid provided by UEE and the Company, by way of purchasing shares of the Company's stock owned by the Managers at $4.00 per share, providing loans and potential deferred compensation to the Managers all assisting the Managers to make an equity investment in UEE-MSI, was viewed as a necessary and positive aspect of the Asset Sale. The detriments for the Managers include being obligated to invest cash, pay accelerated taxes at an average of 35% (including state income taxes) of the amount by which the amount they receive exceeds their tax basis, and risk personal assets by reason of loans owed to UEE in order to maintain their employment, sharing risks associated with the Explosives Business as a part owner of the new UEE subsidiary and disposing of their shares of the Company's stock when market trading prices are depressed and at a time when the Company is repositioning itself for increased shareholder value. There are both significant benefits and risks associated with employment during a change of control where the parent is a foreign entity, has a distinct cultural heritage and uses a different first language. The Managers, as a group (individual ownership percentage in the new company, amount paid and amount of loans are disclosed on page____), will own approximately 10.1% at Closing (with the ability to increase their percentage ownership to 14.1 % within five years on a fully diluted basis) of the net worth of the new UEE subsidiary which will have a projected net worth at the time of closing of approximately $9,500,000, or as a group owning 14.1% a proportionate net worth totaling $1,340,000. The Managers will have debt against that value of approximately $725,400 at Closing resulting in a net cash value at Closing to the Managers of $ 614,600. All of the Managers are selling their full interest in the Company, with the exception of approximately 14,700 shares held in the Company's 401K plan for David Reddick and Duane Moss, consequently, as a result of the Asset Sale, they will no longer have any significant interest in the net worth or income of the Company after the Closing.

--------------------------------------------------------------------------------

                                  RISK FACTORS

--------------------------------------------------------------------------------

IMMEDIATELY FOLLOWING THE ASSET SALE, THE COMPANY'S BUSINESS WILL HAVE A NARROWED FOCUS.

         The sale of the Explosives Business will significantly narrow the focus of the Company. Following the sale, the Company will be primarily dependent upon the results of its Cyanco joint venture. Cyanco is a 50/50 joint venture between the Company's wholly-owned subsidiary, Nevada Chemicals, Inc. ("Nevada Chemicals") and Degussa Corporation. Cyanco manufactures and sells liquid sodium cyanide used in the extraction of gold and other metals from ore deposits in the western United States. While the Company believes that Cyanco is well positioned in its industry, the business of Cyanco is entirely dependent upon the gold mining industry, which has been severely depressed in recent years. In addition to Cyanco, the Company will also remain a joint venture partner with Chemicals Holding International in West Africa Chemicals. The Company has previously written off its investment in West Africa Chemicals for financial reporting purposes and currently recognizes income or loss only as cash is received or is distributed. The West Africa Chemicals joint venture has not been material to the Company's operations in the past and is not expected to be in the future. The Company is considering various strategic options with respect to West Africa Chemicals.

THE COMPANY WILL LACK MANAGEMENT, EMPLOYEES, AND INFRASTRUCTURE FOLLOWING THE ASSET SALE.

         Upon consummation of the Asset Sale, the Company will have a dramatically reduced number of employees, particularly at the management level. The Company's Cyanco joint venture will remain fully and independently staffed, and none of its employees, including its management, will be leaving to UEE as part of the sale of the Explosives Business. Dr. John T. Day, the Company's President and Chief Executive Officer, will remain in those capacities for the Company and continue devoting time to the management of Cyanco's day-to-day operations. Dr. Day will, however, also serve as a consultant to UEE following the Asset Sale, and is expected to do so for three years. The time Dr. Day will have available to devote to the Company's management and operations will vary, depending upon the demands of the Company and UEE. The remaining members of the Company's management and management of the Company's explosives subsidiaries in the United States will become employees of UEE. These include Duane Moss, David Reddick, Dr. Douglas Later, Richard Clayton, Wade Newman, Mitchell Green and John O'Brien. (See "Terms of the Asset Purchase--Related Agreements.") Upon consummation of the Asset Sale, the Company will have significantly reduced its personnel, other than those employed in connection with the Cyanco joint venture, to approximately three employees. The infrastructure to support the potential growth of the Company's business or to operate any business or investment that may be acquired by the Company in the future may need to be increased in the future. There can be no assurance that qualified individuals will be available on terms acceptable to the Company.

THE COMPANY WILL FACE FUTURE STRATEGIC ISSUES.


         The Company believes that the proceeds from the sale of the Explosives Business may enable it to expand the business and operations of the Company through strategic partnering, product expansion, acquisition, investment or other long-term business strategies. However, there can be no assurance that the Company will be able to find any suitable opportunity to expand or grow its business, either internally or externally. Any decision to use the proceeds to acquire assets or product lines or a new business will be made at the board level and will not be submitted to the shareholders unless shareholder approval of the Asset Sale is required or the board determines shareholder approval would be advantageous. (See "Proposal 1: The Asset Sale--Plans for the Company Subsequent to the Asset Sale.")

FOLLOWING THE ASSET SALE, THE COMPANY WILL BE PRIMARILY DEPENDENT ON A SINGLE PRODUCT.

         On completion of the sale of the Explosives Business, the Company will be largely dependent on the results of Cyanco's operations. This joint venture manufactures and sells sodium cyanide to the gold mining industry in the western United States. The use of sodium cyanide in gold mining leaching is subject to significant regulation as a result of environmental and health concerns. Changes to the regulatory framework, the development of alternative leaching methods, or changes in the cost of raw materials could materially adversely impact the volume and profitability of sodium cyanide sales and hence the results of operations of Cyanco and the Company.

THE COMPANY WILL BE DEPENDENT ON THE CYANIDE AND GOLD MINING INDUSTRIES.

         The Company's Cyanco joint venture is dependent entirely upon the gold mining industry, because the sole use of the sodium cyanide Cyanco produces is in the mining of precious metals, primarily gold and silver. Gold prices, and therefore the gold mining industry, have been depressed for the last several years. Because the Company will be primarily relying upon Cyanco's results following the Asset Sale, general conditions in the gold mining industry will affect the Company's overall results much more directly than in the past. Continued depression, or further deterioration, in the gold mining industry may have material adverse effects upon the Company.

IF THE ASSET SALE IS NOT CONSUMMATED, THE COMPANY MAY NEED ADDITIONAL CAPITAL.

         If the sale of the Explosives Business is not consummated for any reason, the Company may require additional capital in order to fund capital expenditures necessary for anticipated growth. The Company had $1,338,000 in cash and cash equivalents at June 30, 2001, which may be insufficient to allow the Company to successfully expand the Explosives Business. The Company would require additional capital in order to expand through increased market share or acquisitions. The Company therefore expects that it may need to seek additional financing if the Asset Sale is not consummated. There can be no assurance that such financing would be available to the Company or, if available, could be obtained on terms acceptable to the Company.

THE FACTORS THAT HAVE NEGATIVELY AFFECTED THE EXPLOSIVES BUSINESS MAY CHANGE.

         The Company  has  entered  into the  agreement  to sell the  Explosives
Business to UEE based on current factors in the explosives industry. This industry may begin expanding in the future or competitive conditions in the industry may change in such a way as to make the Explosives Business more attractive and profitable. If this occurs subsequent to the sale, the Company will no longer have an interest in the Explosives Business and will not be able to benefit from the improved conditions. The Company has agreed that, with the exception of the Company's interest in the West Africa Chemicals joint venture, it will not operate in the explosives industry or own investments in companies operating in the explosives industry for seven years following the Asset Sale.

THERE ARE SEVERAL CONDITIONS TO THE CLOSING OF THE EXPLOSIVES BUSINESS SALE.


         There are several conditions to the closing of the sale of the Explosives Business. Even if the sale is approved by the shareholders, there can be no assurance that all of the other conditions will be met or waived by the parties. In such event, the sale of the Explosives Business would not be completed. These conditions include: no material adverse change in the Company or the Explosives Business, continued operation of the Explosives Business in the ordinary course, approval from necessary governmental agencies, approval of a working line of credit to UEE, and receipt of necessary third-party consents. If the Asset Sale does not close for any reason, the Company will not be able to recover its costs and expenses incurred in connection with the proposed Asset Sale, may be obligated to pay UEE a termination fee, and would be required to explore other alternatives for its Explosives Business.

NASDAQ MAY SEEK TO DELIST THE COMPANY'S STOCK FROM ITS MARKET.

         The Company's largest shareholder, the BLA Trust, received its shares from a shareholder who had been the subject of Nasdaq disciplinary proceedings in the past, and as a consequence, had agreed to a voting trust with respect to such shares. The Company and the BLA Trust have agreed that the shares held by the BLA Trust are no longer subject to the voting trust and will be permitted to vote at the Special Meeting. In addition, other shares held or acquired by the prior shareholder may be subject to the voting agreement. In the event that Nasdaq concludes that shares are voted in violation of the voting agreement, Nasdaq could seek to delist the Company's common stock. In the past, Nasdaq has taken the position that companies without active business operations do not meet its informal listing requirements. The Company believes that its active participation in the Cyanco and West Africa Chemicals joint ventures, and the leasing of its corporate office building, is sufficient to meet Nasdaq requirements. However, there can be no assurance that Nasdaq will not take the position that the Company is not actively engaged in business operations, and may therefore seek to delist the Company's common stock from the Nasdaq stock market. Additionally, if the trading price for the common stock does not remain above one dollar, Nasdaq would seek to delist the Company's common stock. If the Company's stock is delisted from Nasdaq for any reason, this could result in decreased investor interest in the stock and decreased information available about transactions in the stock, leading to reduced liquidity and perhaps reduced stock prices for the Company's shareholders.

THE USE OF THE PROCEEDS FROM THE ASSET SALE IS IN THE BOARD'S DISCRETION.

         Subject to certain potential adjustments, the Company will receive $6.35 million in cash upon the closing of the transaction, and expects to receive more than $1,200,000 over five years in principal and interest payments pursuant to the promissory notes from the Explosives Business transferred to UEE. The use and application of these proceeds has not yet been determined by the Board. Any future decision as to the application of these proceeds will be made by the Board. Any decision with respect to the acquisition of a new line of business, the expansion of the Company's existing business, or a shift in the business focus of the Company will not be submitted to the shareholders unless it is required to be approved by the shareholders under the Company's organizational documents, state corporate laws, the federal securities laws, or the requirements of Nasdaq, or the directors determine it to be advantageous to do so.

THE COMPANY MAY DETERMINE TO ACQUIRE AN INTEREST IN A PRIVATELY-HELD COMPANY WITHOUT AUDITED FINANCIAL INFORMATION.


         The Company could determine to acquire an interest in a privately-held company that does not have audited financial statements, requiring the Company to rely upon unaudited financial information with respect to that company. Additionally, such a transaction could require audited financials so that the Company may be precluded or delayed in completing the Asset Sale due to the time and cost involved in conducting an audit.


A LOW STOCK PRICE FOR THE COMPANY'S COMMON STOCK MAY RESULT IN UNSOLICITED ACQUISITION PROPOSALS.

         Immediately following the Asset Sale, and before any uses are made of the Proceeds, the Company will be holding cash and cash equivalents equal to approximately one dollar for every outstanding share of the Company's common stock. If the Company's stock price remains near recent levels or declines, the Company may become the subject of unsolicited acquisition proposals.

THE COMPANY'S COMMON STOCK MAY BE DEEMED TO BE A "LOW-PRICED STOCK" AND SUBJECT TO CERTAIN REGULATORY REQUIREMENTS THAT LIMIT OR RESTRICT THE MARKET FOR SUCH STOCK.

         The SEC has defined a penny stock to be an equity security not listed on Nasdaq or a national securities exchange that has a market price or exercise price of less than $5 per share. Unless exempt, the rules require broker-dealers to deliver, prior to any transaction involving a penny stock, a disclosure schedule explaining important concepts involving the penny stock market, the nature of such market, terms used in such market, the broker-dealer's duties to the customer, a toll-free telephone number for inquiries about the broker-dealer's disciplinary history, and the customer's rights and remedies in case of fraud or abuse in the sale. Shares can only be sold to investors meeting certain suitability requirements. If the Company's common stock is or becomes subject to the existing rules on penny stocks, the market liquidity for the Company's common stock could be severely affected by limiting the ability of broker-dealers to sell the Company's common stock and the ability of shareholders to sell their shares in the secondary market.

THE COMPANY MAY BE FOUND TO BE AN "INVESTMENT COMPANY" UNDER THE 1940 ACT.

         If the Company utilizes the proceeds from the Asset Sale to acquire investment interests, it may become subject to the Investment Company Act of 1940. This would result in the Company being subject to increased administrative filing burdens, costs and oversight.

THE COMPANY MAY BECOME LIABLE FOR CERTAIN AMOUNTS UNDER THE PURCHASE AGREEMENT.

         The Company is potentially liable to UEE for various amounts if certain representations and warranties the Company made in the Purchase Agreement prove to be incorrect, or if previously unknown facts which adversely affect the Explosives Business are discovered. The maximum amount for which the Company could potentially be liable for is $5,000,000, should such an event or events occur.

--------------------------------------------------------------------------------

                           PROPOSAL 1: THE ASSET SALE

--------------------------------------------------------------------------------

RECOMMENDATION OF THE BOARD OF DIRECTORS

         The Board has determined that the terms of the Purchase Agreement and the Asset Sale are advisable and fair and in the best interests of the Company and its shareholders and the Board has unanimously approved the Purchase Agreement and the transactions contemplated thereby. In reaching its decision to approve the sale of the Explosives Business to UEE, the Board considered the following factors:

              (a) The competitive position of UEE and the strategic fit of its business and the Company's Explosives Business that permitted it to agree to a purchase price that was acceptable to the Company;

              (b) The  terms  of the  transaction  with UEE as  compared  to the
         discussions  and  negotiations   with  other  entities   regarding  the
         Explosives Business or the Company;

              (c) UEE's commitment to hire all of the Explosives Business employees and to lease the Company's corporate office building;

              (d) The fact that other alternatives available to the Company to achieve its strategic objectives, such as expanding the business through acquisition or expansion, were limited in light of the Company's liquidity and capital resources and the difficulty of obtaining necessary financing;


              (e) The conclusion by CCCO, the investment advisor retained by the Company, that the terms of the Purchase Agreement, as amended, are fair to the Company's shareholders from a financial point of view;


              (f) The potential to use the cash generated by this transaction and by the ongoing sodium cyanide business to pursue other alternatives in seeking to build the business of the Company, rather than continuing to invest in the explosives industry; and

              (g) The Board's belief that there existed a general lack of investment interest in entities with a small capitalization engaged in mature industries, particularly those involving hazardous materials such as explosives and sodium cyanide, and the consequent difficulty of obtaining public funding for growth at the present time.


         In approving the sale of the Explosives Business, the Board also considered certain negative aspects of the proposed Asset Sale, including the following:


              (a) The fact that the Company has expended significant resources in preparing the Explosives Business for growth and development, which has not been fully achieved due to the industry downturn in recent years, and which may now begin to show improvement due to recent increases in coal production world-wide if the energy shortage continues;

              (b) The possibility that the explosives industry could expand or that competitive factors in the explosives industry could change in such a way as to favor the Explosives Business at a time at which the Company no longer holds an interest in that business;

              (c) The uncertainty  that exists as to whether the Company will be
         able  to  utilize  the  proceeds   from  the  Asset  Sale  to  increase
         shareholder value and provide ongoing liquidity for the Common Stock;

              (d) Due to the narrowed focus of the Company, the uncertainty of whether the Company will continue to be qualified to trade on the Nasdaq National Market;

              (e) The fact that $1,000,000 of the purchase price is payable by way of a note which can be offset by obligations to UEE arising out of purchase price adjustments, uncollected receivables, or the Company's indemnification obligations;

              (f) The fact that the sale of the Explosives Business will result in nearly all of the Company's current management team leaving the Company and becoming employees of UEE;

              (g) The fact that in connection  with most of the management  team members leaving the Company and becoming employees of UEE, the Company has agreed to purchase an aggregate of 101,191 shares of the Company's common stock held by such management employees for above market prices on consummation of the Asset Sale. (See "Terms of the Asset Purchase--Related Agreements.");


              (h) The fact that the Asset Sale would create a financial accounting loss of approximately $324,000;


              (i) The fact that the adjustments to the purchase price provide for less money to be paid to the Company in the event that the net assets of the Company at Closing are less than the June 30, 2000, net assets (less $400,000) or that UEE is unable to collect the accounts receivable assigned to it, and that the Purchase Agreement contains no reciprocal provision requiring UEE to increase the amount paid to the Company if the net assets at Closing exceed the target amount or UEE collects more of the accounts receivable than anticipated;


              (j) The fact that members of the Company's management have interests in the Asset Sale that are different from and in addition to the interests of shareholders;

              (k) The fact that CCCO relied upon certain information that it was supplied by the Company without independent verification of such information, including financial information and public filings by the Company with the Securities and Exchange Commission;

              (l) The fact that CCCO did not consider certain elements of the Asset Sale in arriving at its opinion regarding the fairness of the terms of the Asset Sale to the Company's shareholders, including the repurchase by the Company of shares of its common stock owned by the Managers at the above market price of $4.00, the forgiving of a receivable owed by one of the Managers to the Company in the amount of $4,000, the terms of the consulting agreement between Dr. Day and UEE, the providing by the Company of a deferred compensation plan in the amount of $525,000 to the Managers, which plan will be assumed and funded by UEE, and the providing by the Company of any line of credit financing to UEE following Closing;

              (m) The fact that CCCO only reviewed the Company's financial forecast for the year 2000.



         After considering the matter, including the factors described above, the Board unanimously determined that the Purchase Agreement and the Asset Sale are advisable and fair and in the best interests of the Company and its shareholders. This discussion of the information and factors considered and given weight by the Board is not intended to be exhaustive, but is believed to include all material factors considered by the Board. In reaching the determination to approve and recommend the Purchase Agreement, the Board did not assign any relative or specific weight to the foregoing factors, and individual directors may have given differing weights to different factors.

PLANS FOR THE COMPANY SUBSEQUENT TO THE ASSET SALE

         Following the Asset Sale, the Company will continue to own its Cyanco joint venture interest and will focus its attention and resources primarily on Cyanco's operations. Cyanco is expected to be unaffected by the Asset Sale, and will continue to own its technology and all its other assets. Cyanco is a joint venture with Degussa Corporation, in which the Company has a 50% interest, held by the Company's wholly-owned subsidiary, Nevada Chemicals. In connection with the Company's role in the management and operation of Cyanco, the Company receives a management fee equal to 1 1/2% of Cyanco's annual gross sales. Cyanco produces liquid sodium cyanide for use in the extraction of gold and other metals from ore deposits in the western United States. The Company will also be retaining its interest in West Africa Chemicals, a joint venture that has explosives operations in Ghana, Africa. The Company will be evaluating its West Africa Chemicals interest and exploring available options with respect to it. (See "Business of the Company Subsequent to the Asset Sale.")

         The application of the proceeds received from the Asset Sale has not yet been determined. Amounts received will be retained by the Company and invested in short-term securities, during which time the Board will evaluate strategic alternatives regarding the use of the proceeds. The proceeds may be used for one or more possible alternatives, including expansion, acquisition, redemption of stock, dividends, or working capital. It is not anticipated that the approval of the shareholders will be sought with respect to the application of the proceeds unless required, or the Board determines that it is in the best interests of the Company to do so. (See "Management's Discussion and Analysis of Financial Condition and Results of Operations.")

TERMS OF THE ASSET SALE

         The following is a summary of the material aspects of the Purchase Agreement and is qualified in its entirety by the terms of the Purchase Agreement and amendments thereto included with this Proxy Statement as Appendix A which is incorporated herein by this reference.

Sale of Assets


         Under the terms of the Purchase Agreement, the Company will sell to UEE essentially all of the assets and operations associated with its explosives activities, other than the Company's West Africa Chemicals and Turon-MSI joint venture interests. Under a proposed management agreement, UEE will manage the joint venture interest of the Company in Turon-MSI and be entitled to all profits and benefits therefrom as consideration for its services and it is expected that UEE will indemnify the Company for any liabilities relating to Turon-MSI. Included in the sale will be the manufacturing facilities of the Company and its various patents, technology, contract rights, customers, license agreements, and know-how with respect to the design, manufacturing, and marketing of explosives products and services. The Company will also transfer all cash, cash equivalents, inventory, sales orders, accounts receivable, and operating records associated with the Explosive Business to UEE. The name "Mining Services International," which has traditionally been associated with the Company's explosives operations, is also being sold to UEE. UEE will assume essentially all of the liabilities of the Company associated with the Explosives Business other than contingent liabilities, including United States deferred tax liabilities. These liabilities were reflected on the June 30, 2001, balance sheet of the Company at approximately $13.12 million.

         In addition to its Cyanco, West Africa Chemicals and Turon-MSI joint venture interests, the Company will retain certain items of office equipment, furniture and fixtures, the real estate and buildings in Sandy, Utah currently used as the Company's corporate offices (which will be leased to UEE following the Asset Sale), the Company's tax refunds, certain of the Company's receivables, assets of the Company that are not used primarily in the Explosives Business, and other various items that are immaterial in nature. The Company will retain its 401(k) plan and all tax liabilities and refunds from its subsidiaries, except for those associated with Turon-MSI. The Company's partially self-funded health insurance plan and other benefits accrued by employees of the Explosives Business will be assigned to UEE in connection with the Asset Sale. The Company will retain the liabilities associated with the Company's remaining employees and the employees of Cyanco under its partially self-funded health insurance plan. The Company will also retain liabilities not associated with the Explosives Business in the approximate amount, as of June 30, 2001, of $2.052 million, consisting primarily of a deferred tax liability of $1.725 million.


         In connection with the closing of the Asset Sale, the Company will terminate all of the employees associated with the Explosives Business. However, UEE has agreed to make employment offers to all of such employees, with the intent of maintaining similar salaries and benefits following the Asset Sale. Consequently, it is anticipated that essentially all of the Company's employees working with the Explosives Business will become employees of UEE and will continue to perform essentially the same functions that they currently perform in connection with the Explosives Business, which will minimize the potential obligation and exposure of the Company with respect to the employee terminations. Dr. John T. Day, the Company's President and Chief Executive Officer, will remain with the Company in those capacities, but will also serve as a consultant to UEE, for what is expected to be a term of three years. Dr. Day believes that he will have sufficient time available to him to continue to manage the Company and its remaining operations. In connection with the Asset Sale, the remainder of the Company's management team, including managers of its United States wholly-owned subsidiaries, have agreed to become employees and investors in the newly formed subsidiary of UEE, UEE-MSI, that will acquire the Explosives Business. These include Duane Moss, senior vice-president and general counsel to the Company; David Reddick, vice president and director of operations; Dr. Douglas Later, vice-president in charge of research and development; Richard Clayton, vice president and director of marketing; Wade Newman, chief financial officer; Mitchell Green, president of Green Mountain Explosives; and John O'Brien, president of O'Brien Design Associates.


Explosives Business Assets and Interests

         The assets being sold to UEE include cash, receivables, inventory, prepaid expenses, fixed assets, land and improvements, and intangible assets associated with the Explosives Business. The real property and buildings being sold are currently held by the Company's wholly-owned subsidiary, Green Mountain Explosives, which owns real property and land in New Hampshire. UEE will acquire all of the assets and specified operating liabilities of Green Mountain Explosives, but the entity will remain as a non-operating subsidiary of the Company. UEE is also acquiring all of the Company's interest in O'Brien Design Associates and Tennessee Blasting Services.


         UEE will also acquire all of the Company's foreign subsidiaries and joint venture interests other than the Company's interest in West Africa Chemicals and Turon-MSI. The entities and interests being sold to UEE represent explosives operations in Colombia and Russia, as well as entities engaged in activities that support its explosives operations.


Assumed Liabilities

         UEE will assume all liabilities reflected on the June 30, 2000, balance sheet of the Company associated with the Explosives Business and all liabilities arising subsequent to June 30, 2000, in the ordinary course of conducting the Explosives Business. These liabilities include accounts payable and certain other accrued liabilities associated with the Explosives Business. In addition, UEE will assume the obligations of the Company under the terms of all contracts transferred to UEE in connection with the Explosives Business, including its obligations under leases with respect to leased equipment and real property and buildings, all guaranties associated with the Explosives Business, and all liabilities from commitments, quotes, and bids made in connection with the Explosives Business. UEE will also assume an aggregate of $40,000 of warranty work with respect to products previously sold by the Company. The Company must pay for any warranty claims over this amount. UEE is also assuming the $700,000 liability associated with a deferred compensation plan covering members of the Company's current management team (see "Related Agreements"). UEE is also the guarantor, or will assume, obligations to repay $1.2 million advanced internally by the Company to the Explosives Business. Of this amount, $200,000 bears interest at the Company's borrowing rate and is due December 31, 2001. The promissory note for the remaining $1 million bears interest at 8-1/2% per annum and is payable over a five year period. The amount of direct liabilities to be assumed by UEE totaled approximately $13.12 million as of June 30, 2001.


         The Company will continue to have responsibility for all liabilities not associated with the Explosives Business. In addition, the Company will be responsible for all contingent liabilities associated with the Explosives Business that are not reflected on the Company's balance sheet. Included within these retained liabilities are liabilities associated with the Company's Cyanco and West Africa Chemicals joint ventures, certain liabilities that may prove unassignable to UEE, potential environmental, insurance and tax liabilities, potential tort or product liabilities, certain potential liabilities with respect to employees, encumbrances on certain assets, and any potential liabilities associated with litigation matters brought against the Company. Under the proposed management agreement with UEE all obligations and liabilities which are associated with Turon-MSI Ltd. will be the responsibility of UEE. The liabilities reflected on the Company's balance sheet that will be retained by the Company totaled approximately $2.052 million at June 30, 2001, of which approximately $1.725 million represented deferred income taxes.

The Purchase Price

         The purchase price UEE will pay for the Explosives Business, as revised by the May Amendment, will include a cash payment to be made on the Closing Date of $6.35 million, assumption by UEE of obligations to the Company in the amount of the $1,200,000 with interest, of which $200,000 is payable by December 31, 2001, and the remaining $1,000,000 is payable over five years, and assumption by UEE of approximately $13.12 million (as of June 30, 2001) of the Company's direct liabilities. The $1 million obligation bears interest at 8 1/2% per annum, and will be paid in annual installments of principal and interest. The obligation of UEE under this note may be offset by any amounts due to UEE from the Company as a result of a purchase price adjustment or the Company's indemnification obligation under the terms of the Purchase Agreement.

         The purchase price is subject to two potential adjustments. The first adjustment is based on a target value of the net assets associated with the Explosives Business. Subsequent to the Closing, the parties will prepare a balance sheet for the Explosives Business, reflecting the assets and liabilities transferred to UEE in accordance with generally accepted accounting principles, except: (i) depreciation or amortization subsequent to June 30, 2000; (ii) the impairment of the assets of the Explosives Business recognized on the Company's December 31, 2000, balance sheet; and (iii) any operating loss attributable to Tennessee Blasting Services from May 25, 2001, until Closing. In the event that the net assets (assets minus liabilities), determined as set forth above, are more than $400,000 less than the net asset value of the Company at June 30, 2000, of $11,514,709, the purchase price will be reduced. The Purchase Agreement did not contain a provision for an upward adjustment to the purchase price for the following reasons. The parties negotiated a cushion of $400,000 below the net value of the assets at June 30, 2000, to provide some protection to the Company. Based on the recent results of operations of the Company prior to the execution of the Purchase Agreement, and anticipating that the Asset Sale would close in the near future, it was not anticipated that the net asset value would increase prior to Closing. Finally, the purchase price was primarily based on expectations about future performance of the Explosives Business, rather than the value of the assets and the adjustment was designed to protect UEE from an unexpected additional liability that might be discovered prior to Closing. If a dispute arises with respect to the balance sheet or the net asset value transferred to UEE, the matter will be submitted for resolution to a mutually agreeable independent accounting firm for resolution. Based on the preliminary financial information currently available to it, management of the Company does not believe that the purchase price adjustment based on the net asset value at the Closing will be material. These preliminary numbers are, however, subject to change. If the Company is responsible to UEE for any amounts according to the foregoing, it must pay UEE within twenty days of the definitive resolution of the issue.

         The second potential adjustment is based on the collection of certain accounts receivable transferred to UEE. In the event that UEE has been unable to collect the accounts receivable, less an agreed upon reserve of $153,000, within 260 days of Closing, UEE may reassign the uncollected accounts receivable to the Company and the purchase price will be reduced on a dollar for dollar basis. Accounts receivable owed by Tennessee Blasting Services to the Company are not included in the definition of "Accounts Receivable." Because of significant changes in its business, the Company is not currently able to estimate the likelihood of an adjustment based on the collection of the receivables.

Closing


         The Asset Sale will be consummated only if the Purchase Agreement is approved and adopted by the requisite votes of the holders of the Company's Common Stock. The closing of the Asset Sale contemplated by the Purchase Agreement also is subject to the satisfaction of certain other conditions specified in the Purchase Agreement, unless such conditions are waived by the party in whose favor the condition runs (to the extent such waiver is permitted by law). The failure of any such condition to be satisfied, if not waived, would prevent consummation of the Asset Sale.

         The  obligations  of UEE to  consummate  the  Asset  Sale  and  related transactions are subject to satisfaction of, among others, the following conditions: (i) the representations and warranties of the Company contained in the Purchase Agreement will be true and correct in all material respects as of the Closing Date; (ii) the Company will have performed and complied with all of its covenants under the Purchase Agreement in all material respects through the Closing; (iii) the Company will have procured all required third-party consents, which have now been either procured or waived; (iv) there shall have been no material adverse change in the business, property, operations, financial condition, or business relationships of the Company; (v) no action, suit, or proceeding will be pending or threatened before any court or quasi-judicial or administrative agency of any federal, state, local, or foreign jurisdiction or before any arbitrator wherein an unfavorable injunction, judgment, order, decree, ruling, or charge would prevent or prohibit consummation of any of the transactions contemplated by the Purchase Agreement, impose any material limitations on UEE's right to purchase or own some or all of the assets; (vi) the Company has delivered to UEE a certificate to the effect that each of the conditions specified in (i), (ii), (iii), and (iv) above is satisfied in all respects; (vii) all actions to be taken by the Company in connection with consummation of the transactions contemplated by the Purchase Agreement and all certificates, opinions, instruments, and other documents required to effect the transactions contemplated by the Purchase Agreement will be reasonably satisfactory in form and substance to UEE; (viii) the shareholders of the Company shall have approved the Asset Sale; (ix) the parties shall have entered into a lease with respect to the Company's corporate office building; (x) UEE shall have received an adequate opinion from the Company's counsel; (xi) a line of credit reasonably acceptable to UEE shall have been procured, which has been done; (xii) the Company shall have entered into a license agreement with Bulk Mining Explosives with reasonably acceptable terms, which condition has already been fulfilled by the Company; (xiii) certain required certificates relating to non-foreign status and tax matters shall have been received by UEE; (xiv) the parties shall have resolved the business conflict regarding the Company's O'Brien Design Associates subsidiary, which condition has been fulfilled by the parties; (xv) the Company shall have changed its corporate name in a manner acceptable to UEE; and (xvi) UEE shall have completed a due diligence review that does not reveal any facts, developments or circumstances that cause or would be reasonably likely to have a material adverse effect upon the Explosives Business.

         The obligations of the Company to consummate the Asset Sale and related transactions are subject to satisfaction of the following conditions, among others: (i) the representations and warranties of UEE contained in the Purchase Agreement are true and correct in all material respects as of the Closing Date;
(ii) UEE has performed and complied with all of its covenants under the Purchase Agreement in all material respects through the Closing; (iii) no action, suit, or proceeding is pending or threatened before any court or quasi-judicial or administrative agency of any federal, state, local, or foreign jurisdiction or before any arbitrator wherein an unfavorable injunction, judgment, order, decree, ruling, or charge would prevent consummation of any of the transactions contemplated by the Purchase Agreement; (iv) UEE will have delivered to the Company a certificate to the effect that each of the conditions specified in (i) and (ii) above is satisfied in all respects; (v) the transactions contemplated by the Purchase Agreement are approved by the Company's shareholders; (vi) all necessary consents and approvals shall have been received, which have now been received or waived; (vii) the Company shall have been relieved from its line of credit obligations; (viii) the resolution of the business conflict regarding the Company's O'Brien Design Associates subsidiary shall be acceptable to the Company, which condition has been fulfilled; (ix) UEE shall have guaranteed the payment of the Promissory Note; and (x) the parties shall have entered into a lease with respect to the Company's corporate office building.


Related Agreements


         In connection with the Purchase Agreement, the parties also agreed to enter into a number of related agreements. The Company and UEE will execute a lease agreement for the real property and improvements located in Sandy, Utah, historically used by the Company for its corporate headquarters, upon the closing of the Asset Sale. The lease will be for one year, with an option for an additional year, at a rent based on the rents paid for like properties in the area.

         As a material term of the Asset Sale, UEE required that an acceptable minimum number of the Company's current management team become employees of UEE. As an incentive for such management team members to do so, and to thereby facilitate the Asset Sale, the Company agreed to enter into a deferred compensation plan whereby management level employees who agreed to become employees of UEE would receive certain deferred compensation amounts upon fulfilling the terms of such plan, including employment with UEE for a specified period of time. The following seven management team members of the Company are eligible to collectively receive $525,000 upon the satisfaction of the terms and conditions of the deferred compensation plan: Duane Moss, David Reddick, Dr. Douglas Later, Richard Clayton, Wade Newman, Mitchell Green and John O'Brien. Each of the above managers has agreed to become an employee of UEE, each a "Manager," and collectively the "Managers"). In connection with the Asset Sale, UEE has agreed to assume all obligations of the Company under the deferred compensation plan. Since the plan is contingent on closing the transaction with UEE, the Company has no potential liability under such plan, whether or not the Asset Sale is ultimately consummated. In order to receive the deferred compensation under the deferred compensation plan, which will be applied to purchasing deferred stock in UEE-MSI Duane Moss, David Reddick, Richard Clayton and Doug Later, must remain employed by UEE for five years following the closing of the Asset Sale, unless they are earlier terminated without cause or they resign without good reason as set forth under their employment agreements. In the case of earlier termination without cause, or termination without good reason, the deferred compensation will be used to either pay down debt or purchase the deferred stock in UEE-MSI as the case may be. Wade Newman, Mitch Green and Jack O'Brien will receive stock in UEE-MSI by forgiving the respective deferred compensation owed to them under the deferred compensation plan at the Closing. The reason a Manager would decide to forgive the deferred compensation at closing and receive additional stock or use it in five years to acquire additional stock, is dependent on the choice of tax effect desired by the Manager. Forgiving the deferred compensation at closing for stock received creates an immediate recognition of the deferred compensation as earned income, but any increase in the value of the stock will be treated as capital gain. Under the other option in which the deferred compensation would be deferred at Closing, income tax is deferred until the benefit from the deferred compensation is used to acquire stock, but any increase in value of the stock until such time will be treated as ordinary income.


         The Managers will also become investors in UEE-MSI, UEE's newly-formed explosives subsidiary. The Managers retained an investment advisor to assist them in analyzing their potential investment in UEE-MSI. UEE paid the fees of this investment advisor, which fees were not dependent on whether or not the Managers invested. Each Manager will make an investment consisting of cash, a recourse and/or non-recourse note, and the forgiveness of the amount due to the Manager under the deferred compensation plan assumed by UEE. Each of the Managers also entered into an agreement with UEE, which becomes effective upon the Closing of the Asset Sale, with respect to the management of UEE-MSI. These agreements provide for certain tag along rights, conditional rights for the Managers to elect two members to UEE-MSI's board of directors, certain veto rights and rights of first refusal if any of the Mangers transfers ownership of their shares. The Managers have not entered into any agreement between themselves with respect to the manner of selecting their two board positions nor in exercising other rights granted in the stockholders agreement. Prior to the closing of the Asset Sale, the Managers may enter into an agreement among themselves, which will provide for a voting mechanism to exercise any group rights provided under the stockholders agreement. None of the Managers hold or are acquiring any interest in the UEE parent company.


         A portion of the purchase price of the stock to be acquired by the Mangers in UEE-MSI will be paid by loans made to the Managers by UEE-MSI. As an additional inducement to the Managers to undertake the financial obligations to purchase an equity position in UEE-MSI, the Board agreed to facilitate the ability of the Managers to obtain cash (net of income taxes) needed to adequately finance their cash obligation at Closing and to provide a source of funds to partially satisfy their loan obligations to UEE-MSI by having the Company purchase shares of the Company's common stock owned by five of the Managers (Mr. Moss, Mr. Reddick, Dr. Later, Mr. Newman, and Mr. Green) for $4.00 per share, upon the closing of the Asset Sale. The Board determined that the $4.00 price was justified, despite the lower trading price in the public market, partly because the price was consistent with the overall target value range for the Company implicit in the UEE transaction, and partly because the rights to employment benefits and stock options waived by the Managers were not fully offset by the deferred compensation plan. The purchase of the shares owned by the six Managers will result in an aggregate payment of $292,728 for 73,182 shares of the Company's common stock. Included in the aggregate payment is the amount approved by the Board for the 13,500 shares of the Common Stock owned by Mr. Clayton which will be applied against $54,000 of Mr. Clayton's indebtedness to the Company, which was loaned in 1998 to Mr. Clayton in the principal amount of $58,000 at an interest rate equal to the 30-day LIBOR rate plus 1%. Mr. Clayton will remain responsible for the interest accrued and owing on such loan, but the remaining $4,000 of principal will be forgiven as approved by the Board. In the case of Mr. O'Brien, the Company will satisfy its obligations to Mr. O'Brien under a prior contract by purchasing 28,009 shares of common stock for nine dollars and ninety-two cents ($9.92) per share for a total of $277,849. The Company's obligations arose under the terms of a contract entered into in connection with the Company's purchase of O'Brien Design Associates in 1998 from Mr. O'Brien and his wife, Martha O'Brien. All of the shares of the Common Stock being purchased from the Managers by the Company will be canceled.

         In consideration of the benefits granted to the Managers through the deferred compensation plan and the stock purchases as described above, each of the Managers has released the Company from substantially all obligations subsequent to the Asset Sale that such Manager may be entitled to from the Company, including: all compensation, accrued vacation, potential payments for termination under change of control, future participation in the Company's employee benefit plans, stock option agreements, and any potential claims to which the Managers may otherwise be entitled with respect to their employment with the Company. The Company will continue its obligation to indemnify its officers and directors, including the Managers, for liabilities arising prior to the Asset Sale pursuant to the terms of its bylaws, which indemnification is insured under the Company's directors and officers liability insurance policy. The Company has further agreed to seek to extend the coverage period for claims against the Managers arising during the policy period up to the date of the Asset Sale and for a period of two years following the date of the Closing of the Asset Sale. Each of the Managers is covered under the terms of the directors and officers insurance policy as well as each of the directors of the Company and Dr. Day. The cost of the two-year extension of the policy is set under its terms at approximately $30,000, payable upon the date of extension.


         Dr. Day will remain an employee of the Company and will not be an employee of UEE nor an equity holder in UEE-MSI or any affiliate of UEE, but will have a consulting arrangement with UEE during a transition period. Dr. Day is expected to enter into a three-year consulting agreement with UEE to provide technical and international business development services. Under the terms of the agreement, Dr. Day will initially provide from approximately 77 to 123 hours of time to UEE on a monthly basis, decreasing to approximately 77 hours per month by the end of the three-year term. Dr. Day will receive a monthly fee based on the time he spends consulting for UEE, which is expected to range from $9,250 to $14,900. Dr. Day believes that he will have sufficient time available to manage the Company and its remaining business operations. Dr. Day will be paid an additional compensation amount by UEE of $50,000 on the first anniversary of the consulting agreement, $50,000 on the second anniversary, and $75,000 on the third anniversary. Dr. Day will be prohibited from engaging in business competitive to that of UEE during the term of the consulting agreement, and for two years after its termination. Dr. Day and the Company will, however, be permitted to continue operating and owning the Company's West Africa Chemicals joint venture, on a scale similar to that on which such operations are now being conducted.

         The foregoing discussion of cash, deferred compensation and stock repurchases is summarized in the table below. The terms of these arrangements have been agreed to by the parties, but final documents have not been signed. Consequently, the terms with respect to any specific individual could change prior to closing.


                                                                 Potential
                                               Ownership         ownership
                       MSI Stock to be          in new            in new          Amount of
                       re-purchased by          UEE/MSI           UEE/MSI         Deferred
                         the Company          at Closing/       five years      Compensation        Remaining          Loans
                          (shares)/             Amount           following       Payable by         MSI Stock      Undertaken by
       Name             ($ amount)(1)         Invested(2)         Closing          UEE(2)          (Shares)(3)      Managers(2)
-------------------- -------------------- -------------------- -------------- ------------------ ---------------- -----------------

John Day                    None                 None              None           $175,000           600,804            N/A
Duane Moss             26,803/$107,212      2.488%/357,536         3.667%         $115,000         16,000 held        $196,645
                                                                                                   in MSI 401K
Richard Clayton        13,500/$54,000(4)    1.231%/205,000         2.1%           $ 85,000            None            $112,750
David Reddick          23,979/$95,916       2.154%/325,000         3.333%         $115,000            None            $178,750
Douglas Later           5,000/$20,000       1.731%/243,746         2.5%           $ 75,000            None            $134,060
Jack O'Brien(5)        28,009/$277,850      0.821%/80,048          0.821%         $ 50,000            None            $ 30,048
Mitch Green               900/$3,600        0.821%/80,000          0.821%         $ 50,000            None            $ 26,400
Wade Newman             3,000/$12,000       0.872%/85,000          0.872%         $ 35,000            None            $ 46,750
_________________________

(1) The repurchase of shares of the Company at $4.00 per share, which represents a premium over the currently trading price on the Nasdaq market, was provided to the Managers in part as compensation for releasing the Company from all obligations with respect to stock options, certain accrued benefits, release of employment or termination agreements, and any other claims which the Managers may have against the Company.

(2) The loans reflected in the foregoing table will be made to the Managers by UEE-MSI. The amount of the purchase price that is not reflected as deferred compensation or loans in the above table will be paid by the Managers from cash available to them on the sale of their stock to the Company.

(3) Amounts do not include any current options for the Company's common stock held by the Managers, which will be relinquished upon Closing. Dr. Day's total does include options to acquire 49,500 shares that are currently exercisable.

(4) Richard Clayton's repurchase of stock by the Company will be used to pay a current obligation of his to the Company and the Company is forgiving an additional $4,000 owed by him to the Company pursuant to a loan the Company made to him, in the amount of $58,000, in 1998. The outstanding loan, which continues to accrue interest at a rate equal to the 30-day LIBOR rate, plus 1%, was approximately $66,300 at June 30, 2001, which would leave an outstanding balance to be paid by Mr. Clayton to the Company following the Asset Sale of approximately $8,300.

(5) The price of $9.92 per share for the repurchase of the shares of the Company owned by Jack O'Brien is to satisfy the Company's obligations under a purchase agreement to acquire O'Brien Design Associates entered into by him, his wife Martha and the Company. The 28,009 shares were valued at $9.92 in 1998 and the agreement provided that should the value of the shares decrease, the O'Brien's would be compensated once the manufacturing plant was built and operational. Since the conditions of the agreement have been substantially complied with, the Company agreed to pay out the obligation to the O'Brien's at Closing.

         Shareholders of the Company holding an aggregate of 46% of the issued and outstanding stock entered into stockholder agreements with UEE pursuant to which they agreed to vote in favor of the proposals of management. Each of the shareholders agreed not to sell or transfer shares subject to the agreements, except in accordance with the terms of the agreements. The shareholders also agreed not to respond to inquiries they may receive with respect to competing proposals to acquire the Company or the Explosives Business. The shareholders of the Company who entered into the stockholder agreements with UEE are the BLA Trust, a principal shareholder of the Company, Bryan Bagley, a trustee of the BLA Trust and a director of the Company, John Day, president, chief executive officer, and a director of the Company, Nate Wade, Co-Chairman of the Board and a director, and the Family Partnership of Lex Udy, who retired from the Company in 2000 and is a former officer and director. None of the above mentioned parties are affiliated with UEE in any manner, other than Dr. Day's agreement to provide consulting services to UEE subsequent to the closing. None of the Managers are parties to the foregoing shareholders agreement.

         The Company and UEE have coordinated and cooperated with each other in order to obtain the third-party consents required by the Purchase Agreement and to provide information to other entities with a business relationship by providing information concerning the structure, business, and financing of the post-closing Explosives Business to contractual partners, suppliers, and customers of the Explosives Business. In addition, and in order to fulfill certain of the Company's covenants in the Purchase Agreement, employees of the Company have provided historical and pro forma financial information and administrative support in connection with UEE's efforts to secure a working capital line of credit for the Explosives Business.

         In order to facilitate the cooperation between UEE and the Company until the Closing Date, UEE and the Company have entered into a Cooperation Agreement. The agreement essentially provides a waiver of liability and indemnification to UEE for consultation and input into decision-making processes of the Company necessary so that the Company can carry on business in the ordinary course, while providing UEE with assurance that its input is considered until the Purchase Agreement is terminated or the transaction is closed. Either party may terminate the Cooperation Agreement upon prior notice. (See "Special Factors Background and Reasons for the Asset Sale.")

Representations and Warranties

         The Purchase Agreement contains various representations and warranties. Both the Company and UEE make representations concerning (i) the due organization, authority, and power of the parties and similar corporate matters;
(ii) the authorization, execution, delivery, and enforceability of the Purchase Agreement; (iii) the lack of conflicts under charters or bylaws or violations of agreements or laws as a result of the transaction; (iv) the lack of any agreements with finders; and (v) the accuracy of the information supplied by the parties. UEE also represents that it has access to sufficient funds to complete the transaction. The Company additionally provides representation with respect to (i) the accuracy and completeness of financial information; (ii) absence of adverse changes to the Explosives Business; (iii) the extent of the liabilities associated with the Explosives Business; (iv) the insurance carried by the Company with respect to the Explosives Business; (v) the completeness and accuracy of previous tax filings; (vi) real property matters; (vii) certain environmental matters; (viii) the Company's title to the assets being transferred and the condition of such assets; (ix) the continued viability of the contracts being assigned; (x) the leases being assigned; (xi) the quality of the inventory and accounts receivable being assigned; (xii) labor matters and employee benefit plans; (xiii) the transactions with affiliated persons; (xiv) the current status and pay scale of employees associated with the Explosives Business; (xv) the intellectual property being transferred; (xvi) litigation and other claims against the Company; (xvii) the availability of necessary permits to conduct the Explosives Business and the compliance of the Company with laws applicable to the Explosives Business; and (xviii) the adequacy of the books and records associated with the Explosives Business.

Operations of the Company Prior to Closing

         The Company has agreed to continue to operate the Explosives Business in the ordinary course and in accordance with certain restrictions set forth in the Purchase Agreement. The Company is obligated to use commercially reasonable efforts to preserve its business organization, customers, suppliers, and employees, to maintain necessary permits, and preserve its intellectual property. Among other things, the Company has agreed that except as otherwise expressly provided by the Purchase Agreement, or as UEE may otherwise consent to in writing, the Company shall not engage in any activity or enter into any transaction outside of the ordinary and usual course of the Company's business or which would be inconsistent with the Company's past practice or with the terms of the Purchase Agreement or which would render inaccurate as of the Closing any of the representations and warranties set forth in the Purchase Agreement. The Company is prohibited from incurring short-term debt in excess of $50,000, materially modifying its contracts, changing its compensation arrangements, terminating insurance coverage or taking other actions that may adversely affect the business. In addition the Company and UEE have entered into the Cooperation Agreement previously described, which provides for cooperation in decision making until the Closing.

No Solicitation Provision

         The Purchase Agreement provides for the Company to recommend that shareholders approve the sale of the Explosives Business to UEE, unless the Company receives an unsolicited offer to acquire the Explosives Business that, in the good faith opinion of the Board, is superior to the terms of the transaction negotiated with UEE. The Company, its officers and its advisors are prohibited from soliciting any offers, engaging in negotiations, or providing information to any other potential purchaser of the Explosives Business unless it receives an offer that is better than the terms of the transaction with UEE.

         In the event that the Company receives such an unsolicited "superior proposal," the Board, pursuant to its fiduciary obligation to seek the best value for the shareholders, would consider such offer and, if the final terms of such offer were superior to those made by UEE, taking into account amounts the Company would have to pay in termination fees and reimbursement of costs to UEE, would recommend such offer to the shareholders. Absent receipt of a superior offer, the Board has agreed to continue to recommend the sale of the Explosives Business to UEE on the terms set forth in the Purchase Agreement.

Non-Competition Obligations

         Except for continued ownership in the Company's West Africa Chemicals joint venture, the Company has agreed that in connection with the sale of the Explosives Business to UEE, it will not engage in any business that competes with the Explosives Business for a period of seven years after the Closing. In addition, for a period of two years following the Closing Date, the Company has agreed not to solicit or attempt to employ any employee of the Explosives Business.

Termination of the Purchase Agreement

         The Purchase Agreement may be terminated under any of the following circumstances:

              (a) Upon the mutual consent of all parties;

              (b) By UEE or the Company if there is any litigation or governmental action brought or threatened against the transaction;

              (c) By either party if the Closing has not occurred by October 31, 2001;

              (d) By either party if the Company's shareholders fail to approve the Asset Sale at the Special Meeting;

              (e) By either party if the following conditions to Closing have not been either waived or satisfied by the appropriate party as of August 31, 2001: (i) obtaining the third-party consents required under the terms of the Purchase Agreement; and (ii) obtaining a commitment for a line of credit for the Explosives Business to replace the existing line of credit;

              (f) By UEE if (i) the Company breaches any representation, warranty, or covenant contained in the Purchase Agreement and fails to cure such breach within 30 days; (ii) the Board withdraws or modifies in any manner adverse to UEE its recommendation to the shareholders;

         (iii) the Company materially breaches its obligations under the "no shop" provision; (iv) an environmental liability associated with the Explosives Business is discovered; or (v) a "Material Adverse Effect" has occurred or is likely to occur, as that term is defined in the Purchase Agreement; and

              (g) By the Company, upon written notice to UEE, if (i) UEE has breached any representation, warranty, or covenant and failed to cure such breach within 30 days; (ii) the Company has entered into an agreement with respect to a "superior proposal;" or (iii) if the Board has recommended or approved a "superior proposal."

Termination Fee

         If the Purchase Agreement is terminated by UEE due to the Company's breach of the "no shop" and "superior proposal" provisions of the Purchase Agreement, as detailed above, or if the Company enters into an agreement with respect to a superior proposal, or the Board approves or recommends a superior proposal, the Company will be obligated to pay UEE a termination fee of $200,000 and to reimburse UEE for up to $500,000 of costs and expenses incurred by UEE in connection with the negotiation and execution of the Purchase Agreement. If the Company's shareholders fail to approve the Asset Sale at the Special Meeting, and there is an acquisition proposal pending at the time of the Special Meeting, the Company will also be required to pay such termination fees.

Indemnification; Survival of Representations and Warranties

         Pursuant to the terms of the Purchase Agreement, the Company has agreed to indemnify UEE and its affiliates for costs and losses resulting from (a) a breach by the Company of its representations and warranties in the Purchase Agreement; (b) any environmental liability resulting from events prior to the Closing; (c) a breach by the Company of any covenant; (d) any tax liability of the Explosives Business attributable to pre-closing periods; and (e) any liability under ERISA.

         The Company is liable under the indemnification provisions only when UEE has suffered losses exceeding $50,000, after which the Company is liable for all of UEE's losses, including the first $50,000. The indemnification may not exceed $500,000 with respect to each of Cayman Mining Services and Eastern Mining Services. There is no indemnification liability for losses or tax liabilities associated with the Company's Turon-MSI joint venture. The Company's total potential indemnification liability with respect to the representations and warranties in the Purchase Agreement is capped at $5,000,000. The indemnification obligations under the Purchase Agreement survive the Closing. Under the terms of the Purchase Agreement, any indemnification obligation the Company may have to UEE can be offset against amounts due to the Company from UEE under the Promissory Note.

         Except for covenants, agreements and indemnification matters that contemplate survival following the Closing, and the following list of specific representations and warranties which survive forever, the representations and warranties and the covenants and agreements set forth in the Purchase Agreement survive until April 30, 2002: authorization of the Company to enter into the transactions with UEE, the binding effect of the Purchase Agreement, the Company's possession of good title to all items transferred, environmental matters, all tax matters, ownership and possession of shares of the Company's subsidiaries and good title transfer of those shares, and broker's and finder's fees matters.

RIGHTS OF EXECUTIVES

         Following the Asset Sale, Dr. Day will continue as an employee of the Company, and will be covered by a contract with respect to such employment. All of the benefits Dr. Day currently is entitled to in connection with his employment will also remain in force. Dr. Day and the Board will agree upon a satisfactory reduction to the compensation he receives as an employee of the Company to reflect the time that he spends consulting for UEE following the sale of the Explosives Business and the compensation he receives from UEE. The terms of this arrangement have not yet been finalized.

INTEREST OF MANAGEMENT OR DIRECTORS IN ASSET SALE

         The Managers and Dr. Day have various interests in the Asset Sale, which are explained above in "Related Agreements."

ACCOUNTING TREATMENT OF THE ASSET SALE

         The Asset Sale will be reflected on the Company's financial statements as a sale of the explosives assets and certain joint venture interests of the Company associated with the Explosives Business and assumption by UEE of certain liabilities, net of tax benefits and expenses of the sale. An impairment of assets in the amount of $4.99 million due to the underlying decrease in value reflected in the Purchase Price was accounted for in the December 31, 2000, financial statements. Accordingly, the only remaining effect on the Company's financial statements at Closing will be the net after-tax costs associated with the Asset Sale, changes in the balance sheet subsequent to December 31, 2000, and the recognition of foreign currency translation losses, which would collectively result in an increase in stockholders' equity of $143,000 at June 30, 2001.

GOVERNMENT AND REGULATORY APPROVALS

         Many permits and approvals on varying governmental levels are required to engage in explosives operations. UEE's newly formed explosives subsidiary is in the process of applying for these permits and approvals with the assistance of UEE and the Company. Other than the foregoing, the Company does not believe that there are any material governmental regulatory requirements or approvals that must be obtained in connection with the transaction.

APPRAISAL RIGHTS OF DISSENTING SHAREHOLDERS

         Shareholders have no dissenters' or appraisal rights in connection with the Asset Sale.

REQUIRED VOTES


         The sale of the Explosives Business to UEE is required to be approved by a majority of the outstanding shares of common stock. The following shareholders of the Company, representing approximately 46% of the outstanding shares of Common Stock, have entered into agreements with UEE requiring them to vote in favor of the proposal to sell the Explosives Business: John T. Day, the Company's President, Chief Executive Officer and one of its directors, Nathan Wade, a director of the Company, Lex Udy, a significant shareholder of the Company, and Bryan Bagley, a director of the Company, on behalf of himself and as a trustee of the BLA Trust. After reasonable inquiry, the Company believes that the Managers intend to vote all of the shares over which each of them has voting control in favor of the transaction with UEE. Broker non-votes and other abstentions will have the effect of votes cast against the proposal. The agreement with UEE does not require that the Asset Sale be approved by a majority of the shares held by the unaffiliated shareholders of the Company.

THE BOARD UNANIMOUSLY RECOMMENDS A VOTE FOR THE APPROVAL OF THE PROPOSED SALE OF THE COMPANY'S EXPLOSIVES BUSINESS TO UEE. NO OTHER PARTY INVOLVED IN THE TRANSACTION, INCLUDING UEE AND THE MANAGERS, IS MAKING ANY RECOMMENDATION TO THE SHAREHOLDERS OF THE COMPANY WITH RESPECT TO ANY MATTER BEING VOTED UPON.

--------------------------------------------------------------------------------

                        PROPOSAL 2: CORPORATE NAME CHANGE

--------------------------------------------------------------------------------

         The shareholders will be asked at the Special Meeting to authorize an amendment to the Company's Amended Articles of Incorporation, to effect the Corporate Name Change (the "Amendment"). The proposed Amendment in the form of Amended and Restated Articles of Incorporation of the Company effecting the corporate name change is attached as Appendix B to this Proxy Statement. This proposal, if approved by the shareholders, will be implemented only if the Asset Sale is approved and consummated and will be effected by the filing of the Amendment with the state of Utah.

         The terms of the Purchase Agreement require the Company to change its corporate name, since the right to use the name "Mining Services International" is to be sold to UEE as part of the Asset Sale. The Board proposes to change the Company's corporate name from "Mining Services International Corporation" to "Nevada Chemicals, Inc."

REQUIRED VOTES

         Assuming the presence of a majority of the shares of the Company's common stock at the Special Meeting, whether by attendance or proxy, the adoption of the Corporate Name Change proposal requires the votes in favor of the proposed Amendment to be greater than the votes cast against the proposed Amendment. Broker non-votes and other abstentions will have no effect upon the vote on the proposed Amendment if a quorum is present.


         THE  BOARD  UNANIMOUSLY  RECOMMENDS  A VOTE  FOR  THE  APPROVAL  OF THE
CORPORATE NAME CHANGE AND APPROVAL OF THE AMENDED AND RESTATED ARTICLES OF INCORPORATION OF THE COMPANY EFFECTING THE CORPORATE NAME CHANGE. NO OTHER PARTY INVOLVED IN THE TRANSACTION, INCLUDING UEE AND THE MANAGERS, IS MAKING ANY RECOMMENDATION TO THE SHAREHOLDERS OF THE COMPANY WITH RESPECT TO ANY MATTER BEING VOTED UPON.
--------------------------------------------------------------------------------


              UNAUDITED PRO FORMA CONSOLIDATED FINANCIAL STATEMENTS

--------------------------------------------------------------------------------

         The following unaudited pro forma consolidated balance sheet as of June 30, 2001, estimates the pro forma effect of the Asset Sale on the Company's financial position as if the Asset Sale and the transactions contemplated in the Purchase Agreement had been consummated on June 30, 2001. The following unaudited pro forma consolidated statements of income for the six months ended June 30, 2001, and the years ended December 31, 2000, 1999, and 1998 estimate the pro forma effects of the Asset Sale on the Company's results of operations as if the Asset Sale had occurred at the beginning of each of the respective periods. The pro forma adjustments are described in the accompanying notes and are based upon available information and certain assumptions that the Company believes are reasonable. The pro forma information may not be indicative of the results of operations and financial position of the Company as it may be in the future or as it might have been had the transactions been consummated on the respective dates assumed. The pro forma information is included for comparative purposes and should be read in conjunction with the Company's consolidated financial statements and related notes included elsewhere in the Proxy Statement.

         As shareholder approval is required to dispose of the Explosives Business, the proposed disposal is not reported in the financial statements and selected financial data as discontinued operations until such approval is obtained. The pro forma information presents all periods, as this transaction does meet the qualifications for discontinued operations treatment.

         The actual amount of the purchase price and the net purchase proceeds from the Asset Sale is to be finalized subsequent to the Closing. The Company believes that such amount will not be materially different from the amount of purchase proceeds reflected in the pro forma consolidated balance sheet presented below.

                                                                                    Mining Services International Corporation
                                                                                         Pro Forma Consolidated Balance Sheet
                                                                                            As of June 30, 2001 (in thousands)

                                                                                         Sale of Explosives Business
                                                                                 ----------------------------------------------
                                                                     Historical     Pro Forma                    Pro Forma
Assets                                                               Consolidated  Adjustments                 Consolidated
                                                                     -----------------------------            ----------------
        Current assets:
             Cash                                                         1,338              (996)      a                 342
                                                                                            6,350       a               6,350
                                                                                             (134)      b                (134)
             Receivables, net                                             8,889            (7,502)      a               1,387
             Inventories                                                  2,327            (2,327)      a                   -
             Prepaid expenses                                               158              (158)      a                   -
             Current portion of related party notes receivable              250              (250)      a                   -
                                                                     -----------------------------            ----------------
                                                                         12,962            (5,017)                      7,945

        Investment in and advances to joint ventures                     14,062            (1,872)      a              12,190
        Property, plant and equipment, net                                7,203            (6,274)      a                 929
        Related party notes receivable                                    1,086            (1,000)      a                  86
        Intercompany receivable-Nevada Chemicals Note                                       1,140       c               1,140
        Other assets                                                        405              (273)      a                 132
                                                                      -----------------------------            ----------------
                                                                         35,718           (13,295)                     22,423
                                                                     =============================            ================
Liabilities and Stockholders' Equity
        Current liabilities
             Accounts payable and accrued expenses                        7,003            (6,676)      a                 327
             Current portion of long-term debt                            5,055            (5,055)      a                   -
                                                                     -----------------------------            ----------------
                                                                         12,058           (11,731)                        327

        Long-term debt                                                    1,389            (1,389)      a                   -
        Deferred income taxes                                             2,043              (318)      d               1,725
                                                                     -----------------------------            ----------------
                                                                         15,490           (13,438)                      2,052

        Minority interest                                                     -                 -       a                   -

        Stockholders' equity
             Common Stock, $.001 par value, 500,000,000
                shares authorized                                             7                 -                           7
             Capital in excess of par value                               5,312                 -                       5,312
             Cumulative foreign currency translation adjustment            (467)              467       e                   -
             Retained earnings                                           15,376              (324)      a              15,052
                                                                     -----------------------------            ----------------
        Total stockholders' equity                                       20,228               143                      20,371
                                                                     -----------------------------            ----------------

        Total liabilities and stockholders' equity                       35,718           (13,295)                     22,423
                                                                     =============================            ================

        Book value per share                                            $2.76               $0.02                      $2.78



                                                   Mining Services International Corporation
                                                  Pro Forma Consolidated Statement of Income
                                                         (In thousands except share amounts)

                                                              Six Months Ended June 30, 2001
--------------------------------------------------------------------------------------------------
                                                            Sale of Explosives Business
                                          --------------------------------------------------------
                            Historical                Pro Forma                         Pro Forma
                           Consolidated              Adjustments                      Consolidated
             -------------------------------------------------------------------------------------
Revenue:
Net Sales                     $   19,532              $   (19,315) f, i                    $   217
Royalties                            489                     (489) f
Equity in earnings of
 joint ventures                    1,198                     (548) f                           650
Other income                          32                      (32) f
                           ------------------------------------------------------------------------
Total revenue                     21,251                  (20,384)                             867
                           ------------------------------------------------------------------------

Costs and expenses:
Cost of Sales                     18,784                  (18,704) f                            80
General and administrative         2,019                   (1,726) f, g                        293
Research and development             300                     (300) f
                           ------------------------------------------------------------------------
Total costs and expenses          21,103                  (20,730)                             373
                           ------------------------------------------------------------------------

Income from operations               148                      346                              494

Other income (expense)              (157)                     157   f, j
                           ------------------------------------------------------------------------
Income (loss) before
 provision for income
 taxes                                (9)                     503                              494
                           ------------------------------------------------------------------------
Benefit (provision)
 for income taxes:                     3                     (168)  h                         (165)
                           ------------------------------------------------------------------------


                                       -                       -                                 -
                           ------------------------------------------------------------------------

Net income (loss) from
 continuing operations        $       (6)             $       335                          $   329
                           ------------------------------------------------------------------------

Earnings from continuing
  operations per common
  share basic                 $        -              $         0                          $     0
                           ------------------------------------------------------------------------

Earnings from continuing
  operations per common
  share diluted               $         -             $         0                          $     0
                           ------------------------------------------------------------------------

Weighted average common and common equivalent shares:
    Basic                       7,314,000                                                7,314,000
    Diluted                     7,314,000                                                7,314,000


                                                                                   Mining Services International Corporation
                                                                                  Pro Forma Consolidated Statement of Income
                                                                                         (In thousands except share amounts)

                                                                                                Year Ended December 31, 2000
----------------------------------------------------------------------------------------------------------------------------
                                                                                            Sale of Explosives Business
                                            --------------------------------------------------------------------------------
                                                             Historical                Pro Forma                 Pro Forma
                                                            Consolidated              Adjustments              Consolidated
                                            --------------------------------------------------------------------------------
Revenue:
Net sales                                             $          35,889            $      (35,530) f, i           $      359
Royalties                                                           892                      (892) f                      -
Equity in earnings of joint ventures                              2,244                      (537) f                   1,707
Other income                                                        105                      (105) f                      -
                                             --------------------------------------------------------------------------------
Total revenue                                                    39,130                   (37,064)                     2,066
                                             --------------------------------------------------------------------------------
Costs and expenses:
Cost of sales                                                    34,619                   (34,475) f                     144
General and administrative                                        4,550                    (3,732) f, g                  818
Research and development                                            686                      (686) f                      -
Impairment of assets                                              4,990                    (4,990) k                      -
                                             --------------------------------------------------------------------------------
Total costs and expenses                                         44,845                   (43,883)                       962
                                             --------------------------------------------------------------------------------
Income (loss) from operations                                    (5,715)                    6,819                     1, 104
Other income (expense)                                             (383)                      383  f, j                   -
                                             --------------------------------------------------------------------------------
Income (loss) before provision for income
taxes and minority interest                                      (6,098)                   7, 202                      1,104
Benefit (provision) for income taxes:                             1,570                    (1,879) h                    (309)
                                             --------------------------------------------------------------------------------
Income (loss) before minority interest                           (4,528)                    5,323                        795
Minority interest in income                                         497                      (497)                        -
                                             --------------------------------------------------------------------------------
Net income (loss) from continuing operations          $          (4,031)           $        4,826                 $      795
Earnings (loss) from continuing operations
  per common share-basic                              $           (0.55)           $         0.66                 $     0.11
                                             --------------------------------------------------------------------------------
Earnings (loss) from continuing operations
  per common share-diluted                            $           (0.55)           $         0.66                 $     0.11
                                             --------------------------------------------------------------------------------
Weighted average common and common equivalent shares:
    Basic                                                     7,314,000                                            7,314,000
    Diluted                                                   7,314,000                                            7,314,000




                                                                               Mining Services International Corporation
                                                                              Pro Forma Consolidated Statement of Income
                                                                                      (In thousands except share amounts)
                                                                                            Year Ended December 31, 1999
-------------------------------------------------------------------------------------------------------------------------
                                                                                       Sale of Explosives Business
                                                                                  ---------------------------------------
                                                                     Historical     Pro Forma                Pro Forma
                                                                    Consolidated   Adjustments              Consolidated
                                                                  -------------------------------------------------------
Revenue:
Net sales                                                         $        26,752   $   (26,446)  f, i       $       306
Royalties                                                                   1,154        (1,154)  f
Equity in earnings of joint ventures                                        2,511            (6)  f                2,505
Other income                                                                  191          (122)  f                   69
                                                                  -------------------------------------------------------
                                                                           30,608       (27,728)                   2,880
                                                                  -------------------------------------------------------
Costs and expenses:
Cost of sales                                                              25,497       (25,424)  f                   73
General and administrative                                                  2,893        (2,193)  f, g               700
Research and development                                                      805          (805)  f
Impairment of assets                                                        2,622        (1,846)  f                  776
                                                                  -------------------------------------------------------
                                                                           31,817       (30,268)                   1,549
                                                                  -------------------------------------------------------
Income (loss) from operations                                              (1,209)        2,540                    1,331
Other income (expense)                                                       (190)          190   f, j
                                                                  -------------------------------------------------------
Income (loss) before provision for income
taxes and minority interest
                                                                           (1,399)        2,730                    1,331
                                                                  -------------------------------------------------------
Benefit (provision) for income taxes:                                         550        (1,064)  h                 (514)
                                                                  -------------------------------------------------------
Income (loss) before minority interest
                                                                             (849)        1,666                      817
Minority interest in income                                                   (25)           25
                                                                  -------------------------------------------------------
Income (loss) from continuing operations                                     (874)        1,691                      817
                                                                  -------------------------------------------------------

                                                                                              -
                                                                  -------------------------------------------------------
                                                                  -------------------------------------------------------
Earnings (loss) from continuing operations per common
    share-basic                                                   $         (0.12)  $      0.23              $      0.11
                                                                  -------------------------------------------------------
Earnings (loss) from continuing operations per common
    share-diluted                                                 $         (0.12)  $      0.23              $      0.11
                                                                  -------------------------------------------------------
Weighted average common and common equivalent shares:
    Basic                                                               7,324,000                              7,324,000
    Diluted                                                             7,375,000                              7,375,000


                                                                                         Mining Services International Corporation
                                                                                        Pro Forma Consolidated Statement of Income
                                                                                                (In thousands except share amounts)
                                                                                                      Year Ended December 31, 1998
-----------------------------------------------------------------------------------------------------------------------------------
                                                                                        Sale of Explosives Business
                                                                                      ---------------------------------------------
                                                                      Historical         Pro Forma                      Pro Forma
                                                                     Consolidated       Adjustments                    Consolidated
                                                                  -----------------------------------------------------------------
Revenue:
Net sales                                                             $     23,414  $  (22,857)                 f, i    $      557
Royalties                                                                    1,345      (1,345)                 f
Equity in earnings of joint ventures                                         4,989        (488)                 f            4,501
Other income                                                                   117         (74)                 f               43
                                                                  -----------------------------------------------------------------
                                                                            29,865     (24,764)                              5,101
                                                                  -----------------------------------------------------------------
Costs and expenses:
Cost of sales                                                               22,128     (21,826)                  f             302
General and administrative                                                   1,331        (852)                  f, g          479
Research and development                                                       587        (587)                  f
                                                                  -----------------------------------------------------------------
                                                                            24,046     (23,265)                                781
                                                                  -----------------------------------------------------------------
Income (loss) from operations                                                5,819      (1,499)                              4,320
Other income (expense)                                                         153        (153)                  f, j
                                                                  -----------------------------------------------------------------
Income (loss) before provision for income
taxes                                                                        5,972      (1,652)                              4,320
Benefit (provision) for income taxes:                                       (2,100)        581                   h          (1,519)
                                                                  -----------------------------------------------------------------
Net income (loss) from continuing operations                          $      3,872  $    (1,071)                        $    2,801
                                                                  -----------------------------------------------------------------
Earnings (loss) from continuing operations per common
     share-basic                                                      $       0.53  $     (0.15)                        $    0.38
                                                                  -----------------------------------------------------------------
Earnings (loss) from continuing operations per common
     share-diluted                                                    $       0.52  $     (0.15)                        $    0.37
                                                                  -----------------------------------------------------------------
Weighted average common and common equivalent shares:
    Basic                                                                7,368,000                                       7,368,000
    Diluted                                                              7,492,000                                       7,492,000


NOTES TO UNAUDITED PRO FORMA CONSOLIDATED FINANCIAL STATEMENTS

         (a) The unaudited pro forma consolidated balance sheet gives effect to the Asset Sale and the assumption of certain related liabilities as though the Asset Sale had occurred on June 30, 2001. Estimated net proceeds, liabilities assumed, assets sold, and resultant gain from the Asset Sale are as follows (in thousands):

Cash                                                  $ 6,350
Nevada Chemicals Note                                   1,140 (See Note (c))
Liabilities Assumed (rounded)                          13,120 (See Note (c))
                                                      --------
Total Proceeds Received                               $20,610
Book Value of Assets Sold                             $20,651
                                                      --------
Gain (Loss) on Sale Before Taxes                      $   (41)(See Note (d))
Less Expenses of Asset Sale                              (134)
Recognition of Foreign Currency
         Translation Adjustment                          (467)(See Note (e))
Tax Benefit from Sale                                     318 (See Note (d))
                                                      --------
After Tax Gain (Loss) on Sale                         $  (324)



         (b) The following shows the expenses incurred by the Company in connection with the Asset Sale, and the pro forma adjustment reflects the estimated expenses to be incurred subsequent to June 30, 2001, of the Asset Sale, which include (in thousands):


                                        Prior to July 1, 2001,      MSI expects to incur
                                         the Company incurred      the following expenses
                                        the following expenses     in connection with the
                                        in connection with the      Asset Sale following
          Expense Category                    Asset Sale                June 30, 2001            Total

Legal Fees                                       $234                       $ 74                 $308
Accounting Fees and Expenses                     $ 13                       $  2                 $ 15
Fairness Opinion and Appraisals                  $ 40                       $  0                 $ 40
Costs of Proxy Solicitation                      $ 13                       $ 34                 $ 47
Other                                            $  5                       $ 24                 $ 29
                                                 ----                       ----                 ----
Total                                            $305                       $134                 $439

         (c) As part of the Asset Sale, UEE is assuming an intercompany liability from the Explosives Business to Nevada Chemicals in the amount of $1,140,000, plus accrued interest (estimated at $107,000 at June 30, 2001, which is included in Liabilities Assumed).

         (d) The financial effects of the Asset Sale with UEE were included as an impairment of assets in the financial statements for the period ended December 31, 2000. Consequently, the loss of $41,000 before taxes reflects changes in the balance sheet which occurred in the first six months of 2001. In addition to the book loss, there are deferred tax assets associated with the Explosives Business, which are realized upon sale, thus producing a net tax benefit of $318,000.

         (e)  The  cumulative   foreign  currency   translation   adjustment  is
associated with the foreign explosives business and will be recognized for financial purposes upon Closing.

         (f) The unaudited pro forma consolidated statements of income for the quarter ended June 30, 2001, and the years ended December 31, 2000, 1999, and 1998, give effect to the Asset Sale as though it had occurred on January 1, 2001, 2000, 1999, and 1998, respectively. These pro forma adjustments eliminate the historical results of the Explosives Business. Any gain or loss from the Asset Sale is not included in the pro forma consolidated statements of income.

         (g) The allocation of general and administrative expenses is based on estimates. The pro forma consolidated statements of income give effect to the Asset Sale as if it had occurred at the beginning of the respective periods considering the probable administrative structure retained by the Company subsequent to the Asset Sale and those general and administrative costs that are associated with the Explosives Business that would transfer with the Explosives Business, as a result of the Asset Sale.

         (h) The pro forma adjustments for income taxes assumes a consistent effective tax rate for both the Explosives Business and the Company's remaining consolidated results of operations, since it is estimated that the Company had no permanent book/tax differences which are allocable solely to either the Explosives Business or the remaining consolidated results of operations.

         (i) Historically, the management fee from Cyanco has been accounted for in cost of sales as an offset to costs incurred to provide management services to Cyanco. The pro forma adjustments include a reclassification of the management fee received from Cyanco from cost of sales to net sales in response to the expected increased focus by the Company on the management of Cyanco. The management fee is based on a contractual rate of 1.5% of revenues. Pro forma management fee income was $208,000 for the six months ended June 30, 2001, and $342,000, $266,000 and $410,000 for the years ended December 31, 2000, 1999,
1998, respectively.

         (j) The Company's Pro forma Consolidated Balance Sheet as of June 30, 2001, does not include interest bearing debt as the Explosives Business being sold carries all of the lines of credit and long-term debt. Accordingly, the Company would not have incurred interest expense during the periods being presented had the Asset Sale occurred as of the beginning of each respective income statement period.

         (k) The Company's Pro Forma Consolidated Statement of Income for the year ended December 31, 2000, does not include a charge for impairment of assets as the impairment was determined to involve the assets of the Explosives Business only. This determination was made after an analysis of the future cash flows of the Company's assets that will be retained by the Company subsequent to the completion of the Asset Sale.

--------------------------------------------------------------------------------

                       SELECTED HISTORICAL FINANCIAL DATA

--------------------------------------------------------------------------------

SELECTED FINANCIAL DATA




Operating Results Data:
                                  Six Months Ended                              For the Year Ended
                                      June 30                                      December 31,
                             --------------------------------------------------------------------------------------------
                                  2001         2000         2000         1999         1998         1997         1996
                             --------------------------------------------------------------------------------------------
 Operating revenues            $21,251,000  $18,041,000   $39,130,000  $30,608,000  $29,865,000  $26,969,000  $25,172,000
 Income (loss) from
 operations                        148,000       49,000    (5,715,000)  (1,209,000)   5,819,000    6,400,000    6,084,000
 Net income                         (6,000)      38,000    (4,031,000)     725,000    3,872,000    5,008,000    4,545,000

 Earnings (loss) per common
   share - diluted
    Income (loss) from
       continuing operations          (.00)         .01          (.55)        (.12)         .52          .66          .60
    Income (loss)
 extraordinary
       items                             -            -             -          .22            -            -            -
    Net income (loss)                 (.00)         .01          (.55)         .10          .52          .66          .60

 Cash dividends declared
   per common share                   .000         .000          .000         .025         .025         .020         .015

 Earnings to fixed cost ratio        3.4:1        0.4:1       (.38):1        .04:1         24:1        110:1         24:1

 Dollar amount of deficiency     1,211,000      132,000     4,773,000            -            -            -            -

Balance Sheet Data:


                                  June 30,                                       December 31,
                         ---------------------------------------------------------------------------------------------------
                             2001          2000          2000          1999           1998          1997          1996
                         ---------------------------------------------------------------------------------------------------
 Total assets             $35,718,000  $38,297,000     $34,806,000    $34,461,000   $31,919,000   $24,701,000   $19,846,000

 Long-term debt           $ 1,389,000  $ 6,052,000     $ 1,756,000    $ 4,475,000   $ 1,213,000   $         0   $   714,000

 Stockholders' equity     $20,228,000  $24,246,000     $20,245,000    $24,351,000   $24,077,000   $20,605,000   $15,769,000

 Book value per share     $      2.77  $      3.31     $      2.77    $      3.33   $      3.21   $      2.71   $      2.09

                  SELECTED QUARTERLY HISTORICAL FINANCIAL DATA



SELECTED FINANCIAL DATA

Operating Results Data:                              For the Quarter Ended:

                              ------------------------------------------------------------------------------------
                                   June          March       December      September        June         March
                                    30,           31,          31,            30,           30,           31,
                              ------------------------------------------------------------------------------------
                                   2001          2001         2000           2000          2000          2000
                              ------------------------------------------------------------------------------------

Operating revenues              $ 12,365,000  $ 8,886,000   $ 9,640,000   $ 11,400,000  $ 10,806,000  $ 7,284,000
Income (loss) from operations        695,000     (547,000)   (6,044,000)       280,000       246,000     (197,000)
Net income                           394,000     (400,000)   (4,347,000)       278,000       238,000     (200,000)

Earnings (loss) per common
  share - diluted
   Income (loss) from
      continuing operations             0.05        (0.05)        (0.59)          0.04          0.03        (0.03)
   Income (loss) extraordinary
      items                               -            -             -              -             -            -
   Net income (loss)                    0.05        (0.05)        (0.59)          0.04          0.03        (0.03)


                                                     For the Quarter Ended:



                              ---------------------------------------------------------
                                 December     September        June          March
                                   31,           30,           30,            31,
                              ---------------------------------------------------------
                                   1999          1999          1999          1999
                              ---------------------------------------------------------

Operating revenues               $ 8,336,000  $ 7,244,000    $ 7,462,000   $ 7,566,000
Income (loss) from operations     (2,159,000)      57,000         85,000       808,000
Net income                            94,000       76,000         67,000       488,000

Earnings (loss) per common
  share - diluted
   Income (loss) from                  (0.12)        0.01           0.01          0.07
      continuing operations
   Income (loss) extraordinary          0.22            -              -             -
      items
   Net income (loss)                    0.10         0.01           0.01          0.07

--------------------------------------------------------------------------------

           MANAGEMENT'S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION
                            AND RESULTS OF OPERATIONS

--------------------------------------------------------------------------------


         This discussion and analysis of the Company's financial condition and results of operations is primarily focused on a historical perspective. However, this discussion and analysis also includes management's estimation of the pro forma effect of the Asset Sale on the Company's financial position and results of operations as if it had occurred at the beginning of the respective periods. This information should be read in conjunction with the Company's Consolidated Financial Statements and the related notes thereto and the Unaudited Pro Forma Consolidated Financial Statements and the related notes thereto.

RESULTS OF OPERATIONS

         Because of the Company's significant joint venture investments which are not consolidated, but accounted for under the equity method, comparative schedules have historically been prepared to clarify and demonstrate the impact of joint venture operations underlying the consolidated revenue of the Company. The following pro forma comparative schedule gives effect to the Asset Sale as if it had occurred at the beginning of the respective periods, including the six months and quarters ended June 30, 2001, and 2000, and the years ended December 31, 2000, 1999, and 1998. As demonstrated below, the Company has historically actively managed significantly more sales than it has reported in revenues and will continue to do so in the future.


                          Amount
                          Joint                 Joint Venture                   Included in         Non-JV              Consolidated
                      Venture Sales               Net Income          Co's %      Revenue           Revenue                Revenue
                     --------------        -------------------  --------------  ---------       -----------------         ---------


Historical six months ended June 30,

     2001             $ 18,530,000              $ 2,396,000        50%          $ 1,198,000         $ 20,053,000       $ 21,251,000
     2000             $ 11,620,000              $ 2,082,000        50%          $ 1,041,000         $ 17,049,000       $ 18,090,000

Quarter ended June 30,

     2001             $  9,186,000              $ 1,506,000        50%          $   753,000         $ 11,612,000       $ 12,365,000
     2000             $  5.708,000              $   938,000        50%          $   469,000         $ 10,337,000       $ 10,806,000

Year Ended December 31,

     2000             $ 28,429,000              $ 4,488,000        50%          $ 2,244,000         $ 36,886,000       $ 39,130,000
     1999             $ 21,585,000              $ 5,022,000        50%          $ 2,511,000         $ 28,097,000       $ 30,608,000
     1998             $ 37,353,000              $ 9,978,000        50%          $ 4,989,000         $ 24,876,000       $ 29,865,000

Pro Forma Adjustments
Six months ended June 30,

     2001             $ (4,752,000)             $(1,096,000)       50%          $  (548,000)        $(19,836,000)      $(20,384,000)
     2000             $ (1,615,000)             $   (59,000)       50%          $   (30,000)        $(16,887,000)      $(16,917,000)

Quarter ended June 30,

     2001             $ (2,435,000)             $  (612,000)       50%          $  (306,000)        $(11,510,000)      $(11,816,000)
     2000             $ (  938,000)             $   (96,000)       50%          $   (40,000)        $(10,267,000)      $(10,307,000)

Year ended December 31,

     2000             $ (5,592,000)             $(1,074,000)       50%          $  (537,000)        $(36,527,000)      $(37,064,000)
     1999             $ (1,472,000)             $   (12,000)       50%          $    (6,000)        $(27,722,000)      $(27,728,000)
     1998             $ (8,719,000)             $  (976,000)       50%          $  (488,000)        $(24,276,000)      $(24,764,000)



Pro Forma Consolidated
Six months ended June 30,

     2001             $13,778,000               $ 1,300,000        50%            $  650,000            $217,000        $   867,000
     2000             $10,005,000               $ 2,023,000        50%            $1,011,000            $162,000        $ 1,173,000

Quarter ended June 30,

     2001             $ 6,751,000               $   894,000        50%            $  447,000            $102,000        $   549,000
     2000             $ 4,770,000               $   831,000        50%            $  415,000            $ 84,000        $   499,000

Year ended December 31,

     2000             $22,837,000               $ 3,414,000        50%            $1,707,000       $     359,000        $ 2,066,000
     1999             $20,113,000               $ 5,010,000        50%            $2,505,000       $     375,000        $ 2,880,000
     1998             $28,634,000               $ 9,002,000        50%            $4,501,000       $     600,000        $ 5,101,000



PRO FORMA FINANCIAL RESULTS ASSUMING COMPLETION OF ASSET SALE

         As reflected in the Unaudited Pro Forma Consolidated Financial Statements, completion of the Asset Sale will substantially change the financial position and results of operations of the Company. The sale will eliminate all liabilities of the Company other than $327,000 in accounts payable at June 30, 2001, and a deferred tax liability of $1,725,000. Current assets would have been $7,945,000 at June 30, 2001, giving the Company a pro forma current ratio of 24 to 1.

         In addition to the strong balance sheet position of the Company, the operations that will be retained by the Company have historically been profitable, although on a declining basis as a result of deteriorated conditions in the gold mining industry generally. If the Asset Sale had been completed at the beginning of the six months ended June 31, 2001, the Company would have experienced net income of $329,000, instead of a net loss of $6,000. If the transaction with UEE had been completed at the beginning of the year ended December 31, 2000, net income of the Company would have increased from a loss of $4,031,000 to a profit of $795,000. Similarly, income before the extraordinary item would have increased from a loss of $874,000 to a profit of $817,000 for the year ended December 31, 1999. In the year ended December 31, 1998 net income would have decreased from $3,872,000 to $2,801,000. As shown by these results, the operations being sold to UEE have acted as a drain on the profitability of the Company in two out of the three years.

         Despite the fact that the operations to be retained by the Company have consistently been profitable, the net profits associated with these operations have declined as the sales revenue has declined in response to decreased gold mining operations in the geographical area served by the Company. Thus, pro forma net income for the six months ended June 30, 2001, was $329,000, and pro forma net income (or income before the extraordinary item for 1999) for the operations to be retained by the Company were $795,000, $817,000, and $2,801,000 for the years ended December 31, 2000, 1999, and 1998, respectively. Management believes that an increase in gold mining activity, without other changes, would result in increased revenues and profitability for the Company.

         In addition to revenues from operations, the Company anticipates that it will have investment income from its cash and cash receivables subsequent to the sale, at least until the Board determines the application of the sales proceeds.

Three-months ended June 30, 2001 vs. 2000

         Revenues increased $1.5 million or 14% during the three months ended June 30, 2001, as compared to the three months ended June 30, 2000, primarily as a result of the $1.26 million or 13% increase in net sales over the same period. Additionally, equity in earnings of JV's increased $284,000 or 61% during the quarter ended June 30, 2001, compared to the quarter ended June 30, 2000. Giving effect to the Asset Sale as if it had occurred on January 1, 2001, pro forma revenue would have increased $50,000 or 10% during the three-month period ended June 30, 2001, as compared to the three-month period ended June 30, 2000.

         The increase in net sales consists primarily of a $941,000 or 108% increase in the revenues of the Company's Canadian Division due to the increased production of the two mines serviced by the Company. Third-party sales from the Company's West Virginia packaged explosives facility increased $326,000 or 98% during the second quarter of 2001 compared to the same period in 2000 as new coal and construction accounts were established through increased sales effort to take advantage of increasing coal production in that region during 2001 resulting from improving market prices for coal. Green Mountain Explosives, Inc. ("GME"), Tennessee Blasting Services, L.L.C. ("TBS") and Central Asia Chemicals Ltd. ("CAC") each experienced sales increases of $280,000, $165,000 and $244,000, respectively during the quarter ended June 30, 2001, compared to the same period in the prior year. These increases in net sales were offset by a decrease in the sales of the Company's Western Division of $341,000 or 12% for the quarter ended June 30, 2001, compared to the three-month period ended June 30, 2000; and as the international trading revenues of MSI Chemicals Ltd. ("MSIC") decreased $462,000 over the same comparative periods. While the Company expects sales at GME, the West Virginia plant, and the Canadian plant to remain strong for the remainder of the year, sales may decline at TBS and in the Company's Western Division as the construction industry softens in eastern Tennessee and as the explosives market continues to consolidate in the western U.S.

         Equity in earnings of JV's increased as the Company recognized $125,000 of equity earnings from Eastern Mining Services ("EMS") during the second quarter of 2001 and as the Company's Colombian JV, Cayman Mining Services Ltd. ("CMS"), experienced an increase in its operations during the same period. EMS began operations in July of 2000; therefore, the Company recognized no equity income during the second quarter of 2000 for this JV. It is expected that explosives production will continue to increase in Colombia as overall coal production increases in response to improvements in coal transportation and storage facilities, which are now being made.

         Income from operations increased $449,000 or 183% during the three-month period ended June 30, 2001, as compared to the three-month period ended June 30, 2000. This increase consists primarily of the $284,000 or 61% increase in equity earnings in JV's, the $131,000 or 24% decrease in general and administrative expenses, excluding the general and administrative expenses of GME and TBS, and a $29,000 increase in gross margin. As a consequence of TBS's operating results, in June 2001 the Company reached an agreement with four of the minority shareholders of TBS and obtained an additional 40% interest in TBS by agreeing to convert some of the accounts receivable due from TBS to equity. The Company continues negotiations with the remaining TBS shareholder with the objective of obtaining 100% ownership of TBS. Since the fourth quarter of 2000, the Company has recognized 100% of the operating results of TBS after the point at which TBS reached negative equity. Accordingly, during the second quarter of 2001 the Company recognized no benefit from minority interest in the losses of TBS compared to a $106,000 benefit recognized during the second quarter of 2000. Pro forma income from operations increased $125,000 or 44% for the three months ended June 30, 2001, as compared to the three months ended June 30, 2000, resulting from the $50,000 increase in revenues for the period combined with a decrease in general and administrative expenses as the Company experienced lower legal fees during the second quarter of 2001.

Six-months ended June 30, 2001 vs. 2000

         Revenue for the six-month period ended June 30, 2001, increased $3.16 million compared to the six-month period ended June 30, 2000, consisting primarily of a $3 million increase in net sales. Similar to the three-month period ended June 30, 2001, the increase is predominantly the result of a $1.4 or 88% increase in the sales of the Company's Canadian Division, a $558,000 increase in the sales of TBS, a $469,000 or 9 % increase in the sales of GME, a $392,000 or 68% increase in the third party sales of the Company's Eastern Division, and a $334,000 increase in the sales of CAC. Sales by MSIC decreased by $481,000 as a result of the absence of international trading revenues during the second quarter 2001 as compared to the second quarter of 2000. Giving effect to the Asset Sale as if it had occurred on January 1, 2001, pro forma revenue would have decreased $306,000 or 26% during the six-month period ended June 30, 2001, as compared to the six-month period ended June 30, 2000, as the cost of raw materials increased at the Company's Cyanco joint venture during the first three months of 2001 due to the increase in the cost of natural gas in the U.S. during the same period.

         Equity in earnings of unconsolidated subsidiaries increased $157,000 or 15% as the results of operations from CMS and EMS for the six-month period ended June 30, 2001, as compared to the quarter ended June 30, 2000, were strong enough to overcome the 36% decrease in equity in the earnings of Cyanco Company ("Cyanco").

         Other expenses increased $38,000 or 32% during the three months ended June 30, 2001, as compared to the three months ended June 30, 2000. This increase is reflective of the Company's increased utilization of its line of credit during the period.

         Similar to the three-month period ended June 30, 2001, the Company recognized 100% of the operating loss of TBS during the six months ended June 30, 2001, and did not recognize any benefit from minority interest in TBS losses as it had during the six month period ended June 30, 2000, in the amount of $129,000.

2000 vs. 1999


         Revenues increased 28% from $30.6 million in 1999 to $39.1 million in 2000, as net sales increased $9.1 million for the period, resulting primarily from an increase in the revenues of Tennessee Blasting Services and Green Mountain Explosives ("GME") of $6.2 million and $2.5 million, respectively. As illustrated in the pro forma Consolidated Statement of Income for the year ended December 31, 2000, and in the pro forma comparative schedule of the Company's investment in JV's, total revenue of $2.1 million for the year ended December 31, 2000, represents a decrease of $814,000, or 28%, compared to the pro forma results of the year ended December 31, 1999. The loss from operations increased $4.5 million, from $1.2 million for the year ended December 31, 1999, to $5.7 million for the year ended December 31, 2000, as operating performance weakened by $2.1 million for the same period, and as the Company recognized an estimated impairment of its explosives business assets of approximately $5 million in connection with the proposed transaction with UEE, which represented a $2.4 million increase from the $2.6 million impairment the Company recognized during the year ended December 31, 1999, on its joint ventures in Ghana and Uzbekistan. The pro forma Consolidated Statement of Operations for the period ended December 31, 1999 includes an impairment of $776,000 related to the Company's joint venture in Ghana, which joint venture interest is not included in the Asset Sale.


         The increase in TBS revenues of $6.2 million during the year ended December 31, 2000, as compared to the year ended December 31, 1999, is reflective of the consolidation of a full year of operating results at TBS in 2000 versus the four-month start-up period consolidated in 1999. While TBS was able to achieve its revenue goals, difficulties in managing its costs resulted in a net loss to the Company's consolidated operating results of $1.1 million, including general and administrative expenses attributable to TBS. Management does not expect improvement in TBS's overall performance until organizational changes have sufficient time to take effect. In addition, the second and third quarters should show better results than those incurred during the traditional winter low-point of the construction industry's yearly cycle. The $2.5 million, or 29%, increase in the revenues of GME for the year ended December 31, 2000, compared to the year ended December 31, 1999 is primarily the result of increased market penetration. The Company's Canadian operation increased revenues nearly $600,000 or 21% from $2.8 million for the year ended December 31, 1999, to $3.4 million for the year ended December 31, 2000, as its primary customer increased its coal production.

         After adding the general and administrative expenses of TBS and GME to total Cost of Sales for the respective years, gross margin on Net Sales and Royalties decreased $1.3 million for the year ended December 31, 2000, as compared to the year ended December 31, 1999. The $1.3 million decrease consists primarily of the $1.1 million increase in the loss from TBS when comparing 1999 to 2000. Additionally, the contribution from Royalties decreased approximately $200,000, or 26%, for the year ended December 31, 2000, as compared to the year ended December 31, 1999. Increasing competition in the bulk explosives market in the Western U.S. has added pressure to already small margins resulting in a $700,000 decrease in contribution from the Company's Western U.S. division for the year ended December 31, 2000, as compared to the same period in 1999. This decrease in contribution for the period was essentially offset by the combined increase in contribution from GME and from the Company's Eastern U.S. and Canadian divisions. For the year ended December 31, 2000, as compared to the prior period, the increase in equity in earnings from CMS and EMS of $411,000 and $121,000, respectively, combined with a decrease in the equity loss from WAC of $181,000, was not enough to offset the decrease in equity in earnings from Cyanco of $980,000, resulting in a net decrease in equity in earnings for the period of $267,000. The $814,000 decrease in pro forma revenue during the period reflects a continuation of the depressed condition of gold prices combined with an increase in raw material prices at Cyanco. Because the results of Cyanco's operations are accounted for using the equity method, the decrease in pro forma income from operations is primarily attributable to the decrease in revenues from Cyanco.

         The general and administrative expenses of the Company increased from $2.89 million for the year ended December 31, 1999 to $4.55 million for the year ended December 31, 2000, for an increase of $1.66 million. In analyzing the gross margin results of the Company's explosives operating units, the general and administrative expenses of GME and TBS were considered components of the direct contribution from those operating units. However, for purposes of financial statement disclosure, general and administrative expenses for the Company include the general and administrative expenses of GME and TBS. The $1.1 million of general and administrative expenses of GME for the year ended December 31, 2000, remained relatively static, increasing 5% or $54,000, as compared to 1999. However, the general and administrative expenses of TBS increased $1.03 million, from $240,000 for the year ended December 31, 1999, to $1,270,000 for the year ended December 31, 2000. The increase in the general and administrative expenses of TBS during the period is primarily attributable to the consolidation of a full year of TBS operating results as compared to the four months consolidated in 1999. However, the $1.03 million increase also includes $350,000 of bad debt expense reflecting the inability of TBS to fully manage its growth during the year ended December 31, 2000. Excluding the results of TBS and GME, general and administrative expenses increased $570,000 during the year ended December 31, 2000, when compared to the prior year. Approximately $250,000 of the increase is attributable to increased professional fees and travel expenses related to the UEE transaction. An increase in fees paid to the Company's Board of Directors accounted for $103,000 of the increase. Additionally, bad debt expense unrelated to TBS increased $85,000 over the prior period. Considering the pro forma effect of the Asset Sale on the comparative periods ended December 31, 2000, and 1999, only the increase in professional fees and travel expenses related to the UEE transaction, as well as the increase in fees paid to the Company's Board of Directors, impact the Company's pro forma increase in general and administrative expenses during the period.

         Other expenses, which consist primarily of interest expense, increased $193,000, or 102%, during the year ended December 31, 2000, as compared to the year the ended December 31, 1999, as a result of increased borrowings to fund the cash operating losses of the Company. As illustrated by the absence of interest-bearing debt in the Company's Pro Forma Consolidated Balance Sheet as of December 31, 2000, the Company would not have incurred interest expense during the period had the Asset Sale occurred as of January 1, 2000. The Company recognized a benefit for income taxes of $1.57 million with an effective tax rate of 24% for the year ended December 31, 2000, compared to a benefit of $550,000 and an effective tax rate of 38.6% for the year ended December 31, 1999. The difference between the statutory rate and the 24% effective tax rate for the year ended December 31, 2000, is primarily attributable to the recognition of the difference between the book and tax basis of assets expected to be sold in the transaction with UEE.

1999 vs 1998

         Consolidated revenues increased in 1999 by only 2%; however, the slight change included a $3.3 million, or 14%, increase in net sales offset by a $2.5 million or 50% decrease in equity earnings of joint ventures. The increase in net sales consisted primarily of an increase in sales from GME of $7.6 million and TBS of $1.5 million, largely offset by a decrease in the sales of the Company's remaining US, Canadian and foreign joint venture explosives operations of $5.4 million. Most of the $2.5 million decrease in equity earnings of joint ventures was attributable to a decrease in Cyanco's 1999 earnings, with the remainder of the decrease resulting from the decrease in equity in the earnings of Turon-MSI and CMS. Giving effect to the Asset Sale, pro forma consolidated revenue decreased $2.2 million, or 44%, for the year ended December 31, 1999 as compared to the year ended December 31, 1998. The decrease was primarily due to the nearly $2 million decrease in pro forma equity in earnings of joint ventures as equity in earnings from Cyanco decreased $1.87 million, or 41%, in 1999 as compared to 1998. The remainder of the decrease in pro forma equity earnings in 1999, as compared to 1998, results from a decrease in the equity earnings of WAC of $100,000 during the period.

         Expectations of increased net sales in 1999 were realized with the acquisition of GME and, subsequently, the establishment of TBS. However, the Company's plans to offset the expected loss of significant revenues from a completed dam project in California were delayed until several new projects in the Company's western division were brought on line in the first half of 2000. Cyanco's contribution to equity in earnings of joint ventures decreased as volumes and prices for sodium cyanide fell in 1999 in response to the lowest gold prices in 20 years. Because of gold market conditions, the Company was able to negotiate the elimination of deferred royalty obligations it had with respect to its interest in Cyanco, resulting in an extraordinary gain for the Company of $1.6 million, net of taxes.

         The loss from operations for the year ended December 31, 1999 of $1.2 million represents a $7 million decrease from the $5.8 million income from operations experienced during the same period in 1998. The $7 million decrease is attributable to the decrease in equity in earnings of Cyanco as explained above, combined with a net decrease in contribution from the Company's explosives operations of $2 million, and the recognition of an impairment of assets of $2.6 million.

         As a result of the completion of the dam project in California in the early part of 1999, combined with decreased coal production by customers in Canada and Colombia, contribution from the Company's western US and Canadian explosives divisions and the Company's Colombian joint venture decreased by a total of $1.7 million when comparing 1999 to 1998. The inability of the Company's joint venture in Uzbekistan to purchase raw materials resulted in a decrease in production. Consequently, contribution from Turon-MSI decreased $400,000 in 1999 as compared to 1998. In analyzing the results of the Company's explosives operating units above, the general and administrative expenses of GME and TBS were considered components of the direct contribution from those operating units. However, for purposes of financial statement disclosure, general and administrative expenses for the Company include the general and administrative expenses of GME and TBS, which represent $1.3 million of the $1.6 million increase in general and administrative expenses in 1999 as compared to 1998. Although intensified effort toward product improvement contributed to the 1999 increase in research and development costs, the establishment of a more resilient packaged emulsion product allowed the Company to reduce losses from its West Virginia plant by approximately $200,000, and strengthened expectations of realizing long-term benefit from the research through increased revenues from packaged emulsions.

         In 1999, the impairment of assets represents a write-off of $2.6 million of the Company's investments in WAC and Turon-MSI of $800,000 and $1.8 million, respectively, including a $700,000 note receivable from WAC. Although the Company expects to receive payment for raw materials and supplies it sells to its joint venture in Uzbekistan, due to deteriorating conditions observed in the later part of 1999, the Company considered the probability of converting profits from Turon-MSI into hard currency to be remote. The Company also determined that future undiscounted cash flows would be insufficient to maintain the carrying value of its investment in WAC and Turon-MSI. Additionally, depressed gold prices and an oversupply of explosives products in Ghana have deterred WAC in obtaining market share sufficient to sustain profitable operations in the long-term and have combined to cause continuing losses. Accordingly, the Company determined in the last quarter of 1999 that it was necessary to write off the respective investments. Future recognition of income or loss from these equity method joint ventures will occur as cash is either received or disbursed. The pro forma Statement of Income for the year ended December 31, 1999 gives effect to the Asset Sale as if it had occurred as of January 1, 1999, resulting in a charge for the impairment of assets of $776,000, representing the write-off of the Company's investment in WAC.

         The Company incurred interest expense of $190,000 versus $153,000 of interest income that the Company earned in 1998. Giving effect to the Asset Sale as if it had occurred on January 1, 1999, due to the absence of interest-bearing debt during the period, the Company would not have incurred interest expense.

Liquidity and Capital Resources

         The Company's current ratio is 1.07 to 1 as of June 30, 2001, compared to 1.19 to 1 as of December 31, 2000. As of June 30, 2001, the ratio of total liabilities to equity was 0.77 to 1 compared to 0.72 to 1 as of December 31, 2000. Giving effect to the Asset Sale as if it had been consummated on June 30, 2001, the current ratio is estimated to be 24 to 1 and the ratio of total liabilities to equity is estimated to be 0.10 to 1 as of June 30, 2001. Both accounts receivable and accounts payable increased primarily due to the increased sales activity of GME and TBS as both companies enter into the peak of the construction cycle, and due to the increased sales in the Company's Canadian operations.

         Due to the Company's marginal performance since the later part of 1999, the Company will likely refinance its commercial bank borrowing with an asset-based loan facility. Because the Company was not able to obtain a significant extension of its existing line of credit, the entire balance of the loan has been reclassified as a current liability since the third quarter of

2000. The Company had $4.36 million owing on its line of credit as of June 30, 2001, and utilized up to $4.5 million during the six months ended June 30, 2001. The Company is not in default for reasons of nonpayment, but was in default of certain covenants relating to the financial ratios specified in the loan agreement existing as of September 30 and December 31, 2000, resulting in the bank increasing the line of credit rate of interest from prime minus 1% to prime plus 0.25%.

         The bank has recently granted an extension of the line of credit from the current maturity date of August 30, 2001, until 30 days following the final date for Closing under the Purchase Agreement (currently October 31, 2001), but in no event later than November 30, 2001. In exchange for the extension, the Company paid $10,000 and agreed to an increased interest rate of prime plus 3% under the current line of credit.


         UEE has recently signed a loan agreement, conditioned on the closing of the Asset Sale, to replace a portion of the existing line of credit. The maximum amount available on this loan commitment is $4 million. Using the proposed calculations to determine credit availability, the Company believes that approximately $3.5 million will be available under this line of credit at Closing. UEE is continuing negotiations with other potential lenders for an additional approximately $2.5 million. However, there is no assurance that UEE will be able to enter into final loan documents with the other potential lenders acceptable to it or that the Company can otherwise complete a refinancing prior to the maturity date, including extensions, of the current line of credit.


         If refinancing acceptable to UEE is obtained, this will satisfy the requirements of the Asset Purchase Agreement in lieu of obtaining a consent of assignment and assumption of liabilities from the bank as provided in the Asset Purchase Agreement. Giving effect to the Asset Sale as if it had been consummated on June 30, 2001, the pro forma Consolidated Balance Sheet as of June 30, 2001, estimates that the line of credit and all other interest bearing liabilities are assumed by UEE or its newly formed subsidiaries; consequently, the Company would not have experienced the technical defaults of the line of credit nor would have the Company incurred interest expense resulting from such borrowings. Rather, the Company would likely have had excess funds available for investment or other uses as determined by the Company.

         The increase in the use of the Company's borrowing capacity has been the result of poor operating performance, primarily at TBS and prior capital expenditures at ODA, GME and the West Virginia plant, which combined have exceeded cash flow from operations. Even though changes to the organization and the capitalization of the joint venture are currently being negotiated and management expects TBS's performance to continue improving during the third quarter of 2001, the losses sustained by TBS during 2000 and the first six months of 2001, along with the slow collection on some of its accounts have left the future of the joint venture uncertain if the Company elects not to fund TBS's excess cash flow requirements. Reserves established against the Company's investment in TBS in connection with the Company's fourth-quarter 2000 recognition of impairment against its explosives assets are deemed by management to be adequate. Beginning in June, 2001, the Company has advanced $200,000 to TBS ($140,000 through June 30, 2001) and is obligated to advance up to an additional $100,000 at the request of UEE. UEE has provided a conditional guaranty with respect to this obligation. TBS is obligated to repay the advance, together with interest at the rate equal to the Company's borrowing rate from its principal bank, on or before December 31, 2001.

         Achieving adequate liquidity and procuring sufficient capital resources for the Company is materially dependent on whether the Company can implement its business plan to sell the explosives operations to UEE, which is subject to a number of conditions. Consequently, there can be no assurance it will be completed. In the event that the UEE transaction is not completed and other possible transactions to sell the explosives business cannot be timely consummated or if the Company is unable to complete a refinancing of its line of credit prior to the end of any extensions of the maturity date, the Company may not have immediate resources to provide for its liquidity needs. Giving effect to the Asset Sale as if it had been consummated on June 30, 2001, it is estimated that the capital resources of the Company would have been adequate to finance its business activity in the ordinary course of business assuming the political, financial, and economic environment continue favorable to the gold mining industry at large.

INFLATION

         The amounts presented in the financial statements do not provide for the effect of inflation on the Company's operations or its financial position. Amounts shown for property, plant and equipment and for costs and expenses reflect historical cost and do not necessarily represent replacement cost or

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

charges to operations based on replacement cost. The Company's operations, together with other sources, are intended to provide funds to replace property, plant and equipment as necessary. Net income would be lower than reported if the effects of inflation were reflected either by charging operations with amounts that represent replacement costs or by using other inflation adjustments.

         Because of inflation associated with the economies of underdeveloped countries where the Company invests, there exists a substantial risk that the value of investments in those jurisdictions may continue to erode. Additionally, as has been the case with the Company's investment in Uzbekistan, the internal balance of payment and capital shortages in some of those countries may limit the ability to convert local currencies into hard currency necessary for importing raw materials or remitting profits. Management intends to use appropriate transfer pricing, investments in hedges, loans and other credit facilities where practical and available to minimize the risks inherent in doing business in these countries. The Company continues to pursue its policy of investing with government entities or stable international and U.S. companies as its partners to help insure its long-term success. To date, the Company has not utilized any hedging activities to minimize exchange risks. Following consummation of the Asset Sale, the Company does not expect inflation to materially impact its operations.

OTHER COMMENTS

         Within this Proxy Statement, including this discussion and analysis by management of the financial condition and results of operations of the Company, there are forward-looking statements made in an effort to inform the reader of management's expectations of future events. These expectations are subject to numerous factors and assumptions, any one of which could have a material effect on current expectations. These factors which may impact future results include, but are not limited to, changes in world supply and demand for commodities, particularly gold and coal, political, environmental, economic and financial risks, especially those associated with underdeveloped and developing countries, changes in demand for construction activities, major changes in technology which could affect the mining industry as a whole or which could affect explosives and sodium cyanide specifically, competition, the continued availability of highly qualified technical and other professional employees of the Company who can successfully manage the ongoing change and growth. The Company believes it is taking appropriate actions in order to address these and other factors previously disclosed; however, the actual results could materially differ from those indicated in the statements made.


QUANTITATIVE AND QUALITATIVE DISCLOSURES ABOUT MARKET RISK

         The Company is exposed to market risk from changes in foreign currency and interest rates, principally due to the Explosives Business. The Company manufactures and sells some of its products in Colombia, Ghana, Uzbekistan, Russia and Canada. It also purchases products for raw materials and for resale from additional foreign markets such as Australia and India. In addition, the Company licenses its technology in other foreign countries such as South Africa, India, Korea, and Namibia. Approximately 19% of the Company's consolidated revenue is generated from foreign markets; however, as explained in the Management's Discussion and Analysis of Operation, the Company's sales in joint ventures are not reported in consolidated revenues and the percentage of the Company's business in foreign countries will likely remain significant. The Company manages its risk of foreign currency rate changes by maintaining foreign currency bank accounts in currencies in which it regularly transacts business and by maintaining hard currency accounts to which dollar denominated contracts are credited. Most of the sales and purchase contracts are denominated in US dollars except in Ghana and Uzbekistan where the investments have now been written off. None of the license royalty payment obligations are denominated in US dollars and are thus subject to the risks of currency rate changes. All excess cash balances are immediately transferred to US dollar accounts to the extent possible. Option contracts to hedge foreign currency transactions are not used by the Company. The Company does not enter into derivative contracts for trading in speculative purposes. Changes in the currency rate are not expected to have a material impact on the Company's results of operations currently. Sales contracts related to the Company's joint venture in Russia are paid in local currency, though pegged to a dollar denominated price. Sales receipts and leasing contract receipts may be subject to significant time delay in converting them from local currency to US dollars. Accordingly, equity in earnings from that joint venture may be subjected to more currency exchange risk than is experienced by the Company in other foreign joint ventures. It is not expected that currency rate hedging transactions will be used in 2001.

         The Company's cash equivalents and short-term investments and its outstanding debt bear variable interest rates. The rates are adjusted to market conditions. Changes in the market rate affects interest earned and paid by the


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

Company. The Company does not use derivative instruments to offset the exposure to changes in interest rates. Changes in the interest rates are not expected to have a material impact on the Company's results of operations.



--------------------------------------------------------------------------------

                BUSINESS OF THE COMPANY SUBSEQUENT TO ASSET SALE

--------------------------------------------------------------------------------

GENERAL

         The Company is engaged in the explosives supply, manufacture and services industry and in the production of sodium cyanide. A more complete discussion of the historical business of the Company can be found in its report on Form 10-K for the year ended December 31, 2000.


EXPLOSIVES BUSINESS

Description of Business and Products
------------------------------------

         Products and Markets: The Company, through its subsidiaries, licensees and joint ventures, primarily services the surface mining and construction industries. The Company's products are divided into explosives and related products and liquid sodium cyanide.

         Explosives: The Company's products are used in the blasting operations of surface mines in base and precious metals, coal and industrial minerals and construction projects. The explosive products are divided into three major categories: (1) Bulk explosives including HEF(R), a proprietary oil-in-water emulsified oxidizer which enhances the quality and control of the explosion or blast in order to produce more consistent breakage of ore; and ammonium nitrate prill, acquired from third parties, used with HEF(R) and in ANFO, a common explosive blasting agent used in surface boreholes which is made from a mixture of ammonium nitrate prill and diesel fuel; (2) explosives accessories, such as shock tube initiation systems and detonating cord which will be manufactured from new plant facilities in Rhode Island and Connecticut in 2001; and (3) packaged explosives (EMGEL(R)) which are currently being manufactured at the Company's West Virginia Plant. In September 1993, the Company was granted a patent on the compositions and methods used to formulate EMGEL(R) which is a water-in-oil type emulsion explosive produced by emulsifying a water solution of oxidizer salts into a blend of oils. The emulsion is then packaged into small polyethylene cartridges or "chubs" and larger "shot" bags using special form and fill machines. A variety of cartridge diameters and lengths can be produced. As the emulsion is being loaded into the cartridges and bags, a trace quantity of a cross-linking chemical is added to the composition which reacts and polymerizes or crosslinks the entire mass into a soft, rubber-like material. The uniquely crosslinked emulsion is stable and the package or cartridge and bags can be punctured or split without product spills. This significantly improves the handling characteristics of the explosive and provides additional safety in transportation, storage and use.

         With the addition of packaged explosives and accessories, the Company has strengthened its position for worldwide market production. With both HEF(R) and EMGEL(R), the Company is able to joint venture the technology and manufacturing plants on a relatively small scale and enter markets where locally produced explosive products have been unavailable due to cost or inadequate infrastructure. With the technology and facilities know-how acquired from ODA, the Company will also be positioned to supply its own explosives accessories to certain niche markets in the U.S. and around the world.

         In the U.S. and Canadian markets, the Company markets and services mine and construction sites directly for its own account. The U.S. markets are concentrated in New England, the West Virginia coal belt, the Wyoming, Montana and Colorado coal belts, western U.S. surface gold operations, principally in Nevada, industrial minerals in California and now in the Tennessee area. Aggregates, tar sands and coal mining operations in western and central Canada are also major markets where the Company markets for its own account.

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

         The Company has traditionally licensed its HEF(R) technology directly to mines or to explosive manufacturers or supply companies in foreign markets. Currently, the Company has licensees in South Africa for sub-equatorial Africa, Namibia, India and Korea.

         Dependence on Customers: Since most of MSI's explosives customers are large surface mining companies, the number of companies it services is relatively small compared to those of a wholesale distribution or retail business. A net loss of such customers, which is not expected to occur, could adversely affect sales. In most cases the Company has long-term contracts with such customers. With the addition of accessories and packaged products, MSI's customer base in explosives is increasingly made up of a larger base of smaller customers, particularly in those areas focusing on building materials and construction.

         Patents, Trademarks and Licenses: The Company is the holder of six U.S. patents, four of which relate to the composition and control of its HEF(R) and EMGEL(R) emulsion products and two of which relate to methods of delivery of explosives products at the mine site. These patents, which are not deemed material to the Company's ability to compete in the explosives business, expire at various dates beginning in 2004 and ending in 2013. The Company has obtained similar patents in several foreign countries and has licensed all or parts of its technology to manufacture HEF(R) and EMGEL(R) to companies in South Africa, Namibia, India and Korea.

         The composition of E-21 and the other emulsifier formulations upon which the Company's HEF(R) emulsion products are based are proprietary ingredients and are deemed important trade secrets by the Company. The Company has also trademarked HEF(R) as a component of its bulk blasting agent and EMGEL(R) as its crosslinked packaged emulsion explosive. The trademarks are registered in the United States, Canada, South Africa and several other foreign countries.

         Research and Development: Expenditures for technical research and development for the fiscal years ended December 31, 2000, 1999 and 1998 were $686,000, $805,000 and $587,000, respectively. The Company actively conducts research on product improvement and development. The expenditures in each of the years ending December 31, 2000, 1999 and 1998 were primarily related to the Company's explosives business. There has not been any customer-sponsored research and development.

         Raw Materials: The Company has not experienced significant difficulty in obtaining necessary raw materials used in the manufacture of its explosives products and does not expect significant difficulty in obtaining raw materials in the future except temporarily where import restrictions may occur due to lack of convertibility of local currency to hard currency or other foreign political or economic factors which may occur in countries experiencing capital shortages or devaluations. The Company must compete with the agricultural market for a major portion of its raw materials (ammonium and calcium nitrate). The supplies of these products have been adequate in past years to meet the needs of industrial as well as agricultural users. The Company has ensured its supply of needed materials by entering into several supply agreements with the manufacturers of these raw materials. The Company does not deem any of the supply agreements to be a contract upon which its explosives business is substantially dependent.

         Competition: The manufacture and sale of explosives and related services and equipment is a highly competitive business. The continuing cost-cutting measures implemented by owners of mines as the mining industry consolidates places growing emphasis on lowering explosive prices. This emphasis continues to adversely affect gross profit margins. The Company, in its efforts to develop, manufacture and sell its products, is competing with a number of companies having greater financial resources and more well established global relationships in the industry than it does. The Company believes that ORICA, formerly ICI Explosives, Austin Powder and Dyno Nobel Group are significant competitors in the industry. Although the competitive position of the Company is not relatively significant, the Company believes its bulk explosives and packaged products have a number of advantages in product performance and safety over products of its competitors (see "Products and Markets"). As the large mining companies continue consolidating, the Company's strategy is to focus on niche markets, providing full service and added value to the end users. Historically the explosives business has experienced low margins and as consolidation in the Industry continues, pressure on margins is expected to increase.


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

         Employees: The Company employs 107 full time employees in its direct explosives operations. Employment at joint ventures include 16 local employees in Colombia, 7 local employees in Ghana, 58 local employees in Uzbekistan and 50 employees at Tennessee Blasting Services, LLC, and approximately 12 employees in Kovdor, Russia. In Canada and Uzbekistan, employees belong to labor unions. The Company and its joint ventures consider relations with their employees to be positive.

         Environmental Regulation: The Company is subject to federal, state and local laws regulating the protection of the environment in the handling, storage and shipment of explosives materials. Within the Company's explosives operations, compliance with these regulations has not required material expenditures and has not materially affected earnings or the competitive position of the Company.

Other Developments regarding Explosives Business
------------------------------------------------

         During 2000, the Company continued to develop and secure partnering arrangements for its explosives business worldwide, to develop its accessories and EMGEL(R) packaged explosives products, and to secure major customers in the United States and Canada. In September 1999, MSI acquired a 51% interest in Tennessee Blasting Services, L.L.C. , a joint venture engaged in drilling and blasting services in the Tennessee tri-city areas of Nashville, Knoxville and Chattanooga. The joint venture more than achieved its revenue goal of $7,000,000, but due to various circumstances had a loss of approximately $1.5 million during its first full year of operations. Management has changed its immediate focus from revenue growth to cost containment and strategic marketing changes in an attempt to make TBS profitable.

         On December 9, 1998, MSI acquired a 100% interest in Green Mountain Explosives, Inc. ("GME"), an explosives distribution and blasting services company operating in the New England market. Its 2000 annual sales were approximately $11.1 million compared to 1999 sales of approximately $8.6 million and the Company believes revenues will continue to grow and represent a major enhancement to the Company's U.S. market penetration into distribution, serving as an outlet of its manufactured products and services.

         In 1998, MSI also acquired 100% interest in O'Brien Design Associates, Inc. ("ODA"), a company located in Charlestown, Rhode Island, which owns technology and facilities for the production of certain explosive accessories. During 1999, ODA completed its shock tube production plant and largely completed its first detonating cord plant in 2000 and began production. The addition of the accessories products to MSI's product line allows MSI to garner better revenue and gross margin from existing accounts and provides strategic advantages as it continues to supply full line explosives, drilling and blasting services to its worldwide customer base.

         During 1998, the Company entered into a joint venture with Norsk Hydro, the largest fertilizer producer in the world, with whom the Company also has a joint venture in Colombia, to produce and service bulk explosives operations in the Kovdor Mining District in Russia. Norsk Hydro purchases fertilizer raw materials mined at Kovdor, thus providing reasonable assurance that the Company's joint venture will be able to achieve repatriation of earnings and convertibility of local currency to U.S. dollars. The plant was completed in June 2000 and beginning in July produced sales of over $1,000,000 by December. The Plant is continuing to exceed initial production goals and should produce approximately 7,000 tons of explosives during 2001.

         The Company has committed to continue operations in Uzbekistan through Turon-MSI Ltd ("Turon-MSI"), its 51% owned joint venture, without committing any new capital investment, and the leading Uzbekistan gold mining enterprise has committed to the joint venture that it will assist Turon-MSI in acquiring US dollar conversion for raw materials. During 2000 it substantially lived up to this commitment. The ability to convert local currency to dollars will enable Turon-MSI to continue its operations. Assuming US dollar conversion continues for raw material imports, Turon-MSI should be able to complete its contracts to supply approximately 10,000 tons of explosives in 2001. The Company reports results from the joint venture on a cash basis when profits are repatriated; however, to date no profits have been able to be repatriated. Because of the large future potential in having an established platform for growth in the Central Asia mining area, the Company has determined to continue operations so long as no significant external cash is needed to continue the operations.

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

         The MSI and Norsk Hydro joint venture in Colombia produced explosives during 1998 to support the mining of approximately four million metric tons of coal. Production significantly decreased during 1999 due to curtailed mining (approximately 1 million tons of coal compared to over three million tons of coal in previous years), reflecting lower coal prices in Europe where much of the Colombian coal is marketed. During late 1999 and 2000, however, the Company's major coal customer achieved better prices and commitments for its coal which will allow the Colombian customer to continue investing in less expensive transportation and port facilities via railroad. During the second half of 2000 coal production increased to an annualized level of three million tons with the possibility of increasing its long-term output to 7 - 10 million tons by 2003. For 2001 production levels should continue at or above the same rate as experienced during the last half of 2000.

         During 2000, the Company's operations in Ghana, a 50/50 joint venture with Bulk Mining Explosives from South Africa, continued to decline consistent with the decline in gold production in Ghana as a result of low gold prices. Production was curtailed in the last half of the year. Accordingly, the Company is considering several options at the present time, including sale of its Ghana operations. As stated above, the Ghana operations are not part of the Asset Purchase Agreement with UEE.

BUSINESS OF THE COMPANY SUBSEQUENT TO THE ASSET SALE


         Following the sale of the Explosives Business, the primary business of the Company will be based upon the Company's Cyanco and West Africa Chemicals joint ventures. In addition, the Company will have income from the lease of its office building, receipt of principal and interest on the five-year note receivable from UEE's subsidiary, and short-term investment income on the proceeds of the Asset Sale until such time as the Company's Board of Directors determines alternate uses of the proceeds. The following discussion focuses on the remaining primary business of the Company, assuming the Asset Sale has been consummated. For a discussion of the Company's explosives operations see the Company's report on Form 10-K for the year ended December 31, 2000.

CYANCO JOINT VENTURE INTEREST

         Cyanco is a 50/50 joint venture between the Company and Degussa Corporation ("Degussa") that produces and markets liquid sodium cyanide from its Winnemucca, Nevada plant. Cyanco services the Western U.S. gold mining area, primarily located in Nevada, and has concentrated on quality and service. There are principally two types of products marketed to gold mines for the leaching process: (1) a solid "briquette" sodium cyanide product which requires handling and physical dissolution before use and (2) the type provided by Cyanco, a liquid sodium cyanide which provides for greater personal and environmental safety and comes to the mining customer ready to use. The manufacturing cost for the liquid product is substantially lower than for solid product when drying, handling and chemical adjustment costs are taken into account.

         Since the liquid product is shipped by truck from the plant to the mine site in a solution of about 30% sodium cyanide and 70% water, freight costs are very significant and shipping must be managed carefully, both in terms of cost and safety and environmental protection. Cyanco has contracted this service with an Omaha, Nebraska company which utilizes dedicated equipment specifically designed for Cyanco. Cyanco currently contracts this service on a month-to-month basis.

         With the 1998 addition of a second production unit, Cyanco has an annual liquid sodium cyanide production capacity of approximately 85 million pounds. The Company has primary responsibility for Cyanco's production and delivery, and Degussa has primary responsibility for the joint venture's marketing and sales activities.

         Since 1998, worldwide gold prices have continued to be depressed, ranging between $250.00 and $320.00 per ounce. As of August 9, 2001, the spot

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

trading price for an ounce of gold was approximately $276. If gold prices do not further deteriorate, gold production in the Company's market area should remain relatively stable for the foreseeable future. Gross sales and operating profits in the sodium cyanide business in the Nevada market have been declining in the last two years and are likely to remain depressed in the short-run. During 2000, Cyanco successfully increased its market share, increasing its projected annual production by approximately 10,000,000 pounds. In addition it was issued a patent for the production and transportation of a "wet-cake" product, which may provide Cyanco with the ability to significantly increase its freight logical market. Management believes that Cyanco has positioned itself to continue increasing market share in the long run.

COMPETITION

         Cyanco represents one of three sources of delivered liquid sodium cyanide in the Western United States. The world market for briquette or dry-form sodium cyanide is dominated by E.I. DuPont Nemours ("DuPont"). There continue to be opportunities in the worldwide market for liquid sodium cyanide, although the worldwide supply of dry product currently exceeds demand. Domestically, Cyanco competes with DuPont and also with FMC, which markets delivered liquid sodium cyanide in the same geographic area as Cyanco. The Company believes that the important competitive factors in the liquid sodium cyanide market are location, service and quality. However, as gold prices have declined and Cyanco's innovations in the marketplace have taken effect, the price of liquid sodium cyanide has become a significant competitive factor. In addition, some competitors provide more than one product to Cyanco's customers. Cyanco has had to meet competitive demands and has been able to achieve results by being creative and service-oriented. Cyanco expects that efforts to gain market share during this period of lower gold prices will continue to keep operating profits at lower levels in the Nevada market during 2001.

DEPENDENCE ON CUSTOMERS

         Since most of the Company's cyanide customers are large surface mining companies, the number of companies it services is relatively small compared to those of a wholesale distribution or retail business. A loss of one or more customers could adversely affect future sales. However, such losses are not expected to occur, since these customers have lower than average operating costs to produce gold, which should allow them to continue producing gold in this depressed market. However, mining companies may elect to terminate or suspend operations at a particular location, even when production costs are less than gold prices. In most cases the Company has long-term contracts with its customers.

PATENTS, TRADEMARKS AND LICENSES

         In March 1989, Cyanco obtained from Mitsubishi Gas Chemical Company, Inc. ("Mitsubishi"), a Japanese corporation, in consideration of payment of a one-time license fee, a perpetual license of a patented process and related technical information covering the manufacture of hydrogen cyanide for use in the manufacture of liquid sodium cyanide at the Cyanco plant. The license is a nonexclusive, nonsublicensable and nontransferable right to use the technology at the Cyanco plant, and is materially important to the plant's operation.
Although the Company actively conducts research on product improvement and development, the Company's research and development expenditures in each of the years ending December 31, 2000, 1999, and 1998, were primarily related to the Explosives Business. However, the Company developed a Patent issued during 2000 for the production and transportation of a "wet-cake" cyanide product which may be used by Cyanco in expanding its freight logical market. There has not been any customer-sponsored research and development.

RAW MATERIALS

         The Company has historically not experienced significant difficulty in obtaining necessary raw materials used in the manufacture of its products. In the present environment, due to the increasing costs of natural gas, raw material availability could be impacted for short periods of time, but Cyanco does not expect significant difficulty in obtaining raw materials for the longer term. The Company must compete with other markets for a major portion of its raw materials (ammonia, caustic soda, natural gas and electricity). The supplies of these products have been adequate in past years to meet the needs of industrial as well as agricultural users. Cyanco has entered into long-term transportation agreements with Paiute Pipeline and Northwest Pipeline for transportation of natural gas to the Cyanco facility. Cyanco has not had significant difficulty in obtaining the other necessary raw materials since there are alternative sources of supply. However, due to the current increased costs and decreased availability of natural gas, it is anticipated that there could also be some shortage of ammonia production during 2001, which could have a temporary adverse impact on prices and margins. It is Cyanco's intent to pass short-term raw material price fluctuations on to its client base in order to maintain profitability. There is, however, no assurance that Cyanco will be successful in obtaining price relief. Cyanco believes that it will be able to obtain the necessary raw materials based on existing supply arrangements and, as required, purchases in the open market at the then prevailing spot prices.

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


EMPLOYEES

         Following the sale of the Explosives Business, the Company anticipates having three employees at its corporate offices. Cyanco will have 28 employees at its plant in Winnemucca, Nevada, and the Company's West Africa Chemicals joint venture will have 7 local employees. The Company and its joint venture partners consider relations with their employees to be positive.

WEST AFRICA CHEMICALS JOINT VENTURE INTEREST

         West Africa Chemicals is a 50/50 joint venture with Chemical Holdings International, Limited, a subsidiary of the Omnia Group, the parent company of Bulk Mining Explosives, which is an explosives licensee of the Company. Due to certain restrictions on transfers to competitors, the Company's joint venture interest will not be transferred to UEE in the Asset Sale. Consequently, the Company is retaining its West Africa Chemicals joint venture interest until such time as the business can be appropriately sold or wound up, subject to the requirements of its joint venture agreement. The West Africa Chemicals joint venture has operated at a net loss from its inception in 1997, and in 1999 the Company wrote off its interest in the joint venture for financial reporting purposes and now records income or loss on a cash basis. Due to the relationship that the Company has with its joint venture partner, the receivable on the books of the Company due from West Coast Explosives, a subsidiary of West Africa Chemicals, which, as of December 31, 2000, was approximately $498,000, is being retained by the Company. Subject to requirements in the joint venture documents, the Company anticipates that the operations will be discontinued or sold in the near future unless gold prices rebound. In the event that the operations are discontinued, it is expected that the proceeds from the collection of receivables and the sale of plant and equipment, raw materials and real estate holdings will exceed the liabilities of the joint venture.

ENVIRONMENTAL COMPLIANCE

         The Company is subject to federal, state and local laws regulating the protection of the environment in the handling, storage and shipment of cyanide and related raw materials. In preparation for the manufacture and sale of liquid sodium cyanide at the Cyanco plant, Cyanco incurred material capital expenditures relating to compliance with environmental laws and regulations, including expenditures required for specialty trucks and tankers and development of an emergency response plan in the event of a hazardous materials spill. Cyanco's operations are designed such that no liquid discharge is created during the manufacture of its product. Compliance with such laws, rules and regulations on an ongoing basis is not expected to require additional material capital expenditures in the short-term.

OTHER GOVERNMENTAL REGULATIONS

         Cyanco is subject to various governmental authorities with respect to transportation and handling of hazardous materials. In addition, it is subject to OSHA's Process Safety Management program at the Winnemucca Plant. Cyanco has implemented compliance programs, which the Company believes addresses the program objectives and guidelines. Cyanco is regularly inspected by Nevada's regulatory agencies to monitor compliance.

PROPERTY

         The corporate offices of the Company, built in 1997, are located at 8805 South Sandy Parkway, Sandy, Utah. These facilities, consisting of 1.8 acres, an office building and adjacent research and laboratory facilities, were constructed by the Company at a cost of approximately $1.2 million. It is anticipated that the corporate facilities will be leased to UEE for at least one year following the Asset Sale at commercially competitive rates. The Company expects to lease office space in the Salt Lake City area for its corporate headquarters subsequent to the Asset Sale. The property and facilities of the Company's joint ventures, including Cyanco and West Africa Chemicals, are deemed adequate and suitable for their respective operations.

LEGAL PROCEEDINGS

         There are no legal proceedings, other than of a routine, business nature currently filed against the Company.

--------------------------------------------------------------------------------

             MARKET FOR COMMON STOCK AND RELATED SHAREHOLDER MATTERS

--------------------------------------------------------------------------------

         The common stock of the Company is currently listed on the Nasdaq National Market ("NNM"), under the symbol "MSIX." It is anticipated that the Company may seek a new trading symbol subsequent to the Asset Sale and the Corporate Name Change.

         The following table sets forth the approximate range of high and low closing prices for the common stock of the Company during the periods indicated. The quotations presented reflect interdealer prices, without retail markup, markdown, or commissions, and may not necessarily represent actual transactions in the common stock.

        Quarter Ended                    High Close                 Low Close

      December 31, 1998                  $   5.63                   $  4.38
      March 31, 1999                     $   7.38                   $  4.63
      June 30, 1999                      $   5.63                   $  4.13
      September 30, 1999                 $   4.63                   $  2.13
      December 31, 1999                  $   4.50                   $  2.00
      March 31, 2000                     $   3.687                  $  2.25
      June 30, 2000                      $   2.75                   $  1.625
      September 30, 2000                 $   2.75                   $  1.375
      December 31, 2000                  $   2.25                   $  1.187
      March 31, 2001                     $   2.375                  $  1.34
      June 30, 2001                      $   1.75                   $  1.00


         On September 10, 2001, the closing quotation for the common stock on NNM was $1.32. As reflected by the high and low prices on the foregoing table, the trading price of the Common Stock of the Company can be volatile, with dramatic changes over short periods. The trading price may reflect market reaction to perceived changes in the industry in which the Company sells products and services, the direction and results of research and development efforts, and many other factors. Investors are cautioned that the trading price of the common stock can change dramatically based on changing market perceptions that may be unrelated to the Company and its activities.


         As of August 9, 2001, there were 7,314,260 shares of the Company's common stock issued and outstanding, held by approximately 560 shareholders of record.

         The Company paid an annual dividend of $0.025 per share of outstanding Common Stock in 1999. The Board of Directors did not approve a dividend in 2000. There are no restrictions on the declaration or payment of dividends set forth in the articles of incorporation of the Company or any other agreement with its shareholders or creditors. The Board anticipates retaining the majority of any future earnings for working capital and investment in growth and expansion of the Company's businesses.

         During August of 1997, the Company, NASDAQ and a principal shareholder of the Company, entered into a voting agreement with respect to the shares of Common Stock held by the principal shareholder. Under this voting agreement, the shares of Common Stock held by the principal shareholder would be voted pro rata in accordance with the votes cast by other shareholders in order to address NASDAQ concerns regarding the potential control exercisable by such principal shareholder over the Company. Subsequently, the shareholder transferred his shares to the BLA Irrevocable Investment Trust (the "BLA Trust") and the BLA Trust took the position that the shares were no longer subject to the voting agreement. This gave rise to a dispute between the Company and the BLA Trust resulting in litigation. The Company subsequently entered into a settlement agreement with the BLA Trust, whereby the governing documents for the BLA Trust were amended and the parties agreed that the shares of common stock held by the

BLA Trust could be voted independent of the voting agreement. The shares held by the BLA Trust have not yet been voted apart from the voting agreement. A presentation has been made to NASDAQ concerning this issue but NASDAQ has to date not concurred that the shares are free of the voting agreement. The BLA Trust entered into an agreement with UEE to vote its shares in favor of the Asset Sale. Bryan Bagley, a director of the Company, is a trustee of the BLA Trust.

--------------------------------------------------------------------------------

         SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

--------------------------------------------------------------------------------

         The following tabulation shows, as of August 1, 2001, the number of shares of the Company's common stock, par value $0.001, owned beneficially by:
(a) all persons known to be the holders of more than five percent (5%) of the Company's voting securities, (b) persons deemed affiliates for purposes of the Asset Sale, (c) directors, (d) named executive officers, and (e) all officers and directors of the Company as a group:

                                                         Amount and Natures of
                                                        Beneficial ownership(1)
Name and Address of Beneficial Owner                    Shares         Percent

E. Bryan Bagley            -----------------------------2,111,034(2, 3)27.1%
1470 Arlington Dr.
Salt Lake City, UT 84103

Dr. John T. Day            -------------------------------600,804(4)    7.7%
5 Dawn Hill
Sandy, Utah 84092

Edward N. Bagley Estate    -------------------------------583,280       7.5%
8987 St. Ives Drive
Los Angeles, California 90069

Lex L. Udy                 -------------------------------560,906(5)    7.2%
4597 Ledgemont Drive
Salt Lake City, Utah 84124

Affiliates

Jack O'Brien               --------------------------------28,009       0.4%
195 River Road
Pawcatuck, CT 06379
(401) 322-0700

Mitch Green                ---------------------------------  900       0.0%
66 Gold Ledge Avenue
Auburn, NH 03032
(603) 669-8442

UEE                        ----------------------------------   0       0.0%
Av. Del Partenon
16-5a Pl.
Campo de las Naciones
Madrid, Spain 28042

Directors and Officers

Dr. John T. Day            -------------------See Above----------------------

E. Bryan Bagley            -------------------See Above----------------------

Nathan L. Wade             -------------------------------262,822(6)    3.4%

M. Garfield Cook           -----------------------------------  0       0.0%

James E. Solomon           -----------------------------------  0       0.0%

James W. Sight             -----------------------------------  0       0.0%

Frances Flood              -----------------------------------  0       0.0%

Duane W. Moss              --------------------------------98,312(7)    1.3%

David P. Reddick           -------------------------------102,347(8)    1.3%

Richard M. Clayton         --------------------------------63,349(9)    0.8%

Douglas W. Later           --------------------------------20,000(10)   0.3%

Wade L. Newman             --------------------------------13,000(11)   0.0%

All Officers and Directors
as a group (12 persons     -----------------------------3,439,466(12)  44.0%
-------------------------

(1)(2) Unless otherwise indicated, each person identified in the table has sole voting and investment power with respect to the Company's common stock beneficially owned by such person. The total number of outstanding shares included in the computation of percentages is 7,314,260 plus 487,613 options which are exercisable or become exercisable by executives and directors within 60 days.
(3) Includes 1,883,287 shares held by the BLA Irrevocable Investment Trust of which Bryan Bagley is a co-Trustee with his adult sister, Lisa Higley, who lives in Colorado and 39,500 options currently exercisable by Mrs. Bagley.
(4) Includes options for 49,500 shares which are presently exercisable or will become exercisable within 60 days and 5,705 shares held by family members residing in his home.
(5) Includes shares owned solely by Dr. Udy's wife and shares in a family limited partnership.
(6) Includes shares held by a partnership of which Mr. Wade is a partner, shares held in an IRA account for the benefit of Mr. Wade's spouse and shares held by Mr. Wade's family members residing in his home; also included are 39,500 options currently exercisable by Mr. Wade.
(7) Includes options for 49,849 shares which are presently exercisable or will become exercisable within 60 days and 12,719 shares held through the Company's 401(k) plan.
(8) Includes options for 76,415 shares which are presently exercisable or will become exercisable within 60 days and 1,953 shares held through the Company's 401(k) plan.
(9) Includes options for 49,849 shares which are presently exercisable or will become exercisable within 60 days. (10) Includes options for 15,000 shares which are presently exercisable or will become exercisable within 60 days. (11) Includes options for 10,000 shares which are presently exercisable or will become exercisable within 60 days. (12) Includes shares controlled by Bryan Bagley as co-trustee of the BLA Irrevocable Investment Trust and includes 487,613 options for shares which are currently exercisable or which become exercisable by the directors and executive officers of the Company within 60 days.

         None of the individuals or entities acquired common stock of the Company during the preceding two years, except that Nathan Wade and/or his spouse acquired 2,000 shares in an open market transaction on September 21, 1999, at a price of $2.25 per share and 2,200 shares on February 2, 2000, at a price of $2.25 per share. In addition, Duane Moss and David Reddick are participants in the Company's 401(k) plan and elected to have a portion of their contributions to the plan invested in Company stock. All of the purchases through the 401(k) plan were effected through open market purchases at the then prevailing market price. Other than the foregoing, none of the individuals or entities on the foregoing table has acquired or disposed of stock of the Company in the preceding 60 days.

         Except as set forth elsewhere in this proxy: (a) neither UEE nor UEE-MSI nor Mining Services International, Inc., nor, to our knowledge, any of the persons affiliated with UEE or any associate or majority-owned subsidiary affiliated with UEE, beneficially owns or has a right to acquire any shares of common stock of the Company or any other equity securities of the Company; (b) neither UEE nor, to our knowledge, any of the persons or entities referred to in clause (a) above or any of their executive officers, directors or subsidiaries has effected any transaction in any shares of common stock of the Company or any other equity securities of the Company during the past 60 days; (c) neither UEE nor, to UEE's knowledge, any affiliated persons, has any contract, arrangement, understanding or relationship with any other person with respect to any securities of the Company (including, but not limited to, any contract, arrangement, understanding or relationship concerning the transfer or the voting of any such securities, joint ventures, loan or option arrangements, puts or calls, guaranties of loans, guaranties against loss or the giving or withholding of proxies, consents or authorizations); (d) since August 1, 1999, there have been no transactions which would require reporting under the rules and regulations of the SEC between UEE or any of its subsidiaries or, to UEE's knowledge, any of its affiliated persons, on the one hand, and the Company or any of its executive officers, directors or affiliates, on the other hand; and
(e) since August 1, 1999, there have been no contacts, negotiations or transactions between UEE or any of its subsidiaries or, to UEE's knowledge, any of its affiliated persons, on the one hand, and the Company or any of its subsidiaries or affiliates, on the other hand, concerning a merger, consolidation or acquisition, a tender offer or other acquisition of securities, an election of directors or a sale or other transfer of a material amount of assets.

IDENTITY AND BACKGROUND OF OFFICERS, DIRECTORS, AND AFFILIATES OF THE COMPANY.

         Except as otherwise indicated, each of the following individuals can be reached at the address of the Company, Mining Services International Corporation, 8805 South Sandy Parkway, Sandy, Utah, 84070, telephone number
(801) 233-6000. All of the following individuals are United States citizens.


         Nathan L. Wade, 73, has been a Director of the Company since June 1989. Since 1953 Mr. Wade has been a director and principal owner of Nate Wade Subaru, 1207 South Main, Salt Lake City, Utah 84111, a Utah automobile dealership for new and used automobiles. Mr. Wade was appointed Chairman of the Company's Board of Directors on January 21, 2000.

         M. Garfield Cook, 61, was appointed to the Company's Board of Directors on April 4, 2000, and on April 25, 2000, was appointed as Co-Chairman of the Board. From 1972 to 1989 Mr. Cook was President and Chief Executive Officer of IRECO Chemicals, an industrial explosives company with about 1,700 employees serving in the natural resource industry worldwide. He has served on the boards of a number of corporations involved in the explosives and mining industry. He is also a past Chairman of the Institute of Makers of Explosives in Washington, D.C. From 1988 to 1995, Mr. Cook was Chairman of Non-Invasive Medical Technology Corporation (NMT) involved in developing and producing specialized medical treatment devices and supplies, and from 1991 to 1995 he also served as Chairman of In-Line Diagnostics Corporation (IDC), an affiliate of NMT. Mr. Cook has been a private investor since 1995 and has served in executive positions with several civic organizations in Salt Lake City and his business address is the same as his home address, 2976 E. Crestview Dr., Salt Lake City, Utah 84108. Mr. Cook is a 1966 graduate of the University of Utah with a B.S. degree in Physics

         Dr. John T. Day, 62, has been President and Chief Executive Officer of the Company since April 1993. He was one of the founders of the Company and from 1979 to 1993 was Executive Vice President with responsibility for plant design, operations, equipment design and construction, and new product development. Dr. Day was appointed a member of the Board of Directors on November 10, 1986. Dr. Day obtained a B.S. degree in Chemical Engineering from the University of Utah in 1964 and obtained a Sc.D. degree from MIT in 1972.

         James E. Solomon, 51, CPA, was appointed a director in March 2000. He is managing partner at Red Rock Investors, LLC, a venture capital firm. Mr. Solomon specializes in maximizing value for small to mid-size companies. He was formerly a financial manager at Exxon Corporation from 1972 to 1980. From 1980 to 1983 Mr. Solomon was Vice President of Farm Management Company, one of the world's largest agricultural companies. Since 1983, Mr. Solomon has been self employed, 2051 North Kingston Rd., Farmington, Utah 84025 and is an Adjunct Professor at the Graduate School of Business at the University of Utah and serves as a director of TruDynamics International, Inc., a company based in Scottsdale, Arizona.

         James W. Sight, 45, was appointed a director on April 4, 2000. Mr. Sight graduated from the Wharton School of Finance in 1977. Mr. Sight has been an investor and financial consultant at 8500 College Blvd., Overland Park, Kansas 66210 since ____. He currently serves as a director of Westmoreland Coal Co. and Programmer's Paradise, both publicly-held companies.

         Bryan Bagley, 37, was appointed a director on June 28, 2000. Since November 1991, Mr. Bagley has been a market maker for Wilson-Davis & Company, 39
W. Market Street, Salt Lake City, Utah 84111. Prior to his current position, he was a securities trader for over ten years with increasing responsibilities at Covey & Co., Bagley Securities and Wilson-Davis & Company. Mr. Bagley graduated from the University of Utah in 1987 with a Bachelor of Science degree in Economics.


         Frances Flood, 45, was appointed a director of the Company on June 28, 2000. Since June of 1998, Ms. Flood has served as Chief Executive Officer and as a director of Gentner Communications (Nasdaq) 1825 West 2770 South, West Valley City, Utah 84119. Ms. Flood joined Gentner in October of 1996 as Vice-President of Sales and Marketing and, prior to her current positions, served as President of Gentner from December of 1997. Prior to joining Gentner, Ms. Flood was Area Director of Sales and marketing for Ernst & Young, LLP, an international accounting and consulting firm. Ms. Flood graduated from Thomas Edison State College with a BSBA degree in Banking and Finance. Ms. Flood serves as a director of Sound Tube, a privately-held company based in Park City, Utah.


         In addition to Dr. Day, certain information is furnished with respect to the following executive officers of the Company:

         Richard M. Clayton, 59, was first employed by the Company from 1981 to 1983. Mr. Clayton joined the Company again in 1986 as Director of Marketing and was appointed Vice President in 1991. He currently serves as Vice-President in charge of marketing. Prior to joining the Company, Mr. Clayton held key management and marketing positions with Texaco Petroleum Corporation and Nitrate Services Corporation, an explosives company.

         David P. Reddick, 44, has been employed by the Company since 1985 as Director of Operations. Since 1991, Mr. Reddick has been a Vice President of the Company. Prior to joining the Company, Mr. Reddick was associated with Cyprus Minerals in operations management. Mr. Reddick obtained a B.S. degree in Resource Economics from the University of California at Berkeley.

         Duane W. Moss, 53, has been employed by the Company since December 1994. He was appointed Senior Vice President and General Counsel in 2000. Previously, Mr. Moss served as Chief Financial Officer and Legal Counsel. Mr. Moss began his career as a tax accountant with Arthur Andersen & Company and obtained a Juris Doctorate and a B.A. degree in Accounting from the University of Utah.

         Douglas W. Later, 48, has been employed by the Company since September 1998. In 2000, he was appointed Vice President in charge of Research and Development and certain operations relating to the Eastern US explosives business. During 1998 and 1999 he was the Assistant to the President responsible for research and development activities of the Company and the manufacturing of its packaged explosives products. From 1989 to 1998, Dr. Later was president of Mountain States Analytical, a testing and research laboratory. Dr. Later has eighteen years experience in the chemicals industry and management of operations. He received a bachelor's degree in Chemistry in 1978 and a Ph.D. in analytical chemistry in 1982 from Brigham Young University.

         Wade L.  Newman,  CPA,  42,  has been  employed  by the  Company  since
February 1999. In 2000, he was appointed as Chief Financial Officer of the Company. Previously he was the Company's Controller. Mr. Newman was Vice President and CFO, Secretary and Treasurer of Recovery Corporation from 1991 to 1999 and was with Ernst & Young from 1985 to 1991 where he served as a Manager in the audit department. Mr. Newman received a bachelor's degree in Accounting from Brigham Young University in 1985. Mr. Newman has served as a director of Suma Corporation, a privately-held company based in Sandy, Utah, since 1993.

         The following individuals are deemed to be affiliates of the Company for purpose of the Asset Sale.


         John P. O'Brien, 56, has been employed as President of O'Brien Design Associates, Inc. ("ODA"), 366 Ross Hill Road, Charleston, RI 02813, since it was purchased by the Company in September 1998. Mr. O'Brien founded ODA in 1987 to pursue opportunities in the specialty explosives field with detonating cord and non-electric detonating systems. Prior to ODA, he was with Ensign-Bickford Company for 19 years in a variety of positions, the latest of which was Vice-President of Research and Engineering. Mr. O'Brien received an MBA from the University of Connecticut and a Bachelor of Arts degree in Chemistry from Holy Cross College. Mr. O'Brien is a director of two privately-held companies based in Connecticut, Detotec North America, Inc., and Shock Tube Systems, Inc.

         Mitch  Green,  42, has been  employed as  President  of Green  Mountain
Explosives, 66 Gold Ledge Avenue, Auburn, New Hampshire 03032 since it was acquired by the Company in December 1998. From 1996 through December 1998, Mr. Green served as Vice-President and Chief Operating Officer of Green Mountain Explosives. Mr. Green has extensive experience in the explosives distribution and drilling and blasting businesses and has served in operating, marketing and executive positions throughout his career.

         During the past five years, none of the foregoing individuals nor the individuals identified in the tables that immediately follow have been convicted in a criminal proceeding (excluding traffic violations or similar misdemeanors) and none have been a party to any judicial or administrative proceeding that resulted in a judgment, decree, or final order enjoining the person from future violations of, or prohibiting activities subject to, federal or state securities laws, or a finding of any violation of federal or state securities laws.


DIRECTORS AND EXECUTIVE OFFICERS OF UEE

         A. Directors and Executive Officers of UEE: The name, business address, present principal occupation or employment and five-year employment history of each director and executive officer of UEE and certain other information are set forth below. Unless otherwise indicated below, the address of each executive officer and director is Av. Del Partenon, 16 5(a) Campo de las Naciones, 28042 Madrid, Spain. Unless otherwise indicated, each occupation set forth opposite an individual's name refers to employment with UEE. Unless otherwise indicated herein, all directors and executive officers listed below are citizens of Spain.

         1.       Directors of UEE

                                                             Current Position and Present, Principal
                                       Year      Current        Occupation or Employment; Material
                                    Appointed      Term               Positions Held During
           Name and Age             to Board     Expires                 Past Five Years
           ------------             ---------    -------                 ---------------
Jose Fernando Sanchez-Junco Mans,      1994        2006    Chairman  of the Board of  Directors  of UEE
54                                                         since 1994.  Chief Executive  Officer of UEE
                                                           since 1994. Sole  Administrator of UEE Group
                                                           until   1994.   Member   of  the   Board  of
                                                           Directors, Uralita, S.A. since 1993.

Jose Maria Castane Ortega, 62          1994        2006    Member of the Board of UEE since 1994.
                                                           Vice-Chairman of UEE since 2001.  Chairman
                                                           of the Board of Argo Capital Invest since
                                                           1996. Chairman of the Board of Directors of
                                                           ING Barings Espana, S.A. since 2000.
                                                           Member of COMMERCIAL GEDESCO "Maheso", S.A.
                                                           since 1996. Member of the Board of Juste,
                                                           S.A. Quimico-Farmaceutica since 1979.
                                                           Member of the Board of Delta Management
                                                           (Guernsey) Ltd. from 1992 until 1999.
                                                           Member of the Board of Controljornal-SGPS
                                                           since 1992. Member of the Board of PAYMA,
                                                           S.A. from 1993 until 1999. Member of the
                                                           Board of NECA, S.A. from 1994 until 1999.
                                                           Member of the Board of GP DELTA LTD LLC,
                                                           Delaware, since 1999. Member of the Board
                                                           of Athena Seguros since 1997.

Jaime Burguera Eleta, 63               1994        2006    Retired since 1993. Member of the Board of
                                                           UEE since 1994. Board Member of Agrupacion
                                                           Eolica, S.L., since 1996.

Miguel Camino de Miguel, 42            2001        2006    Member of the Board of UEE since 2001.
                                                           Corporate Chief Financial Officer of UEE
                                                           since 2000.  Financial Director for Europe
                                                           of US Filter Corporation from April 1996
                                                           until April 1999. World Wide Controller of
                                                           Vivendi Water System from April 1999 until
                                                           May 2000.

Andrew T. Kellet, 42                   2001        2006    Member of the Board of UEE since 2001.
                                                           Banker at BancBoston Capital since 1996.
                                                           Citizen of the United Kingdom.

Rafael Lopez-Sors Gonzalez, 61         2001        2006    Member of the Board of UEE since 2001.
                                                           General Secretary of UEE since 1996.

Carlos Llari de Sangenis y Seix, 62    1994        2006    Member of the Board of UEE since 1994.
                                                           Member of the Board of Explosivos Alaveses,
                                                           S.A. of UEE since 1995. Freelance economist
                                                           since 1996.

Jose V. Moreno Huart, 53               2001        2006    Member of the Board of UEE since 2001.
                                                           Human Resources Corporate Director of UEE
                                                           since 1996.

Renaud M. Rivain,  54                  1999        2006    Member of the Board of UEE since 1999.
                                                           Managing Director Pallas Invest, S.A.,
                                                           Investment Holding Company since 1996.
                                                           Citizen of France.




         2.       Executive Officers of UEE

                                                             Current Position and Present, Principal
                                      Year Appointed to         Occupation or Employment; Material
                                      Current Executive               Positions Held During
           Name and Age                Officer Position                  Past Five Years
           ------------                ----------------                  ---------------
Jose Fernando Sanchez-Junco Mans,            1994          Chief Executive  Officer of UEE since 1994.
54                                                         Chairman  of the Board of UEE  since  1994.
                                                           Sole   Administrator  of  UEE  Group  until
                                                           1994.  Member  of the  Board of  Directors,
                                                           Uralita, S.A. since 1993.

Miguel Camino de Miguel, 42                  2000          Corporate  Chief  Financial  Officer of UEE
                                                           since  2000.  Member  of the  Board  of UEE
                                                           since 2001.  Financial  Director for Europe
                                                           of US Filter  Corporation  from  April 1996
                                                           until April 1999.  World Wide Controller of
                                                           Vivendi  Water System from April 1999 until
                                                           May 2000.

Rafael Lopez-Sors Gonzalez, 61               1996          General   Secretary   of  UEE  since  1996.
                                                           Member of the Board of UEE since 2001.

Carlos Gastanaduy Tilve, 39                  1996          Legal  Department   Manager  of  UEE  since
                                                           1996.  Board  Secretary  of UEE since 2001.
                                                           From  July  1996  to  October  1998,  Legal
                                                           Department Manager of Andersen Consulting.

Jaime Barbeito Diez, 50                      1996          General  Manager  Defense  Business Unit of
                                                           UEE since 1996.

Ricardo Lopez Migoya, 59                     1996          General    Manager    Initiating    Systems
                                                           Business    Unit   of   UEE,    UEB   Union
                                                           Explosivos-Ensign  Bickford Ensign Sistemas
                                                           de Iniciacion, S.L., since 1996.

Jose Martin Ruiz, 58                         1996          General Manager Cartridge Business Unit of
                                                           UEE, UEE Cartucheria Deportiva, S.A., since
                                                           1996.

Andres Soto Aguera, 49                       1996          General Manager Nitrochemicals Business
                                                           Unit of UEE since 1996.

         B. Directors and Executive Officers of UEE-MSI. The name, business address, present principal occupation or employment and five-year employment history of each director and executive officer of UEE-MSI and certain other information are set forth below. Unless otherwise indicated below, the address of each executive officer and director is Av. Del Partenon, 16 5(a) Campo de las Naciones, 28042 Madrid, Spain. Unless otherwise indicated, each occupation set forth opposite an individual's name refers to employment with UEE-MSI. Unless otherwise indicated herein, all directors and executive officers listed below are citizens of Spain.

         1.       Directors of UEE-MSI

                                                             Current Position and Present, Principal
                                       Year      Current        Occupation or Employment; Material
                                    Appointed      Term               Positions Held During
           Name and Age             to Board     Expires                 Past Five Years
           ------------             ---------    -------                 ---------------
Jose Fernando Sanchez-Junco Mans,      2000        2001    Chairman  of  the  Board  of  UEE-MSI  since
54                                                         2000.  Chairman & C.E.O.  of UEE since 1994.
                                                           Sole  Administrator of UEE Group until 1994.
                                                           Member of the Board of  Directors,  Uralita,
                                                           S.A. since 1993.

Rafael Lopez-Sors Gonzalez, 61         2000        2001    Director of UEE-MSI since 2000. Member of
                                                           the Board of UEE since 2001.  General
                                                           Secretary of UEE since 1996.

Carlos Gastanaduy Tilve, 39            2000        2001    Director of UEE-MSI since 2000. Board
                                                           Secretary of UEE since 2001.  Legal
                                                           Department Manager of UEE since 1996. From
                                                           July 1996 to October 1998, Legal Department
                                                           Manager of Andersen Consulting.





         2.       Executive Officers of UEE-MSI

                                                             Current Position and Present, Principal
                                      Year Appointed to         Occupation or Employment; Material
                                      Current Executive               Positions Held During
           Name and Age                Officer Position                  Past Five Years
           ------------                ----------------                  ---------------
Carlos Gastanaduy Tilve, 39                  2000          Executive  Officer of UEE-MSI  since  2000.
                                                           Board Secretary of
                                                           UEE since 2001. Legal
                                                           Department Manager of
                                                           UEE since 1996. From
                                                           July 1996 to October
                                                           1998, Legal
                                                           Department Manager of
                                                           Andersen Consulting.

         C. Directors and Executive Officers of Mining Services International, Inc. The name, business address, present principal occupation or employment and five-year employment history of each director and executive officer of Mining Services International, Inc., a Delaware corporation formed by UEE, and certain other information are set forth below. Unless otherwise indicated below, the address of each executive officer and director is 8805 South Sandy Parkway, Sandy, Utah 84070. Unless otherwise indicated, each occupation set forth opposite an individual's name refers to employment with Mining Services International, Inc. Unless otherwise indicated herein, all directors and executive officers listed below are citizens of Spain.

         1.       Directors of Mining Services International, Inc.

                                                             Current Position and Present, Principal
                                       Year      Current        Occupation or Employment; Material
                                    Appointed      Term               Positions Held During
           Name and Age             to Board     Expires                 Past Five Years
           ------------             ---------    -------                 ---------------
Jose Fernando Sanchez-Junco Mans,      2000        2001    Chairman  of  the  Board  of   Directors  of
54                                                         Mining Services  International,  Inc., since
                                                           November  2000.  Chairman  &  C.E.O.  of UEE
                                                           since 1994. Sole  Administrator of UEE Group
                                                           until   1994.   Member   of  the   Board  of
                                                           Directors, Uralita, S.A. since 1993.

 Carlos Gastanaduy Tilve, 39           2000        2001    Director of Mining Services International,
                                                           Inc., since November 2000. Board Secretary
                                                           of UEE since 2001. Legal Department Manager
                                                           of UEE since 1996. From July 1996 to
                                                           October 1998, Legal Department Manager of
                                                           Andersen Consulting.

         2.       Executive Officers of Mining Services International, Inc.

                                                             Current Position and Present, Principal
                                      Year Appointed to         Occupation or Employment; Material
                                      Current Executive               Positions Held During
           Name and Age                Officer Position                  Past Five Years
           ------------                ----------------                  ---------------
Jose Fernando Sanchez-Junco Mans,            2000          President      of      Mining      Services
54                                                         International,  Inc.,  since November 2000.
                                                           Chairman & C.E.O.  of UEE since 1994.  Sole
                                                           Administrator  of  UEE  Group  until  1994.
                                                           Member of the Board of Directors,  Uralita,
                                                           S.A. since 1993.
Carlos Gastanaduy Tilve, 39                  2000          Vice-President     of    Mining    Services
                                                           International,  Inc.,  since November 2000.
                                                           Board  Secretary  of UEE since 2001.  Legal
                                                           Department  Manager of UEE since 1996. From
                                                           July   1996   to   October   1998,    Legal
                                                           Department Manager of Andersen Consulting.
Fernando Olaso Echevarria, 34                2000          Vice-President since November 2000. Head
                                                           of Corporate Development of UEE since
                                                           October 1996.  Associate at Union Bank
                                                           of Switzerland, M&A Group until October
                                                           1996.
Andres Soto Aguera, 49                       2000          Vice-President of Mining Services
                                                           International, Inc., since November
                                                           2000. General Manager Nitrochemicals
                                                           Business Unit of UEE since 1996.


SECTION 16(a) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE

         Section 16(a) of the Securities Exchange Act of 1934, as amended, requires the Company's directors and executive officers, and persons who own more than 10% of a registered class of the Company's equity securities, to file with the Securities and Exchange Commission initial reports of ownership and reports of changes in ownership of equity securities of the Company. Officers, directors, and greater than 10% shareholders are required to furnish the Company with copies of all Section 16(a) forms they file.

         Based solely on a review of the copies of such forms furnished to the Company and written representations from the Company's executive officers and directors, the Company believes that all forms required by Section 16(a), including amendments thereto, were timely filed, except that Wade Newman and Douglas Later were late in filing their reports of initial ownership on Form 3 and David P. Reddick was late in filing a report of change in beneficial ownership on Form 4.

CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS

         On April 10, 1998, the Company provided Dr. John T. Day, its President and Chief Executive Officer, a five-year loan of $75,000, bearing interest at the LIBOR 30-day rate plus 1%, adjusted annually each year on the anniversary date. Interest is payable annually with principal due on the date of maturity. As of December 31, 2000, the current outstanding principal and accrued interest balance on Dr. Day's loan was $32,341.64. The loan is secured with shares of Company stock owned by Dr. Day.

         In connection with the Asset Sale, Mr. Richard Clayton, a vice-president of the Company, is transferring 13,500 shares of the Company's stock to the Company in full satisfaction of $58,000 owed to the Company as a result of a loan made to Mr. Clayton in 1998. Mr. Clayton will continue to owe the Company all accrued interest on such loan. (See "Proposal No. 1: The Asset Sale--Related Agreements.")

--------------------------------------------------------------------------------

                              SHAREHOLDER PROPOSALS

--------------------------------------------------------------------------------

         No proposals have been submitted by shareholders of the Company for consideration at the Special Meeting. The Company has not fixed the date of its annual meeting of shareholders. In order for shareholder proposals to be included in the Company's proxy materials, they must be received by the corporate secretary of the Company, at the Company's executive offices, 8805 South Sandy Parkway, Sandy, Utah, 84070, a reasonable time prior to the mailing of the Company's proxy materials pursuant to Rule 14a-8, assuming such meeting is not held within 30 days of the date of last year's meeting. Any shareholder proposal also must be proper in form and substance, as determined in accordance with the Securities Exchange Act of 1934 and the rules and regulations promulgated thereunder. If the Company's 2001 annual meeting of shareholders is within 30 days of December 20, 2001, then the last date to submit a proposal under Rule 14a-8 is July 23, 2001. In order for a shareholder proposal submitted outside of Rule 14a-8 to be considered "timely" within the meaning of 14a-4(c), notice of such proposal must be received by the Company on or prior to October 6, 2001.

--------------------------------------------------------------------------------

                                  OTHER MATTERS

--------------------------------------------------------------------------------

         Management does not know of any business, other than as stated in the Notice, that may be considered at the Special Meeting. If any other matters should properly come before the Special Meeting, it is the intention of the persons named in the accompanying form of proxy to vote the proxies held by them in accordance with their best judgment.

         In order to assure the presence of the necessary quorum and to vote on the matters to come before the Special Meeting, please indicate your choices on the enclosed proxy and date, sign, and return it promptly in the envelope provided. The signing of a proxy does not prevent you from attending and voting at the Special Meeting.

--------------------------------------------------------------------------------

                         INDEPENDENT PUBLIC ACCOUNTANTS

--------------------------------------------------------------------------------

         Representatives from the Company's independent auditors, Tanner + Co., are expected to be in attendance at the Special Meeting in order to respond to questions concerning financial statements and the financial treatment of the Asset Sale and may make a statement if they desire to do so.

--------------------------------------------------------------------------------

                 INCORPORATION OF CERTAIN DOCUMENTS BY REFERENCE

--------------------------------------------------------------------------------



         This Proxy Statement incorporates by reference the documents set forth below that the Company (File No. 000-10634) has previously filed with the Securities and Exchange Commission (the "Commission") pursuant to the Securities Exchange Act of 1934, as amended (the "Exchange Act"). These documents contain important information about the Company and its financial condition. The information incorporated by reference is deemed to be part of this Proxy Statement, except as superseded or modified by information contained directly in this Proxy Statement or in a document that also is (or is deemed to be) incorporated herein by reference.

                  (a) The Company's annual report on Form 10-K for the year ended December 31, 2000, filed with the SEC on April 23, 2001.

                  (b) The Company's quarterly report on Form 10-Q for the quarter ended March 31, 2001, filed with the SEC on May 15, 2001.

                  (c) The Company's quarterly report on Form 10-Q for the quarter ended June 30, 2001, filed with the SEC on August 14, 2001.

                  (d) The Company's interim report filed with the SEC on Form 8-K on January 3, 2001.

--------------------------------------------------------------------------------

                              AVAILABLE INFORMATION

--------------------------------------------------------------------------------

         The Company is subject to the informational requirements of the Exchange Act and, in accordance therewith, files reports and other information with the Commission. Any interested party may inspect information filed by the Company, without charge, at the public reference facilities of the Commission at its principal office at Judiciary Plaza, 450 Fifth Street, N.W., Room 1024, Washington, D.C. 20549, and at its regional offices at Northwestern Atrium Center, 500 West Madison Street, Suite 1400, Chicago, Illinois 60661-2511, and 7 World Trade Center, Suite 1300, New York, New York 10048. Any interested party may obtain copies of all or any portion of the information filed by the Company at prescribed rates from the Public Reference Section of the Commission at its principal office at Judiciary Plaza, 450 Fifth Street, N.W., Room 1024, Washington, D.C. 20549. Information with respect to the Public Reference Room may be obtained by calling the Commission at 1-800-SEC-0330. In addition, the Commission maintains an Internet site that contains reports, proxy and information statements and other information regarding the Company and other registrants that file electronically with the Commission at http://www.sec.gov.

         The Company's Common Stock is listed on the Nasdaq National Market and trades under the symbol "MSIX." Reports and other information concerning the Company can be inspected at the offices of Nasdaq at 1735 "K" Street, N.W., Washington, D.C. 20006-1500.

--------------------------------------------------------------------------------

                          INDEX TO FINANCIAL STATEMENTS

--------------------------------------------------------------------------------




                   MINING SERVICES INTERNATIONAL CORPORATION
                       Consolidated Financial Statements
                           December 31, 2000 and 1999

                                       MINING SERVICES INTERNATIONAL CORPORATION

                                      Index to Consolidated Financial Statements


--------------------------------------------------------------------------------





                                                                         Page
                                                                         ----

Independent Auditors' Report                                             F-2


Consolidated balance sheet                                               F-3


Consolidated statement of operations                                     F-4


Consolidated statement of stockholders' equity                           F-6


Consolidated statement of cash flows                                     F-8


Notes to consolidated financial statements                               F-9



--------------------------------------------------------------------------------

                                                    INDEPENDENT AUDITORS' REPORT








To the Board of Directors and Stockholders of Mining Services International Corporation


We have audited the consolidated balance sheet of Mining Services International Corporation and Subsidiaries as of December 31, 2000 and 1999, and the related consolidated statements of operations, stockholders' equity, and cash flows for the years ended December 31, 2000, 1999, and 1998. These consolidated financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these consolidated financial statements based on our audits.

We conducted our audits in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

In our opinion, the consolidated financial statements referred to above present fairly, in all material respects, the financial position of Mining Services International Corporation and Subsidiaries as of December 31, 2000 and 1999, and the results of their operations and their cash flows for the years ended December 31, 2000, 1999, and 1998 in conformity with generally accepted accounting principles.




TANNER+CO.



Salt Lake City, Utah
April 12, 2001

                                       MINING SERVICES INTERNATIONAL CORPORATION
                                                      Consolidated Balance Sheet
                                            (In thousands, except share amounts)

--------------------------------------------------------------------------------




                                                             June 30,                   December 31,
                                                              2001              --------------------------
              Assets                                       (Unaudited)                2000            1999
              ------                                    --------------------------------------------------
Current assets:
     Cash                                               $            1,338   $       2,113    $        975
     Receivables, net                                                8,889           7,971           6,495
     Inventories                                                     2,327           2,248           1,807
     Prepaid expenses                                                  158             212             112
     Current portion of related party notes
       receivable                                                      250             250             250
                                                        --------------------------------------------------

                  Total current assets                              12,962          12,794           9,639

Investment in and advances to joint ventures                        14,062          12,886          12,846
Property, plant and equipment, net                                   7,203           7,647           9,165
Goodwill, net                                                            -               -           2,018
Related party notes receivable                                       1,086           1,086             633
Other assets                                                           405             393             160
                                                        --------------------------------------------------

                                                        $           35,718   $      34,806    $     34,461
                                                        --------------------------------------------------

----------------------------------------------------------------------------------------------------------

              Liabilities and Stockholders' Equity
              ------------------------------------

Current liabilities:
     Accounts payable and accrued expenses              $            7,003   $       5,901    $      2,257
     Current portion of long-term debt                               4,889           4,850             473
                                                        --------------------------------------------------

                  Total current liabilities                         11,892          10,751           2,730

Long-term debt                                                       1,555           1,756           4,475
Deferred income taxes                                                2,043           2,054           2,408
                                                        --------------------------------------------------

                  Total liabilities                                 15,490          14,561           9,613
                                                        --------------------------------------------------

Minority interest                                                        -               -             497
                                                        --------------------------------------------------

Commitments and contingencies                                            -               -               -

Stockholders' equity:
     Common stock, $.001 par value, 500,000,000
       shares authorized 7,314,260 shares issued
       and outstanding                                                   7               7               7
     Capital in excess of par value                                  5,312           5,312           5,312
     Cumulative foreign currency translation
       adjustments                                                    (467)           (456)           (381)
     Retained earnings                                              15,376          15,382          19,413
                                                        --------------------------------------------------

              Total stockholders' equity                            20,228          20,245          24,351
                                                        --------------------------------------------------

                                                        $           35,718   $      34,806    $     34,461
                                                        --------------------------------------------------


----------------------------------------------------------------------------------------------------------
See accompanying notes to consolidated financial statements.
                                                                                                       F-3



                                                                 MINING SERVICES INTERNATIONAL CORPORATION

                                                                      Consolidated Statement of Operations
                                                                      (In thousands, except share amounts)

----------------------------------------------------------------------------------------------------------

                                                       Six Months Ended
                                                           June 30,
                                                          (unaudited)         Years Ended December 31,
                                                     -----------------------------------------------------
                                                        2001       2000      2000       1999      1998
                                                     -----------------------------------------------------
Revenue:
     Net sales                                       $    19,532  $ 16,517  $  35,889  $ 26,752  $  23,414
     Royalties                                               489       503        892     1,154      1,345
     Equity in earnings of joint ventures                  1,198     1,041      2,244     2,511      4,989
     Other income                                             32        29        105       191        117
                                                     -----------------------------------------------------

                                                          21,251    18,090     39,130    30,608     29,865
                                                     -----------------------------------------------------

Costs and expenses:
     Cost of sales                                        18,784    15,617     34,619    25,497     22,128
     General and administrative                            2,019     2,101      4,550     2,893      1,331
     Research and development                                300       323        686       805        587
     Impairment of assets                                      -         -      4,990     2,622          -
                                                     -----------------------------------------------------

                                                          21,103    18,041     44,845    31,817     24,046
                                                     -----------------------------------------------------

Income (loss) from operations                                148        49     (5,715)   (1,209)     5,819

Interest expense                                            (275)     (156)      (509)     (211)       (16)
Other income                                                 118        37        126        21        169
                                                     -----------------------------------------------------

Income (loss) before (provision) benefit for
  income taxes, minority interest, and
  extraordinary item                                          (9)      (70)    (6,098)   (1,399)     5,972
                                                     -----------------------------------------------------

Benefit (provision) for income taxes:
     Current                                                  (8)      (21)     1,216       426     (1,790)
     Deferred                                                 11         -        354       124       (310)
                                                     -----------------------------------------------------

                                                               3       (21)     1,570       550     (2,100)
                                                     -----------------------------------------------------

Income (loss) before minority interest                        (6)      (91)    (4,528)     (849)     3,872

Minority interest in (income) loss                             -       129        497       (25)         -
                                                     -----------------------------------------------------

Income (loss) before extraordinary item                       (6)       38     (4,031)     (874)     3,872

Extraordinary item - extinguishment of deferred
  obligation                                                   -         -          -     1,599          -
                                                     -----------------------------------------------------

Net income (loss)                                    $        (6) $     38  $  (4,031) $    725  $   3,872
                                                     -----------------------------------------------------

----------------------------------------------------------------------------------------------------------
See accompanying notes to consolidated financial statements.
                                                                                                       F-4


                                                                   MINING SERVICES INTERNATIONAL CORPORATION

                                                                        Consolidated Statement of Operations
                                                                        (In thousands, except share amounts)
                                                                                                   Continued

------------------------------------------------------------------------------------------------------------

                                                       Six Months Ended
                                                           June 30,
                                                          (unaudited)         Years Ended December 31,
                                                     -------------------------------------------------------
                                                        2001       2000      2000        1999      1998
                                                     -------------------------------------------------------
Earnings (loss) per common share-basic

     Income (loss) from continuing operations        $      (.00) $     .01  $    (.55) $    (.12) $     .53

     Income (loss) extraordinary items                         -          -          -        .22          -
                                                     -----------------------------------------------------

     Net income (loss)                               $      (.00) $     .01  $    (.55) $     .10  $     .53
                                                     -----------------------------------------------------

Earnings (loss) per common share-diluted

     Income (loss) from continuing operations        $      (.00) $     .01  $    (.55) $    (.12) $     .52

     Income (loss) extraordinary items                         -          -          -        .22          -
                                                     -----------------------------------------------------

     Net income (loss)                               $      (.00) $     .01  $    (.55) $     .10  $     .52
                                                     -----------------------------------------------------

Weighted average shares:
     Basic                                             7,314,000  7,314,000  7,314,000  7,324,000  7,368,000
                                                     -----------------------------------------------------

     Diluted                                           7,314,000  7,316,000  7,314,000  7,375,000  7,492,000
                                                     -----------------------------------------------------

-------------------------------------------------------------------------------------------------------------
See accompanying notes to consolidated financial statements.
                                                                                                          F-5

                                                                 MINING SERVICES INTERNATIONAL CORPORATION

                                                            Consolidated Statement of Stockholders' Equity
                                                                      (In thousands, except share amounts)

                                                             Years Ended December 31, 2000, 1999, and 1998
----------------------------------------------------------------------------------------------------------


                                                                      Cumulative
                                                         Capital in     Foreign
                                    Common Stock           Excess      Currency
                              -------------------------    of Par     Translation   Retained
                                 Shares       Amount       Value      Adjustments   Earnings     Total
                              ----------------------------------------------------------------------------

Balance at
January 1, 1998                   7,353,344  $        7   $     5,416   $        -  $   15,182   $  20,605

Comprehensive net income
  calculation:
  Net income                              -           -             -            -       3,872       3,872

  Other comprehensive
    income-foreign currency
    translation adjustment, net           -           -             -          242           -         242
                                                                                              ------------
Comprehensive income                      -           -             -            -           -       3,630
                                                                                              ------------

Shares issued for:
  Exercise of stock options          33,407           -           119            -           -         119
  Acquisition of subsidiary          28,009           -           302            -           -         302

Acquisition and retirement of
  common stock                       75,000           -           394            -           -         394

Cash dividends paid                       -           -             -            -        (185)       (185)
                              ----------------------------------------------------------------------------

Balance at
December 31, 1998                 7,339,760           7         5,443         (242)     18,869      24,077

Comprehensive net income
  calculation:
  Net income                              -           -             -            -         725         725

  Other comprehensive
    income-foreign currency
    translation adjustment, net           -           -             -         (139)          -        (139)
                                                                                              ------------
Comprehensive income                      -           -             -            -           -         586
                                                                                              ------------

Acquisition and retirement of
  common stock                      (25,500)          -          (131)           -           -        (131)

Cash dividends paid                       -           -             -            -        (181)       (181)
                              ----------------------------------------------------------------------------

----------------------------------------------------------------------------------------------------------
See accompanying notes to consolidated financial statements.
                                                                                                       F-6

                                                                 MINING SERVICES INTERNATIONAL CORPORATION

                                                            Consolidated Statement of Stockholders' Equity
                                                                      (In thousands, except share amounts)
                                                                                                 Continued

----------------------------------------------------------------------------------------------------------

                                                                      Cumulative
                                                         Capital in     Foreign
                                                           Excess      Currency
                                    Common Stock           of Par     Translation   Retained
                              -------------------------
                                 Shares       Amount       Value      Adjustments   Earnings     Total
                              ----------------------------------------------------------------------------
Balance at
December 31, 1999                 7,314,260           7         5,312         (381)     19,413      24,351

Comprehensive net income
  calculation:
  Net loss                                -           -             -            -      (4,031)     (4,031)

  Other comprehensive
    income-foreign currency
    translation adjustment, net           -           -             -          (75)          -         (75)
                                                                                              ------------
Comprehensive loss                        -           -             -            -           -      (4,106)
                                                                                              ------------


                              ----------------------------------------------------------------------------
Balance at
December 31, 2000                 7,314,260           7         5,312         (456)     15,382      20,245

Comprehensive net income
  calculation:
  Net loss (unaudited)                    -           -             -            -        (400)       (400)

  Other comprehensive
    income-foreign currency
    translation adjustment, net           -           -             -            2           -           2
                                                                                              ------------
Comprehensive loss (unaudited)            -           -             -            -           -        (398)
                                                                                              ------------
                              ----------------------------------------------------------------------------
Balance at
March 31, 2001 (unaudited)        7,314,260  $        7   $     5,312   $     (454) $   14,982   $  19,847
                              ----------------------------------------------------------------------------

----------------------------------------------------------------------------------------------------------
See accompanying notes to consolidated financial statements.
                                                                                                       F-7

                                                                 MINING SERVICES INTERNATIONAL CORPORATION
                                                                     Consolidated Statement of Cash Flows
                                                                                            (In Thousands)

----------------------------------------------------------------------------------------------------------

                                                       Six Months Ended
                                                           June 30,
                                                          (unaudited)         Years Ended December 31,
                                                     -----------------------------------------------------
                                                        2001       2000      2000       1999      1998
                                                     -----------------------------------------------------
Cash flows from operating activities:
   Net income (loss)                                 $        (6) $     38  $  (4,031) $    725  $   3,872
   Adjustments to reconcile net income (loss) to
    net cash provided by operating activities:
     Depreciation and amortization                           592       777      1,595     1,318        797
     Provision and reserves for losses on assets             (78)       87        222        66        147
     Loss (gain) on disposal of equipment                    (88)       (1)         1       (11)       (14)
     Stock compensation expense                                -         -          -         -         37
     Undistributed (earnings) loss of joint ventures      (1,205)   (1,041)    (2,245)   (2,510)    (4,989)
     Impairment of assets                                      -         -      4,990     2,622          -
     Extraordinary item - extinguishment of deferred
       obligation                                              -         -          -    (2,422)         -
     Deferred income taxes                                   (11)       34       (354)     (124)       305
     (Increase) decrease in:
       Receivables                                          (839)   (2,641)    (1,711)     (692)    (1,735)
       Inventories                                           (79)     (452)      (441)      (86)       320
       Prepaid expenses                                       54       (92)      (100)        8        185
       Other assets                                          (12)       28       (233)       61        157
     Increase (decrease) in:
       Accounts payable and accrued expenses               1,102     2,645      3,644      (686)      (174)
       Minority interest                                       -      (129)      (497)       25          -
                                                     -----------------------------------------------------
           Net cash provided by
           operating activities                             (570)     (747)       840    (1,706)    (1,092)
                                                     -----------------------------------------------------

Cash flows from investing activities:
   Proceeds from the sale of plant and equipment             253        13         35        62         74
   Increase in notes receivable                                -         -       (500)      (58)      (475)
   Payments on note receivable                                 -         -         47       100        250
   Purchase of plant and equipment                          (281)     (858)    (2,945)   (3,971)    (1,189)
   Distribution from joint ventures                            -     1,000      2,000     4,000      4,978
   Investment in joint venture                               (15)     (357)         3      (507)    (1,196)
   Net cash paid in acquisition                                -         -          -         -     (2,399)
   Capital contribution from minority interest                 -         -          -       472          -
                                                     -----------------------------------------------------
           Net cash used in
           investing activities                              (43)     (202)    (1,360)       98         43
                                                     -----------------------------------------------------

Cash flows from financing activities:
   Proceeds from long-term debt and line of credit           167     1,044      2,241     3,890        700
   Payments on long-term debt and line of credit            (329)     (290)      (583)   (1,309)         -
   Retirement of common stock                                  -         -          -      (131)      (394)
   Cash dividend paid                                          -         -          -      (181)      (185)
   Issuance of common stock                                    -         -          -         -         82
                                                     -----------------------------------------------------
           Net cash provided by
           financing activities                             (162)      754      1,658     2,269        203
                                                     -----------------------------------------------------

Net increase (decrease) in cash                             (775)     (195)     1,138       661       (846)

Cash, beginning of year                                    2,113       975        975       314      1,160
                                                     -----------------------------------------------------

Cash, end of year                                    $     1,338  $    780  $   2,113  $    975  $     314
                                                     -----------------------------------------------------
----------------------------------------------------------------------------------------------------------
See accompanying notes to consolidated financial statements.
                                                                                                       F-8

                                       MINING SERVICES INTERNATIONAL CORPORATION
                                      Notes to Consolidated Financial Statements
                                            (In thousands, except share amounts)

                                               December 31, 2000, 1999, and 1998
--------------------------------------------------------------------------------


1.   Organization       Organization
     and                Mining Services International  Corporation (the Company)
     Significant        and its wholly owned  subsidiaries,  MSI Chemicals  Ltd.
     Accounting         (MSIC), Central Asia Chemicals LTD (CAC), O'Brien Design
     Policies           Associates,   Inc.(ODA)   which  the  Company   acquired
                        effective  October 30, 1998, Green Mountain  Explosives,
                        Inc. (GME) which the Company acquired effective December
                        9, 1998,  MSI Russia,  L.L.C.  (MSIR)  which the Company
                        organized   effective   October   16,   1998,   and  MSI
                        International  Holding  Company,  Ltd.  (MSI  IHC),  are
                        primarily  engaged in the  development,  manufacture and
                        sale  of  bulk   explosives  and  related   support  and
                        services.  In addition,  Nevada Chemicals,  Inc., also a
                        wholly-owned subsidiary, has a fifty percent interest in
                        Cyanco Company (Cyanco),  a non-corporate joint venture,
                        which is engaged in the  manufacture  and sale of liquid
                        sodium  cyanide.  The Company also owns 51% of Tennessee
                        Blasting  Services,  L.L.C (TBS),  which was established
                        September 1, 1999. TBS provides  drilling,  blasting and
                        explosives resale services and its accounts are included
                        in  the  Company's  consolidated  financial  statements,
                        including   accounts   which   represent   the  minority
                        interest. During the fourth quarter of 2000, TBS reached
                        a deficit in stockholder  equity and as such the Company
                        reduced the  minority  interest to $0.  Since that time,
                        the  Company  has  recorded  100% of the  results of TBS
                        operations.   The  financial   statements   reflect  the
                        investment in joint ventures of which the Company owns a
                        50%  or  less  interest   under  the  equity  method  of
                        accounting. Summarized financial information for these joint ventures is included in note 15.

                        The acquisitions of ODA and GME were accounted for as purchase transactions.


--------------------------------------------------------------------------------

                                       MINING SERVICES INTERNATIONAL CORPORATION
                                      Notes to Consolidated Financial Statements
                                            (In thousands, except share amounts)
                                                                       Continued

--------------------------------------------------------------------------------



1.   Organization       Organization - Continued
     and                The Company has an agreement with Production Association
     Significant        "Ammofos" of Almalyk,  the Republic of Uzbekistan (PAA),
     Accounting         a government  owned  chemical  producer.  The  Agreement
     Policies           creates a joint  venture  with the Company and PAA which
     Continued          operates under a limited liability  enterprise organized
                        under   Uzbekistan   laws.   The  enterprise  is  called
                        Turon-MSI  Ltd.  (Turon),  in  which  MSI  holds  a  51%
                        interest  through MSI IHC and PAA holds a 49%  interest.
                        The Company has not  consolidated  Turon under FAS 94 in
                        the  accompanying   financial   statements  due  to  the
                        political situation and economic controls and conditions
                        in  Uzbekistan.  MSI has  committed  to supply plant and
                        equipment  along  with  its  technological  know-how  in
                        return for its interest in the joint venture and PAA has
                        committed  to provide the  infrastructure  of the plant.
                        Effective   December  28,  1999,  MSI   transferred  its
                        ownership  of Turon-MSI  Ltd. to MSI IHC. The  Company's
                        investment   in   Turon-MSI   has  not   generated   any
                        significant cash or return on the Company's  investment.
                        In looking at future cash flow projections, it became apparent that the political and business environment, along with Turon-MSI operations, would not provide a source for cash flow or recovery of the investment in Turon-MSI. Accordingly, in the fourth quarter of 1999, the investment was fully written off as an impaired asset. Subsequently, the Company has not recovered or received any cash or other assets from its investment in Turon-MSI. The Company only recognizes income or loss as cash is either received or disbursed.

                        MSIR owns a 50% interest in Eastern Mining Services Ltd.
                        (EMS), a Russian company registered in Moscow, to manufacture and deliver bulk explosives in the Kovdor mining district in Russia.

                        The Company owns a 50% interest in a joint venture in Grand Cayman called Cayman Mining Services Limited
                        (CMS). CMS owns virtually all of Colombia Mining Supply and Services Limited (SSMC), a Colombia- based company, which has an agreement to manufacture and supply mining explosives in Colombia. CMS also owns 100% of Mining Capital Resources Ltd., which leases plant and equipment to EMS for its Russian operations.


--------------------------------------------------------------------------------

                                       MINING SERVICES INTERNATIONAL CORPORATION
                                      Notes to Consolidated Financial Statements
                                            (In thousands, except share amounts)
                                                                       Continued

--------------------------------------------------------------------------------

1.   Organization       Organization - Continued
     and                The Company also has a joint venture to manufacture  and
     Significant        supply  explosives  in West  Africa.  The joint  venture
     Accounting         operates  as  a  Ghanaian   company  called  West  Coast
     Policies           Explosives  Limited  (WCE).  WCE is wholly owned by West
     Continued          Africa  Chemicals  Limited  (WAC),  a Mauritius  company
                        owned 50% by the Company. In the fourth quarter of 1999, the Company wrote-off its investment in WAC, including a note receivable, due to continuing sustained losses and the unlikelihood of realizing profits in this market where explosives supply now exceeds demand. Similar to its investment in Turon - MSI, Ltd., the Company will only recognize income or loss as cash is either received or disbursed.

                        On November 30, 2000 the Company entered into an Asset Purchase Agreement to sell its explosives business. Pursuant to such agreement, the Company will sell substantially all of the assets, subsidiaries and certain joint venture interests of the explosives manufacturing, services and supply business. The Company will maintain its investment in the corporate office building, Cyanco and WAC (see note 8).

                        Principles of Consolidation
                        The  consolidated   financial   statements  include  the
                        accounts of the Company, and its consolidated subsidiaries. All significant intercompany balances and transactions have been eliminated.

                        Cash Equivalents
                        For  purposes  of the  statement  of  cash  flows,  cash
                        includes  all  cash  and   investments   with   original
                        maturities to the Company of three months or less.

                        Inventories
                        Inventories are recorded at the lower of cost or market, cost being determined on a first-in, first-out (FIFO) method.

                        Property, Plant and Equipment
                        Property, plant and equipment are recorded at cost, less accumulated depreciation. Depreciation and amortization on capital leases and property, plant and equipment are determined using the straight-line method over the estimated useful lives of the assets or terms of the lease. Expenditures for maintenance and repairs are expensed when incurred and betterments are capitalized. Gains and losses on sale of property, plant and equipment are reflected in net income.

--------------------------------------------------------------------------------

                                       MINING SERVICES INTERNATIONAL CORPORATION
                                      Notes to Consolidated Financial Statements
                                            (In thousands, except share amounts)
                                                                       Continued

--------------------------------------------------------------------------------

1.   Organization       Investments
     and                The Company  records income or loss for its  investments
     Significant        in Turon-MSI  and WAC which have been fully  written off
     Accounting         when cash is  received  or  disbursements  made on their
     Policies           behalf.  Subsequent to the investments being written off
     Continued          in 1999 the Company has not had any  significant  income
                        or loss from these investments.

                        Goodwill
                        Goodwill reflects the excess of the costs of purchasing GME over the fair value of the related net assets at the date of acquisition, and is being amortized on the straight-line basis over 10 years. Amortization of goodwill began January 1, 1999. Amortization expense totaled $224, $225 and $0 in 2000, 1999 and 1998, respectively. On November 30, 2000 the Company entered into an asset purchase agreement for the sale of its explosives business. As a result of the proposed transaction the Company has recognized an impairment against assets related to its explosives business and has eliminated all unamortized goodwill as of December 31, 2000 (see Note 8).

                        Other Assets
                        Certain items included in other assets are amortized over five years using the straight-line method. Amortization expense totaled $4, $4, and $4, in 2000, 1999, and 1998, respectively.

                        Translation of Foreign Currencies
                        The cumulative effect of currency translation adjustments are included in stockholders' equity. These items represent the effect of translating assets and liabilities of the Company's foreign operations.

                        Generally for joint ventures, unrealized gains and losses resulting from translating foreign companies' assets and liabilities into U.S. dollars are accumulated in an equity account on the joint venture's balance sheet, which is reported using the equity method, until such time as the company is sold or substantially or completely liquidated. Translation gains and losses relating to operations of companies where hyperinflation exists are included in equity in earnings from joint ventures.


--------------------------------------------------------------------------------

                                       MINING SERVICES INTERNATIONAL CORPORATION
                                      Notes to Consolidated Financial Statements
                                            (In thousands, except share amounts)
                                                                       Continued

--------------------------------------------------------------------------------

1.   Organization       Revenue Recognition
     and                The  Company  recognizes  revenue  through  the  sale of
     Significant        chemical-based   products,   as  well  as  through   the
     Accounting         performance  of technical  services  under  contracts of
     Policies           varying lengths.  Revenue is recognized upon shipment of
     Continued          product or performance of services.

                        Cost of Sales
                        Cost of sales consist primarily of product costs, freight, labor related to products and miscellaneous technical service overheads.

                        General and Administrative Expense
                        General and administrative expenses consist primarily of
                        salary,  wages,  occupancy  costs,   professional  fees,
                        insurance, travel and supplies.

                        Income Taxes
                        Deferred income taxes are provided in amounts sufficient to give effect to temporary differences between financial and tax reporting, principally related to depreciation and undistributed earnings from foreign-based joint ventures, which qualify under certain tax deferral treatment.

                        Impairment of Long-Lived Assets
                        The Company reviews its long-lived assets for impairment whenever events or changes in circumstances indicate that the carrying amount of the assets may not be recoverable through undiscounted future cash flows. If it is determined that an impairment loss has occurred based on expected cash flows, such loss is recognized in the Statement of Operations.

                        Earnings Per Common Share
                        The computation of earnings per common share is based on the weighted average number of shares outstanding during the year.

                        The computation of earnings per common share assuming dilution is based on the weighted average number of shares outstanding during the year plus the weighted average common stock equivalents which would arise from the exercise of stock options outstanding using the treasury stock method and the average market price per share during the year.


--------------------------------------------------------------------------------

                                       MINING SERVICES INTERNATIONAL CORPORATION
                                      Notes to Consolidated Financial Statements
                                            (In thousands, except share amounts)
                                                                       Continued

--------------------------------------------------------------------------------

1.   Organization       Concentration of Credit Risk
     and                Financial  instruments  which  potentially  subject  the
     Significant        Company  to   concentration   of  credit  risk   consist
     Accounting         primarily of trade receivables.  In the normal course of
     Policies           business,  the  Company  provides  credit  terms  to its
     Continued          customers.  Accordingly,  the Company  performs  ongoing
                        credit   evaluations  of  its  customers  and  maintains
                        allowances for possible losses which, when realized, have been within the range of management's expectations.

                        The Company's customer base consists primarily of mining companies. Although the Company is directly affected by the well-being of the mining industry, management does not believe significant credit risk exists at December 31, 2000.

                        The Company maintains its cash in bank deposit accounts which, at times, may exceed federally insured limits. The Company has not experienced any losses in such accounts and believes it is not exposed to any significant credit risk on cash and cash equivalents.

                        Use of Estimates in the Preparation of Financial Statements
                        The preparation of financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting period. Actual results could differ from those estimates.

                        Unaudited Financial Statements
                        The consolidated unaudited financial statements include the accounts of Mining Services International Corporation and subsidiaries and include all adjustments (consisting of normal recurring items) which are in the opinion of management necessary to present fairly the financial position as of March 31, 2001 and the results of operations and cash flows for the three months ended March 31, 2001 and 2000. The results of operations and cash flows for the three months ended March 31, 2001 are not necessarily indicative of the results to be expected for the entire year.


--------------------------------------------------------------------------------

                                       MINING SERVICES INTERNATIONAL CORPORATION
                                      Notes to Consolidated Financial Statements
                                            (In thousands, except share amounts)
                                                                       Continued

--------------------------------------------------------------------------------

1.   Organization       Reclassification
     and                Certain  amounts  in  the  1999  and  1998  consolidated
     Significant        financial  statements have been  reclassified to conform
     Accounting         with classifications adopted in the current year.
     Policies
     Continued


2.   Detail of
     Certain
     Balance
     Sheet
     Accounts                                                 December 31,
                                                   -----------------------------
                                                        2000          1999
                                                   -----------------------------
Receivables:
     Trade receivables                             $        6,051  $      4,938
     Income tax refund receivable                           1,110             -
     Related party receivables (see Note 10)                  920         1,653
     Other                                                    215           117
     Less allowance for doubtful accounts                    (325)         (103)
                                                   -----------------------------

                                                   $        7,971  $      6,605
                                                   -----------------------------

Inventories:
     Raw materials                                 $          761  $        737
     Finished goods                                         1,487         1,070
                                                   -----------------------------

                                                   $        2,248  $      1,807
                                                   -----------------------------

Accounts payable and accrued expenses:
     Trade payables                                $        4,757  $      1,422
     Accrued expenses                                       1,144           835
                                                   -----------------------------

                                                   $        5,901  $      2,257
                                                   -----------------------------

--------------------------------------------------------------------------------

                                       MINING SERVICES INTERNATIONAL CORPORATION
                                      Notes to Consolidated Financial Statements
                                            (In thousands, except share amounts)
                                                                       Continued

--------------------------------------------------------------------------------

3.   Property,          Property, plant and equipment consists of the following:
     Plant and
     Equipment                                           December 31,
                                                 --------------------------
                                                     2000         1999
                                                 --------------------------

Plant equipment and fixtures                     $       8,761  $     9,501
Support equipment and fixtures                           5,319        5,586
Office equipment and fixtures                              370          537
Vehicles                                                   546          642
Land                                                       107          107
                                                 --------------------------

                                                        15,103       16,373

Less accumulated depreciation
  and amortization                                      (7,456)      (7,208)
                                                 --------------------------

                                                 $       7,647  $     9,165
                                                 --------------------------

4.   Related            Notes receivable are comprised of the following:
     Party Notes
     Receivable                                         December 31,
                                                 --------------------------
                                                     2000         1999
                                                 --------------------------

Unsecured note receivable from CMS, in
annual installments of $250 and semi-
annual interest payments at the rate of
1.5% above the six-month LIBOR
                                                 $       1,250  $       750

Notes receivable from officers of the
Company secured by stock, interest
payments due annually at 1% above the
three-month LIBOR, principal due in full
April 2003 and June 2004                                    86          133
                                                 --------------------------

                                                         1,336          883
Less current portion                                      (250)        (250)
                                                 --------------------------

                                                 $       1,086  $       633
                                                 --------------------------


--------------------------------------------------------------------------------

                                       MINING SERVICES INTERNATIONAL CORPORATION
                                      Notes to Consolidated Financial Statements
                                            (In thousands, except share amounts)
                                                                       Continued

--------------------------------------------------------------------------------

5.   Long-Term          Long-term debt is comprised of the following:
     Debt
                                                            December 31,
                                                     --------------------------
                                                         2000         1999
                                                     --------------------------

Line of credit agreement, secured by a
blanket lien on all assets, which allows the
Company to borrow a maximum amount of
$4,500 at the bank's prime rate plus 0.25%,
due August 31, 2001.  At December 31, 2000,
the Company was not in compliance with loan
covenants related to debt service coverage
and working capital maintenance
requirements, and is therefore technically in
default with the line of credit agreement.
There are no cross default provisions in the
Company's other debt agreements.
                                                     $       4,195  $     2,916

Notes payable to financial institutions, due in
monthly installments of $37, including interest
ranging from 7.35% to 9.75%, secured by
property                                                     1,230          563



Unsecured performance deposit payable to a
company, due in monthly installments of $16,
including imputed interest at 7%, due on
December 9, 2003                                               503          649

Notes payable to individuals, due  in monthly
installments of $13, including interest at 12%,
secured by property and equipment, due
December 9, 2003                                               402          507

Construction loan payable in monthly
installments of $2, including interest at 8.15%,
secured by property, due April 10, 2004                        230          241


--------------------------------------------------------------------------------

                                       MINING SERVICES INTERNATIONAL CORPORATION
                                      Notes to Consolidated Financial Statements
                                            (In thousands, except share amounts)
                                                                       Continued

--------------------------------------------------------------------------------

5.   Long-Term
     Debt
     Continued


Unsecured non-compete agreement payable
to an individual, due in monthly installments of
$1, including imputed interest at 7%, due
December 9, 2003                                                 36          47

Mortgage note payable to an individual, due in
annual installments of $2, including interest at
10%, due October 13, 2003                                        10          13

                                                      -------------------------
Loan payable to a Company, due in monthly
installments of $2, including interest at 9.5%,
secured by property, due August 1, 2000                           -          12
                                                      -------------------------

                                                              6,606       4,948

Less current portion                                         (4,850)       (473)
                                                      -------------------------

                                                      $       1,756  $    4,475
                                                      -------------------------

                        Future maturities of long-term debt are as follows:


                        Year Ending December 31:               Amount
                        ------------------------          -----------------

                             2001                         $           4,850
                             2002                                       714
                             2003                                       711
                             2004                                       318
                             2005                                        13
                                                          -----------------

                                                          $           6,606
                                                          -----------------

--------------------------------------------------------------------------------

                                       MINING SERVICES INTERNATIONAL CORPORATION
                                      Notes to Consolidated Financial Statements
                                            (In thousands, except share amounts)
                                                                       Continued

--------------------------------------------------------------------------------

6.   Operating          During the year ended  December  31,  2000,  the Company
     Leases             leased certain vehicles,  property,  and equipment under
                        various non-cancelable operating leases. Lease expense relating to the operating leases was approximately $245, $160 and $10 for the years ended December 31, 2000, 1999 and 1998, respectively. Future minimum lease payments are as follows:

                        Year Ending December 31:                    Amount
                        ------------------------              ------------------

                             2001                             $              194
                             2002                                            122
                             2003                                             62
                                                              ------------------

                                                              $              378
                                                              ------------------

7.   Income             The current  provision for income taxes  represents U.S.
     Taxes              federal  income taxes,  taxes  withheld on royalties and
                        other foreign income taxes.

                        The benefit (provision) for income taxes is different than amounts which would be provided by applying the statutory federal income tax rate to (loss) income before benefit (provision) for income taxes for the following reasons:

                                         Years Ended December 31,
                                -------------------------------------------
                                     2000           1999          1998
                                -------------------------------------------

Federal income tax benefit
(provision) at statutory rate   $         2,073  $        476  $     (2,030)
Goodwill                                   (420)            -             -
Life insurance and meals                    (23)            6           (12)
Other                                       (60)           68           (58)
                                -------------------------------------------

                                $         1,570  $        550  $     (2,100)
                                -------------------------------------------

--------------------------------------------------------------------------------

                                       MINING SERVICES INTERNATIONAL CORPORATION
                                      Notes to Consolidated Financial Statements
                                            (In thousands, except share amounts)
                                                                       Continued

--------------------------------------------------------------------------------

7.   Income             Deferred tax assets  (liabilities)  are comprised of the
     Taxes              following:
     Continued
                                                       December 31,
                                               ----------------------------
                                                    2000          1999
                                               ----------------------------

Depreciation and amortization                  $       (3,311) $     (2,912)
Deferred income                                          (556)         (216)
Write-down of impaired assets                           1,151           600
Foreign tax credit carryforward                           438           120
Other                                                     224             -
                                               ----------------------------

                                               $       (2,054) $     (2,408)
                                               ----------------------------


8.   Impairment         The Company  entered  into an  agreement on November 30,
     of Assets          2000 to sell its  explosives  business.  In applying FAS
                        121 the Company  evaluated its future cash flow from the
                        potential sale of its explosives business and determined
                        that it had  impaired  assets.  Based  on the  estimated
                        sales  proceeds  and the net book value of the assets to
                        be  sold  it  was  determined  that  the  Company  would
                        recognize a loss of approximately $4.99 million upon the
                        sale.  Accordingly,  as of December 31, 2000, based upon
                        FAS 121, the Company recognized an estimated  impairment
                        of  $1,794  related  to  goodwill,   $3,086  related  to
                        property  plant and  equipment,  and $110 related to its
                        investment in and advances to joint  ventures.  Pursuant
                        to the Asset Purchase  Agreement,  the Company will sell
                        substantially  all  of  the  assets,   subsidiaries  and
                        certain  joint  venture   interests  of  the  explosives
                        manufacturing, services and supply business. The Company will maintain its investment in Cyanco and WAC.


--------------------------------------------------------------------------------

                                       MINING SERVICES INTERNATIONAL CORPORATION
                                      Notes to Consolidated Financial Statements
                                            (In thousands, except share amounts)
                                                                       Continued

--------------------------------------------------------------------------------

8.   Impairment         During the year ended  December  31,  1999,  the Company
     of Assets          evaluated the carrying  value of its  investments in and
     Continued          advances to joint ventures  based upon projected  future
                        cash flows, the circumstances and location of its investments and its ability to recover its investments in cash or any other negotiable asset. Based on this evaluation and in accordance with FAS 121, the Company determined its investments in and advances to Turon-MSI and WAC were impaired and recorded an aggregate non-cash expense for the impairment as follows:

Investment in and advances to foreign
  joint ventures                                             $        1,922
Related party notes receivable from foreign
  joint ventures                                                        700
                                                             --------------

                                                             $        2,622
                                                             --------------

                        At December 31, 1999, equity in earnings of joint ventures included approximately $140 of interest income relating to the impairment.


9.   Supplemental       During the year ended  December 31,  1998,  officers and
     Cash Flow          shareholders retired common stock with a market value of
     Information        $1,091 in order to  exercise  stock  options,  pay notes
                        receivable, related interest, and advances.

                        Actual amounts paid for interest and income taxes are as follows:

                                    Years Ended December 31,
                      -----------------------------------------------------
                             2000              1999             1998
                      -----------------------------------------------------

Interest              $              509  $            211  $            16
                      -----------------------------------------------------

Income taxes          $              127  $            801  $         1,965
                      -----------------------------------------------------


10.  Related Party      The Company  performs  certain  functions for Cyanco for
     Transactions       which it receives a fee. The fee is offset against costs
                        of sales.  Fees  totaled  $342,  $287 and $326,  for the
                        years  ended   December  31,  2000,   1999,   and  1998,
                        respectively.

--------------------------------------------------------------------------------

                                       MINING SERVICES INTERNATIONAL CORPORATION
                                      Notes to Consolidated Financial Statements
                                            (In thousands, except share amounts)
                                                                       Continued

--------------------------------------------------------------------------------

10.  Related Party      At  December   31,  2000  and  1999,   the  Company  had
     Transactions       receivables of $920 and $1,653, respectively, from joint
     Continued          ventures (see Notes 1 and 2).

                        As of December 31, 2000 and 1999, the Company had notes receivable from joint ventures of $1,250 and $750, respectively (see Note 4).

                        As of December 31, 2000 and 1999, the Company had notes receivable from officers of the Company for $86 and$133, respectively (see Note 4).

                        For the years ended December 31, 2000, 1999 and 1998, the Company recognized interest income of $105, $191, and $117, respectively, related to notes receivable from joint ventures.

                        During the years ended December 31, 2000, 1999 and 1998, the Company recognized revenues of approximately $709, $206, and $686, respectively, from joint ventures, related to royalties, services provided, and the sale of manufacturing products.


11.  Major              Sales to major customers which exceeded 10% of net sales
     Customers          are as follows:
     and Foreign
     Operations                              Years Ended December 31,
                                    ---------------------------------------
                                        2000         1999         1998
                                    ---------------------------------------

                        Company A   $     6,612  $     4,638  $           -
                        Company B   $            $            $       4,844
                        Company C   $            $            $       3,855
                        Company D   $            $            $       2,781

                        Management  believes  that the loss of any one  customer
                        would  not  have  a  material   adverse  effect  on  the
                        Company's consolidated operations.


--------------------------------------------------------------------------------

                                       MINING SERVICES INTERNATIONAL CORPORATION
                                      Notes to Consolidated Financial Statements
                                            (In thousands, except share amounts)
                                                                       Continued

--------------------------------------------------------------------------------

11.  Major              The Company has operations in the United States, Canada,
     Customers          other foreign locations, and equity in earnings of joint
     and Foreign        ventures.  The  following is a summary of  operations by
     Operations         geographic region:
     Continued
                                            Years Ended December 31,
                                    ---------------------------------------
                                        2000         1999         1998
                                    ---------------------------------------
Revenue:
  United States                     $      32,421  $    23,253  $    18,648
  Canada                                    3,444        2,849        4,134
  Other foreign locations                   1,021        1,995        2,094
  Equity in earnings of JV                  2,244        2,511        4,989
                                    ---------------------------------------

Total revenues                      $      39,130  $    30,608  $    29,865
                                    ---------------------------------------

                                           Years Ended December 31,
                                    ---------------------------------------
                                        2000         1999         1998
                                    ---------------------------------------
Income (loss) from
  Operations:
  United States                     $       1,282   $    1,119   $    1,580
 United States impairment of
     assets                                (4,880)           -            -
  Canada                                      496          381          660
  Other foreign                              (197)        (326)         204
  Equity in earnings of JV                  2,244        2,511        4,989
 JV impairment of assets                     (110)      (2,622)           -
  Corporate Expenses                       (4,550)      (2,272)      (1,614)
                                    ---------------------------------------

Total income (loss) from
  operations                        $      (5,715)  $    (1,209) $    5,819
                                    ---------------------------------------

                                                            December 31,
                                                     ---------------------------
                                                         2000          1999
                                                     ---------------------------
Identifiable Assets:
  United States                                      $      19,074  $     17,456
  Canada                                                       858           876
  Other foreign                                              1,893         3,283
  Investments/advances to JV's                              12,886        12,846
                                                     ---------------------------

Total identifiable assets                            $      34,711  $     34,461
                                                     ---------------------------

--------------------------------------------------------------------------------

                                       MINING SERVICES INTERNATIONAL CORPORATION
                                      Notes to Consolidated Financial Statements
                                            (In thousands, except share amounts)
                                                                       Continued

--------------------------------------------------------------------------------

12.  Non-Qualified      Under  the 1987  Non-Qualified  Stock  Option  Plan (the
     Stock Option       Option Plan), as amended in 1988, 1990, 1992, 1993, 1998
     Plan               and  1999,  a  maximum  of  1,315,130  shares  were made
                        available for granting of options to purchase common stock at prices generally not less than the fair market value of common stock at the date of grant. Under the Option Plan, grants of non-qualified options may be made to selected officers and key employees without regard to any performance measures. The options may be immediately exercisable or may vest over time as determined by the Board of Directors. However, the maximum term of an option may not exceed ten years. Options may not be transferred except by reason of death, with certain exceptions, and termination of employment accelerates the expiration date of any outstanding options to 30 days from the date of termination.

                        Information regarding the Option Plan is summarized below:

                                              Number of      Option Price
                                               Options        Per Share
                                          ---------------------------------

Outstanding at January 1, 1998                      360,609  $  1.38 -11.30
     Granted                                         46,950     2.96 -11.30
     Exercised                                      (33,266)    5.00 - 7.56
     Expired                                        (14,546)    4.12 - 5.00
                                          ---------------------------------

Outstanding at December 31, 1998                    359,747     1.38 -11.30
     Granted                                          7,500     3.00 - 5.06
     Exercised                                       (5,500)    4.72 - 5.06
     Expired                                         (9,000)    2.26 - 5.22
                                          ---------------------------------

Outstanding at December 31, 1999                    352,747     1.38 -11.30
     Granted                                        376,000     1.44 - 2.31
     Exercised                                            -               -
     Expired                                              -               -
                                          ---------------------------------

Outstanding at December 31, 2000                    728,747  $  1.38 -11.30
                                          ---------------------------------

--------------------------------------------------------------------------------

                                       MINING SERVICES INTERNATIONAL CORPORATION
                                      Notes to Consolidated Financial Statements
                                            (In thousands, except share amounts)
                                                                       Continued

--------------------------------------------------------------------------------

12.  Non-Qualified      Options  exercisable  and available for future grant are
     Stock Option       as follows:
     Plan
     Continued                                   December 31,
                                -------------------------------------------
                                     2000           1999          1998
                                -------------------------------------------

Options exercisable                     524,510       113,815        76,816
Options available for grant              93,960       469,960       230,261


13.  Stock-Based        The Company has adopted the  disclosure-only  provisions
     Compensation       of Statement of Financial  Accounting  Standards  (SFAS)
                        No.  123,   Accounting  for  Stock-Based   Compensation.
                        Accordingly, no compensation cost has been recognized in the financial statements. Had compensation cost for the Company's stock option plans been determined based on the fair value at the grant date consistent with the provisions of SFAS No. 123, the Company's net earnings and earnings per share would have been reduced to the pro forma amounts indicated below:

                                              Years Ended December 31,
                                      -----------------------------------------
                                           2000          1999         1998
                                      -----------------------------------------

Net Income - as reported              $       (4,031) $       725  $     3,872
Net Income - pro forma                $       (4,393) $       622  $     3,961

Diluted earnings per share -
  as reported                         $         (.55) $       .10  $       .52
Diluted earnings per share -
  pro forma                           $         (.60) $       .08  $       .51
                                      -----------------------------------------

--------------------------------------------------------------------------------

                                       MINING SERVICES INTERNATIONAL CORPORATION
                                      Notes to Consolidated Financial Statements
                                            (In thousands, except share amounts)
                                                                       Continued

--------------------------------------------------------------------------------

13.  Stock-Based        The fair value of each option  grant is estimated at the
     Compensation       date of grant  using the  Black-Scholes  option  pricing
     Continued          model with the following assumptions:

                                                 December 31,
                                   ----------------------------------------
                                       2000          1999         1998
                                   ----------------------------------------

Expected dividend yield            $         .01 $         .02  $       .02
Expected stock price volatility              53%           52%          33%
Risk-free interest rate                       6%            6%           5%
Expected life of options               3-5 years   0 - 3 years      3 years
                                   ----------------------------------------

                        The weighted average fair value of options granted during 2000, 1999, and 1998 are $.73, $.28 and $1.20, respectively.


                        The following table summarizes information about stock options outstanding at December 31, 2000:

                        Options Outstanding             Options Exercisable
              -----------------------------------------------------------------
                             Weighted
                              Average
                 Number      Remaining    Weighted      Number      Weighted
   Range of    Outstanding  Contractual    Average    Exercisable    Average
   Exercise        at          Life       Exercise         at       Exercise
    Prices      12/31/00      (Years)       Price      12/31/00       Price
-------------------------------------------------------------------------------

$1.38 -  2.96    389,283      4.18       $  1.60      389,283         1.60
 3.00 -  4.09    299,214      4.38          3.64       94,977         3.28
 5.00 - 11.30     40,250      1.09          5.07       40,250         5.07
-------------------------------------------------------------------------------

$1.38 - 11.30    728,747      4.11       $  4.91      524,510         2.19
-------------------------------------------------------------------------------

--------------------------------------------------------------------------------

                                       MINING SERVICES INTERNATIONAL CORPORATION
                                      Notes to Consolidated Financial Statements
                                            (In thousands, except share amounts)
                                                                       Continued

--------------------------------------------------------------------------------

14.  Earnings Per       Financial  accounting  standards  require  companies  to
     Share              present  basic  earnings  per share  (EPS)  and  diluted
                        earnings per share along with additional informational disclosures. Information related to earnings per share is as follows:

                                               Years Ended December 31,
                                        ---------------------------------------
                                            2000         1999         1998
                                        ---------------------------------------
Basic EPS:
  Net income (loss) available to
    common                              $      (4,031)  $      725  $    3,872
    stockholders
                                        ---------------------------------------

  Weighted average common                   7,314,000    7,324,000   7,368,000
shares
                                        ---------------------------------------

  Net income (loss) per share           $       (.55)   $      .10  $      .53
                                        ---------------------------------------

Diluted EPS:
  Net income (loss) available to
    common                              $      (4,031)  $      725  $    3,872
    stockholders
                                        ---------------------------------------

  Weighted average common                   7,314,000    7,375,000   7,492,000
shares
                                        ---------------------------------------

  Net income (loss) per share           $       (.55)   $      .10  $      .52
                                        ---------------------------------------


--------------------------------------------------------------------------------

                                       MINING SERVICES INTERNATIONAL CORPORATION
                                      Notes to Consolidated Financial Statements
                                            (In thousands, except share amounts)
                                                                       Continued

--------------------------------------------------------------------------------

15.  Significant        Summarized   financial   information   for   significant
     Unconsolidated     unconsolidated   affiliates  of  the  Company,   are  as
     Affiliates         follows:

                                             December 31,
                              ---------------------------------------------
                                   2000           1999           1998
                              ---------------------------------------------

Result for year:
     Gross revenues           $        28,429  $     21,585  $     37,353
     Gross profit             $         7,286  $      7,449  $     14,365
     Net income               $         4,488  $      5,385  $      9,978

Year-end financial
  position:
     Current assets           $        10,344  $      5,545  $     10,415
     Non-current assets       $        19,766  $     20,893  $     24,998
     Current liabilities      $         5,170  $      3,024  $      4,256
     Non-current liabilities  $         2,655  $      1,500  $      5,323


16.  Profit Sharing     The Company has a defined  contribution  profit  sharing
     Plan               plan,  which is qualified  under  Section  401(K) of the
                        Internal  Revenue  Code.  The plan  provides  retirement
                        benefits for employees  meeting  minimum age and service
                        requirements.  Participants  may contribute a percentage
                        of their gross  wages,  subject to certain  limitations.
                        The   plan   provides   for    discretionary    matching
                        contributions, as determined by the Board of Directors, to be made by the Company. The discretionary amount contributed to the plan by the Company for the years ended December 31, 2000, 1999, and 1998 was $80, $79, and $48, respectively.


17.  Fair Value of      The  Company's  financial  instruments  consist of cash,
     Financial          receivables,  payables,  and notes  payable the carrying
     Instruments        amount of cash,  receivables,  and payables approximates
                        fair  value  because of the  short-term  nature of these
                        items.   The  carrying   amount  of  the  notes  payable
                        approximates fair value as the individual borrowings bear interest at floating market interest rates.


--------------------------------------------------------------------------------

                                       MINING SERVICES INTERNATIONAL CORPORATION
                                      Notes to Consolidated Financial Statements
                                            (In thousands, except share amounts)
                                                                       Continued

--------------------------------------------------------------------------------

18.  Commitments        The  Company  is  subject  to  various  claims and legal
     and                proceedings  arising in the ordinary  course of business
     Contingencies      activities.  The Company and  certain  directors  of the
                        Company in prior years were named in complaints  related
                        to:  alleged  violations  of laws and  fiduciary  duties
                        related  to the voting of  shares,  decisions  regarding
                        certain  corporate  transactions and the adoption of the
                        Stock Rights Plan.  This litigation was resolved in 2000
                        with no material  financial impact. The Company does not
                        believe the damage  claims of any pending  matters  will
                        materially   impact  the  financial   condition  of  the
                        Company.

19.  Extraordinary      During the year ended December 1999,  Cyanco  negotiated
     Item               the  extinguishment  of a deferred  royalty  obligation.
                        Accordingly, the Company paid $58 in cash to terminate the indemnification of Cyanco under the deferred royalty agreement. The result was an extraordinary gain of $1,599 after providing for income taxes of $823.


20.  Subsequent         In June 2001, the Company entered into an agreement with
     Events             the  minority  shareholders  of TBS to teminate  the TBS
                        Join Venture Agreement (the Termination Agreement).  The
                        Termination Agreement causes TBS to redeem the ownership
                        interest of the minority shareholders for one dollar and
                        for the minority  shareholders  to resign as members and
                        managers.   MSI  will   convert   $1.5  million  of  its
                        receivables  to equity and obtain 100% ownership of TBS.
                        The minority  shareholders  who remain  employed after 1
                        year will be granted a 4% equity  interest  in TBS which
                        is  exercisable   during  the  following  two  years  at
                        specific prices.

                        In July 2001, the Company's primary bank determined not to waive certain technical defaults related to financial ratio covenants, but also agreed to delay enforcement of its rights under the line of credit (LOC) agreement. The bank agreed to extend the maturity date of the LOC to be 30 days after the expiration of the Asset Purchase Agreement with UEE, which expires October 31, 2001. Accordingly, the maturity date of the LOC is extended to be no later than November 30, 2001. During the period of the extension, interest will be charged at the bank's prime rate plus 3%.



--------------------------------------------------------------------------------
                                                                            F-29

PROXY                               MINING SERVICES INTERNATIONAL
THIS PROXY IS SOLOCITED ON BEHALF OF THE BOARD OF DIRECTORS

The undersigned hereby appoints John T. Day, M. Garfield Cook, and Nathan L. Wade as Proxies with full power of substitution, and hereby appoints them to represent AND VOTE, AS DESIGNATED BELOW, ALL SHARES OF Common Stock of the Company held of record by the undersigned on September 25, 2001, at the Special Meeting of Shareholders to be held at 10690 South Holiday Park Drive, Sandy, Utah on October 25, 2001, at 2:00 p.m. (local time), or at any adjournment thereof.

1. Proposal to sell substantially all of the assets, subsidiaries and certain joint venture interests of Mining Services International Corporation's (the "Company") explosives manufacturing, services and supply business (the "Asset Sale") pursuant to an Asset Purchase Agreement, dated November 30, 2000, as amended, by and among Union Espanola de Explosivos S.A., Union Espanola de Explosivos-MSI International, S.A., UMSI Acquisition Co., and the Company.

         __  FOR            __   AGAINST                __   ABSTAIN

2. Proposal to amend the Company's Articles of Incorporation to change the Company's name to "Nevada Chemicals, Inc." immediately following the consummation of the Asset Sale.

         __  FOR            __   AGAINST                __   ABSTAIN

3. In their discretion, the Proxies are authorized to vote upon such other business as may properly come before the Special Meeting or any adjournment thereof.

THIS PROXY WHEN PROPERLY EXECUTED WILL BE VOTED IN THE MANNER DIRECTED HEREIN BY THE UNDERSIGNED SHAREHOLDER. IF NO DIRECTION IS MADE, THIS PROXY WILL BE VOTED FOR PROPOSALS 1 AND 2.

Please sign and date this Proxy where shown below and return it promptly.

Signed: _____________________  Signed: ___________________   Date: _____________


Note: Please sign above exactly as the shares are registered. When shares are held by joint tenants, both should sign. When signing as attorney, as executor, administrator, trustee or guardian, please give full title as such. If a corporation, please sign in full corporate name by president or other authorized officer. If a partnership, please sign in partnership name by authorized person.

(a)(5)(ii)
                                   APPENDIX A

                        "PRELIMINARY PROXY MATERIALS"

                            ASSET PURCHASE AGREEMENT


                  Asset Purchase Agreement dated as of November 30, 2000, by and among Union Espanola de Explosivos S.A. ("Parent"), a Spanish S.A., Union Espanola de Explosivos-MSI International, S.A., a Spanish S.A. ("Purchaser"), UMSI Acquisition Co., a Delaware corporation ("Purchaser's Subsidiary"), and Mining Services Interna tional Corporation, a Utah corporation ("Seller") relating to the sale of the civil explosives business of Seller.

                  WHEREAS, each of the Boards of Directors of Parent, Purchaser, Purchaser's Subsidiary and Seller has approved, and deems it advisable and in the best interests of its respective shareholders to consummate the acquisition of the Assets (as defined herein) and Seller's Purchased Subsidiaries (as defined herein) by Purchaser, Purchaser's Subsidiary or an Affiliate of Parent, which acquisition is to be effected by the sale by Seller of all the Assets to Purchaser, Purchaser's Subsidiary or an Affiliate of Parent subject only to those liabilities expressly assumed by Purchaser, Purchaser's Subsidiary or an Affiliate of Parent as the case may be pursuant hereto, and otherwise upon the terms and subject to the conditions set forth herein;

                  WHEREAS, simultaneously with the execution and delivery of this Agreement and as a condition and inducement to the willingness of Parent, Purchaser and Purchaser's Subsidiary to enter into this Agreement, Parent and certain stockholders of Seller (collectively, the "Stockholders") are entering into an agreement ("the Stockhold ers Agreement") pursuant to which the Stockholders will vote to adopt and approve the Transactions (as defined herein) contemplated by this Agreement and to take certain other actions in furtherance of the transactions contemplated by this Agreement upon the terms and subject to the conditions set forth in the Stockholders Agreement.

                  NOW, THEREFORE, in consideration of the foregoing premises and the representations, warranties, covenants and agreements contained herein, and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, and intending to be legally bound hereby, the parties hereto hereby agree as follows:

                                    ARTICLE I

                         DEFINITIONS AND INTERPRETATION

                  Section 1.1 Definitions. For all purposes of this Agreement, except as otherwise expressly provided or unless the context clearly requires otherwise:

                  "Accounts Receivable" means any and all trade accounts, notes and other receivables of Seller and the Business Subsidiaries in respect of the Business and all claims relating thereto or arising therefrom other than the account receivables owed to Seller by West Africa Chemicals.

                  "Acquisition Proposal" shall mean any proposal or offer made by any Person other than Parent, Purchaser, Purchaser's Subsidiary or any Subsidiary of Parent to acquire all or a substantial part of the business or properties of Seller, the Business or any Business Subsidiary or any capital stock of any Business Subsidiary, whether by merger, tender offer, exchange offer, sale of assets or similar transactions involving Seller or any Business Subsidiary, or operating or principal business unit of the Business, but shall not include a proposal or offer to acquire all or substantially all the stock or assets of Seller on terms which do not interfere with the consummation of the Transactions.

                  "Affiliate" shall have the meaning set forth in Rule 12b-2 of the Exchange Act.

                  "Agreement" or "this Agreement" shall mean this Asset Purchase Agreement, together with the Exhibits and Appendices hereto and the Disclosure Schedule.

                  "Applicable Law" shall mean any law, regulation, rule, order, judgment or decree to which the Business, the Assets or Seller or any of its Subsidiaries is subject, but shall not include any law, regulation, rule, order, judgment or decree to which Seller is subject but which relates to Seller's operations unrelated to the Business.

                  "Assets" has the meaning set forth in Section 2.1.

                  "Associate" shall have the meaning set forth in Rule 12b-2 of the Exchange Act.

                  "Assumed  Liabilities"  has the  meaning  set forth in Section
2.3.

                  "Balance Sheet Date" shall mean the date of the June 30, 2000 Balance Sheet.

                  "Business"   shall  mean  the  civil  explosives  and  related
products business heretofore conducted by Seller, including the Assets and all the goodwill appurtenant to such businesses and assets.

                  "Business Intellectual Property" shall mean all Intellectual Property that is currently owned by Seller or any of its Subsidiaries for the benefit of the Business or by any Business Subsidiary or used in the business of the Business or any Business Subsidiary or that is necessary to conduct the business of the Business or the Business Subsidiaries as presently conducted.

                  "Business Subsidiary" shall mean each Subsidiary of Seller which comprises or conducts a part of the Business.

                  "Canadian Union Contract" shall mean the agreement entered into by the unionized-employees of Seller.

                  "Closing" shall mean the closing referred to in Section 3.1.

                  "Closing Date" shall mean the date on which the Closing occurs.

                  "Code" shall mean the Internal Revenue Code of 1986, as amended.

                  "Contract" shall mean any agreement, contract, mortgage, indenture, lease, franchise or other instrument to which Seller or any Business Subsidiary is a party primarily relating to the Business or by which any of the Assets is bound.

                  "Computer Software" shall mean computer software programs, databases and all documentation related thereto other than "off-the-shelf" or "shrinkwrap" software.

                  "Confidentiality Agreement" shall mean a letter agreement dated April 11, 2000 between Seller and Parent.

                  "Copyrights" shall mean U.S. and foreign registered and unregistered copyrights (including those in computer software and databases), rights of publicity and all registrations and applications to register the same.

                  "Defect" shall mean a defect or impurity of any kind, whether in design, manufacture, processing, or otherwise, including any dangerous propensity associated with any reasonably foreseeable use of a Product, or the failure to warn of the existence of any defect, impurity, or dangerous propensity other than the dangerous propensities inherent in a Product.

                  "Disclosure Schedule" shall mean the disclosure schedule of even date herewith prepared and signed by Seller and delivered to Purchaser simultaneously with the execution hereof.

                  "DOJ" shall mean the Antitrust Division of the United States Department of Justice.

                  "Domestic Business" shall mean the portion of the Business whose operations are primarily based within the United States, its territories and possessions and Canada.

                  "Due Date" shall mean the last day on which under applicable law any Tax Return is required or permitted to be filed with the appropriate Governmental Entity without the imposition of any penalties or interest for late filing.

                  "Encumbrances" shall mean any and all liens, charges, security interests, options, claims, mortgages, charges, easements, restrictions on use of enjoyment, pledges, proxies voting trusts or agreements, obligations, understandings or arrangements imposing restrictions on title or use or other restrictions on title or transfer of any nature whatsoever.

                  "Environmental Claim" shall mean any claim, action, cause of action, investigation or notice (written or oral) by any Person alleging actual or potential liability for investigatory, cleanup or governmental response costs, or natural resources or property damages, or personal injuries, attorney's fees or penalties relating to (i) the presence, or release into the environment, of any Materials of Environmental Concern at any location owned or operated by Seller related to the Business or any Business Subsidiary, now or in the past, or (ii) circumstances forming the basis of any violation, or alleged violation, of any Environmental Law.

                  "Environmental Law" shall mean each federal,  state, local and foreign law and regulation relating to pollution, protection or preservation of human health or the environment including ambient air, surface water, ground water, land surface or subsurface strata, and natural resources, and including each law and regulation relating to emissions, discharges, releases or threatened releases of Materials of Environmental Concern, or otherwise relating to the manufacturing, processing, distribution, use, treatment, generation, storage, containment (whether above ground or underground), disposal, transport or handling of Materials of Environmental Concern, or the preservation of the environment or mitigation of adverse effects thereon and each law and regulation with regard to record keeping, notification, disclosure and reporting requirements respecting Materials of Environmental Concern.

                  "ERISA" shall mean the Employee Retirement Income Security Act of 1974, as amended.

                  "ERISA Affiliate" shall mean any trade or business, whether or not incorporated, that together with Seller would be deemed a "single employer" within the meaning of Section 4001(b) of ERISA.

                  "ERISA Claim" shall mean a claim for indemnification or defense arising out of Section 9.1(b)(ii), including reasonable attorneys' fees and expenses and reasonable accountants' fees and expenses incurred in the investigation or defense of any of the same or in asserting, preserving or enforcing any of the rights of Purchaser or Purchaser's Subsidiary arising under
Section 9.1(b)(ii).

                  "Exchange Act" shall mean the Securities Exchange Act of 1934, as amended.

                  "Financial Statements" shall mean (a) the consolidated balance sheets of Seller as at December 31, in each of the years 1997, 1998 and 1999 together with consolidated statements of income, shareholders' equity and cash flows for each of the years then ended, together with the notes thereto, all certified by Tanner+Co, independent certified public accountants, whose reports thereon are included therein, (b) an unaudited consolidated balance sheet of the Seller as at March 30 and June 30, 2000 and unaudited consolidated statements of income, shareholders' equity and cash flows for the quarterly period then ended, and (c) an unaudited balance sheet of each of the Seller's Foreign Subsidiaries as at December 31, 1999 and March 31 and June 30, 2000 and unaudited statements of income for the quarterly periods then ended, except for Eastern Mining Services and Turon-MSI for which an unaudited balance sheet as at December 31, 1999 and October 31, 2000 will be provided and unaudited statements of income for the one year and ten months periods then ended.

                  "Foreign Subsidiary Balance Sheets" shall have the meaning set forth in Section 4.6.

                  "FTC" shall mean the United States Federal Trade Commission.

                  "GAAP" shall mean United States generally accepted accounting principles.

                  "Governmental Entity" shall mean a court, arbitral tribunal, administrative agency or commission or other governmental or other regulatory authority or agency.

                  "HSR  Act"   shall   mean  the   Hart-Scott-Rodino   Antitrust
Improvements Act of 1976, as amended.

                  "Indebtedness" shall mean (i) all indebtedness for borrowed money or for the deferred purchase price of property or services (other than current trade liabilities incurred in the ordinary course of business and payable in accordance with customary practices), (ii) any other indebtedness that is evidenced by a note, bond, debenture or similar instrument, (iii) all obligations under financing leases, (iv) all liabilities secured by any lien on any property and (v) all guarantee obligations.

                  "Intangible Assets" has the meaning set forth in Section 2.1.

                  "Intellectual  Property"  shall  mean  all of  the  following:
Trademarks, Patents, Copyrights, Trade Secrets, Licenses and all of Seller's proprietary and confidential information necessary for the conduct of the Business as now being conducted, including, without limitation: (i) trade secrets, technical information, know- how, designs, processes, patents, patent applications, and copyrights, and all improve ments thereof, (ii) all data, files, books and records, customer lists, and order informa tion, (iii) the names "Mining Services International", "Green Mountain Explosives, Inc." and "O'Brien Design Associates, Inc." and (iv) all of Seller's other information and intangible property rights.

                  "June 30,  2000  Balance  Sheet" has the  meaning set forth in
Section 2.5.

                  "Knowledge of Seller" concerning a particular subject, area or aspect of the Business or affairs shall mean the knowledge of each of the officers and directors of Seller and each of the officers of the Business and of the Business Subsidiaries and all knowledge which was or could have been obtained upon inquiry by such persons of those management level employees of Seller and the Business Subsidiaries whose duties would, in the normal course of Seller's affairs, result in such management level employees having knowledge concerning such subject, area or aspect.

                   "Lease" shall mean each lease pursuant to which Seller (for the use or benefit of the Business) or any Business Subsidiary leases any real or personal property (excluding leases relating solely to personal property calling for rental or similar periodic payments not exceeding $5,000 per annum).

                  "Liabilities" shall mean the debts, liabilities, claims, demands, expenses, commitments and obligations (whether accrued or not, known or unknown, disclosed or undisclosed, fixed or contingent, asserted or unasserted, liquidated or unliquidated, arising prior to, at or after the Closing) of Seller (other than the Retained Liabilities).

                  "Licenses" shall mean all licenses and agreements pursuant to which Seller has acquired rights in or to any Trademarks, Patents or Copyrights used by or for the benefit of the Business, or licenses and agreements pursuant to which Seller has licensed or transferred the right to use any Trademark, Patent or Copyright which constitutes a part of the Assets.

                  "Line of Credit" has the meaning set forth in Section 6.19.

                  "Material Adverse Effect" means a material adverse effect on the financial condition, results of operations, prospects or business of the Business or the Assets or Liabilities of the Business, each taken as a whole (other than as a result of changes (a) in law or applicable regulations or the official interpretations thereof or (b) in GAAP).

                  "Materials of Environmental Concern" shall mean chemicals; pollutants; contaminants; wastes; toxic or hazardous substances, materials and wastes; petroleum and petroleum products; asbestos and asbestos-containing materials; polychlorinated biphenyls; lead and lead-based paints and materials; and radon.

                  "Nevada Loan" shall mean the loan between Nevada Chemicals Inc. and Seller dated as of April 14, 2000, a copy of which is attached hereto as Exhibit A.

                  "New Matter" has the meaning set forth in Section 6.20.

                  "ODA  Business  Conflict"  shall have the meaning set forth in
Section 6.21.




                  "Parent" shall mean Union Espanola de Explosivos S.A., a Spanish corporation.

                  "Parent's  Requested  Amount"  has the  meaning  set  forth in
Section 6.14.

                  "Patents" shall mean issued U.S. and foreign patents and pending patent applications, patent disclosures, and any and all divisions, continuations, continuations- in-part, reissues, reexaminations, and extensions thereof, any counterparts claiming priority therefrom, utility models, patents of importation/confirmation, certificates of invention and like statutory rights.

                  "PBGC" shall mean the Pension Benefit Guaranty Corporation.

                  "Permits" means permits, certificates, licenses, certificates, filings, approvals and other authorizations of any Governmental Entity.

                  "Person" shall mean a natural person, partnership, corporation, limited liability company, business trust, joint stock company, trust, unincorporated association, joint venture, Governmental Entity or other entity or organization.

                  "Plan" shall mean each deferred compensation and each incentive compensation, stock purchase, stock option and other equity compensation plan, program, agreement or arrangement; each severance or termination pay, medical, surgical, hospitalization, life insurance and other "welfare" plan, fund or program (within the meaning of Section 3(1) of ERISA);

each profit-sharing, stock bonus or other "pension" plan, fund or program (within the meaning of Section 3(2) of ERISA); each employment, termination or severance agreement; and each other employee benefit plan, fund, program, agreement or arrangement, in each case, that is sponsored, maintained or contributed to or required to be contributed to by Seller or by any ERISA Affiliate, or to which Seller or an ERISA Affiliate is party, whether written or oral, for the benefit of any director, employee or former employee of the Business or any Business Subsidiary.

                  "Pre-Closing Period" shall mean a taxable period ending on or prior to the Closing Date.

                  "Pre-Closing Straddle Period" shall mean the portion of a Straddle Period ending on the Closing Date.


                   "Post-Closing Straddle Period" shall mean the portion of a Straddle Period beginning the day after the Closing Date.

                  "Product" shall mean any product designed, manufactured, shipped, sold, marketed, distributed and/or otherwise introduced into the stream of commerce by Seller on behalf of the Business or by any Business Subsidiary, including any product sold by Seller or any Business Subsidiary as the distributor, agent, or pursuant to any other contractual relationship with a third-party manufacturer.

                  "Purchaser"   shall  mean  Union  Espanola  de  Explosivos-MSI
International, S.A., a Spanish S.A.

                  "Purchaser Indemnified Persons" shall mean Parent, Purchaser, Purchaser's Subsidiary and each of their Affiliates.

                  "Purchaser Losses" shall mean any and all actual losses, liabilities, damages, judgments, settlements and expenses (including interest and penalties recovered by a third party with respect thereto and reasonable attorneys' fees and expenses and reasonable accountants' fees and expenses incurred in the investigation or defense of any of the same or in asserting, preserving or enforcing any of the rights of Purchaser arising under Article IX) incurred by any of the Purchaser Indemnified Persons that arise out of:

                                   (i)  any  breach  by  Seller  of  any  of its
         representa tions and warranties contained in or made by or pursuant to this Agree ment;

                                   (ii)  any of  the  events,  circumstances  or
         conditions described in Section 4.16 hereof, any pollution or threat to human health or the environment that (A) is related in any way to the Business or any Business Subsidiary's management, use, control, ownership or operation of the properties or businesses of the Business or any Business Subsidiary prior to the Closing, including all on-site and off-site activities involving Materials of Environmental Concern, and (B) occurred, existed, arises out of conditions or circumstances that occurred or existed, or was caused, in whole or in part, on or before the Closing Date, whether or not the pollution or threat to human health or the environment is described in the Disclosure Schedule; or any Environmental Claim against the Business or any Person whose liability for such Environmental Claim the Business or any Business Subsidiary has assumed or retained either contractually or by operation of law;

                                   (iii)  any  breach  by  Seller  of any of its
         covenants in this Agreement that survive the Closing; or

                                   (iv)  any  breach  by  Seller  prior  to  the
         Closing of any of its covenants contained in this Agreement;

provided, however, that the term "Purchaser Losses" shall not include the matters referred to in Section 9.1(b) hereof. All statements contained in any schedule or other writing delivered by Seller pursuant hereto or in connection with the Transactions shall be deemed representations and warranties.

                  "Purchaser's Subsidiary" shall mean UMSI Acquisition Co., a Delaware corporation.

                  "Real Property" shall mean all real property that is owned, leased or used by Seller for the use or benefit of the Business or by any Business Subsidiary or that is reflected as an asset of the Business or any Business Subsidiary on the June 30, 2000 Balance Sheet.

                  "Required Consents" shall mean consents related to agreements which involve the payment or receipt by Seller or Seller's Subsidiaries of amounts in excess of $20,000 per annum or other agreements that may be material or have a material impact on the Business. .

                  "Retained Assets" has the meaning set forth in Section 2.2.

                  "Retained  Liabilities"  has the  meaning set forth in Section
2.4.

                  "Securities Act" shall mean the Securities Act of 1933, as amended.

                  "SEC" shall mean the United States Securities and Exchange Commis sion.

                  "Seller's Domestic Subsidiaries" shall mean the Business Subsidiaries of Seller which have operations that are primarily based within the United States and Canada and are listed on Schedule 1.1 hereto.

                  "Seller's Foreign Subsidiaries" shall mean the Business Subsidiaries of Seller which have operations that are primarily based outside of the United States and are listed on Schedule 1.1 hereto. Such list shall not include West Africa Chemicals Limited.

                  "Seller   Indemnified   Persons"   shall  mean   Seller,   its
Subsidiaries and Affiliates.

                  "Seller Losses" shall mean any and all actual losses, liabilities, damages, judgments, settlements and expenses (including interest and penalties recovered by a third party with respect thereto and reasonable attorneys' fees and expenses and reasonable accountants' fees and expenses incurred in the investigation or defense of any of the same or in asserting, preserving or enforcing any of the rights of Seller) incurred by any of the Seller Indemnified Persons arising out of:

                                   (v) any  breach  by  Purchaser  of any of its
         represen tations and warranties contained in or made by or pursuant to this Agreement;

                                   (vi) any  breach by  Purchaser  of any of its
         covenants in this Agreement that survive the Closing; or

                                   (vii)  any  breach  by  Purchaser   prior  to
         Closing of any of its covenants contained in this Agreement.

                  "Seller's Purchased Subsidiaries" shall mean Seller's Foreign Subsidiaries and Tennessee Blasting, LLC, or individually "Seller's Purchased Subsidiary."

                  "Straddle Period"shall mean any taxable period beginning before the Closing Date and ending after the Closing Date.

                  "Stockholders Meeting" shall mean the meeting of Seller's stockholders convened for the purpose of considering and taking action upon this Agreement.

                  "Subsidiary,"or in the plural, "Subsidiaries," shall mean, with respect to any Person, any corporation or other organization, whether incorporated or unincorpo rated, of which (a) 50% or more of the securities or other interests having by their terms ordinary voting power to elect a majority of the Board of Directors or others performing similar functions with respect to such corporation or other organization is directly or indirectly owned or controlled by such Person or by any one or more of its Subsidiaries, or by such Person and one or more of its Subsidiaries or (b) such Person or any other Subsidiary of such Person is a general partner (excluding any such partnership where such Person or any Subsidiary of such party does not have 50% or more of the voting interest in such partnership).

                  "Superior Proposal" means any bona fide Acquisition Proposal which is on terms that the Board of Directors of Seller determines in its good faith judgment (after receipt of the advice of a financial advisor used by Seller in connection with this Transaction) provides for consideration which would exceed the value of the consider ation provided for in this Agreement, after taking into account all relevant factors, including any conditions to such Acquisition Proposal, the timing of the closing thereof, the risk of nonconsummation, the ability of the person making the Acquisition Proposal to finance the transaction contemplated thereby and any required governmental or other consents, filings and approvals.

                  "Takeover Laws" has the meaning set forth in Section 4.31.

                  "Tangible Assets" has the meaning set forth in Section 2.1.

                  "Tax" or "Taxes" shall mean all taxes, charges, fees, duties, levies, penalties or other assessments imposed by any federal, state, local or foreign governmen tal authority, including income, gross receipts, excise, property, sales, gain, use, license, custom duty, unemployment, capital stock, transfer, franchise, payroll, withholding, social security, minimum estimated, profit, gift, severance, value added, disability, premium, recapture, credit, occupation, service, leasing, employment, stamp and other taxes, and shall include interest, penalties or additions attributable thereto or attributable to any failure to comply with any requirement regarding Tax Returns.

                  "Tax Arbitrator" has the meaning set forth in Section 6.14.

                  "Tax Audit" shall mean any deficiency, proposed adjustment, adjustment, assessment audit, examination or other administrative or court proceeding, suit, dispute or other claim.

                  "Tax Claim" shall mean a claim for indemnification or defense arising out of Section 9.1(b)(i), including reasonable attorneys' fees and expenses and reasonable accountants' fees and expenses incurred in the investigation or defense of any of the same or in asserting, preserving or enforcing any of the rights of Purchaser or Purchaser's Subsidiary arising under
Section 9.1(b)(i).

                  "Tax Return" shall mean any return, declaration, report, claim for refund, or information return or statement relating to Taxes, including any such document prepared on a consolidated, combined or unitary basis and also including any schedule or attachment thereto, and including any amendment thereof.

                  "Title IV Plan" shall mean a Plan that is subject to Section 302 or Title IV of ERISA or Section 412 of the Code.

                  "Trademarks" shall mean U.S. and foreign registered and unregistered trademarks, trade dress, domain names, service marks, logos, trade names, corporate names and all registrations and applications to register the same.

                  "Trade Secrets" shall mean all categories of trade secrets as defined in the Uniform Trade Secrets Act including business information.

                  "Transactions" shall mean all the transactions provided for or contem plated by this Agreement.

                  "Transfer Taxes" shall mean all sales (including, without limitation, bulk sales), use, transfer, recording, ad valorem, privilege, documentary, gains, gross receipts, registration, conveyance, excise, license, stamp, duties or similar Taxes and fees.

                  "Transfer Tax Payor" shall mean the party which has primary legal responsibility for the payment of any particular Transfer Tax.

                  "Voting Debt" shall mean indebtedness having general voting rights and debt convertible into securities having such rights.

                  "WAC" shall mean West Africa Chemicals Limited, a Mauritius limited liability company.

                  "WARN Act" shall mean the Worker Adjustment and Retraining Notification Act.


                  Section 1.2    Interpretation.
                                 --------------

                            (a) When a reference is made in this  Agreement to a
section or article, such reference shall be to a section or article of this Agreement unless otherwise clearly indicated to the contrary.

                            (b)  Whenever  the words  "include",  "includes"  or
"including" are used in this Agreement they shall be deemed to be followed by the words "without limitation."

                            (c) The words "hereof",  "herein" and "herewith" and
words of similar import shall, unless otherwise stated, be construed to refer to this Agreement as a whole and not to any particular provision of this Agreement, and article, section, paragraph, exhibit and schedule references are to the articles, sections, paragraphs, exhibits and schedules of this Agreement unless otherwise specified.

                            (d) The meaning assigned to each term defined herein
shall be equally applicable to both the singular and the plural forms of such term, and words denoting any gender shall include all genders. Where a word or phrase is defined herein, each of its other grammatical forms shall have a corresponding meaning.

                            (e) A reference  to any party to this  Agreement  or
any other agreement or document shall include such party's successors and permitted assigns.

                            (f)  A  reference  to  any  legislation  or  to  any
provision of any legislation shall include any amendment to, and any modification or re-enactment thereof, any legislative provision substituted therefor and all regulations and statutory instruments issued thereunder or pursuant thereto.

                            (g) References to $ are to United States Dollars.

                            (h) As used in this Agreement,  any reference to any
event, change or effect being material or having a material adverse effect on or with respect to any entity (or group of entities taken as a whole) means such event, change or effect is materially adverse to (i) the prospects, consolidated financial condition, businesses or results of operations of such entity as a whole (or, if used with respect thereto, of such group of entities taken as a whole) or (ii) the ability of such entity (or group) to consummate the Transactions.

                            (i) The  parties  have  participated  jointly in the
negotiation and drafting of this Agreement. In the event an ambiguity or question of intent or interpretation arises, this Agreement shall be construed as if drafted jointly by the parties, and no presumption or burden of proof shall arise favoring or disfavoring any party by virtue of the authorship of any provisions of this Agreement.

                                   ARTICLE II

                           PURCHASE AND SALE OF ASSETS

                  Section 2.1 Sale and Transfer of Assets. (a) On the terms and subject to the conditions set forth in this Agreement, at the Closing, Seller shall sell, convey, assign, transfer and deliver to Purchaser's Subsidiary, and Purchaser's Subsidiary shall purchase, acquire and accept from Seller, free and clear of any Encumbrances, all of Seller's right, title and interest in and to the tangible assets, properties and rights of the Domestic Business and all of the tangible assets and certain intangible rights of Seller used in the operations of the Domestic Business as those assets exist on Closing, other than the Retained Assets, as that term is defined in Section 2.2, (collectively, the "Tangible Assets"), including, without limitation, the following:

                                   (i)  the Domestic Business;

                                  (ii) all of the rights and  benefits of Seller
         under contracts, purchase orders, proposals or bids relating to the Domestic Business;

                                  (iii) all books,  files and  records of Seller
         relating to the Domestic Business, the Tangible Assets or Assumed Liabilities except for certain books and records described on Section 2.1(iii) of the Disclosure Schedule;

                                  (iv)  all  personal   computers  used  by  the
         Domestic Business and software used by the Domestic Business, as set forth in Section 2.1(iv) of the Disclosure Schedule;

                                  (v)  all   inventory,   supplies,   and  other
         consumables related to or used in connection with the Tangible Assets or Domestic Business (the "Inventory");

                                  (vi)  all  Permits  used  or  held  for use in
         connection with the Domestic Business solely to the extent such Permits may be assigned or transferred;

                                  (vii) all Accounts  Receivable of the Domestic
         Business, except those listed in Section 2.2 (a)(vi) hereof and except those described on Section 2.1(vii) of the Disclosure Schedule;

                                  (viii)  all  investments  set forth in Section
         2.1(a)(viii) of the Disclosure Schedule;

                                  (ix) all real  property  set forth in  Section
         2.1(a)(ix) of the Disclosure Schedule, together with (i) all buildings, other facilities and other structures and improvements thereon, (ii) all rights, privileges, hereditaments and appurtenances appertaining thereto or to any of such buildings or other facilities or other structures or improvements and (iii) to the extent constituting real property under Applicable Laws, all fixtures, leasehold improvements, installations, equipment (including furniture, fax machines and other office equipment) and other property attached thereto or located thereon;

                                  (x) all cash and cash  equivalents  of  Seller
         and its domestic subsidiaries or of the Domestic Business, except those listed in Section 2.2 (a)(x) hereof;

                                  (xi) all machinery, vehicles, tools, equipment
         replacement and spare parts and supplies owned by Seller or a Business Subsidiary and used primarily or held for use primarily in connection with the Domestic Business, except as described on Section 2.1(xi) of the Disclosure Schedule;

                                  (xii)  all  tax  refunds  and  recoveries  and
         similar benefits of the Domestic Business to the extent listed as an asset of the Business on the June 30, 2000 Balance Sheet;

                                  (xiii)   any    advertising   or   promotional
         materials related to or used in connection with the Tangible Assets or Domestic Business;

                                  (xiv) all rights to the telephone numbers (and
         related directory listings), internet domain names, and internet sites used in connection with the Domestic Business or the Tangible Assets;

                                  (xv)  all  manufacturer's  warranties  to  the
         extent related to the Tangible Assets and all claims under such warranties;

                                  (xvi) all  prepaid  expenses  of the  Domestic
         Business to the extent they are shown as an asset of the Business on the June 30, 2000 Balance Sheet or which have occurred prior to Closing in the ordinary course of business since the June 30, 2000 Balance Sheet;

                                  (xvii) all of Seller's membership interests in
         Tennessee Blasting, LLC;

                                  (xviii)all    promissory    notes   or   notes
         receivable of the Domestic Business;

                                  (xix) the license agreement between Seller and
         West Africa Chemicals, except that Seller shall be granted a license to operate the plant and equipment and provide technical support using the explosives technology now transferred to West Africa Chemicals until such time as Seller is no longer an owner in West Africa Chemicals or such plant and equipment, it being agreed that the royalty now paid by West Africa Chemicals to Seller shall continue for the benefit of Seller so long as such license continues (the foregoing being referred to as the "Ghana Activities");

                                  (xx) the  truck  owned by  Seller  and used by
         West Coast Explosives subject to the existing lease agreement with respect to such truck as described on Section 2.1(xx) of the Disclosure Schedule and with payment terms consistent with historical practice;

                                  (xxi) all security deposits, earnest deposits,
         and all other forms of security placed with Seller or Business Subsidiaries related to the Business for the performance of a contract or agreement which otherwise constitute a portion of the Tangible Assets to the extent they are shown as an asset of the Business on the June 30, 2000 Balance Sheet or which have occurred prior to Closing in the ordinary course of business since the June 30, 2000 Balance Sheet;

                                  (xxii) the  goodwill  in or  arising  from the
         Tangible Assets and the Domestic Business; and

                                  (xxiii)all  other  assets  and  properties  of
         Seller  which  are used  primarily  in  connection  with  the  Domestic
         Business.

To the extent any tangible assets of the Domestic Business (other than Retained Assets), within the descriptions of subsections (i) - (xxiii) above are owned, managed or leased by any Subsidiary of Seller including Green Mountain Explosives, Inc.(excluding Seller's Purchased Subsidiaries), (i) such items are included within the term "Assets," (ii) such Subsidiary is deemed to be included within the term "Seller" and (iii) Seller shall cause each such Subsidiary, at the Closing, to convey such Assets to Purchaser's Subsidiary, or to Seller for conveyance to Purchaser's Subsidiary, in accordance with the provisions hereof.

                           (b) On the terms and  subject to the  conditions  set
forth in this Agreement, at the Closing Seller shall sell, convey, assign, transfer and deliver to Parent or Purchaser all the shares or interests it owns in Seller's Foreign Subsidiaries, free and clear of all Encumbrances and Parent or Purchaser shall purchase, acquire and accept from Seller, free and clear of any Encumbrances, all of Seller's right, title and interest in and to the shares of Seller's Foreign Subsidiaries. Nothing in this Agreement shall prevent Parent or Purchaser, at their sole discretion, from transferring Seller's Foreign Subsidiaries acquired pursuant to this Section 2.1(b) to any of Purchaser's wholly owned Subsidiaries, but Seller makes no representation as to Purchaser's right to do so and any such transfer shall be subject to the terms of agreements governing such Seller's Foreign Subsidiaries. To the extent any shares or interests Seller owns in Seller's Foreign Subsidiaries above are owned, by any Subsidiary of Seller, (i) such Subsidiary is deemed to be included within the term "Seller" and (ii) Seller shall cause each such Subsidiary, at the Closing, to convey such shares or interests to Parent or Purchaser, or to Seller for conveyance to Parent or Purchaser, in accordance with the provisions hereof.

                           (c) On the terms and  subject to the  conditions  set
forth in this Agreement, at the Closing, Seller shall sell, convey, assign, transfer and deliver to Parent or an Affiliate of Parent, and Parent or an Affiliate of Parent shall purchase, acquire and accept from Seller, free and clear of any Encumbrances except for Encumbrances created by the licensing of Intellectual Property to Seller's Foreign Subsidiaries, all of Seller's right, title and interest in and to the Intellectual Property of the Domestic Business other than the intellectual property and intangible assets of Tennessee Blasting, LLC, including all the intangible assets, properties and rights of the Domestic Business wherever located, and all of the intangible assets of Seller used in the operations of the Domestic Business, wherever located, as those assets exist on Closing, other than the Retained Assets, as that term is defined in Section 2.2 (collectively, the "Intangible Assets" and together, with the "Tangible Assets" the "Assets"). To the extent any Intangible Assets are owned, managed or leased by any Subsidiary of Seller other than Tennessee Blasting, LLC, (i) such items are included within the term "Intangible Assets," (ii) such Subsidiary is deemed to be included within the term "Seller" and (iii) Seller shall cause each such Subsidiary, at the Closing, to convey such Assets to Parent or an Affiliate of Parent, or to Seller for conveyance to Parent or an Affiliate of Parent, in accordance with the provisions hereof.

                  Section 2.2 Retained Assets. (a) Notwithstanding Section 2.1(a), all of Seller's right, title and interest in the following properties, assets and rights shall be excluded from the Assets (collectively, the "Retained Assets"):

                                   (i) any assets and associated  claims arising
         out of Retained Assets or Retained Liabilities;

                                   (ii)  Seller's  50% interest in Cyanco a non-
         corporate joint venture with Degussa Corporation for producing and marketing liquid sodium cyanide ("Cyanco") including Seller's interest in Nevada Chemicals, Inc.;

                                   (iii)  the  office  furniture,  fixtures  and
         equipment in two offices located at 8805 South Sandy Parkway in Sandy, Utah, to be used by Cyanco;

                                   (iv) the real property  located at 8805 South
         Sandy Parkway in Sandy, Utah, which will be leased to Purchaser under the terms of a lease agreement to be entered into with Seller (the "Lease Agreement"), which Lease Agreement shall have an initial term of one year with Purchaser having an option to renew such term for an additional year;

                                   (v)  Seller's  50%  interest  in West  Africa
         Chemicals, Inc.;

                                   (vi) the first $600,000 (six hundred thousand
         dollars) in accounts receivables of West Africa Chemicals, Inc. as reflected on the June 30, 2000 Balance Sheet or which arise thereafter in the ordinary course of business;

                                   (vii)  all  contracts  between  Seller  and a
         third party in which the third party is in material default or breach or is subject of bankruptcy, insolvency, or similar proceedings;

                                   (viii) any asset of Seller not used primarily
         in the Business and not necessary for the conduct of the Business;

                                   (ix) any  asset,  offset,  refund,  insurance
         proceeds, receipts and other benefits related to litigation for which Seller is retaining the liability related to such litigation; and

                                   (x) all Tax  refunds or prepaid  deposits  as
         shown on the June 30, 2000 Balance Sheet as being retained by Seller.

                  Section 2.3 Assumption of Liabilities. (a) At the Closing, Purchaser's Subsidiary shall assume, the following Liabilities of the Domestic Business (collectively, the "Assumed Liabilities"):

                                   (i) all Liabilities reflected on the June 30,
         2000 Balance Sheet included in the Financial Statements relating to the Domestic Business;

                                   (ii) all Liabilities relating to the Domestic
         Business of the type reflected on the Financial Statements incurred in the ordinary course of the Domestic Business since June 30, 2000 and consistent in type and magnitude with the Liabilities reflected on the Financial Statements;

                                   (iii)   all    Liabilities    arising    from
         commitments (in the form of issued purchase orders or otherwise), or outstanding quotations, proposals or bids, to purchase or acquire components, machinery, vehicles, tools, replacement and spare parts, and/or other materials in connection with the Domestic Business;

                                   (iv)  the  first   $700,000   (seven  hundred
         thousand dollars) in Liabilities arising from the deferred compensation to be paid to certain executives of Seller as listed on Section 2.3(a)(iv) of the Disclosure Schedule;

                                   (v) all Liabilities  under Contracts,  Leases
         and Permits used or held for use in connection with the Domestic Business except those contracts listed on Section 2.4(a)(ix) of the Disclosure Schedule which, for whatever reason, can not be assigned to Parent, Purchaser or Purchaser's Subsidiary;

                                   (vi) all  Liabilities  of  Seller  under  any
         guaranties issued, granted or provided in connection with the Domestic Business, which are listed on Section 2.3(a)(vi) of the Disclosure Schedule; and

                                   (vii)  all  warranty  claims  related  to the
         Products consistent with historical warranty claims and in an aggregate amount not to exceed $40,000 (forty thousand dollars).

                  (b) Nothing contained in this Section 2.3 or in any instrument of assumption executed by Purchaser or Purchaser's Subsidiary at the Closing shall release or relieve Seller from its representations, warranties, covenants and agreements contained in this Agreement or any certificate, schedule, instrument, agreement or document executed pursuant hereto or in connection herewith, including, without limitation, the obligations of Seller to indemnify Purchaser and Purchaser's Subsidiary in accordance with the provisions of
Article IX hereto.

                  Section 2.4 Retained Liabilities. (a) Notwithstanding anything in this Agreement to the contrary, Purchaser and Purchaser's Subsidiary shall not assume, and shall be deemed not to have assumed, any Liabilities of Seller or the Domestic Business except as provided in Section 2.3(a), and Seller shall be solely and exclusively liable with respect to, and shall pay, perform or discharge, and indemnify Purchaser and its Subsidiaries against any loss, liability, damage or expense arising from all Liabilities of Seller and the Domestic Business (it being understood that Seller shall indemnify Purchaser in accordance with Section 9.1(a) hereof in proportion to Seller's ownership interest in each such Seller's Foreign Subsidiary with respect to Liabilities which arise in one of Seller's Foreign Subsidiaries to the extent such Liability would be considered a Retained Liability under subsections (i)-(xv) of this
Section 2.4), whether disclosed or undisclosed, whether known or unknown, other than the Assumed Liabilities (collec tively, the "Retained Liabilities"), including, without limitation, those Liabilities set forth below:

                                   (i) all Liabilities  relating to the Retained
         Assets;

                                   (ii) all  Liabilities  each of  Seller or its
         Subsidiaries has expressly agreed to retain, pay for or be responsible for pursuant to this Agreement;

                                   (iii) all  Liabilities of the Business or the
         Business Subsidiaries arising out of the conduct of the Business on or prior to Closing (other than Liabilities of the Seller's Foreign Subsidiaries);

                                   (iv) all  Liabilities  of the  Business  or a
         Business Subsidiary under Environmental Laws arising from activities occurring on or prior to the Closing;

                                   (v)  all  Liabilities  of the  Business  or a
         Business Subsidiary, for Taxes attributable to any period (or portion thereof) ending on or prior to Closing, including all Taxes arising out of the Business or the Assets, including any ad valorem, real or personal or intangible property, sales, personal, social security or other Taxes which are not due or assessed until after Closing but which are attributable to any period (or portion thereof) ending on or prior to Closing;

                                   (vi) all Liabilities  (excluding  Liabilities
         of Seller's Foreign Subsidiaries to the extent reflected on the Foreign Subsidiaries Balance Sheets) of the Business or a Business Subsidiary to the current or former employees of the Business or a Business Subsidiary relating to or arising out any period on or prior to the Closing except for Liabilities to current employees of the Business or a Business Subsidiary for vacation days accrued and sick pay earned under Seller's current programs;

                                   (vii) all  Liabilities  of Seller arising out
         of or related to any Encumbrances on any Asset, including, without limitation, any and all mortgages on any of the Real Property other than such Liabilities arising out of or relating to the ownership, operation, use or disposition of the Assets after the Closing;

                                   (viii) all Liabilities (excluding Liabilities
         of Seller's Foreign Subsidiaries to the extent reflected on the Foreign Subsidiaries Balance Sheets) for death, personal injury, other injury to persons or property damage relating to, resulting from, caused by or arising out of, directly or indirectly, use of or exposure to Assets or products of the Business or a Business Subsidiary (or any part or component) designed, manufactured, serviced, leased or sold, or services performed, by the Business or a Business Subsidiary,
         including,   without   limitation,   any  such  Liabilities   based  on
         negligence, strict liability, design or manufacturing defect, conspiracy, failure to warn, or breach of express or implied warranties of merchantability or fitness for any purpose or use or allegations concerning any of the foregoing;

                                   (ix) all  Liabilities  arising from contracts
         related to the Domestic Business entered into by Seller which, for whatever reason, are not assignable to Parent, Purchaser or Purchaser's Subsidiary as listed on Section 2.4(a)(ix) of the Disclosure Schedule;

                                   (x) all Liabilities  arising from the pending
         litigation set forth on Section 2.4(a)(x) of the Disclosure Schedule and other litigation pending at the Closing (other than litigation being maintained or prosecuted for the benefit of the Business);

                                   (xi)  all  Liabilities   arising  out  of  or
         relating to the Business or Assets or products of the Business or a Business Subsidiary and arising from events or circumstances occurring on or prior to the Closing (or any part or component) or services which are performed by the Business or a Business Subsidiary which constitute, may constitute or are alleged to constitute a tort, breach of contract or violation of, or noncompliance with any Applicable Law, including, without limitation, any relating to employment, workers' compensation, occupational health and safety, occupational disease, occupational injury, toxic tort or Environmental Law;

                                   (xii) all  Liabilities  arising  from Article
         VII of the Stock Purchase Agreement dated as of October 30, 1998 between Seller and John P. O' Brien and Martha M. O'Brien except to the extent covered by the deferred compensation obligations set forth in
         Section 2.3(a)(iv);

                                   (xiii) all Liabilities arising from the Stock
         Purchase Agreement dated as of December 9, 1998 between Seller and William D. Purington, Mitchell W. Green, Theodore A. Purington, Jr. James P. Purington and Thomas L. Purington and the transactions contemplated thereby ("the Green Purchase Agreement") except to the extent covered by (i) the deferred compensation obligations set forth in Section 2.3(a)(iv), (ii) as set forth on the June 30, 2000 Balance Sheet and (iii) the obligations under the Supply Agreement as defined in the Green Purchase Agreement;

                                   (xiv) any retrospective premiums, reinsurance
         payments, payments under reimbursement contracts or other adjustments under any insurance policy maintained for the benefit of the Business and/or any of the Business Subsidiaries or their respective predecessors covering any Liability that is a Retained Liability; and

                                   (xv)  all  other  Liabilities  to the  extent
         relating to or arising out of the operations or businesses of Seller or any of its Subsid iaries other than the Business or the Assets.

                  Section 2.5 The Purchase Price. On the basis of the June 30, 2000 pro forma balance sheet reviewed by Arthur Andersen and attached hereto as
Section 2.5 of the Disclosure Schedule (the "June 30, 2000 Balance Sheet"), subject to the terms and conditions of this Agreement and the adjustments provided for in Sections 2.6 and 2.7 hereof, in consideration of the aforesaid assumption of the Liabilities and the sale, conveyance, assignment, transfer and delivery: (x) to Purchaser's Subsidiary of the Tangible Assets of the Domestic Business, (y) to Parent or an Affiliate of Parent of the Intangible Assets of the Domestic Business and (z) to Parent or Purchaser of all of Seller's shares or interests in Seller's Foreign Subsidiaries, at the Closing Purchaser shall
(i) pay to Seller an amount of cash equal to seven million seven hundred and fifty thousand dollars ($7,750,000), (such amount, as adjusted, is referred to herein as the "Purchase Price").

                  Section 2.6 General Price Adjustments. The Purchase Price is subject to adjustments to be determined as follows:

                           (a) For  purposes  of this  Agreement,  the term "Net
Assets" shall mean, as of the date immediately preceding the Closing Date, the total assets of the Business, which total net assets shall equal: (i) the gross assets of the Business, (without taking into consideration any depreciation or amortization accrued over the period from June 30, 2000 through the Closing
Date) minus (ii) the gross liabilities of the Business, each as determined in accordance with United States generally accepted accounting principles ("GAAP") consistently applied throughout the periods determined on the same basis as used to prepare the June 30, 2000 Balance Sheet.

                           (b) The parties have heretofore  mutually agreed that
the Net Assets as of June 30, 2000 shall be $11,514,709 (eleven million five hundred and fourteen thousand seven hundred and nine dollars) as reflected on the June 30, 2000 Balance Sheet (the "Target Net Assets").

                           (c) Within  sixty (60) days after the  Closing  Date,
Seller shall deliver to Purchaser (the date of such delivery being the "Adjustment Date"), a statement of the Net Assets (the "Statement of the Closing Date Net Assets" or "Statement"), which Statement shall (i) have been prepared by Seller and Seller's auditors, Tanner+Co, or such other firm of independent certified public accountants appointed by Seller for this purpose) in accordance with GAAP consistently applied, and (ii) set forth the Net Assets (the "Closing Date Net Assets"). In rendering the Statement of the Closing Date Net Assets, Seller and its auditors shall permit Parent, Purchaser and their auditors, at the earliest practicable date, access to and copies of the work papers and calculations related thereto.

                           (d) Any dispute which may arise between Purchaser and
Seller as to the Closing Date Net Assets shall be resolved in the following manner:

                                   (i) If Purchaser  disputes the calculation of
         the Closing Date Net Assets or any portion thereof, Purchaser shall notify Seller within thirty (30) days after the Adjustment Date, and shall specify therein in reasonable detail the basis and reason for such dispute and the amount which is in dispute;

                                   (ii)   During  the  thirty  (30)  day  period
         following the date of such notice, Purchaser and Seller shall attempt to resolve such dispute. In attempting to resolve such dispute, Purchaser and its auditors shall permit Seller and its auditors, at the earliest practicable date, access to and copies of the work papers and calculations related thereto of Purchaser which Purchaser used to determine the Closing Date Net Assets; and

                                   (iii)  If at the end of the  thirty  (30) day
         period specified in clause (ii) above the parties shall have failed to reach agreement with respect to such dispute, the matter shall be referred to such accounting firm, which will be different than the firm currently used by each of Seller, Parent or Purchaser, of independent certified public accountants as the parties mutually agree (the
         "Independent Accounting Firm") for resolution. The Independent Accounting Firm shall be instructed to use every reasonable effort to perform such services within thirty (30) days of the submission to it of the Statement of the Closing Date Net Assets and related dispute and, in any case, as soon as practica ble after such submission. The fees, costs and expenses related to the Independent Accounting Firm shall be shared equally by Purchaser and Seller. This provision for Independent Accounting Firm shall be specifically enforceable by the parties and the decision of the Independent Accounting Firm in accordance herewith shall be final and binding and there shall be no right of appeal therefrom.

                           (e)  Within  twenty  (20) days after the later of (i)
the Adjustment Date, (ii) the date of the settlement of any dispute made in accordance with the provisions of Section 2.6(d)(ii) above, or (iii) the date of the decision of the Independent Accounting Firm in connection with any dispute made in accordance with the provisions of Section 2.6(d)(iii) above and provided that the difference is greater than $400,000 (four hundred thousand dollars):
Seller shall reimburse Purchaser, by wire transfer of immediately available funds, to such bank as indicated by Purchaser in an amount by which the Closing Date Net Assets (without giving effect to any change in depreciation or amortization from June 30, 2000 through the Closing Date) is less than the Target Net Assets minus $400,000.

                  Section  2.7  Accounts   Receivable  Price  Adjustments.   The
Purchase Price is also subject to adjustment to be determined as follows:

                           (a) Purchaser shall use reasonable commercial efforts
in the ordinary course of business (not including litigation) to collect the Accounts Receivable of the Domestic Business. All payments from any customer shall first be credited to the Original Accounts Receivable (as defined) unless a customer expresses specific disputes with respect to an outstanding bill or invoice, which dispute shall then be immediately brought to the attention of the Seller. For purposes of this Agreement, the term "Original Accounts Receivable" shall mean, the total Accounts Receivables of the Domestic Business which constitute a part of the Assets as of the Closing Date. For purposes of this Agreement, the term "Final Uncollected Accounts Receivable" shall mean, the total Accounts Receivables of the Domestic Business which constitute a part of the Assets which have not been collected in full by Purchaser as of the date two hundred and forty days from the Closing Date.

                           (b) The parties have heretofore  mutually agreed that
the reserves shall be $153,000 (the "Reserve")

                           (c) Within two hundred and sixty (260) days after the
Closing Date, Purchaser shall deliver to Seller (the date of such delivery being the "Account Receivable Adjustment Date"), a statement setting forth the Final Uncollected Accounts Receivable (the "Statement of Accounts Receivable"), which Statement of Accounts Receivable shall (i) have been prepared by Purchaser in accordance with GAAP consistently applied, and (ii) set forth the Final Uncollected Accounts Receivable. In rendering the Statement of Accounts Receivable, Purchaser and its auditor shall permit Seller and its auditors, at the earliest practicable date, access to and copies of the work papers and calculations related thereto.

                           (d) Any dispute which may arise between Purchaser and
Seller as to the Statement of Accounts Receivable shall be resolved in the following manner:

                                   (i) If Seller disputes the Final  Uncollected
         Accounts Receivable or any portion thereof, Seller shall notify Purchaser within thirty (30) days after the Accounts Receivable
         Adjustment Date, and shall specify therein in reasonable detail the basis and reason for such dispute and the amount which is in dispute;

                                   (ii)   During  the  thirty  (30)  day  period
         following the date of such notice, Purchaser and Seller shall attempt to resolve such dispute; and

                                   (iii)  If at the end of the  thirty  (30) day
         period specified in clause (ii) above the parties shall have failed to reach agreement with respect to such dispute, the matter shall be referred to the Independent Accounting Firm for resolution. The Independent Account ing Firm shall be instructed to use every reasonable effort to perform such services within thirty (30) days of the submission to it of the Statement of Accounts Receivable and related dispute and, in any case, as soon as practicable after such submission. The fees, costs and expenses related to the Independent Accounting Firm shall be shared equally by Purchaser and Seller. This provision for Independent Accounting Firm shall be specifically enforceable by the parties and the decision of the Independent Accounting Firm in accordance herewith shall be final and binding and there shall be no right of appeal therefrom.

                           (e)  Within  twenty  (20) days after the later of (i)
the Accounts Receivable Adjustment Date, (ii) the date of the settlement of any dispute made in accordance with the provisions of Section 2.7(d)(ii) above, or
(iii) the date of the decision of the Independent Accounting Firm in connection with any dispute made in accordance with the provisions of Section 2.7(d)(iii) above: Seller shall reimburse Purchaser, through a set off against the Nevada Loan in an amount equal to the aggregate amount of the Final Uncollected Accounts Receivable less the Reserve. After Seller has fulfilled its payment obligations under this Section 2.7(e), Purchaser shall assign and transfer to Seller the right to collect the Final Uncollected Accounts Receivables and shall cooperate and use reasonable efforts to assist Seller in collecting such Final Uncollected Accounts Receivables including cooperating with Seller in connection with any litigation arising therefrom, which cooperation shall not include joining or becoming a party to any such litigation.

                  Section 2.8 Allocation of Purchase Price; Tax Filings. Purchaser and Seller shall allocate the Purchase Price plus Assumed Liabilities among the Business as set forth on Exhibit B hereto. Each of Purchaser, Purchaser's Subsidiary and Seller shall (i) timely file all forms (including Internal Revenue Service Form 8594) and Tax Returns required to be filed in connection with such allocation, (ii) be bound by such allocation for purposes of determining Taxes, (iii) prepare and file, and cause its Affiliates to prepare and file, its Tax Returns on a basis consistent with such allocation and
(iv) take no position, and cause its Affiliates to take no position, inconsistent with such allocation on any applicable Tax Return, in any audit or proceeding before any taxing authority, in any report made for Tax, financial accounting or any other purposes, or otherwise. In the event that the Allocation is disputed by any taxing authority, the party receiving notice of such dispute shall promptly notify the other party hereto concerning the existence and resolution of such dispute.

                                   ARTICLE III

                                   THE CLOSING

                  Section 3.1 The Closing. Upon the terms and subject to the conditions of this Agreement, the consummation of the transactions contemplated by this Agreement (the "Closing") shall take place at the New York offices of

Skadden, Arps, Slate, Meagher & Flom LLP at 10:00 a.m., Eastern time, five (5) Business Days following the satisfaction and/or waiver of all conditions to close set forth in Article VII (other than conditions which can be satisfied only by the delivery of certificates, opinions or other documents at the Closing), unless another date or place is agreed in writing by each of the parties hereto.

                  Section 3.2 Deliveries by Seller. At the Closing, Seller shall deliver or cause to be delivered to Purchaser or Purchaser's Subsidiary (unless previously delivered), the following:

                           (a) a duly  executed  Bill of Sale in customary  form
reasonably acceptable to Purchaser and Seller;

                           (b) warranty deeds in recordable form relating to the
Real Property owned by Seller in customary form reasonably acceptable to Purchaser and Seller;

                           (c)  all  documents  of  title  and   instruments  of
conveyance necessary to transfer record and/or beneficial ownership to Purchaser or Purchaser's Subsidiary of all automobiles, trucks, trailers, aircraft (and any other property owned by Seller which require execution, endorsement and/or delivery of a document in order to vest record or beneficial ownership thereof in Purchaser or Purchaser's Subsidiary) which are included in the Business;

                           (d)  stock   certificates  (or  similar  evidence  of
ownership) representing all the outstanding capital stock or interests owned by Seller of each of Seller's Purchased Subsidiaries, each such certificate to be duly and validly endorsed in favor of Purchaser or Purchaser's Subsidiary or accompanied by separate stock powers duly and validly executed by Seller and otherwise sufficient to vest in Purchaser or Purchaser's Subsidiary good and marketable title to such stock;

                           (e)  assignments  of all patents,  trademarks,  trade
names, assumed names and copyrights and all applications therefor and all other Intellectual Property which is listed in Section 3.2(e) of the Disclosure Schedule as owned by Seller for the benefit of the Business;

                           (f) executed copies of the Required Consents referred
to in Section 4.5 hereof;

                           (g)  all   documents   containing   or   relating  to
"know-how" to be acquired by Purchaser or Purchaser's Subsidiary pursuant hereto;

                           (h) all of the books and  records of Seller  relating
to the Business, except as otherwise required by law and except as are set forth in Section 2.1(a)(iii) of the Disclosure Schedule;

                           (i) the  opinion  of counsel  referred  to in Section
7.2(b) hereof;

                           (j) the Officers'  Certificate referred to in Section
7.2(c) hereof;

                           (k) a certification of non-foreign  status for Seller
in the form and manner which complies with the requirements of Section 1445 of the Code and the regulations promulgated thereunder;

                           (l) all Permits  necessary  for the  operation of the
Business and the Business Subsidiary's business to the extent transferrable;

                           (m) any other  certifications  from  Seller or any of
its Affiliates which may be required under Applicable Law necessary to establish that, except for Transfer Taxes for which Purchaser is responsible under Section
10.1 hereof, no Taxes (or a reduced amount) are due to any taxing authority for which the Purchaser or Purchaser's Subsidiary could have liability to withhold and pay with respect to the transfer of the Business;

                           (n) the lease referred to in Section 7.1(b) hereof;

                           (o) the  license  agreement  referred  to in  Section
7.2(h) hereof;

                           (p) all such other deeds,  endorsements,  assignments
and other instruments as, in the reasonable opinion of Purchaser's counsel, are necessary to vest in Purchaser or Purchaser's Subsidiary good and marketable title to the Assets and Seller's interest in the Seller's Foreign Subsidiaries; and

                           (q)  all  other  previously   undelivered   documents
required to be delivered by Seller to Purchaser or Purchaser's Subsidiary at or prior to the Closing in connection with the Transactions.

                  Section 3.3 Deliveries by Purchaser or Purchaser's Subsidiary. At the Closing, Parent, Purchaser or Purchaser's Subsidiary shall deliver or cause to be delivered to Seller (unless previously delivered), the following:

                           (a) a certified  check (or wire transfer)  payable to
Seller in the amount of seven million seven hundred and fifty thousand dollars ($7,750,000); provided, that if Seller shall fail to deliver the certification of non-foreign status or other tax certifications required to be delivered by Seller at the Closing pursuant to Sections 3.2(k) and 3.2(m) hereof, Purchaser or Purchaser's Subsidiary may (but shall not be required to) withhold from the cash payable at the Closing and pay over to the appropriate taxing authority an amount equal to, in the case of a failure to provide a certification of non-foreign status in compliance with section 1445 of the Code and the regulations promulgated thereunder, ten percent (10%) of the total "amount realized" (as defined in section 1445 of the Code) and, in the case of a failure to provide any other certification, such amount is necessary to cover such Taxes, based on the Purchaser's or Purchaser's Subsidiary's estimate of the amount of such potential liability;

                           (b) the lease referred to in Section 7.1(b) hereof;

                           (c) an Instrument  of  Assumption  in customary  form
reasonably acceptable to Purchaser and Seller, duly executed by Purchaser;

                           (d) a  guaranty  from  Parent  in a  form  reasonably
satisfactory to Seller, guaranteeing Purchaser's and Purchasers Subsidiary's full payment of the Nevada Loan; and

                           (e)  such  other  documents  as  are  required  to be
delivered by Purchaser or Purchaser's Subsidiary to Seller pursuant to this Agreement.

                                   ARTICLE IV

                               REPRESENTATIONS AND
                            WARRANTIES OF THE SELLER

                  Except as specifically set forth in the Disclosure Schedule prepared and signed by Seller and delivered to Purchaser or Purchaser's Subsidiary simultaneously with the execution hereof, Seller represents and warrants to Purchaser and Purchaser's Subsidiary that all of the statements contained in this Article IV are true and complete as of the date of this

Agreement, and as amended pursuant to Section 6.20 hereof will be true and complete as of the Closing Date as though made on the Closing Date. Each exception set forth in the Disclosure Schedule and each other response to this Agreement set forth in the Disclosure Schedule is identified by reference to, or has been grouped under a heading referring to, a specific individual section of this Agreement and, except as otherwise specifically stated with respect to such exception, relates only to such section. In the event of any inconsistency between statements in the body of this Agreement and statements in the Disclosure Schedule (excluding exceptions expressly set forth in the Disclosure Schedule with respect to a specifically identified representa tion or warranty), the statements in the body of this Agreement shall control.

                  Section 4.1 Authorization. Seller has full corporate power and authority to execute and deliver this Agreement and to consummate the Transactions. The execution, delivery and performance by Seller of this Agreement and the consumma tion by it of the Transactions have been duly authorized by Seller's Board of Directors, and no other corporate action on the part of Seller is necessary to authorize the execution and delivery by Seller of this Agreement or the consummation by it of the Transactions, except that the vote of the holders of a majority of the common stock of Seller is necessary to authorize the consummation by Seller of the Transactions.

                  Section 4.2 Binding Agreement. This Agreement has been duly executed and delivered by Seller and, assuming due and valid authorization, execution and delivery thereof by Purchaser and Purchaser's Subsidiary, this Agreement is a valid and binding obligation of Seller enforceable against Seller in accordance with its terms, except (i) as limited by applicable bankruptcy, insolvency, reorganization, moratorium, fraudulent conveyance and other similar laws of general application affecting enforce ment of creditors' rights generally and (ii) the availability of the remedy of specific performance or injunctive or other forms of equitable relief may be subject to equitable defenses and would be subject to the discretion of the court before which any proceeding therefor may be brought.

                  Section 4.3 Organization; Qualification of Seller. Each of Seller and the Business Subsidiaries (i) is a legal entity duly organized, validly existing and in good standing under the laws of its state or country of incorporation; (ii) has full corporate power and authority to carry on the Business as it is now being conducted and to own the Business; and (iii) is duly qualified or licensed to do business as a foreign corporation in good standing in every jurisdiction in which the conduct of the Business requires such qualification or, if Seller or any Business Subsidiary is not so qualified in any such jurisdiction, it can become so qualified in such jurisdiction without any material adverse effect (including assessment of state taxes for prior years) upon its business and properties. Seller has heretofore made available to Purchaser and Purchaser's Subsidiary complete and correct copies of the certificate of incorporation and by-laws of Seller and the Business Subsidiaries as presently in effect or other organizational documents.

                  Section 4.4 Subsidiaries and Affiliates. Section 4.4 of the Disclosure Schedule sets forth the name, jurisdiction of incorporation or formation and authorized and outstanding capital of each Business Subsidiary and the jurisdictions in which each Business Subsidiary is qualified to do business. All the outstanding capital stock of each Business Subsidiary which is owned by Seller or an Affiliate of Seller is free and clear of all Encumbrances and all material claims or charges of any kind, and is validly issued, fully paid and nonassessable, and there are no outstanding options, rights or agreements of any kind relating to the issuance, sale or transfer of any capital stock or other equity securities of any such Business Subsidiary.

                  Section 4.5 Required Consents and Approvals; No Violations. Except as set forth on Section 4.5 of the Disclosure Schedule and except for the filings, permits, authorizations, Required Consents and approvals as may be required under, and other applicable requirements of, the Exchange Act, the HSR Act and state securities or blue sky laws, none of the execution, delivery or performance of this Agreement by Seller, the consummation by Seller of the Transactions or compliance by Seller with any of the provisions hereof will (i) conflict with or result in any breach of any provision of the certificate of incorporation, the by-laws or similar organizational documents of Seller or any Business Subsidiary, (ii) require any filing with, or permit, authorization, consent or approval of, any Governmental Entity or other Person (including, without limitation, consents from parties to loans, contracts, leases and other agreements to which Seller or any Business Subsidiary is a party), (iii) require any consent, approval or notice under, or result in a violation or breach of, or constitute (with or without due notice or the passage of time or both) a default (or give rise to any right of termination, amendment, cancellation or acceleration) under, any of the terms, conditions or provisions of any contract, agreement, arrangement or understanding to which Seller or any Business Subsidiary is a party or by which the Assets are bound, or (iv) violate any order, writ, injunction, decree, statute, rule or regulation applicable to each of Seller, the Business, the Assets, any Business Subsidiary or any of their properties or assets.

                  Section 4.6 Financial Statements. True and complete copies of the Financial Statements, together with the related auditors reports (if applicable), are included in Section 4.6 of the Disclosure Schedule. The Financial Statements have been prepared from, are in accordance with and accurately reflect, the books and records of Seller and its Subsidiaries, comply in all material respects with applicable accounting requirements, have been prepared in accordance with GAAP and, with respect to the Seller's Foreign Subsidiaries, with such generally accepted accounting principles as are applicable to each Foreign Subsidiary applied on a consistent basis during the periods involved (except as may be stated in the notes thereto) and fairly present the consolidated financial position and the consolidated results of operations and cash flows, if any (and changes in financial position, if any) of the Business and the Business Subsidiaries as of the times and for the periods referred to therein (subject, in the case of unaudited statements, to normally recurring year-end audit adjustments which are not material either individually or in the aggregate). The June 30, 2000 Balance Sheet has been prepared from, is in accordance with and accurately reflects, the books and records of Seller and its Subsidiaries with respect to the Business, complies in all material respects with applicable accounting requirements, has been prepared in accordance with GAAP applied on a consistent basis during the periods involved (except as may be stated in the notes thereto) and fairly presents the consolidated financial position of the Business and the Business Subsidiaries as of the times and for the periods referred to therein (subject, in the case of unaudited statements, to normally recurring year-end audit adjustments which are not material either individually or in the aggregate). The balance sheets prepared for each of the Seller's Foreign Subsidiaries (the "Foreign Subsidiaries Balance Sheets") have been prepared from, are in accordance with and accurately reflect, the books and records of each of the Seller's Foreign Subsidiaries with respect to the Business, comply in all material respects with applicable accounting requirements applied on a consistent basis during the periods involved (except as may be stated in the notes thereto) and fairly present the financial position of each of the Seller's Foreign Subsidiaries as of the times referred to therein pursuant to applicable accounting requirements (subject, in the case of unaudited statements, to normally recurring year-end audit adjustments which are not material either individually or in the aggregate).

                  Section 4.7 Books and Records. The books of account, minute books, stock record books and other records of Seller relating to the Business and the Business Subsidiaries are complete and correct in all material respects and have been maintained in accordance with sound business practices, including the maintenance of an adequate system of internal controls. The minute books of the Business Subsidiaries contain accurate and complete records of all meetings of, and corporate action taken by, the shareholders and directors of such subsidiaries and no meeting of the shareholders or boards of directors of such subsidiaries has been held for which minutes have not been prepared and are not contained in such minute books. True and complete copies of all minute books and all stock record books of each Business Subsidiary have heretofore been delivered to Purchaser.

                  Section 4.8 No Undisclosed Liabilities. Except (a) as disclosed in the Financial Statements, (b) Section 4.8 of the Disclosure Schedule and (c) for liabilities and obligations incurred in the ordinary course of business and consistent with past practice since June 30, 2000, neither the Business nor any Business Subsidiary has any liability or obligation of any nature, (including, without limitation, any direct or indirect indebtedness, guaranty, endorsement, claim, loss, damage, deficiency, cost, expense, obligation or responsibility, fixed or unfixed, known or unknown, asserted or unasserted, liquidated or unliquidated, secured or unsecured) that has, or would be reasonably likely to have, a Material Adverse Effect.

                  Section 4.9 Accounts Receivable. All Accounts Receivable of the Business, whether reflected in the June 30, 2000 Balance Sheet or otherwise, represent sales actually made in the ordinary course of business. Subject to the reserve shown on the June 30, 2000 Balance Sheet, each of the Accounts Receivable to be included in the Assets will be collected in full, within two hundred and forty days from the Closing Date. Amounts uncollected two hundred and forty days from the Closing Date will be setoff against the Nevada Loan as provided for in Sections 2.7 and 9.8 hereof.

                  Section 4.10       Material Contracts.
                                     ------------------

                           (a) Section  4.10(a) of the Disclosure  Schedule sets
forth the follow ing, including any legally binding oral agreements or arrangements covered by the following:

         1. each agreement that materially or adversely affects or materially restricts the freedom of Seller to compete in its lines of business or with any Person or in any geographical area, for any length of time, or otherwise to conduct its business as pres ently conducted or materially and adversely affect or materially restrict, the business, operations, assets, properties or condition (financial or other) of the Business as currently conducted;

         2. each collective bargaining or union contract or agreement and each employment or severance contract or agreement of Seller which constitutes a part of the Assets related to an employee of the Business;

         3. each contract or agreement for the receipt of maintenance, consulting or other services which constitutes a part of the Assets, except those contracts or agreements terminable without penalty on thirty (30) or fewer days' notice or those involving the re ceipt or payment of less than $50,000 per year;

         4. each contract or agreement for the purchase of equipment, materials or supplies which constitutes a part of the Assets, except those contracts or agreements terminable without penalty on thirty (30) or fewer days' notice or those involving the receipt or payment of less than $50,000 per year;

         5. each contract or agreement with any employee or third party which constitutes a part of the Assets which is not terminable without penalty on thirty (30) or fewer days' notice;

         6. other than this Agreement, each agreement for the acquisition or disposition of Assets other than sale of inventory in the ordinary course of business;

         7. all leases and loans, capitalized or other, for Assets which are leased, or owned, by Seller and which are not Retained Liabilities;

         8. each indemnification agreement entered into by Seller in the last two years from the date hereof which constitutes a part of the Assets and each such agreement entered into prior thereto if Seller has any continuing obligations to perform services thereunder;

         9. each agreement which involves the receipt or payment of more than $50,000 which constitutes a part of the Assets per year and (i) is not terminable without Liability, penalty or premium (whether imposed by contract, law, regulation or otherwise) on thirty (30) or fewer days' notice or (ii) has an unexpired term of over one year; and

         10. each agreement, warranty, contract, or lease involving more than $20,000 relating to any of the Assets.

                           (b)  Seller has made  available  to  Purchaser  true,
correct and complete copies of all agreements set forth in Section 4.10(a) of the Disclosure Schedule (the "Material Contracts").

                           (c)  Except as set forth in  Section  4.10(c)  of the
Disclosure Sched ule, each Material Contract is in full force and effect, has not been modified or amended and constitutes the legal, valid and binding obligation of Seller or its Subsidiaries, as the case may be, as a party thereto, in accordance with the terms of such agreement. To the Knowledge of Seller or Business Subsidiary, each Material Contract is a legal, valid and binding obligation of the other party or parties to such Material Contract. In the past twelve months, Seller or Business Subsidiary have not given or received a notice of default under (whether oral or written) or had any material dispute with respect to any Material Contract.

                  Section 4.11 Absence of Certain Changes. Except as set forth in Section 4.11 of the Disclosure Schedule, since the Balance Sheet Date, the Business and each Business Subsidiary has been conducted only in the ordinary and usual course consistent with past practice, and neither Seller (with respect to the Assets), the Business nor any Business Subsidiary has or could reasonably be expected to have:

                           (a) suffered any Material Adverse Effect;

                           (b)  except as set forth in  Section  4.11(b)  of the
Disclosure Schedule, incurred any liability or obligation (absolute, accrued, contingent or otherwise) except items incurred in the ordinary course of business and consistent with past practice, none of which exceeds $50,000 (counting obligations or liabilities arising from one transaction or a series of similar transactions, and all periodic installments or payments under any lease or other agreement providing for periodic installments or payments, as a single obligation or liability), or increased, or experienced any change in any assumptions underlying or methods of calculating, any bad debt, contingency or other reserves;

                           (c)  except as set forth in  Section  4.11(c)  of the
Disclosure Sched ule, paid, discharged or satisfied any claim, liability or obligation (whether absolute, accrued, contingent or otherwise) other than the payment, discharge or satisfaction in the ordinary course of business and consistent with past practice of liabilities and obligations reflected or reserved against in the June 30, 2000 Balance Sheet or incurred in the ordinary course of business and consistent with past practice since the Balance Sheet Date;

                           (d)  permitted  or  allowed  any of its  property  or
assets (real, personal or mixed, tangible or intangible) to be subjected to any mortgage, pledge, lien, security interest, encumbrance, restriction or charge of any kind, except for liens for current taxes not yet due, except as set forth in
Section 4.11(d) of the Disclosure Schedule;

                           (e)  except as set forth in  Section  4.11(e)  of the
Disclosure Sched ule, written down the value of any inventory (including write-downs by reason of shrinkage or mark-down) or written off as uncollectible any notes or accounts receivable, except for immaterial write-downs and write-offs in the ordinary course of business and consistent with past practice;

                           (f)  except as set forth in  Section  4.11(f)  of the
Disclosure Sched ule, cancelled any debts or waived any claims or rights of substantial value;

                           (g) sold,  transferred,  or otherwise disposed of any
of its properties or assets (real, personal or mixed, tangible or intangible), except in the ordinary course of business and consistent with past practice;

                           (h)  except as set forth in  Section  4.11(h)  of the
Disclosure Sched ule, disposed of or permitted to lapse any rights to the use of any Intellectual Property, or disposed of or disclosed to any Person other than representatives of Purchaser any trade secret, formula, process, know-how or other Intellectual Property not theretofore a matter of public knowledge;

                           (i)  except as set forth in  Section  4.11(i)  of the
Disclosure Schedule, granted any general increase in the compensation of officers or employees of the Business (including any such increase pursuant to any bonus, pension, profitsharing or other plan or commitment) or any other increase in the compensation payable or to become payable to any officer or employee of the Business, and no such increase is customary on a periodic basis or required by agreement or understanding;

                           (j)  except as set forth in  Section  4.11(j)  of the
Disclosure Schedule, made any single capital expenditure or commitment in excess of $50,000 for additions to property, plant, equipment or intangible capital assets or made aggregate capital expenditures and commitments in excess of $100,000 (on a Business-wide basis) for additions to property, plant, equipment or intangible capital assets;

                           (k)  declared,  paid or set  aside  for  payment  any
dividend or other distribution in respect of its capital stock, except dividends with respect to Seller's capital stock in property which does not constitute a part of the Assets or in cash;

                           (l) made any  change in any method of  accounting  or
accounting practice; or

                           (m) paid,  loaned or advanced any amount to, or sold,
transferred or leased any properties or assets (real, personal or mixed, tangible or intangible) to, or entered into any agreement or arrangement with, any of its officers or directors or any Affiliate or Associate of any of its officers or directors except for compensation to officers at rates not exceeding the rates of such fees and compensation paid during the year ended December 31, 1999.

                  Section 4.12       Title to Assets; Encumbrances.
                                     -----------------------------

                  Except for property having an aggregate book value not in excess of $100,000 sold since the Balance Sheet Date in the ordinary course of business and consistent with past practice and except for inventory sold in the ordinary course of business, Seller and each Business Subsidiary has good, valid and marketable title to all the Assets that each of them purports to own (tangible and intangible) free and clear of all Encumbrances, including all the properties and assets reflected in the June 30, 2000 Balance Sheet, and all such material properties and assets purchased by Seller for the use and benefit of the Business or by any Business Subsidiary since the date of the June 30, 2000 Balance Sheet, which subsequently acquired personal properties and assets (other than inventory and short term investments) are listed in Section 4.12 of the Disclosure Schedule. The rights, properties and other assets to be conveyed to Purchaser pursuant hereto include all rights, properties and other assets used by Seller to conduct the Business or necessary to permit Purchaser to conduct the Business after the Closing in all material respects in the same manner as such business has been conducted by Seller prior to the date hereof.

                  Section 4.13       Real Property.
                                     -------------

                           (a) Section  4.13(a) of the Disclosure  Schedule sets
forth a complete list and the location of all Real Property. True and complete copies of (i) all deeds, title insurance policies, if any, and surveys relating to the Real Property and in the case of surveys to the extent such surveys are in the possession of Seller or its Subsidiaries and (ii) all documents evidencing all Encumbrances upon the Real Property to the extent they are in the possession of Seller have heretofore been or will be furnished to Purchaser. There are no proceedings, claims, disputes or conditions affecting any Real

Property that might curtail or interfere with the use of such property. Neither the whole nor any portion of the Real Property nor any other Asset is subject to any governmental decree or order to be sold or is being condemned, expropriated or otherwise taken by any public authority with or without payment of compensation therefor, nor to the Knowledge of Seller has any such condemnation, expropriation or taking been proposed. Neither Seller nor any Business Subsidiary is a party to any lease, assignment or similar arrangement under which Seller or any Business Subsidiary is a lessor, assignor or otherwise makes available for use by any third party any portion of the Real Property.

                           (b) Neither  Seller nor any Business  Subsidiary  has
received any notice of, or other writing referring to, any requirements or recommendations by any insurance company that has issued a policy covering any part of the Real Property or by any board of fire underwriters or other body exercising similar functions, requiring or recommending any repairs or work to be done on any part of the Real Property, which repair or work has not been completed.

                           (c) Seller has obtained all appropriate  certificates
of occupancy, licenses, easements and rights of way, including proofs of dedication, required to use and operate the Real Property in the manner in which the Real Property is currently being used and operated. True and complete copies of all such certificates, permits and licenses to the extent they are in the possession of Seller or its Subsidiaries have heretofore been furnished to Purchaser. Each of Seller (with respect to the Business) and each Business Subsidiary has all approvals, permits and licenses (including any and all environmental permits) necessary to own or operate the Real Property as currently owned and operated, and no such approvals, permits or licenses will be required, as a result of the Transac tions, to be issued after the date hereof in order to permit Purchaser and the Business Subsidiaries, following the Closing, to continue to own or operate the Real Property in the same manner as heretofore, other than any such approvals, permits and licenses that are ministerial in nature and are normally issued in due course upon application therefore without further action by the applicant.

                  Section 4.14 Leases. Section 4.14(a) of the Disclosure Schedule contains an accurate and complete description of the terms of each Lease. A true and complete copy of each Lease has heretofore been delivered to Purchaser. Each Lease is valid, binding and enforceable upon Seller and to the Knowledge of Seller upon the other party thereto in accordance with its terms and is in full force and effect. To the Knowledge of Seller, the leasehold estate created by each Lease is free and clear of all Encumbrances. There are no existing defaults by Seller or to the Knowledge of Seller by any Business Subsidiary, under any of the Leases. No event has occurred that (whether with or without notice, lapse of time or the happening or occurrence of any other event) would constitute a default under any Lease. Seller has no reason to believe that any lessor under any Lease will not consent (where such consent is necessary) to the consummation of the Transactions without requiring any modification of the rights or obligations of the lessee thereunder.

                  Section  4.15  Plant  and  Equipment.  Except  as set forth in
Section 4.15 of the Disclosure Schedule, the plants, structures and equipment owned or used by the Business and each Seller's Domestic Subsidiary and to the Knowledge of Seller with respect to the Seller's Foreign Subsidiaries, have no known defects and, to the Knowledge of Seller are in good operating condition and repair and are adequate for the uses to which they are being put. To the Knowledge of Seller, none of such plants, structures or equipment are in need of maintenance or repairs except for ordinary, routine maintenance and repairs which are not material in nature or cost. Neither Seller (with respect to the Business) nor any Seller's Domestic Subsidiary, nor to Seller's Knowledge with respect to the Seller's Foreign Subsidiaries, has received notification that it is in violation of any applicable building, zoning, health or other law, ordinance or regulation in respect of its stores, plants or structures or their operations or the Real Property.

                  Section 4.16       Environmental Matters.
                                     ---------------------

                           (a) Seller  (with  respect to the  Business)  and the
Seller's Domestic Subsidiaries, and to Seller's Knowledge the Seller's Foreign Subsidiaries, are in material compliance with all Environmental Laws. Such compliance includes, but is not limited to, the possession by Seller and each of the Business Subsidiaries of all permits and other governmental authorizations required under all applicable Environmental Laws, and compliance with the terms and conditions thereof. Each permit and other governmental authorization currently held by Seller (with respect to the Business) and each of the Business Subsidiaries pursuant to the Environmental Laws is specifically identified in
Section 4.16(a) of the Disclosure Schedule.

                           (b)  Except as set forth in  Section  4.16(b)  of the
Disclosure Sched ule, neither Seller (with respect to the Business) nor the Seller's Domestic Subsidiaries, nor to Seller's Knowledge the Seller's Foreign Subsidiaries, has received any communica tion (written or oral), whether from a Governmental Entity, citizens group, employee or otherwise, that alleges that

Seller (with respect to the Assets), or any of the Business Subsidiaries is not in full compliance with any Environmental Laws. Seller has delivered to Purchaser prior to the execution of this Agreement all information that is in the possession of or reasonably available to Seller, the Business or the
Business Subsidiaries regarding environmental matters pertaining to, or the environmental condition of, the businesses of Seller and the Business Subsidiaries or the compliance (or non-compliance) by the Business or any of the Business Subsidiaries with any Environmental Laws.

                           (c)  There is no  Environmental  Claim by any  Person
that is pending or threatened against Seller, the Business or any of the Seller's Domestic Subsidiaries or to Seller's Knowledge against the Seller's
Foreign   Subsidiaries,   or  against  any  Person  whose   liability   for  any
Environmental Claim Seller (with respect to the Business) or any Business Subsidiary has retained or assumed either contractually or by operation of law.

                           (d)  Except as set forth in  Section  4.16(d)  of the
Disclosure Sched ule, there are no past or present actions, activities, circumstances, conditions, events or incidents, including the release, emission, discharge, presence or disposal of any Materials of Environmental Concern, that could form the basis of any Environmental Claim against Seller (with respect to the Business) or any Seller's Domestic Subsidiary or, to the Knowledge of Seller, against any Person whose liability for any Environmental Claim Seller (with respect to the Business) or any Business Subsidiary has retained or assumed either contractually or by operation of law.

                           (e) Without in any way limiting the generality of the
foregoing, (i) all on-site and off-site locations where the Business or any Business Subsidiary, other than the Seller's Foreign Subsidiaries, has (previously or currently) stored, disposed or arranged for the disposal of Materials of Environmental Concern are specifically identified in Section 4.16(e) of the Disclosure Schedule, (ii) to Seller's Knowledge all on- site and off-site locations where any Seller's Foreign Subsidiary has (previously or currently) stored, disposed or arranged for the disposal of Materials of Environmental Concern are specifically identified in Section 4.16(e) of the Disclosure Schedule, (iii) all underground storage tanks, and the capacity and contents of such tanks, located on any property owned, leased, operated or controlled by Seller for the use or benefit of the Business or by any Business Subsidiary are specifically identified in Section 4.16(e) of the Disclosure Schedule, (iv) to Seller's Knowledge there is no asbestos contained in or forming part of any building, building component, structure or office space owned, operated or controlled by the Business or any Business Subsidiary and (v) to Seller's Knowledge no PCBs or PCB-containing items are used or stored at any property owned, operated or controlled by Seller for the benefit of the Business or by any Business Subsidiary.

                           (f) Seller has  provided to  Purchaser a copy of each
assessment,  report,  datum,  result  of  investigations  or  audit,  and  other information that is in the possession of or reasonably available to Seller or any Subsidiary regarding environmental matters pertaining to or the environmental condition of the Business, or the compliance (or noncompliance) by Seller (with respect to the Business) or any Business Subsidiary with any Environmental Laws.

                           (g)  Except as set forth in  Section  4.16(g)  of the
Disclosure Sched ule, none of Seller (with respect to the Business) nor any Business Subsidiary is subject to any Environmental Laws requiring (i) the performance of site assessment for Materials of Environmental Concern, (ii) the removal or remediation of Materials of Environmental Concern, (iii) the giving of notice to, or receiving the approval of, any Governmental Entity or (iv) the recording or delivery to any other Person of any disclosure document or statement pertaining to environmental matters by virtue of the Transactions or as a condition to the effectiveness of any of the Transactions.

                  Section 4.17       Contracts and Commitments.
                                     -------------------------

                           (a)  Except  as set  forth  in  Section  4.17  of the
Disclosure Schedule, no person has any agreement, option, understanding or commitments or any right or privilege (whether by law, preemptive or contractual) capable of becoming an agreement, option or commitment, for the purchase or other acquisition from Seller of the Business or any Business Subsidiary.

                           (b) Neither the Business nor any Business  Subsidiary
has any agreements, contracts, commitments or restrictions which require the making of any charitable contribution.

                           (c)  Except  as set  forth  in  Section  4.17  of the
Disclosure Schedule, no material purchase contracts or commitments of the Business or any Business Subsidiary continue for a period of more than twelve
(12) months or are in excess of the normal, ordinary and usual requirements of business.

                           (d)  Except  as set  forth  in  Section  4.17  of the
Disclosure Schedule, neither the Business nor any Business Subsidiary has any outstanding contracts with directors, officers, employees, agents, consultants, advisors, salesmen, sales representa tives, distributors or dealers that are not cancellable by it on notice of not longer than thirty (30) days and without liability, penalty or premium or any agreement or arrangement providing for the payment of any bonus or commission based on sales or earnings.

                           (e)  Except  as set  forth  in  Section  4.17  of the
Disclosure Schedule, neither the Business nor any Business Subsidiary has any employment agreement, or any other agreement that contains any severance or termination pay liabilities or obligations other than deferred compensation obligations set forth in Section 2.3(a)(iv) of the Disclosure Schedule.

                           (f)  Except  as set  forth  in  Section  4.17  of the
Disclosure Schedule, neither Seller (with respect to the Business) nor any Business Subsidiary is in material default under or in violation of, nor is there any valid basis for any claim of default under or violation of, any contract, commitment or restriction to which it is a party or by which it is bound which defaults and violations in the aggregate would have a Material Adverse Effect upon the Business.

                           (g)  Except  as set  forth  in  Section  4.17  of the
Disclosure Schedule, neither Seller nor any Business Subsidiary has any employee to whom it is paying compensation at the annual rate of more than $100,000 for services rendered.

                           (h)  Except  as set  forth  in  Section  4.17  of the
Disclosure Schedule, neither Seller (with respect to the Assets) nor any Business Subsidiary is restricted by agreement from carrying on its business anywhere in the world.

                           (i)  Neither the Seller nor any  Business  Subsidiary
has outstanding any agreement to acquire any debt obligations of others.

                           (j)  Except  as set  forth  in  Section  4.17  of the
Disclosure   Schedule,   no  Business  Subsidiary  has  any  power  of  attorney
outstanding or any obligations or liabilities (whether absolute, accrued, contingent or otherwise), as guarantor, surety, co- signer, endorser, co-maker, indemnitor or otherwise in respect of the obligation of any Person, corporation, partnership, joint venture, association, organization or other entity.

                  Section 4.18 Customers and  Suppliers.  Except as set forth in
Section 4.18 of the Disclosure Schedule, there has not been a Material Adverse Effect because of a change in the business relationship of the Business with any customer who accounted for more than 5% of the Business' sales (on a consolidated basis) during the period from July 1, 2000 to October 30, 2000, or with any supplier from whom the Business purchased more than 5% of the goods or services (on a consolidated basis) which it purchased during the same period. Except as set forth in Section 4.18 of the Disclosure Schedule, since January 1, 2000, no material licensor or licensee of the Business has cancelled or otherwise modified its relationship with the Business and, to the Knowledge of Seller, (a) no such Person has any intention to do so and (b) the consummation of the Transactions will not have a Material Adverse Effect on any such relationship.

                  Section 4.19 Insurance. Section 4.19 of the Disclosure Schedule sets forth (a) a true and complete list and description of all insurance policies, other insurance arrangements and other contracts or arrangements for the transfer or sharing of insurance risks by the Business or the Business Subsidiaries in force on the date hereof with respect to the business or assets of Business or the Business Subsidiaries, together with a statement of the aggregate amount of claims paid out, and claims pending, under each such insurance policy or other arrangement through the date hereof and (b) a description of such risks which Business (with respect to the Business) or the Business Subsidiaries, or the Board of Directors or officers thereof, have designated as being self-insured. The Business and the Business Subsidiaries have policies of insurance issued by an insurer that Seller believes is financially sound and reputable of the type and in amounts Seller believes is customarily carried by Persons conducting businesses or owning assets similar to those of the Business. All such policies are in full force and effect, all premiums due thereon have been paid and the Business and the Business Subsidiaries are otherwise in compliance in all material respects with the terms and provisions of such policies. Furthermore, (a) neither the Business nor any Business Subsidiary has received any notice of cancellation or non-renewal of any such policy or arrangement nor is the termination of any such policies or arrangements threatened, (b) there is no claim pending under any of such policies or arrangements as to which coverage has been questioned, denied or disputed by the underwriters of such policies or arrangements, (c) neither the Business nor any Business Subsidiary has received any notice from any of its insurance carriers that (i) any insurance premiums will be increased in the future or (ii) that any insurance coverage presently provided for will not be available to the Business or any Business Subsidiary in the future on substantially the same terms as now in effect or (iii) any claims have been denied by the insurer and no such notice is expected to be received and (d) none of such policies or arrangements provides for any retrospective premium adjustment, experienced-based liability or loss sharing arrangement affecting the Business. A true and complete list of all outstanding claims for medical expenses in excess of $10,000 made by or with respect to any single employee of the Business is set forth in Section 4.19 of the Disclosure Schedule.

                  Section 4.20 Casualties. Since the Balance Sheet Date Seller has not been affected in any way as a result of flood, fire, explosion or other casualty which would have a Material Adverse Effect (whether or not material and whether or not covered by insurance). Seller is not aware of any circumstance which is likely to cause it to suffer any material adverse change in its business, operations or prospects, other than general economic conditions and typical industry risks.

                  Section 4.21 Litigation. Except as set forth in Section 4.21 of the Dis closure Schedule, there is no action, claim, charge, audit, suit, inquiry, proceeding or investigation by or before any court or governmental or other regulatory or administrative agency or commission pending or to the Knowledge of Seller threatened against or involving the Business, or which questions or challenges the validity of this Agreement or any action taken or to be taken by Seller or any Business Subsidiary pursuant to this Agreement or in connection with the Transactions; and to the Knowledge of Seller there is no valid basis for any such action, proceeding or investigation. Neither Seller nor any Business Subsidiary is subject to any judgment, order or decree which may have an a Material Adverse Effect on the Assets or on Seller's ability to acquire any property or conduct its business in any area.

                  Section 4.22 Compliance with Laws; Permits and Licenses. (a) Seller and the Seller's Domestic Subsidiaries, and to Seller's Knowledge with respect to the Seller's Foreign Subsidiaries, have complied, in a timely manner and in all material respects with all laws, rules and regulations, ordinances, judgments, decrees, orders, writs and injunctions of all United States federal, state, local, foreign governments and agencies thereof that affect the business, properties or assets of the Business or the Assets, and to the Knowledge of Seller there are no circumstances that, if not remedied or modified, would prevent or materially interfere with such compliance.

                           (b) Seller and the  Seller's  Domestic  Subsidiaries,
and to Seller's Knowledge with respect to the Seller's Foreign Subsidiaries, have in effect, have obtained and will continue to obtain and renew until the Closing Date, all Permits necessary to conduct the Business as it is presently being conducted in accordance with the ordinances, rules, requirements and regulations of any Governmental Entity having jurisdiction over its properties or activities, and there has occurred no default under any such Permit, and to the Knowledge of Seller there are no Permits or licences that, if not obtained, would prevent or materially interfere with the conduct of the Business as it is presently being conducted. A list of all Permits necessary to conduct the Domestic Business is attached hereto as Section 4.22(b) of the Disclosure Schedule.

                           (c)  Without  limiting  the  foregoing,  neither  the
operations of the Business, nor the Seller's Domestic Subsidiaries nor, to the Knowledge of Seller, the Seller's Foreign Subsidiaries, violate or fail to comply in any material respect with applicable health, fire, safety, zoning or building codes, laws or ordinances, rules or regulations; (ii) Seller has not received any notice not heretofore complied with or in the process of being complied with, from any Governmental Entity having jurisdiction over its properties or activities, or any insurance or inspection body, that its operations or any of its properties, facilities, equipment, or business procedures or practices fail to comply in all material respects with any Applicable Law, ordinance, regulation, building or zoning law, or requirement of any public authority or body; and (iii) there are no pending or, to the Knowledge of Seller, threatened actions or proceedings by any Governmental Entity alleging violations in any material respect of such codes, laws or ordinances.

                  Section 4.23       Employee Benefit Plans.
                                     ----------------------

                           (a)  Section  4.23(a)  of  the  Disclosure   Schedule
contains a true and complete list of all Plans (other than oral or at will employment agreements that may be terminated at any time without liability). Neither Seller nor any Subsidiary nor any ERISA Affiliate has any commitment or formal plan, whether legally binding or not, to create any additional employee benefit plan or modify or change any existing Plan that would affect any employee or former employee of the Business or any Business Subsidiary.

                           (b) Seller has  heretofore  delivered  to Purchaser a
true and complete copy of each Plan (other than oral or at will employment agreements that may be terminated at any time without liability) and any amendments thereto (or if a Plan is not a written Plan, a description thereof), each agreement creating or modifying any related trust or other funding vehicle, the most recent annual report or summary required under ERISA or the Code and the most recent determination letter received from the Internal Revenue Service with respect to each Plan intended to qualify under Section 401 of the Code.

                           (c)  Neither  Seller  nor  any  ERISA  Affiliate  has
incurred any liability under Title IV of ERISA or Section 302 of ERISA that has not been satisfied in full and neither the Seller nor any ERISA Affiliate has maintained, sponsored or been required to make contributions to a Plan that is subject to Title IV or Section 302 of ERISA.

                           (d) Neither Seller (with respect to the Business) nor
any ERISA Affiliate, nor any Plan, nor any trust thereunder, nor to Seller's Knowledge any trustee or administrator thereof has engaged in a transaction with respect to a Plan pursuant to which either a civil penalty under Section 409 or
Section 502(i) of ERISA or a tax under Section 4975 or 4976 of the Code could be imposed on Purchaser, Purchaser's Subsidiary or any Seller's Purchased Subsidiary.

                           (e) Each Plan which  covers  employees  of any Seller
Purchased Subsidiary has been operated and administered in all material respects in accordance with its terms and Applicable Law, including ERISA and the Code.

                           (f) Each Plan which  covers  employees  of any Seller
Purchased Subsidiary intended to be "qualified" within the meaning of Section 401(a) of the Code is so qualified, and the trusts maintained thereunder are exempt from taxation under Section 501(a) of the Code. Each Plan intended to satisfy the requirements of Section 501(c)(9) has satisfied such requirements.

                           (g)   No    Plan    provides    medical,    surgical,
hospitalization or death benefits (whether or not insured) for employees or former employees of the Seller's Purchased Subsidiaries for periods extending beyond their retirement or other termination of service, other than (i) coverage mandated by Applicable Law, (ii) death benefits under any "pension plan," or
(iii) benefits the full cost of which is borne by the current or former employee (or his beneficiary).

                           (h) Neither Purchaser, Purchaser's Subsidiary nor any
Seller's Purchased Subsidiary will as a result of the consummation of the Transactions be liable to any current or former employee of the Business or any Business Subsidiary for severance pay, unemployment compensation or any other payment related to termination of employment or consummation of the Transactions, except as expressly provided in this Agreement or, in the case of Seller's Foreign Subsidiaries, under Applicable Law. The consummation of the Transactions will not, either alone or in combination with another event, accelerate the time of payment or vesting, or increase the amount of any compensation under any Plan which covers employees of Seller of any Seller's Purchased Subsidiary.

                           (i) Except for routine claims for benefits, there are
no pending, threatened or anticipated claims with respect to any Plan, by any employee of Seller's Purchased Subsidiaries.

                           (j) With  respect  to each  Plan  that is  sponsored,
maintained or contributed to by a Seller's Purchased Subsidiary or with respect to which and any Seller's Purchased Subsidiary is obligated or liable and that is not subject to United States law (each, a "Foreign Plan"):

                                   (i) all employer  and employee  contributions
         to each Foreign Plan required by law or by the terms of such Foreign Plan have been made, or, if applicable, accrued, in accordance with normal accounting practices;

                                   (ii) the fair  market  value of the assets of
         each funded Foreign Plan, the liability of each insurer for any Foreign Plan funded through insurance or the book reserve established for any Foreign Plan, together with any accrued contributions, is sufficient to procure or provide for the accrued benefit obligations, as of the Closing Date, with respect to all current and former participants in such plan according to the actuarial assumptions and valuations most recently used to determine employer contributions to such Foreign Plan and no transaction contemplated by this Agreement shall cause such assets or insurance obligations to be less than such benefit obligations; and there has been no material change in the financial condition of any funded Foreign Plan from that shown in the last annual or actuarial report;

                                   (iii)  each  Foreign  Plan   required  to  be
         registered has been registered, has been maintained in good standing with applicable regulatory authorities and has been operated in accordance with applicable law; and no event has occurred which will or could give rise to deregistration or proceedings being commenced in respect of any Foreign Plan under any Applicable Law;

                                   (iv)  there  are no  pending,  threatened  or
         anticipated claims under any Foreign Plan and there has been no act or omission which has given or may give rise to fines, penalties, taxes or related charged under any Applicable Law; and

                                   (v) The  representations  and  warranties set
         forth in this Section 4.23 with respect to any Seller's Purchased Subsidiary not organized under the laws of the United States or any State thereof shall be given to the best of the Knowledge of Seller.


                  Section 4.24       Taxes

                           (a) All material Tax Returns  required to be filed on
or prior to the Closing Date by or with respect to the Assets or the operations or the income of Seller and its Subsidiaries have, within the time and manner prescribed by law, been duly filed with the appropriate tax authorities. All such Tax Returns are true, correct, and complete in all material respects and all Taxes shown to be due on such Tax Returns have been paid. Seller and its Subsidiaries have timely paid or caused to be paid all Taxes required to be paid or have made adequate reserves therefor for all taxable years or periods ending on or before the Closing Date and for the portion of the taxable year or period through and including the Closing Date in the case of any Straddle Period.

                           (b) There are no  Encumbrances  for Taxes upon any of
the Assets or upon the stock of any Seller's Purchased Subsidiary or upon the assets or properties of any Seller's Purchased Subsidiary except for statutory liens for Taxes not yet due.

                           (c)  Each  Seller's  Purchased  Subsidiary  (i)  have
prepared in good faith and duly and timely filed all material Tax Returns required to be filed by any of them and all such filed Tax Returns are complete and accurate in all respects, (ii) have paid all Taxes that are required to be paid on or prior to the Closing Date or that any Seller's Purchased Subsidiary is obligated to withhold on or prior to the Closing Date from amounts owing to any employee, creditor or third party, except with respect to matters contested in good faith or adequately reserved on the books of the Seller's Purchased Subsidiary, and (iii) have not waived any statute of limitations with respect to Taxes or agreed to any extension of time with respect to a Tax assessment or deficiency;

                           (d) There are not  pending or  threatened  in writing
any audits, examinations, investigations or other proceedings in respect of Taxes or Tax matters of any Seller's Purchased Subsidiary. The Tax Returns of each Seller's Purchased Subsidiary for the taxable periods ended before January 1, 1995 have been examined by the appropriate Governmental Entity (or the applicable statute of limitations for the assessment of Taxes for such periods has expired). A list of all audits, examinations or investigations commenced or completed with respect to any Seller's Purchased Subsidiary with respect to taxable periods ending after December 31, 1994 is set forth in Section 4.24(d) of the Disclosure Schedule;

                           (e) No Seller's  Purchased  Subsidiary is a party to,
is bound by, or has any obligation under, any Tax sharing agreement, Tax indemnification agreement or similar contract or arrangement, and no Seller's Purchased Subsidiary has any potential liability or obligation to any person as a result of, or pursuant to, any such agreement, contract or arrangement;

                           (f) No power of attorney  has been granted by or with
respect any Business Subsidiary with respect to any matter relating to Taxes;

                           (g) No Seller's  Purchased  Subsidiary  is a party to
any agreement, plan, contract or arrangement (whether oral or in writing) that would result, separately or in the aggregate, in the payment of any "excess parachute payments" within the meaning of Section 280G of the Code or any similar provision of state, local or foreign law;

                           (h) All  material  Tax  deficiencies  which have been
claimed, proposed or asserted against any Seller's Purchased Subsidiary have been fully paid or finally settled, and no issue has been raised in any examination by any Tax authority, which, by application of similar principles, could reasonably be expected to result in the proposal or assertion of a material Tax deficiency for another year not so exam ined;

                           (i)  No  Seller's  Purchased  Subsidiary  has  been a
member of any affiliated group within the meaning of Section 1504 of the Code (or similar state, local, or foreign filing group).

                           (j)  Each of  Seller's  Purchased  Subsidiaries  have
receipts or other appropriate documentation for all material foreign taxes, charges, fees, levies or other assessments paid or accrued from January 1, 1994;

                           (k)  With   respect   to  each   Seller's   Purchased
Subsidiary that is classified as a partnership for United States federal income tax purposes or any Asset that is an interest in an entity that is classified as a partnership for United States federal income tax purposes, (i) each such partnership has complied with all applica ble requirements of the Code, including but not limited to the registration and investor list requirements applicable to tax shelters; (ii) all partnership allocations comply with the requirements of Section 704 of the Code and (iii) the capital account with respect to any interest in such partnership being acquired hereunder or owned by any Seller Purchased Subsidiary does not have a deficit balance that is required to be restored;

                           (l) Other  than any Tax  Returns  which  have not yet
been required to be filed, Seller has made available to Purchaser true and correct copies of the United States federal income Tax Return and any material state, local or foreign Tax Return filed by each Seller's Purchased Subsidiary for each of the taxable years ended December 31, 1997, 1998, and 1999;

                           (m) Section  4.24(m) of the Disclosure  Schedule sets
forth (i) all material elections with respect to Taxes of each Seller's Purchased Subsidiary and (ii) all foreign, state and local jurisdictions in which any Seller's Purchased Subsid iary is or has been subject to Tax and each material type of Tax payable in such jurisdiction during the taxable years ended December 31, 1999 and 2000;

                           (n) Seller has previously delivered or made available
to Purchaser complete and accurate copies of each of (i) all material audit reports, letter rulings, technical advice memoranda, and similar documents issued by a governmen tal authority from December 31, 1997 relating to the United States federal, state, local or foreign Taxes due from or with respect to any Seller's Purchased Subsidiary and (ii) any closing agreements entered into by any Seller's Purchased Subsidiary with any Tax authority in each case existing on the date hereof. Seller will deliver to Purchaser all materials with respect to the foregoing for all matters arising after the date hereof.

                           (o) No Seller's  Purchased  Subsidiary is required to
include in income any adjustment pursuant to Section 481(a) of the Code (or any similar provision of state, local or foreign law) by reason of any voluntary change in account ing method (nor has any Governmental Entity proposed in writing any such adjust ment or change of accounting method).

                  Section 4.25 Intellectual Property.
                               ---------------------

                           (a) Section  4.25(a) of the Disclosure  Schedule sets
forth a true and complete list of all patents and patent applications, trademark registrations and applications, service mark registrations and applications, Computer Software, Copyright registrations and applications, material unregistered trademarks, service marks, Copyrights and Internet domain names used or held for use in connection with the Business or any Business Subsidiary, together with all licenses related to the foregoing, whether Seller, the Business or any Business Subsidiary is the licensee or licensor thereunder.

                           (b) Seller, a Seller's Domestic  Business  Subsidiary
or to Seller's Knowledge a Seller's Foreign Subsidiary is the sole and exclusive owner or valid licensee of all Business Intellectual Property, free and clear of all Encum brances.

                           (c) All patents,  registrations  and applications for
Intellectual Property that are owned by Seller, a Seller's Domestic Business Subsidiary or to Seller's Knowledge by a Seller's Foreign Subsidiary and are used in and are material to the conduct of the businesses of the Business and any Business Subsidiary as currently conducted (i) are valid, subsisting, in proper form and to the Knowledge of Seller are enforceable, and have been duly maintained, including the submission of all necessary filings and fees in accordance with the legal and administrative require ments of the appropriate jurisdictions and (ii) have not lapsed, expired or been abandoned, and no patent, registration or application therefor to the Knowledge of Seller is the subject of any opposition, interference, cancellation proceeding or other legal or governmental proceeding before any Governmental Entity in any jurisdiction.

                           (d)  Seller,   each  of  Seller's  Domestic  Business
Subsidiary or to Seller's Knowledge a Seller's Foreign Subsidiary own or has the valid right to use all of the Intellectual Property used by it or held for use by it in connection with its business. To the Knowledge of Seller, there are no conflicts with or infringements of any Business Intellectual Property by any third party. The conduct of the businesses of the Business, and any Business

Subsidiary as currently conducted to the Knowl edge of Seller, does not conflict with or infringe in any way on any proprietary right of any third party. There is no claim, suit, action or proceeding pending or, to the Knowledge of Seller, threatened against Seller, the Business or any Business Subsid iary (i) alleging any such conflict or infringement with any third party's proprietary rights or
(ii) challenging the ownership, use, validity or enforceability of the Business Intellectual Property.

                           (e) The Computer Software used by the Business or any
Business Subsidiary in the conduct of its business was either (i) developed by employees of Seller, the Business or Business Subsidiary within the scope of their employment, (ii) developed on behalf of Seller, the Business or any Business Subsid iary by a third party, and all ownership rights therein have been assigned or otherwise transferred to or vested in Seller or such Business Subsidiary, as the case may be, pursuant to written agreements or (iii) licensed or acquired from a third party pursuant to a written license, assignment, or other contract that is in full force and effect and of which none of Seller nor any Business Subsidiary is in material breach.

                           (f) All consents,  filings,  and authorizations by or
with Governmental Entities or third parties necessary with respect to the consummation of the Transactions, as they may affect the Intellectual Property, have been obtained.

                           (g) Neither  Seller nor any Business  Subsidiary  has
entered into any consent, indemnification, forbearance to sue, settlement agreement or cross- licensing arrangement with any Person relating to the Business Intellectual Property or, to the Knowledge of Seller, any Business Intellectual Property licensed by Seller for the use of the Business or licensed by any Business Subsidiary, or the Intellectual Property of any third party, except as contained in any license agreements listed in Section 4.25(g) of the Disclosure Schedule.

                           (h)  Neither   Seller,   any   Business   Subsidiary,
Purchaser's Subsidiary nor Purchaser is, nor will be as a result of the execution and delivery of this Agreement or the performance of its obligations under this Agreement, in breach of any license, sublicense or other agreement relating to the Business Intellectual Property, as long as the Required Consents set forth in Section 4.5 of the Disclosure Schedule are obtained.

                  Section 4.26 Labor Matters
                               -------------

                           (a)  There is no  labor  strike,  dispute,  corporate
campaign, slowdown, stoppage or lockout actually pending, or to the Knowledge of Seller, threatened against or affecting the Business or any Business Subsidiary, and during the past five years there has not been any such action.

                           (b) Neither Seller (with respect to the Business) nor
any Business Subsidiary is a party to or bound by any collective bargaining or similar agreement with any labor organization or work rules or practices agreed to with any labor organization or employee association applicable to employees of Seller or any Business Subsidiary.

                           (c) No labor union has been certified by the National
Labor Relations Board as bargaining agent for any of the employees of the Business; no notice has been received from any labor union stating that it has been designated as the bargaining agent for any of said employees; and no petition has been filed by any labor union requesting an election to determine whether or not it is the exclusive bargaining agent for any of said employees.

                           (d)  None  of  the   employees  of  the  Business  is
represented by any labor organization and, to the Knowledge of Seller, there have been no union organizing activities among the employees of the Business within the past five years, nor does any question concerning representation exist concerning such employees.

                           (e)  No  collective  bargaining  agreement  which  is
binding on Seller (with respect to the Business) or any Business Subsidiary restricts any of them from relocating or closing any of their operations.

                           (f)  The  Business  has  not   experienced  any  work
stoppage or other general labor difficulty since June 30, 1999.

                           (g)  A  true  and  complete   copy  of  each  written
personnel policy, rule and procedure applicable to employees of the Business is included in Section 4.26(g) of the Disclosure Schedule.

                           (h) Each of Seller  (with  respect to the Assets) and
any Seller's Domestic Subsidiary, and to the Knowledge of the Seller with respect to each of the Seller's Foreign Subsidiaries, is and has at all times been, in compliance, in all material respects, with all Applicable Laws respecting employment and employment practices, terms and conditions of employment, wages, hours of work and occupa tional safety and health, and is not engaged in any unfair labor practices, as defined in the National Labor Relations Act or other Applicable Laws.

                           (i)  There is no  unfair  labor  practice  charge  or
complaint against Seller (with respect to the Assets) or any Business Subsidiary pending or, to the Knowledge of Seller, threatened before the National Labor Relations Board or any similar state or foreign agency.

                           (j) There is no presently  pending  grievance arising
out of any collective bargaining agreement or other grievance procedure.

                           (k)  To the  Knowledge  of  Seller,  no  charge  with
respect to or relating to the Business or any Business Subsidiary is pending before the Equal Employment Opportunity Commission or any other agency responsible for the prevention of unlawful employment practices.

                           (l) Neither Seller (with respect to the Business) nor
any Business Subsidiary has received notice of the intent of any federal, state, local or foreign agency responsible for the enforcement of labor or employment laws to conduct an investigation with respect to or relating to the Business, and no such investigation is in progress.

                           (m)  There  are  no  complaints,  lawsuits  or  other
proceedings pending or, to the Knowledge of Seller, threatened in any forum by or on behalf of any present or former employee of Business, any applicant for employment or classes of the foregoing alleging breach of any express or implied contract of employment, any laws governing employment or the termination thereof or other discriminatory, wrongful or tortious conduct in connection with the employment relationship.

                           (n) Since the  enactment of the WARN Act, (i) neither
Seller (with respect to the Business) nor any Business Subsidiary has effectuated a "plant closing" (as defined in the WARN Act) affecting any site of employment or one or more facilities or operating units within any site of employment or facility of the Business, (ii) there has not occurred a "mass layoff" (as defined in the WARN Act) affecting any site of employment or facility of Business, (iii) the Business has not been affected by any transaction or engaged in layoffs or employment termina tions sufficient in number to trigger application of any similar state, local or foreign Law or regulation and (iv) none of Business' employees has suffered an "employment loss" (as defined in the WARN Act) during the six-month period prior to the date hereof.

                  Section 4.27 Share Ownership. As of the date hereof, each share holder of a Seller's Purchased Subsidiaries is the record and beneficial owner of the number of shares set opposite such shareholder's name on Exhibit C hereto, as amended from time to time. No shareholder owns any securities issued by, or other obligations of, a Seller's Purchased Subsidiary which are not listed on Exhibit C hereto, as amended from time to time

                  Section 4.28 Ownership and Possession of Shares. The Seller's Purchased Subsidiaries' shares and interests and the certificates representing such shares and interests are as of the date hereof, and at all times shall be free and clear of all Encumbrances whatsoever, except for any Encumbrances created by this Agree ment and the restrictions on transfer contained in the agreements with the other owners of the Seller's Foreign Subsidiaries.

                  Section 4.29 Good Title Conveyed. The stock certificates, stock powers, endorsements, assignments and other instruments to be executed and deliv ered by the shareholders to Purchaser or Purchaser's Subsidiary at the Closing will be valid and binding obligations of the shareholders, enforceable in accordance with their respective terms, and will effectively vest in Purchaser or Purchaser's Subsidiary good, valid and marketable title to all the shares and interests to be transferred to Purchaser or Purchaser's Subsidiary pursuant to and as contemplated by this Agree ment free and clear of all Encumbrances except for any Encumbrances created by this Agreement and the restrictions on transfer contained in the agreements with the other owners of the Seller's Foreign Subsidiaries.

                  Section 4.30 Takeover Laws. Neither Seller nor any of its Subsidiar ies is subject to any "moratorium", "control share", "fair price" or other antitakeover laws and regulations of any state (collectively the "Takeover Laws") that would affect this Agreement, the Stockholders Agreement, or the Transactions contemplated hereby or thereby. Seller's Board of Directors has approved this Agreement, the Stockholders Agreement, and the Transactions contemplated hereby or thereby for the purpose of such Takeover Laws.

                  Section 4.31 Opinion of Financial Advisor. Seller's Board of Direc tors has received the opinion of Christenberry Collet and Company, Inc., dated the date hereof, a copy of which has been provided to Parent, Purchaser's Subsidiary and Purchaser, to the effect that, as of such date, the consideration to be received by Seller pursuant to this Agreement is fair to Seller and Seller's stockholders from a financial point of view.

                  Section 4.32 Brokers or Finders. Except for (i) Christenberry Collet and Company, Inc. and (ii) Norman Loebbecke Associates, no agent, broker, invest ment banker, financial advisor or other firm or Person is or will be entitled to any broker's or finder's fee or any other commission or similar fee in connection with any of the Transactions.

                  Section  4.33  Certain   Information.   Subject  to  Parent's,
Purchaser's  and  Purchaser's   Subsidiary's  fulfillment  of  their  respective
obligations with respect thereto, the proxy statement relating to the Stockholders Meeting as defined will contain (or will be amended in a timely manner so as to contain) all information which is required to be included therein in accordance with the Exchange Act and the rules and regulations thereunder and any other applicable law and will conform in all material respects with the requirements of the Exchange Act and any other Applicable Law, and the proxy statement will not, at the time it is filed with the SEC or pub lished, sent or given to Seller's stockholders, and at the time of the Stockholders Meeting contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they are made, not misleading; provided, however, that no representation or warranty is hereby made by Seller with respect to any information supplied by Parent, Purchaser, or Purchaser's Subsidiary in writing for inclusion in the proxy statement. If at any time prior to the Stockholders Meeting any event with respect to Seller, or with respect to any information supplied by Seller for inclusion in the proxy statement, shall occur which is required to be described in an amendment of, or a supplement to, the proxy statement, Seller shall so describe the event to Parent and shall so amend or supplement the proxy statement.

                  Section 4.34 Full Disclosure. No representation or warranty by Seller contained in this Agreement and no statement contained in any document (including, without limitation, financial statements and the Disclosure Schedule), certificate, or other writing furnished or to be furnished by Seller to Purchaser, Purchaser's Subsid iary, Parent or any of their representatives

(excluding financial forecasts, and other forward looking projections or information) pursuant to the provisions hereof or in connection with the Transactions, contains or will contain any untrue statement of material fact or omits or will omit to state any material fact necessary, in light of the circumstances under which it was made, in order to make the statements herein or therein not misleading.

                                    ARTICLE V

                         REPRESENTATIONS AND WARRANTIES
                 OF PURCHASER, PURCHASER'S SUBSIDIARY AND PARENT

                  Parent, Purchaser, and Purchaser's Subsidiary represent and warrant to Seller that:

                  Section 5.1 Organization. Each of Parent, Purchaser, and Pur chaser's Subsidiary are corporations duly organized, validly existing and in good standing under the laws of Spain, Spain and Delaware, respectively, and have all requisite corporate or other power and authority and all necessary governmental approvals to own, lease and operate its properties and to carry on their business as now being conducted, except where the failure to be so organized, existing and in good standing or to have such power, authority, and governmental approvals would not have, individually or in the aggregate, a material adverse effect on the ability of Parent, Purchaser and Purchaser's Subsidiary to consummate the Transactions.

                  Section 5.2 Authorization; Validity of Agreement; Necessary Action. Each of Parent, Purchaser and Purchaser's Subsidiary have full corporate power and authority to execute and deliver this Agreement and to consummate the Transactions. The execution, delivery and performance by each of Parent, Purchaser and Purchaser's Subsidiary of this Agreement and the consummation of the Transac tions have been duly authorized by the Boards of Directors of each of Parent, Pur chaser and Purchaser's Subsidiary, and no other corporate action on the part of each of Parent, Purchaser or Purchaser's Subsidiary is necessary to authorize the execution and delivery by each of Parent, Purchaser or Purchaser's Subsidiary of this Agreement or the consummation of the Transactions. No vote of, or consent by, the holders of any class or series of stock is necessary to authorize the execution and delivery by each of Parent, Purchaser or Purchaser's Subsidiary of this Agreement or the consum mation by it of the Transactions. This Agreement has been duly executed and deliv ered by each of Parent, Purchaser and Purchaser's Subsidiary, and, assuming due and valid authorization, execution and delivery hereof by Seller, is a valid and binding obligation of each of Parent, Purchaser and Purchaser's Subsidiary, enforceable against each of Parent, Purchaser and Purchaser's Subsidiary in accordance with its terms except (i) as limited by applicable bankruptcy, insolvency, reorganization, moratorium, fraudulent conveyance and other similar laws of general application affecting enforcement of creditors' rights generally and (ii) the availability of the remedy of specific performance or injunctive or other forms of equitable relief may be subject to equitable defenses and would be subject to the discretion of the court before which any proceeding therefor may be brought.

                  Section 5.3 Consents and Approvals; No Violations. Except for the filings, permits, authorizations, consents and approvals as may be required under, and other applicable requirements of, the Exchange Act, the HSR Act and state securities or blue sky laws, none of the execution, delivery or performance of this Agreement by each of Parent, Purchaser or Purchaser's
Subsidiary, the consummation by each of Parent, Purchaser and Purchaser's Subsidiary of the Transactions or compliance by each of Parent, Purchaser or Purchaser's Subsidiary with any of the provisions hereof will (i) conflict with or result in any breach of any provision of the certificate of incorporation or by-laws of each of Parent, Purchaser or Purchaser's Subsidiary, (ii) require any filing with, or permit, authorization, consent or approval of, any Govern mental Entity, (iii) result in a violation or breach of, or constitute (with or without due notice or lapse of time or both) a default (or give rise to any right of termination, cancellation or acceleration) under, any of the terms, conditions or provisions of any note, bond, mortgage, indenture, lease, license, contract, agreement or other instru ment or obligation to which each of Parent, Purchaser or Purchaser's Subsidiary is a party or by which any of them or any of their respective properties or assets may be bound, or (iv) violate any order, writ, injunction, decree, statute, rule or regulation applicable to each of Parent, Purchaser or Purchaser's Subsidiary, or any of their Subsidiaries or any of their properties or assets, excluding from the foregoing clauses (ii), (iii) and
(iv) such violations, breaches or defaults which would not, individually or in the aggregate, have a material adverse effect on the ability of each of Parent, Purchaser or Purchaser's Subsidiary to consummate the Transactions or which arise from the regulatory status of Seller or the Business Subsidiaries.

                Section 5.4 Sufficient Funds. Purchaser has available, or has made arrangements to obtain (through existing cash on hand or credit arrangements of Parent or otherwise), sufficient funds to consummate the Transactions and to pay all fees and expenses of each of Parent, Purchaser and Purchaser's Subsidiary related to the Transactions.

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

                  Section 5.5 Brokers or Finders. None of Parent, Purchaser, Pur chaser's Subsidiary nor any of their Subsidiaries or their Affiliates has entered into any agreement or arrangement entitling any agent, broker, investment banker, financial advisor or other firm or Person to any broker's or finder's fee or any other commission or similar fee in connection with any of the Transactions, except Santander Investment Securities, Inc., whose fees and expenses will be paid by Parent in accordance with Purchaser's agreement with such firm.

                  Section 5.6 Certain Information. None of the information supplied or to be supplied by Parent, Purchaser or Purchaser's Subsidiary for inclusion in the proxy statement relating to the Stockholders Meeting will, at the time the proxy statement is filed with the SEC or published, sent or given to Seller's stockholders and of the time of the Stockholders Meeting, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary to make the statements therein, in light of the circumstances under which they are made, not misleading. If at any time prior to the Stockholders Meeting any event with respect to Parent, Purchaser, or Purchaser's Subsidiary, or with respect to any information supplied in writing by Parent, Purchaser or Purchaser's Subsidiary for inclusion in the proxy statement, shall occur which is required to be described in an amendment of, or a supplement to, such document, Parent, Purchaser or Purchaser's Subsidiary shall so describe the event to Seller.

                                   ARTICLE VI

                                    COVENANTS

                  Section 6.1 Interim Operations of the Business. Seller shall use commercially reasonable efforts to procure that, and Seller covenants and agrees that, after the date hereof and prior to the Closing Date, except (i) as expressly provided in this Agreement, (ii) as set forth in the Disclosure Schedule or (iii) as may be agreed in writing by Purchaser or Purchaser's Subsidiary, which agreement shall not be unreasonably withheld or delayed:

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

                           (a)  Except  as set  forth in  Section  6.1(a) of the
Disclosure Schedule, the Business shall be conducted in the same manner as heretofore conducted and only in the ordinary course, and each of Seller, the Business and any Business Subsidiary shall use commercially reasonable efforts to preserve the business organization of the Business intact, keep available the services of the current officers and key employees of the Business and maintain the existing relations with franchisees, customers, suppliers, creditors, business partners, employees and others having business dealings with the Business, to the end that the goodwill and ongoing business of the Business shall be unimpaired at the Closing Date. The Business shall not institute any new methods of manufacture, purchase, sale, lease, management, accounting or operation or engage in any transaction or activity other than minor changes in the ordinary course of business and consistent with past practice, except as set forth in Section 6.1(a) of the Disclosure Schedule;

                           (b) Seller and the Business  Subsidiaries will obtain
and renew, all Permits necessary to conduct the Business as it is presently being conducted or will be conducted in accordance with the ordinances, rules, requirements and regulations of any Governmental Entity having jurisdiction over its properties or activities in all material respects;

                           (c)  Seller   shall  (i)  take   reasonable   actions
consistent with historical practice to preserve and protect the Intellectual Property, (ii) maintain the books, records and accounts of the Business in the usual, regular and ordinary course of business on a basis consistent with past practice and in accordance with GAAP and (iii) maintain, preserve and protect all of the Assets in the condition in which they exist on the date hereof, except for ordinary wear and tear;

                           (d) Without the prior consent of the other party,  no
party hereto may intentionally and knowingly take any action that would cause the conditions precedent set forth in Article VII to effect the Transactions contemplated hereby not to be fulfilled, including, without limitation, taking or causing to be taken any action which would cause the representations and warranties made by such party herein not to be true, correct and complete as of the Closing;

                           (e)  Seller  shall  use all  commercially  reasonable
efforts not to allow any Business Subsidiary to: (i) amend its certificate of incorporation or by- laws or similar organizational documents, (ii) issue, sell, transfer, pledge, dispose of or encumber any shares of any class or series of its capital stock or Voting Debt, or securities convertible into or exchangeable for, or options, warrants, calls, commitments or rights of any kind to acquire,



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any shares of any class or series of its capital stock or any Voting Debt, (iii)
declare, set aside or pay any dividend or other distribution payable in cash, stock or property with respect to any shares of any class or series of its capital stock; (iv) split, combine or reclassify any shares of any class or series of its capital stock; or (v) redeem, purchase or otherwise acquire directly or indirectly any shares of any class or series of its capital stock, or any instrument or security which consists of or includes a right to acquire such shares;

                           (f)  Seller  shall not  allow  (with  respect  to the
Business) nor vote to allow any Business Subsidiary, and shall use all commercially reasonable efforts not to allow any Business Subsidiary, to modify, amend or terminate any of its Material Contracts or waive, release or assign any material rights or claims, except in the ordinary course of business and consistent with past practice;

                           (g)  Seller  shall  use all  commercially  reasonable
efforts to not allow, and shall not vote to allow, any of the Business Subsidiaries to: (i) incur or assume any long-term debt, or except in the ordinary course of business, incur or assume short-term Indebtedness exceeding $50,000 in the aggregate from the date hereof until the Closing; (ii) pay, repay, discharge, purchase, repurchase or satisfy any Indebtedness issued or guaranteed by any Business Subsidiary, except as required by the terms thereof;
(iii) modify the terms of any Indebtedness or other liability, (iv) assume, guarantee, endorse or otherwise become liable or responsible (whether directly, contingently or otherwise) for the obligations of any other Person, except as described in Section 6.1(g) of the Disclosure Schedule as being in the ordinary course of business and consistent with past practice; (v) make any loans, advances or capital contributions to, or investments in, any other Person; (vi) enter into any material commitment or transaction (including any joint venture, partnership, capital expenditure or purchase, sale or lease of assets or real estate) other than pursuant to those set forth in Section 6.1(g) of the Disclosure Schedule; (vii) write down the value of any inventory or write off as uncollectible any notes or accounts receivable; or (viii) change any of the banking or safe deposit arrangements described or referred to in Section 6.1(g) of the Disclosure Schedule;

                           (h)  Seller  shall not  allow  (with  respect  to the
Business), and shall not vote to allow, and shall use all commercially reasonable efforts to not allow, any Business Subsidiary to lease, license, mortgage, pledge, or encumber any assets other than in the ordinary and usual

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course of business and  consistent  with the past practice  described in Section
6.1(f) of the Disclosure Schedule or transfer, sell or dispose of any assets other than in the ordinary and usual course of business and consistent with past practice or dispose of or permit to lapse any rights to any Intellectual Property;

                           (i)  Seller  shall not  allow  (with  respect  to the
Business), and shall not vote to allow, and shall use all commercially reasonable efforts to not allow, any Business Subsidiary to make any change in the compensation payable or to become payable to any of the officers, employees, agents or consultants of the Business (other than normal recurring increases in the ordinary course of business consistent with past practice in wages payable to employees who are not officers of the Business) or to Persons providing management services to the Business, or enter into or amend any employment, severance, consulting, termination or other agreement with, or employee benefit plan for, or make any loan or advance to, any of the officers, employees, Affiliates, agents or consultants of the Business or make any change in its existing borrowing or lending arrangements for or on behalf of any of such Persons pursuant to an employee benefit plan or otherwise;

                           (j)  Seller  shall not  allow  (with  respect  to the
Business) nor vote to allow, and shall use all commercially reasonable efforts to not allow, any Business Subsidiary to (i) pay or make any accrual or arrangement for payment of any pension, retirement allowance or other employee benefit pursuant to any existing plan, agreement or arrangement to any officer or employee of the Business, or pay or agree to pay or make any accrual or arrangement for payment to any officer or employee of the Business of any amount relating to unused vacation days, except to the extent Seller or a Business Subsidiary is unconditionally obligated to do so on the date hereof, (ii) adopt or pay, grant, issue, accelerate or accrue salary or other payments or benefits pursuant to any pension, profit-sharing, bonus, extra compensation, incentive, deferred compensation, stock purchase, stock option, stock appreciation right, group insurance, severance pay, retirement or other employee benefit plan, agreement or arrangement, or any employment or consulting agreement with or for the benefit of any officer, employee, agent or consultant of the Business, whether past or present, except to the extent Seller or a Business Subsidiary is unconditionally obligated to do so on the date hereof, or (iii) amend in any material respect any such existing plan, agreement or arrangement in a manner inconsistent with the foregoing;

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

                           (k)  Seller  shall not  allow  (with  respect  to the
Business) and shall not vote to allow, and shall use all commercially reasonable efforts to not allow, any Business Subsidiary to permit any insurance policy naming it as a beneficiary or a loss payable payee to be cancelled or terminated without notice to Purchaser and Purchaser's Subsidiary, except policies providing coverage for losses not in excess of $100,000 which are replaced without diminution in or gaps in coverage ;

                           (l)  Seller  shall not  allow  (with  respect  to the
Business) and shall not vote to allow, and shall use all commercially reasonable efforts to not allow, any Business Subsidiary to enter into any contract or transaction relating to the purchase of assets other than in the ordinary course of business consistent with past practices;

                           (m) Seller  shall not vote to allow and shall use all
commercially reasonable efforts to not allow any Business Subsidiary to pay, repurchase, discharge or satisfy any of its claims, liabilities or obligations (absolute, accrued, asserted or unasserted, contingent or otherwise), or settle any pending litigation other than the payment, discharge or satisfaction in the ordinary course of business and consistent with past practice, of claims, liabilities or obligations reflected or reserved against in, or contemplated by, the Financial Statements or incurred since the Balance Sheet Date in the ordinary course of business;.

                           (n) Seller  shall not vote to allow and shall use all
commercially reasonable efforts to not allow any Seller's Foreign Subsidiary to pay, repurchase, discharge or satisfy any of its claims, liabilities or obligations (absolute, accrued, asserted or unasserted, contingent or otherwise), or settle any pending litigation other than the payment, discharge or satisfaction in the ordinary course of business consistent with past practice, of claims, liabilities or obligations or in the ordinary course of business;

                           (o) Seller  shall not vote to allow and shall use all
commercially reasonable efforts to not allow any Business Subsidiary to adopt a plan of complete or partial liquidation, dissolution, merger, consolidation, restructuring, recapitalization or other reorganization;

                           (p)  Seller  shall  file,  on a  timely  basis,  with
appropriate taxing authorities all Tax Returns required to be filed prior to the

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Closing Date with respect to, or on behalf of, operations of the Business or any
Seller's Purchased Subsidiary.

                           (q) Seller  shall not vote to allow and shall use all
commercially reasonable efforts to not allow any Seller's Purchased Subsidiary to (i) change any of the accounting methods used by it unless required by GAAP or the laws or accounting principles or practices of the jurisdiction to which it is subject or (ii) make any election relating to Taxes, change any election relating to Taxes already made, adopt any accounting method relating to Taxes, change any accounting method relating to Taxes unless required by GAAP or the laws or accounting principles or practices of the jurisdiction to which it is subject, enter into any closing agreement relating to Taxes, settle any claim or assessment relating to Taxes or consent to any claim or assessment relating to Taxes or any waiver of the statute of limitations for any such claim or assessment;

                           (r)  Seller  shall not  allow  (with  respect  to the
Business) and shall not vote to allow, and shall use all commercially reasonable efforts to not allow, any Business Subsidiary to take, or agree to or commit to take, any action that would or is reasonably likely to result in any of the conditions to the Closing set forth in Article VII not being satisfied, or would make any representation or warranty of Seller contained herein inaccurate in any respect at, or as of any time prior to, the Closing Date, or that would materially impair the ability of Seller, Purchaser or Purchaser's Subsidiary to consummate the Closing in accordance with the terms hereof or materially delay such consummation;

                           (s)  Seller  shall not  allow  (with  respect  to the
Business) and shall not vote to allow, and shall use all commercially reasonable efforts to not allow, any Business Subsidiary to take any action which would increase the accounts receivables of West Africa Chemicals to an amount greater than $600,000 (six hundred thousand dollars), between the date hereof and the Closing Date;

                           (t) Seller shall keep Parent and  Purchaser  informed
of the status of any discussion regarding the renegotiated license agreement with B.M.E. and any developments related thereto;

                           (u)  Seller  shall not  allow  (with  respect  to the
Business) and shall not vote to allow, and shall use all commercially reasonable efforts to not allow, any Business Subsidiary to take any action which would

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have or be reasonably  expected to have,  individually  or in the  aggregate,  a
Material Adverse Effect; and

                           (v)  Seller  shall not  allow  (with  respect  to the
Business) and shall not vote to allow and shall use all commercially reasonable efforts to not allow any Business Subsidiary to enter into any agreement, contract, commitment or arrangement to do any of the foregoing, or authorize, recommend, propose or announce an intention to do, any of the foregoing.

                 Section 6.2        Access; Confidentiality.
                                   -----------------------

                           (a)  Between  the  date  of  this  Agreement  and the
Closing, Seller shall (i) afford each of Parent, Purchaser, Purchaser's Subsidiary and their authorized representatives reasonable access to all offices and other facilities of the Business and to all books and records relating to the Business and to the employees and personnel of the Business, (ii) permit each of Parent, Purchaser and Purchaser's Subsidiary to make such inspections and to make copies of such books and records as they may reasonably require and
(iii) furnish each of Parent, Purchaser and Purchaser's Subsidiary with such financial and operating data and other information concerning the Business as they may from time to time reasonably request. Each party will direct its employees to render any assistance which the other party may reasonably request in examining or utilizing records referred to in this Section 6.2.

                           (b) On and after the Closing,  during normal business
hours, Seller will permit each of Parent, Purchaser, Purchaser's Subsidiary and their authorized representatives, to have access to and examine and make copies of all books and records of Seller relating to the Business which are not delivered to Purchaser or Purchaser's Subsidiary pursuant hereto (including correspondence, memoranda, books of account, Tax records and the like) and relating to events occurring prior to the date hereof and to transactions or events occurring prior to the date hereof.

                           (c)  Parent,  Purchaser  and  Purchaser's  Subsidiary
shall cooperate with Seller, at Seller's expense, and make available to Seller such documents, books, records or information transferred to Purchaser or Purchaser's Subsidiary and relating to activities of the Business or Seller prior to the Closing as Seller may reasonably require after the Closing in connection with any tax determination or contractual obligations to third parties or to defend or prepare for the defense of any claim against Seller or

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to prosecute or prepare for the  prosecution  of claims against third parties by
Seller relating to the conduct of the business of the Business by Seller prior to the Closing or in connection with any governmental investigation of Seller or any of its Affiliates.

                           (d) Each party  agrees  not to  destroy  any files or
records which are subject to this section without giving reasonable notice to the other, and within 15 days of receipt of such notice, such other party may cause to be delivered to it the records intended to be destroyed, at such other party's expense.

                           (e) Parent,  Purchaser,  Purchaser's  Subsidiary  and
their authorized representatives (including its designated engineers or consultants) may at any time enter into and upon all or any portion of the Business' or any Business Subsidiary's properties (including all Real Property) in order to investigate and assess, as Parent, Purchaser and Purchaser's Subsidiary deem necessary or appropriate in their sole and absolute discretion, the environmental condition of such properties or the business conducted thereat. Such investigation may include, but need not be limited to, the performance of soil and surface or ground water sampling, monitoring, borings or testing and any other tests, investigations, audits, assessments, studies, inspections or other procedures relating to environmental conditions or Materials of Environmental Concern. Seller shall, and shall cause the Business and any Business Subsidiary to, cooperate with each of Parent, Purchaser, Purchaser's Subsidiary and their authorized representatives in conducting such investigation, shall allow Parent, Purchaser, Purchaser's Subsidiary and their authorized representatives full access to their properties and businesses, together with full permission to conduct such investigation, and shall provide to Parent, Purchaser, Purchaser's Subsidiary and their authorized representatives all plans, soil or surface or ground water tests or reports, any environmental investigation results, reports or assessments previously or contemporaneously conducted or prepared by or on behalf of, or in the possession of or reasonably available to Seller or any Business Subsidiary or any of their engineers, consultants or agents and all other information relating to environmental matters in respect of the Business. Purchaser shall restore, repair or replace Assets that are damaged or destroyed, other than ordinary wear and tear, as a result of Purchaser's action. Purchaser shall indemnify Seller for all such damage or destruction, including the damage or destruction arising out of an inspection conducted by Purchaser or Purchaser's representatives.

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

                           (f) Any information  regarding the Business or Assets
heretofore or hereafter obtained from Seller or its Subsidiaries by Parent, Purchaser, Purchaser's Subsidiary or their representatives shall be subject to the terms of the Confidentiality Agreement, and such information shall be held by Parent, Purchaser, Purchaser's Subsidiary and their representatives in accordance with the terms of the Confidentiality Agreement provided, however, that following the Closing, this Section 6.2 and the Confidentiality Agreement shall not prohibit Parent, Purchaser or Purchaser's Subsidiary from using and providing to third parties such information concerning the Assets or the Business as it may deem appropriate. The foregoing shall not preclude Parent, Purchaser or Purchaser's Subsidiary from (i) the use or disclosure of such information which currently is known generally to the public or which subsequently has come into the public domain, other than by way of disclosure in violation of this Agreement, (ii) the use or disclosure of such information that becomes available to Parent, Purchaser or Purchaser's Subsidiary on a non-confidential basis from a source other than Seller or the Seller's representatives, provided that such source is not known by Purchaser or Purchaser's Subsidiary to have a legal obligation prohibiting the disclosure of such information, or (iii) the disclosure of such information required by law or court order, provided that, to the extent practicable, prior to such disclosure required by law or court order Parent, Purchaser or Purchaser's Subsidiary will give Seller prior written notice of the nature of the law or order requiring disclosure and the disclosure to be made in accordance therewith.

                  Section 6.3  Efforts  and  Actions to Cause  Closing to Occur.
                               -------------------------------------------------

                           (a) Prior to the Closing,  upon the terms and subject
to the conditions of this Agreement, each of Purchaser and Seller shall use commercially reasonable efforts to take, or cause to be taken, all actions, and to do, or cause to be done and cooperate with each other in order to do, all things necessary, proper or advisable (subject to any Applicable Laws) to consummate the Closing and the other Transactions as promptly as practicable including, but not limited to (i) the preparation and filing of all forms, registrations and notices required to be filed to consummate the Closing and the other Transactions and the taking of such actions as are necessary to obtain any requisite approvals, authorizations, consents, orders, licenses, permits, qualifications, exemptions or waivers by any third party or Governmental Entity, and (ii) the preparation of any documents requested by Purchaser in order to facilitate financing of any of the Transactions. In addition, no party hereto

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shall take any action after the date hereof that could reasonably be expected to materially delay the obtaining of, or result in not obtaining, any permission, approval or consent from any Governmental Entity or other Person required to be obtained prior to Closing.

                           (b) Prior to the Closing,  each party shall  promptly
consult with the other parties hereto with respect to, provide any necessary information with respect to, and provide the other parties (or their respective counsel) with copies of, all filings made by such party with any Governmental Entity or any other information supplied by such party to a Governmental Entity in connection with this Agreement and the Transactions. Each party hereto shall promptly provide the other parties with copies of any written communication received by such party from any Governmental Entity regarding any of the Transactions. If any party hereto or Affiliate thereof receives a request for additional information or documentary material from any such Governmental Entity with respect to any of the Transactions, then such party shall endeavor in good faith to make, or cause to be made, as soon as reasonably practicable and after consultation with the other parties, an appropriate response in compliance with such request. To the extent that transfers, amendments or modifications of permits (including environmental permits) are required as a result of the execution of this Agreement or consummation of any of the Transactions, Seller shall use commercially reasonable efforts to effect such transfers, amendments or modifications.

                           (c) Seller shall use commercially  reasonable efforts
to obtain, prior to the Closing, (i) if required, the unconditional consent to the Closing and the other Transactions of each lender to whom Seller or any Business Subsidiary, excluding any Seller's Foreign Subsidiary, owes in excess of $20,000 as of the Closing Date, (ii) the unconditional release of each Person holding a mortgage or lien that is not an Assumed Liability on real property or material personal property owned or leased by Seller for the use or benefit of the Business or any Business Subsidiary, excluding any Seller's Foreign Subsidiary; (iii) the unconditional consent to the Closing and the other Transactions of each lessor under each Lease relating to Real Property and each other material lease; (iv) with the commercially reasonable assistance of Purchaser, the transfer to Parent, Purchaser or Purchaser's Subsidiary of all Permits required by the Business and the Business Subsidiaries in the ordinary course of business or where such transfer is not possible, Seller will use commercially reasonable efforts to assist Parent, Purchaser or Purchaser's Subsidiary in obtaining new Permits for the Business and the Business
Subsidiaries  and (v) the  unconditional  consent to the  Closing  and the other

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

Transactions of each other party to each Material Contract with Seller for the use or benefit of the Business or with any Business Subsidiary, but only if and to the extent the failure to obtain such consent would have an adverse effect on the Business or any Business Subsidiary or the ability of Seller, Purchaser or Purchaser's Subsidiary to consummate the Transactions. All such releases and consents shall be in writing and executed counterparts thereof shall be delivered to Purchaser or Purchaser's Subsidiary at or prior to the Closing.

                           (d)  In  addition  to  and   without   limiting   the
agreements of the parties contained above, Seller, Purchaser and Purchaser's Subsidiary shall:

                                   (i) take  promptly  all actions  necessary to
         make the filings required of them or any of their Affiliates under the HSR Act;

                                   (ii) comply at the earliest  practicable date
         with any request for additional information or documentary material received by Seller, Purchaser's Subsidiary or Purchaser or any of their Affiliates from the FTC or the DOJ pursuant to the HSR Act or from any State Attorney General or other Governmental Entity in connection with antitrust matters;

                                   (iii) cooperate with each other in connection
         with any filing under the HSR Act and in connection with resolving any investigation or other inquiry concerning the Transactions commenced by the FTC, DOJ, any State Attorney General or any other Governmental Entity;

                                   (iv) use all reasonable commercial efforts to
         resolve such objections, if any, as may be asserted with respect to the Transactions under any antitrust law; and

                                   (v) advise the other parties  promptly of any
         material communication received by such party from the FTC, DOJ, any State Attorney General or any other Governmental Entity regarding any of the Transactions, and of any understandings, undertakings or agreements (oral or written) such party proposes to make or enter into with the FTC, DOJ, any State Attorney General or any other Governmental Entity in connection with the Transactions.

Concurrently with the filing of notifications under the HSR Act or as soon thereafter as practicable, Seller and Purchaser shall each request early termination of the HSR Act waiting period.

                                   (e)  Notwithstanding  the  foregoing  or  any
         other covenant herein contained, in connection with the receipt of any necessary approvals under the HSR Act, neither Seller nor any Business Subsidiary shall be entitled without Purchaser's prior written consent or required to divest or hold separate or otherwise take or commit to take any action that limits Purchaser's freedom of action with respect of, or its ability to retain, the Business or the Assets any material portions thereof or any of the businesses, product lines, properties or assets of the Business.

                           (f)   Notwithstanding  the  foregoing  or  any  other
covenant herein contained, nothing in this Agreement shall be deemed to require Seller, Purchaser or Purchaser's Subsidiary (i) to divest or hold separate any assets (including the Assets) or agree to limit its future activities, method or place of doing business, (ii) to commence any litigation against any entity in order to facilitate the consummation of any of the Transactions, (iii) to take or agree to take any other action or agree to any limitation that could reasonably be expected to have a Material Adverse Effect on the business, assets, condition (financial or otherwise), results of operations or prospects of either Seller, Parent, Purchaser or Purchaser's Subsidiary on the one hand, or the Business, on the other hand or (iv) to defend against any litigation brought by any Governmental Entity seeking to prevent the consummation of, or impose limitations on, any of the Transactions.

                 Section 6.4        Notification of Certain Matters.
                                    -------------------------------

                           (a)  Seller  shall  give  notice  to  Purchaser   and
Purchaser's Subsidiary promptly after becoming aware of (i) the occurrence or non-occurrence of any event whose occurrence or non-occurrence would be likely to cause either (A) any representation or warranty contained in this Agreement to be untrue or inaccurate in any material respect at any time from the date hereof to the Closing Date or (B) any condition set forth in Article VII to be unsatisfied in any material respect at any time from the date hereof to the Closing Date and (ii) any failure of Seller or any officer, director, employee or agent thereof, to comply with or satisfy any covenant, condition or agreement to be complied with or satisfied by it hereunder; provided, however, that the

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

failure to give such notice shall not be required from and after the time the party to whom such notice is to be given has actual knowledge of the information required to be included in such notice.

                           (b) Seller shall deliver to Purchaser and Purchaser's
Subsidiary copies of (i) all audit reports, letter rulings, technical advice memoranda and similar documents issued by a Governmental Entity relating to the United States federal, state, local or foreign Taxes due from or with respect to any Business Subsidiary and (ii) any closing agreements entered into by or on behalf of Seller relating to the Business or any Business Subsidiary with any taxing authority, which come into the possession of Seller after the date hereof.

                  Section 6.5 No Solicitation of Competing Transaction. (a) From the date of this Agreement until the Closing or, if earlier, the termination of this Agreement in accordance with its terms, Seller shall not (whether directly or indirectly through advisors, agents or other intermediaries), and Seller shall cause its and its Subsidiaries' respective officers, directors, advisors, representatives and other agents not to, directly or indirectly, (i) solicit, initiate or knowingly encourage, or take any other action to facilitate, any inquiries or the making of any proposal that constitutes, or may reasonably be expected to lead to, any Acquisition Proposal or (ii) participate or engage in substantive discussions or negotiations with, or disclose or provide any non-public information relating to Seller or its subsidiaries or afford access to the properties, books or records of Seller or its Subsidiaries to, any person (including any "person" as defined in Section 13(d)(3) of the Exchange Act) that has made an Acquisition Proposal or with or to any Person in contemplation of an Acquisition Proposal or (iii) enter into any agreement or agreement in principle providing for or relating to an Acquisition Proposal; provided, however, that if and only if (A) a person has submitted an unsolicited written Acquisition Proposal (under circumstances in which Seller has complied with its obligations under this Section 6.5(a)) to Seller's Board of Directors, (B) Seller's Board of Directors believes in good faith, based on such matters as it deems relevant, including the advice of Seller's financial advisor, that such Acquisition



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

Proposal is a Superior Proposal and (C) Seller's Board of Directors determines in good faith, based on such matters as it deems relevant, including consultation with Seller's outside legal counsel, that engaging in such negotiations or discussions or providing such information is required to satisfy the fiduciary duties of the Board of Directors of Seller under Utah law, then Seller may furnish information to such person with respect to Seller and the Business Subsidiaries (so long as Seller has entered into a customary confidentiality agreement with such party) and participate in negotiations and discussions with such person regarding such Acquisition Proposal; provided further that, after the fifth business day following Parent's receipt of written notice advising Parent that Seller's Board of Directors is prepared to accept such Superior Proposal, which notice specifies the material terms and conditions of such Superior Proposal and identifies the person making such Superior Proposal, the Board of Directors of Seller may, in response to a Superior Proposal which was not solicited by Seller and which did not otherwise result from a breach of this Section 6.5(a), terminate this Agreement, if the Board of Directors of Seller determines in good faith, based on such matters as it deems relevant, including consultation with the Seller's outside legal counsel, that it is a Superior Proposal under Applicable Law, and, concurrently with such termination, causes Seller to pay the fee payable pursuant to Section 8.2(b) hereof by reason thereof. Nothing contained in this Agreement shall prohibit Seller or Seller's Board of Directors from taking and disclosing to Seller's stockholders a position with respect to a tender or exchange offer by a third party pursuant to Rules 14d-9 and 14e- 2(a) promulgated under the Exchange Act or from making any disclosure required by applicable law or, in the case of Seller's Board of Directors, making any other disclosure to Seller's stockholders that Seller's Board of Directors determines in good faith is required to be made to satisfy the fiduciary duties of Seller's Board of Directors under Applicable Law. Seller shall immediately cease and cause to be terminated and shall cause its Affiliates and Subsidiaries and its or their respective officers, directors, employees, representatives or agents, to terminate all existing discussions or negotiations, if any, with any persons conducted heretofore with respect to, or that could reasonably be expected to lead to, an Acquisition Proposal.

                           (b) Except as set forth in this Section 6.5,  neither
the Board of Directors of Seller nor any committee thereof shall (i) withdraw or modify, or propose to withdraw or modify, in a manner adverse to Parent, Purchaser or Purchaser's Subsidiary the approval or recommendation by the Board of Directors of Seller of this Agreement, (ii) approve or recommend, or propose to approve or recommend, any Acquisition Proposal or (iii) enter into any agreement with respect to any Acquisition Proposal. Notwithstanding the foregoing or anything else herein, subject to compliance with the provisions of this Section 6.5, prior to the Closing, Seller's Board of Directors may withdraw or modify its approval or recommendation of the Agreement, approve or recommend a Superior Proposal, or enter into an agreement with respect to a Superior Proposal, in each case at any time after the fifth business day following Parent's receipt of written notice (including by facsimile) from Seller advising Parent that the Board of Directors of Seller has received a Superior Proposal

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

which it intends to accept, specifying the material terms and conditions of such Superior Proposal and identifying the person making such Superior Proposal, but only if Seller shall have caused its financial and legal advisors to negotiate with Parent to make such adjustments to the terms and conditions of this Agreement as would enable Seller to proceed with the Transactions.

                           (c) In  addition to the other  obligations  of Seller
set forth in this Section 6.5, Seller shall promptly advise Parent orally and in writing of any request for information with respect to any Acquisition Proposal, or any inquiry with respect to or which is reasonably likely to result in an Acquisition Proposal, the material terms and conditions of such request, Acquisition Proposal or inquiry, and the identity of the person making the same. Seller shall inform Parent on a prompt basis of the status and content of any discussions regarding any Acquisition Proposal with a third party and as promptly as practicable of any change in the price, structure or form of the consideration or material terms of and conditions regarding the Acquisition Proposal.

                           (d) Nothing in this  Section 6.5, and no action taken
by the Board of Directors of Seller pursuant to this Section 6.5, will (i) permit Seller to enter into any agreement providing for any transaction contemplated by an Acquisition Proposal for as long as this Agreement remains in effect or (ii) affect in any manner any other obligation of Seller under this Agreement.

                  Section 6.6 Hiring by Purchaser. Purchaser or Purchaser's Subsid iary will offer employment to all of the employees of the Business, subject to the satisfaction by the employees of conditions in the ordinary course of business. If Purchaser or Purchaser's Subsidiary's failure to hire any employees of Seller shall result in any WARN Act liability to Seller, Purchaser shall indemnify and hold harmless Seller against such liabilities resulting therefrom. Purchaser or Purchaser's Subsidiary shall be free in their sole discretion to hire persons previously employed by the Business or not previously employed by the Business.

                  Section 6.7 Release of Purchaser from Retained Liabilities. Pur chaser and Purchaser's Subsidiary shall not assume any Retained Liability and Seller shall pay, satisfy and perform all Retained Liabilities. Notwithstanding any other provision of this Agreement, the obligations of Seller pursuant to this Section 6.7 shall survive the Closing and the transactions contemplated by this Agreement. Moreover, except (i) to the extent reflected on



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

the June 30, 2000 Balance Sheet, (ii) for the Canadian Union Contract and (iii) as otherwise agreed to pursuant to this Agreement, neither Parent, Purchaser nor Purchaser's Subsidiary shall assume any labor agreements or any liabilities thereunder or the fringe benefit plans or any other liabilities which Seller may have with respect to any union or the employees of the Business (including former employees) either on the date hereof or the date of the Closing, including liabilities of Seller with respect to payment of wages or pensions which may have accrued, vested or been earned prior to the Closing and liabilities of Seller to contribute to pension or other fringe benefit plans with respect to or on account of service prior to the Closing, and/or any other term or condition of employ ment presently enjoyed by employees of the Business.


                  Section 6.8 Insurance; Risk of Loss. Seller shall maintain insurance coverage and related risk of loss for one year following the Closing with respect to the Business and the Assets for events occurring, circumstances existing and Liabilities accruing before the Closing.

                  Section 6.9 Seller's Non-Compete.(a) Except for Seller's (and certain of Seller's employees) continuation of the Ghana Activities consistent in magnitude and scope with its current operations there, without the express prior written consent of Purchaser, neither Seller nor any Subsidiary of Seller shall, at any time during the seven-year period immediately following the Closing Date, directly or indirectly, own, manage, control or participate in the ownership, management or control of, or be related or otherwise affiliated in any manner with, any business that competes with the Business; and provided, further, that the foregoing shall not prohibit Seller from owning as a passive investment 5% or less of the outstanding equity of any publicly- traded entity. Seller agrees that Seller and Seller's Subsidiaries will not, for a period of two years after the Closing Date, seek to employ any person now employed by Seller for the primary benefit of the Business if such Person is then employed by Purchaser or any Subsidiary of Purchaser.

                           (b)  The  provisions  of the  covenant  contained  in
Section 6.9(a) above shall be deemed to be a separate covenant in each of the states, cities, counties, or other political subdivisions of the United States and in foreign countries. The parties acknowledge and agree that the time, scope, and other provisions of Section 6.9(a) have been specifically negotiated by sophisticated, commercial parties and specifi cally hereby agree that such time, scope and other provisions are reasonable under the circumstances. The parties further agree that if, at any time, despite the express agreement of the parties, a court of competent jurisdiction holds that any portion of Section 6.9(a) is unenforceable because any of the restrictions therein are unreason able, or for any other reason, such decision shall not affect the validity or enforceability of any of the other provisions of this Agreement, and the maximum estrictions of time or scope reasonable under the circumstances, as determined by such court, will be substituted for any such restrictions which are held unenforceable. In the event, of a breach by any party of any of the provisions of Section 6.9(a), the parties acknowledge that such breach may cause irreparable damage to Purchaser and Purchaser's Subsidiary, the exact amount of which may be difficult to ascertain, and the remedies at law for any such breach may be inadequate. Accordingly, Purchaser and Purchaser's Subsidiary may be entitled, in addition to any other rights or remedies existing in their favor, to seek specific performance and injunctive relief in order to enforce or prevent breach of any such provisions.

                 Section 6.10       Subsequent Actions.
                                   ------------------

                           (a) If at any time  after the  Closing  Purchaser  or
Purchaser's Subsidiary will consider or be advised that any deeds, bills of sale, instruments of conveyance, assignments, assurances or any other actions or things are necessary or desirable to vest, perfect or confirm ownership (of record or otherwise) in Purchaser or Purchaser's Subsidiary, its right, title or interest in, to or under any or all of the Assets or otherwise to carry out this Agreement, Seller shall execute and deliver all deeds, bills of sale, instruments of conveyance, powers of attorney, assignments and assurances and take and do all such other actions and things as may be reasonably requested by Purchaser or Purchaser's Subsidiary in order to vest, perfect or confirm any and all right, title and interest in, to and under such rights, properties or assets in Purchaser or Purchaser's Subsidiary or otherwise to carry out this Agreement.

                           (b) After the Closing, each of Purchaser, Purchaser's
Subsidiary, any Seller's Purchased Subsidiary and Seller shall:

                                   (i)  cooperate  fully  in  preparing  any Tax
         Returns of the Seller and the Seller's Purchased Subsidiaries and preparing for any audits of, or disputes or litigation with taxing authorities regarding, any Tax Returns with respect to any Seller's Purchased Subsidiary;

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

                                   (ii) make  available to the others and to any
         taxing authority as reasonably requested all information and documents relating to Taxes of the Seller or the Seller's Purchased Subsidiaries or any Taxes imposed on the Business or Assets for which the party may have liability;

                                   (iii) provide  timely notice to the others in
         writing of any pending or threatened tax audits, assessments or litigation with respect to Seller for any taxable period for which the other party may have liability under this Agreement; and

                                   (iv)  furnish  the others  with copies of all
         correspondence received from any taxing authority in connection with any tax audit or information request with respect to any taxable period for which the other may have liability under this Agreement.

                           (c) In case at any time  after the  Closing  Date any
further action is necessary, proper or advisable to carry out the purposes of this Agreement, as soon as reasonably practicable, each party hereto shall take, or cause its proper officers or directors to take, all such necessary, proper or advisable actions.

                  Section 6.11 Publicity. The initial press release with respect to the execution of this Agreement shall be a joint press release acceptable to Purchaser, Purchaser's Subsidiary and Seller. Thereafter, until the Closing, or the date the Transactions are terminated or abandoned pursuant to Article VIII, neither Seller, Purchaser, Purchaser's Subsidiary, nor any of their respective Affiliates shall issue or cause the publication of any press release or other public announcement with respect to this Agreement or the other Transactions without prior consultation with the other party, except as may be required by law or by any listing agreement with a national securities exchange or trading market.

                  Section 6.12 Waiver of Bulk Sales Requirement. Each of the parties waives compliance with any applicable bulk sales laws, including without limitation the Uniform Commercial Code Bulk Transfer provisions. Seller agrees to pay and discharge in due course and will indemnify and save harmless Purchaser and Purchaser's Subsidiary, from and against all claims made by creditors of Seller, including expenses and attorneys' fees incurred by Purchaser and Purchaser's Subsidiary in defending against such claims, except those expressly assumed by Purchaser and Purchaser's Subsidiary pursuant hereto.

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

                 Section 6.13       Completion of Non-assignable Contracts.
                                    --------------------------------------

                           (a)  Seller  shall  use its  commercially  reasonable
efforts to obtain any consent, approval or amendment required to novate and/or assign any contract or agreement included in the Assets, or any other Asset to be assigned to Purchaser or Purchaser's Subsidiary hereunder and Purchaser shall use all commercially reasonable efforts to fulfill Seller's obligations under such contracts. Seller shall keep Purchaser and Purchaser's Subsidiary reasonably informed from time to time of the status of the foregoing and Purchaser and Purchaser's Subsidiary shall cooperate with Seller in this regard. To the extent that the rights of Seller or any of its Subsidiaries under any contract or agreement included in the Assets, or under any other Asset to be assigned to Purchaser or Purchaser's Subsidiary hereunder, may not be assigned without the consent of another Person which has not been obtained prior to the Closing, this Agreement shall not constitute an agreement to assign the same if an attempted assignment would be unlawful. If any such consent has not been obtained or if any attempted assignment would be ineffective or would impair Purchaser or Purchaser's Subsidiary's rights under the instrument in question so that Purchaser or Purchaser's Subsidiary would not acquire the benefit of all such rights, then Seller or a Subsidiary thereof, as applicable, to the maximum extent permitted by Applicable Law and the instrument, shall act as Purchaser's agent (or Purchaser's Subsidiary's Agent) in order to obtain for Purchaser or Purchaser's Subsidiary the benefits thereunder and shall cooperate, to the maximum extent permitted by Applicable Law and the instrument, with Purchaser or Purchaser's Subsidiary in any other reasonable arrangement designed to provide such benefits to Purchaser or Purchaser's Subsidiary(including, without limitation, by entering into an equivalent arrangement).


                 Section 6.14       Tax Matters

                           (a) Computation of Tax  Liabilities.  For purposes of
determining the Taxes imposed which relate to a Straddle Period and must be allocated between a Pre-Closing Straddle Period and a Post-Closing Straddle Period, the Taxes attributable to the Pre-Closing Straddle Period shall be determined as follows:

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

                                   (i) In the case of Taxes  that are either (A)
         based upon or related to income or receipts or (B) imposed in connection with any sale or other transfer or assignment of property (real, personal, tangible, or intangible), such Taxes shall be deemed equal to the amount that would be payable if the taxable year ended on and included the Closing Date; and

                                   (ii) In the case of Taxes  not  described  in
         Section 6.14(a)(i), that are imposed on a periodic basis and measured by the amount, value or level of any item (such as personal property taxes and real estate taxes), such Taxes shall be deemed to be the amount of such Taxes for the entire period (or, in the case of such Taxes determined on an arrears basis, the amount of such Taxes for the immediately preced ing period) multiplied by a fraction, the numerator of which is the number of calendar days in the taxable period ending on (and including) the Closing Date, and the denominator of which is the number of calendar days in the entire taxable period.

                                   (iii) If, for a particular Tax Return, Seller
         does not agree with Parent's determination of the amount for which Seller is responsible pursuant to Section 9.1(b)(i) ("Parent's Requested Amount"), the parties shall attempt to resolve the disagreement. If the parties are unable to resolve the disagreement within 30 days before the filing of the relevant Tax Return, the dispute shall be referred to a "Big Five" accounting firm reasonably acceptable to both Seller and Purchaser (the "Tax Arbitrator") whose determination shall be binding upon the parties. The fees and expenses of the Tax Arbitrator shall be borne equally by Seller and Purchaser. If the Tax Arbitrator has not rendered a decision at least two (2) days prior to the Due Date for filing the relevant Tax Return, the Tax Return shall be filed in the manner determined by Purchaser and Seller shall pay any amounts determined by Purchaser to be due and owing from the Seller at least one (1) day before the Due Date of such Tax Return. At such time as the amount due from Seller to Purchaser is finally determined by the Tax Arbitrator, a payment shall be made from Seller to Purchaser in an amount equal to the excess, if any, of (i) the amount finally determined to be due over (ii) the Parent's Requested Amount or from Purchaser to Seller in an amount equal to the excess, if any, of (i) Parent's Requested Amount over (ii) the amount finally determined to be due.

                           (b) Tax Returns.  Seller shall  prepare,  in a manner
consistent with past practice other than as required by law, all Tax Returns of any Seller's Purchased Subsidiary for any Pre-Closing Period. Seller shall file or cause to be filed when due such Tax Returns described in this Section 6.14(b)(i);

                                   (i)  Parent  shall   prepare  all  other  Tax
         Returns with respect to any Seller's Purchased Subsidiary for taxable periods due to be filed after the Closing Date. With respect to any Tax Return for a Straddle Period, Parent shall deliver a copy of such Tax Return not less than sixty (60) days prior to the Due Date with respect to such Tax Return to Seller for its review and approval, which may not be unreasonably withheld. Seller shall be entitled to object to any items reflected on such Tax Return relating solely to Taxes for which Seller is liable pursuant to this Agreement. If Seller objects (which objection shall be made no later than 30 days before the Due Date), the parties shall attempt to resolve the disagreement. If the parties are unable to resolve the disagreement at least three (3) days prior to the Due Date, the same dispute resolution and payment procedures set forth in Section 6.14(a)(iii) shall apply to this Section 6.14(b)(i).

                                   (ii)  Information  to be  Provided by Seller.
         Seller shall prepare and provide to Parent a package of tax information materials (the "Tax Package") with respect to any and all Tax Returns required to be filed by Parent pursuant to Section 6.14(b)(ii) for any Seller's Purchased Subsidiary which Tax Return is related to any Straddle Period. Such Tax Package shall be completed in accordance with Seller's past practice including past practice as to providing the information, schedules and work papers and as to the method of computation of separate taxable income, tax credits, and other relevant measures of income and credits of Seller's Purchased Subsidiary. Seller shall deliver to Parent the Tax Package for any Tax Return related to any Straddle Period within ninety 90 days after the end of such period.

                           (c)  Assistance  and  Cooperation.  Seller and Parent
agree that, after the Closing Time:



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                                   (i) each party  shall  assist  (and cause its
         Affiliates to assist) the other in preparing any Tax Returns which the other is responsible for preparing and filing;

                                   (ii) the  parties  shall  cooperate  fully in
         preparing for any audits of, or disputes with taxing authorities regarding, any Tax Returns and payments in respect thereof;

                                   (iii) the  parties  shall make  available  to
         each other and to any taxing authority as reasonably requested all relevant books and records relating to Taxes;

                                   (iv) the parties shall provide  timely notice
         to the other in writing of any pending or proposed audits or assessments with respect to Taxes for which the other may have an indemnification obligation under this Agreement;

                                   (v) the parties shall furnish each other with
         copies of all relevant correspondence received from any Tax authority in connection with any audit or information request with respect to any Taxes referred to in subsection (D) above; and

                                   (vi) except as otherwise provided herein, the
         party requesting assistance or cooperation shall bear the other's out-of- pocket expenses in complying with such request to the extent that those expenses are attributable to fees and other costs of unaffiliated third-party service providers other than attorneys' fees.

                           (d)  Maintenance  of Books and Records.  Seller shall
transfer to Parent all books and records in existence on the Closing Date related to any Seller's Purchased Subsidiary. Until the applicable statute of limitations (including periods of waiver) has run for any Tax Returns filed or required to be filed covering the periods up to and including the Closing Date, Parent shall, or cause its Affiliates to, retain all books and records in existence on the Closing Date related to any Seller's Purchased Subsidiary and after the Closing Date will provide Seller access to such books and records for inspection and copying by Seller and its representatives during normal business

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hours upon reasonable request and upon reasonable  notice.  After the expiration of such period, no such books and records shall be destroyed by Parent or its Affiliates without first advising Seller in writing detailing the contents of any such books and records and giving Seller at least 120 days to obtain possession thereof.

                           (e)   Certain Post-Closing Settlement Payments.
                                 ----------------------------------------

                                   (i) Refunds and  Overpayments.  If, after the
         Closing, Parent or its Affiliates (a) receive any refund, or (b) applies any overpayment of Taxes with respect to any Pre-Closing Period (except to the extent reflected in the Financial Statements as a current asset) which, in either case (a) and (b), (i) relate to a Tax paid by any Business Subsidiary or (ii) is the subject of indemnification by Seller, Parent shall promptly pay, or cause to be paid, to Seller an amount in aggregate equal to the refund or overpayment (including interest) received or applied by Parent or its Affiliates. Parent agrees to notify Seller promptly of the receipt of any such refund or application of any such overpayment;

                                   (ii) Subsequent Adjustment. In the event that
         any Tax  refund,  benefit  or savings  described  in any clause of this
         Section 6.14(e) is subsequently reduced as a result of any adjustment required by any Tax authority, this Section 6.14(e) shall be applied, taking into account such adjustment. If Seller, on the one hand, or Parent or its Affiliates, on the other hand, have paid any amount to the other on the basis of the application of this Section 6.14(e) prior to such subsequent adjustment or such subsequent creation of tax attributes (each, a subsequent event) and the amount due pursuant to this Section 6.14(e) taking into account such subsequent event is determined to have changed as a result of such subsequent event, the parties agree to make any payment necessary to settle the difference between the amount previously paid and the amount subsequently determined to be due.

                  Section 6.15 General Cooperation. From the date hereof through the Closing, Seller will use its good faith efforts to operate the Business in such a manner as to achieve a smooth transition consistent with the mutual business interests of Seller, Purchaser's Subsidiary and Purchaser. In this regard, Seller, Purchaser's Subsidiary and Purchaser agree that they will enter into good faith discussions concerning the Business, including, but not limited

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to, personnel policies and procedures, and other operational matters relating to the Business.

                  Section 6.16 Stockholders Meeting. As soon as practicable Seller shall take all action necessary, in accordance with Utah law and other applicable law and its certificate of incorporation and bylaws to convene and hold a special meeting of the stockholders of Seller (the "Stockholders Meeting") for the purpose of considering and voting upon (i) this Agreement and
(ii) a change in Seller's name. The Board of Directors of Seller shall recommend that the holders of shares vote in favor of both the adoption of this Agreement and a change in Seller's name at the Stockholders Meeting. Once the Stockholders Meeting has been called and noticed, Seller shall not postpone or adjourn the Stockholders Meeting (other than for the absence of a quorum) without the consent of Parent unless required by law or court order.

                  Section 6.17 Preparation of Proxy.  Following the date hereof,
Seller shall, as soon as practicable, prepare and file with the Securities and Exchange Commission ("SEC") a preliminary proxy statement relating to the Stockholders Meeting. Seller shall use all reasonable efforts to have the preliminary proxy state ment cleared by the SEC and Seller shall use all reasonable efforts to cause the proxy statement to be mailed to Seller's stockholders as promptly as practicable after the definitive proxy statement is filed with the SEC. No filing of, or amendment or supplement to, or correspondence to the SEC or its staff with respect to, the proxy statement will be made by Seller, without providing Purchaser, Purchaser's Subsidiary and Parent a reasonable opportunity to review and comment thereon. Seller will advise Parent, Purchaser and Purchaser's Subsidiary promptly after it receives notice thereof, of any request by the SEC for the amendment of the proxy statement or comments thereon and responses thereto or requests by the SEC for additional information. All such information shall be treated as confidential information under the terms of the Confidentiality Agreement. If at any time prior to the Stockholders Meeting any information relating to Seller or Parent, or any of their respective affiliates, officers or directors, should be discovered by Seller or Parent which should be set forth in an amendment or supplement to the proxy statement, so that any of such documents would not include any misstatement of a material fact or omit to state any material fact necessary to make the statements therein, in light of the circum stances under which they were made, not misleading, the party which discovers such information

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shall promptly notify the other parties hereto and an appropriate  amend ment or supplement describing such information shall be promptly filed with the SEC and, to the extent required by law, disseminated to the stockholders of Seller.

                  Section 6.18 Lease. Seller and Purchaser shall negotiate in good faith a customary commercial lease agreement to be entered into prior to the Closing pursuant to which Purchaser will lease the real property located at 8805 South Sandy Parkway in Sandy, Utah. The lease shall provide for a one-year term (with a one-year renewal option and a rental fee to be mutually agreed upon by Seller and Purchaser based on current market rates in Sandy, Utah.

                  Section 6.19 Cooperation with Respect to Line of Credit. Between the date hereof and the Closing, Purchaser agrees to use commercially reasonable efforts to secure a $4,500,000 (four million five hundred thousand dollars) all purpose credit facility for the Business (which maybe a refinancing or restructuring of the existing working capital facility between Seller and Wells Fargo) (the "Line of Credit"). Between the date hereof and the Closing, Purchaser and Seller agree to reasonably cooperate in connection with Purchaser's efforts to secure the Line of Credit with Wells Fargo or any other financial institution.

                  Section 6.20 Disclosure Supplements. From time to time prior to the Closing, Seller shall promptly but in no event more than once every thirty days, supplement or amend the Disclosure Schedule with respect to any matter, condition or occurrence hereafter arising which, if existing or occurring at the date of this Agree ment, would have been required to be set forth or described in the Disclosure Sched ule ("New Matter"). Such supplements shall at the minimum include financial statements with respect to Eastern Mining Services and Turon-MSI to the extent not included in the Financial Statements delivered in connection with this Agreement. No supplement or amendment shall be deemed to cure any breach of any representation or warranty made in this Agreement for the purpose of determining satisfaction of the conditions set forth in Article VII hereof provided, however, that if Purchaser elects to close the Transactions contemplated hereby after receiving notice of a New Matter, Purchaser shall not be entitled to indemnification as contemplated under Article IX with respect to such New Matter.

                  Section 6.21 Resolution of Business Conflict. Purchaser and Seller shall cooperate fully with each other and in connection with any steps required to be taken to resolve the business conflict of O'Brien Design Associates, Inc., a Delaware corporation (the "ODA Business Conflict"), which

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will  result  upon  consummation  of  the  transactions   contemplated  by  this
Agreement, and each of them shall use their commercially reasonable efforts to consummate the transactions contemplated herein and to fulfill their obligations hereunder, including, without limitation, causing to be fulfilled at the earliest practical date the conditions precedent set forth in Article VII in order to consummate the Transactions contemplated hereby. Each of Purchaser and Seller shall provide the other with such assistance as may reasonably be requested by either of them in connection with the resolution of the ODA Business Conflict.

                  Section 6.22 Shareholders in Business Subsidiaries. Seller shall use its best efforts to cause each shareholder in its Business Subsidiaries to take all necessary corporate or other actions to to consummate the Transactions.

                  Section 6.23 Further Assurances. Each party shall cooperate with the other, and execute and deliver, or use its commercially reasonable efforts to cause to be executed and delivered, all such other instruments, including instruments of conveyance, assignment and transfer, and to make all filings with and to obtain all consents (including Required Consents), approvals or authorizations of any Govern mental Entity or other regulatory authority or any other Person under any Permit, agreement, indenture or other instrument, and take all such other actions as such party may reasonably be requested to take by the other party hereto from time to time, consistent with the terms of this Agreement, in order to effectuate the provisions and purposes of this Agreement and the transactions contemplated hereby.

                                   ARTICLE VII

                                   CONDITIONS

                  Section 7.1 Conditions to Each Party's Obligation to Effect the Closing. The respective obligation of each party to effect the Closing shall be subject to the satisfaction at or prior to the Closing Date of each of the following conditions:

                           (a)  Statutes;  Court  Orders.  No  statute,  rule or
regulation shall have been enacted or promulgated by any Governmental Entity which prohibits the consummation of the Closing; and there shall be no pending or threatened suit, action, order or injunction of a court of competent jurisdiction or Governmental Entity in effect precluding consummation of the Closing;

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

                           (b)  Lease.  At or prior  to the  Closing  Date,  the
parties will enter into a lease for the real property located at 8805 South Sandy Parkway in Sandy, Utah;

                           (c) HSR Approval. The applicable waiting period under
the HSR Act shall have expired or been terminated; and

                           (d)  Shareholder  Approval.  The Agreement shall have
been approved and adopted by the affirmative vote of the requisite number of shares of the outstanding shares of Seller's common stock.

                  Section 7.2 Conditions to Obligations of Parent, Purchaser and Purchaser's Subsidiary to Effect the Closing. The obligations of Parent, Purchaser and Purchaser's Subsidiary to consummate the Closing shall be subject to the satisfac tion on or prior to the Closing Date of each of the following conditions:

                           (a) Government Action.  There shall not be threatened
or pending any suit, action or proceeding by any Governmental Entity:

                (i) seeking to prohibit or impose any material limitations on Par ent, Purchaser or Purchaser's Subsidiary's ownership or opera tion (or that of any of its Subsidiaries or Affiliates) of all or a material portion of their businesses or assets or the Assets, or to compel Parent, Purchaser or Purchaser's Subsidiary or any of their Subsidiaries or Affiliates to dispose of or hold separate any material portion of the Assets or the business or assets of Parent, Purchaser, Purchaser's Subsidiary or any of their Sub sidiaries or Affiliates;

                (ii) seeking to restrain or prohibit the consummation of the Closing or the performance of any of the other Transactions, or seeking to obtain from Parent, Purchaser, Purchaser's Subsidiary or any of their Subsidiaries any damages that are material;

                (iii) seeking to impose material limitations on the ability of Parent, Purchaser or Purchaser's Subsidiary, or rendering Purchaser or Purchaser's Subsidiary unable, to accept for payment or pay for or purchase some or

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                           all of the  Assets or  otherwise  to consum  mate the
                           Closing;

                (iv) seeking to impose material limitations on the ability of Parent, Purchaser or Purchaser's Subsidiary effectively to exercise full rights of ownership of the Assets; or

                (v) which otherwise is reasonably likely to have a Material Ad verse Effect; or

any other action shall be taken by any Governmental Entity, other than the application to the Transactions of applicable waiting periods under the HSR Act, that is reason ably likely to result, directly or indirectly, in any of the consequences referred to in clauses (i) through (v) above.

                           (b) Opinion of Seller's  Counsel.  Seller  shall have
delivered to Purchaser at the Closing an opinion of Seller's counsels, dated the Closing Date, in form and substance satisfactory to Purchaser, to the effect that:

                                   (i) Except as specified in Section  7.2(b)(i)
         of the Disclosure Schedule, all the outstanding capital stock of each Business Subsidiary is owned directly or indirectly by Seller and is validly issued, and nonassessable, and to the knowledge of such Seller's counsel there are no outstanding options, rights or agreements of any kind relating to the issuance, sale or transfer of any capital stock or other equity securities of any such Subsidiary to any Person;

                                   (ii)  Each  Business   Subsidiary  (x)  is  a
         corporation or other entity duly organized, validly existing and in good standing under the laws of its state of incorporation; and (y) has full corporate power and authority to carry on its business as it is now being conducted and to own the properties and assets it now owns;

                                   (iii)  Seller  has full  corporate  power and
         authority to execute and deliver this Agreement, and to consummate the Transactions. The execution, delivery and performance by Seller of this Agreement and the consummation by it of the Transactions, have been duly authorized by Seller's Board of Directors and approved by Seller's shareholders, and no other corporate action on the part of Seller is

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

         necessary to authorize the execution and delivery by Seller of this Agreement or the consummation by it of the Transactions;

                                   (iv) This  Agreement  has been duly  executed
         and delivered by Seller and, assuming due and valid authoriza tion, execution and delivery thereof by Parent, Purchaser and Purchaser's Subsidiary, this Agreement is a valid and binding obligation of Seller enforceable against Seller in accordance with its terms except (a) as limited by applicable bankruptcy, insolvency, reorganization, moratorium, fraudulent conveyance and other similar laws of general application affecting enforcement of creditors' rights generally and
         (b)  the  availability  of  the  remedy  of  specific   performance  or
         injunctive or other forms of equitable relief may be subject to equitable defenses and would be subject to the discretion of the court before which any proceeding therefor may be brought;

                                   (v)   Except   for  the   filings,   permits,
         authorizations, consents and approvals as may be required under, and other  applicable  requirements  of, the  Exchange  Act, the HSR Act and state  securities or blue sky laws,  none of the execution,  delivery or perfor mance of this Agreement by Seller, the consummation by Seller of the Transactions or compliance by Seller with any of the provisions hereof will (w) conflict with or result in any breach of any provision of the certificate of incorporation, the by-laws or similar organizational docu ments of Seller or any Business Subsidiary, (x) require any filing with, or permit, authorization, consent or approval of, any Governmental Entity which have not been obtained, or (y) to the knowledge of such counsel, violate any order, writ, injunction, decree, statute, rule or regulation applicable to Seller, any Business Subsidiary or any of their properties or assets, excluding from the foregoing clauses (x) and (z) such violations, breaches or defaults which would not, individually or in the aggregate, have a Material Adverse Effect on the Business and the Business Subsid iaries, taken as a whole;

                                   (vi)   Except   as  set   forth  in   Section
         7.2(b)(vi) of the Disclosure Schedule, to such counsel's knowledge, no consent of any Person is necessary to the consummation of the Transac



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         tions, including consents from parties to loans,  contracts,  leases or other agreements and consents from governmental agencies, whether federal, state or local;

                                   (vii)   Except  as  set   forth  in   Section
         7.2(b)(vii) of the Disclosure Schedule, to such counsel's knowledge, there is no action, suit, inquiry, proceeding or investigation by or before any court or governmental or other regulatory or administrative agency or commission pending or threatened against or involving Seller or any Business Subsidiary, or which questions or challenges the validity of this Agreement or any action taken or to be taken by Seller or any Business Subsidiary pursuant to this Agreement or in connection with the Transac tions other than to contracts or agreements which the parties have deemed to be non-Material Contracts;

                                   (viii) no facts have come to the attention of
         such counsel which would lead such counsel to believe that any repre sentation or warranty of Seller contained herein or in the Disclosure Schedule or any supplement thereto is incorrect or misleading;

                                   (ix)   Except   as  set   forth  in   Section
         7.2(b)(ix) of the Disclosure Schedule, to such counsel's knowledge, neither Seller (with respect to the Business) nor any Business Subsidiary is subject to any judgment, order or decree which may have an adverse effect on its business practices or on its ability to acquire any property or conduct its business in any area; and

                                   (x) Except as set forth in Section  7.2(b)(x)
         of the Disclosure Schedule, to such counsel's knowledge, no notice, charge, claim, action or assertion has been received by Seller or any Business Subsidiary or has been filed, commenced or threatened against Seller or any Business Subsidiary alleging any violation of any of the foregoing.

                           (c)  Consents  Obtained.  All  Required  Consents and
approvals of any Person necessary to the consummation of the Closing and the other Transactions, including Required Consents and approvals from parties to loans, contracts, Leases or other agreements and consents and approvals from Governmental Entities, whether federal, state, local or foreign shall have been

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

obtained, and a copy of each such Required Consent or approval shall have been provided to Purchaser at or prior to the Closing. All Permits necessary for the operation of the Business and the Business Subsidiary's business either have been transferred to Parent, Purchaser or Purchaser's Subsidiary or have been obtained by Purchaser and its Subsidiaries.

                           (d)  Material  Adverse  Effect.  There shall not have
occurred any Material Adverse Effect or any development that, insofar as reasonably can be foreseen, is reasonably likely to result in a Material Adverse Effect;

                           (e)  Representations  and  Warranties.   All  of  the
representations and warranties of Seller set forth in this Agreement that are qualified as to materiality shall be true and complete and any such representations and warranties that are not so qualified shall be true and complete in all material respects, in each case as of the date of this Agreement and as of the Closing Date, other than repre sentations and warranties that speak as of a specific date or time (which need only be so true and correct as of such date or time);

                           (f) Seller's  Performance of Covenants.  Seller shall
not have failed to perform in any material respect any obligation or to comply in any material respect with any agreement or covenant of Seller to be performed or complied with by it under this Agreement;

                           (g) Line of Credit.  At or prior to the Closing Date,
Parent or Purchaser will have obtained on terms reasonably acceptable to the Parent or Pur chaser the Line of Credit;

                           (h)  Licence  Agreement.  At or prior to the  Closing
Date, Seller shall have entered into a renegotiated license agreement with B.M.E. on terms set forth on Section 7.2(h) of the Disclosure Schedule or on such other terms which are reasonably acceptable to Parent and Purchaser;

                           (i) Certificate of Seller's  Officers.  Purchaser and
Purchaser's Subsidiary shall have received from Seller a certificate, dated the Closing Date, duly executed by the Chairman of the Board or the President, and the Chief Financial Officer, Chief Accounting Officer, Treasurer or Controller of Seller, satisfactory in form to Purchaser and Purchaser's Subsidiary, to the effect of para graphs (c), (d), (e) and (f) above; and

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                           (j) Purchaser shall have received (i) a certification
of non- foreign status for Seller or any Business Subsidiary that is selling assets pursuant to this Agreement in the form and manner which complies with the requirements of Section 1445 of the Code and the regulations promulgated thereunder and (ii) any other certifications which may be required under Applicable Law stating that, except for Transfer Taxes for which Purchaser is responsible under Section 10.1 hereof, no Taxes are due to any taxing authority for which the Purchaser could have liability to withhold and pay with respect to the transfer of the Assets.

The foregoing conditions are for the sole benefit of Purchaser and Purchaser's Subsidiary and may be waived by either Purchaser or Purchaser's Subsidiary, in whole or in part, at any time and from time to time in the sole discretion of Purchaser or Purchaser's Subsidiary. The failure by Purchaser or Purchaser's Subsidiary at any time to exercise any of the foregoing rights shall not be deemed a waiver of any such right and each such right shall be deemed an ongoing right which may be asserted at any time and from time to time.

                           (k)  Resolution of ODA Business  Conflict.  Purchaser
shall have obtained with the cooperation of Seller, on terms satisfactory to Purchaser and its counsel, resolution of the ODA Business Conflict.

                           (l) Due Diligence.  Purchaser  shall have completed a
due diligence review of the Domestic Business and Seller's Purchased Subsidiaries and such due diligence review shall not reveal any facts, developments or circumstances that cause or are reasonably likely to cause a Material Adverse Effect.

                           (l) Name  Change.  Seller shall have changed its name
in a manner reasonably satisfactory to Purchaser.

                Section 7.3   Conditions to Obligations of  Seller to Effect the
                              --------------------------------------------------
                              Closing.
                              -------

                           (a)  Representations  and  Warranties.   All  of  the
representations and warranties of each of Parent, Purchaser's Subsidiary and Purchaser set forth in this Agreement that are qualified as to materiality shall be true and complete and any such representations and warranties that are not so qualified shall be true and complete in all material respects, in each case as

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of  the  date  of  this  Agreement  and  as of  the  Closing  Date,  other  than representations and warranties that speak as of a specific date or time (which need only be so true and correct as of such date or time).

                           (b)    Parent's,    Purchaser's    and    Purchaser's
Subsidiary's Performance of Covenants Breach. Parent, Purchaser and Purchaser's Subsidiary shall not have failed to perform in any material respect any material obligation or to comply in any material respect with any agreement or covenant of Parent, Purchaser and Purchaser's Subsidiary to be performed or complied with by it under this Agreement;

                           (c)   Certificate   of  Parent's,   Purchaser's   and
Purchaser's  Subsidiary's Officers.  Seller shall have received from Purchaser's
Subsidiary, Purchaser and Parent a certificate, dated the Closing Date, duly executed by the Chairman of the Board or President, and the Chief Financial Officer, Chief Account ing Officer, Treasurer or Controller, of the Parent, Purchaser, and Purchaser's Subsid iary satisfactory in form to Seller, to the effect of (a) and (b) above.

                           (d) Government Action.  There shall not be threatened
or pending any suit, action or proceeding by any Governmental Entity: seeking to impose material limitation on the ability of, or rendering Seller unable, to accept for payment or pay for or purchase some or all of the Assets or otherwise to consummate the Closing.

                           (e) Line of Credit.  At or prior to the Closing Date,
Seller will have obtained a release of liabilities arising form its existing line of credit.

                           (f)  Resolution  of  ODA  Business  Conflict.  If the
resolution  of the ODA  Business  Conflict  involves  and  impacts  Seller,  the resolution of the ODA Business Conflict shall be on terms reasonably satisfactory to Seller and its counsel.

                           (g)  Consents.  All  consents  and  approvals  of any
Person necessary to the consummation of the Closing and the other Transactions, including Required Consents and approvals from parties to loans, contracts, Leases or other agreements and consents and approvals from Governmental Entities, whether federal, state, local or foreign shall have been obtained, and a copy of each such Required Consent or approval shall have been provided to Seller at or prior to the Closing.

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                           (h) Nevada  Loan.  At or prior to the  Closing  Date,
Seller will have received a payment guarantee from Parent with respect to Purchaser's obligations under the Nevada Loan.

                                  ARTICLE VIII

                                   TERMINATION

                 Section 8.1 Termination. This Agreement may be terminated or abandoned at any time prior to the Closing Date:

                           (a) By the mutual  written  consent of Purchaser  and
Seller;

                           (b) By either  Purchaser,  Purchaser's  Subsidiary or
Seller if any Governmental Entity shall have issued an order, decree or ruling or taken any other action (which order, decree, ruling or other action the parties hereto shall use their reasonable efforts to lift), which permanently restrains, enjoins or otherwise prohibits the acquisition by Purchaser or Purchaser's Subsidiary of the Business or any of the Business Subsidiaries and such order, decree, ruling or other action shall have become final and non-appealable;

                           (c) By either  Purchaser,  Purchaser's  Subsidiary or
Seller upon written notice given to the other party in the event that the Closing shall not have taken place on or before June 30, 2001; provided, that the failure of the Closing to occur on or before such date is not the result of a breach of any covenant, agree ment, representation or warranty hereunder by the party seeking such termination;

                           (d) By either  Purchaser,  Purchaser's  Subsidiary or
Seller upon written notice given to the other party in the event that the Transactions contem plated by this Agreement are not approved and adopted at the Stockholders Meeting by the affirmative vote of the requisite number of shares of the outstanding shares of Seller's common stock;

                           (e) By Seller:

                                   (i)  if  Parent,   Purchaser  or  Purchaser's
         Subsidiary  shall have  breached  in any  material  respect  any of its

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         represen tations,  warranties,  covenants or other agreements contained in this Agreement, which breach cannot be or has not been cured within 30 days after the giving of written notice by Seller to Parent, Purchaser or Pur chaser's Subsidiary specifying such breach; or

                                   (ii) if Seller has entered into an agree ment
         with respect to a Superior Proposal or Seller or the Board of Direc tors of Seller has approved or recommended a Superior Proposal in accordance with Section 6.5(b), provided Seller has complied with all provisions of Section 6.5, including the notice provisions therein, and that simultaneously with the termination of this Agreement Seller makes payment to the Parent as provided in Section 8.2(b);

                          (f)    By Parent, Purchaser or Purchaser's Subsidiary:

                                   (i) if  Seller  shall  have  breached  in any
         material respect any of its representations, warranties, covenants or other agreements contained in this Agreement, which breach cannot be or has not been cured within 30 days after the giving of written notice by Parent, Purchaser or Purchaser's Subsidiary to Seller specifying such breach;

                                   (ii)  if  the  investigation  referred  to in
         Section 6.2(e) reveals any environmental condition at, on, under or in relation to, all or any portion of the Assets (including all Real Property) or the business conducted thereat that could, in Purchaser's or Purchaser's Subsidiary's sole and absolute opinion, subject the Business, Purchaser, Purchaser's Subsidiary or any of their Affiliates to (x) environmental liability or potential environmental liability arising out of, resulting from or relating to any Environmental Claim,
         (y) any investigation, audit, enforcement action, administrative or court proceeding, or any other proceeding, by or on behalf of any Governmental Entity or (z) liability under any Environmental Laws;

                                   (iii) if, prior to the Closing,  the Board of
         Directors of Seller shall have withdrawn, or modified or changed in a manner adverse to Parent, Purchaser, or Purchaser's Subsidiary its ap proval or recommendation of the Agreement or shall have recommended or approved, or announced a neutral position with respect to, an Acquisi

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         tion  Proposal or upon  request of Parent,  Purchaser,  or  Purchaser's
         Subsid iary shall fail to reaffirm its approval and recommendation of this Agree ment;

                                   (iv) if  there  shall  have  been a  material
         breach by Seller of any provision of Section 6.5; or

                                   (v) there shall have  occurred  any  Material
         Adverse Effect or any development that, insofar as reasonably can be foreseen, is reasonably likely to result in any Material Adverse Effect.

                 Section 8.2        Effect of Termination.
                                    ---------------------

                           (a) In the event of the termination or abandonment of
this Agreement by any party hereto pursuant to the terms of this Agreement, written notice thereof shall forthwith be given to the other party or parties specifying the provision hereof pursuant to which such termination or abandonment of the Agreement is made, and there shall be no liability or obligation thereafter on the part of Parent, Purchaser, Purchaser's Subsidiary or Seller except (A) for fraud, (B) for breach of this Agreement prior to such termination or abandonment of the Transactions, (C) as set forth in Section 8.2(b) hereof and (D) as set forth in Section 10.1.

                           (b)  If  (x)   Parent,   Purchaser   or   Purchaser's
Subsidiary terminates this Agreement pursuant to Section 8.1(f)(iii) or Section 8.1(f)(iv), or (y) Seller terminates this Agreement pursuant to Section 8.1(e)(ii), or (z) either Parent, Purchaser or Purchaser's Subsidiary terminates this Agreement pursuant to Section 8.1(d) and at the time of the Stockholders Meeting an acquisition proposal is pending then in each case, Seller shall pay, or cause to be paid to Parent, at the time of termination, an amount equal to $200,000 (two hundred thousand dollars) (the "Termination Fee") plus an amount equal to Parent's, Purchaser's and Purchaser's Subsidiary's actual and reasonably documented out-of-pocket expenses (the "Ex penses") incurred by
Parent, Purchaser or Purchaser's Subsidiary in connection with the this Agreement and the consummation of the Transactions, which Expenses shall not exceed $500,000 (five hundred thousand dollars). In addition, if this Agreement is terminated by Parent, Purchaser's Subsidiary or Purchaser pursuant to Section 8.1(f)(i) and if Seller shall thereafter, within 12 months after such

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termination,  enter into an agreement with respect to any Acquisition  Proposal, then Seller shall pay the Termination Fee concurrently with entering into any such agreement and Seller shall pay Parent the Expenses. Any payments required to be made pursuant to this Section 8.2(b) shall be made by wire transfer of same day funds to an account designated by Parent.

                  Section 8.3 Extension; Waiver. At any time prior to the Closing, each of the parties hereto may (i) extend the time for the performance of any of the obligations or acts of the any other party hereto, (ii) waive any inaccuracies in the representations and warranties of the other party contained herein or in any document delivered pursuant hereto, (iii) waive compliance with any of the agreements of the other party contained herein or (iv) waive any condition to its obligations hereunder. Any agreement on the part of a party hereto to any such extension or waiver shall be valid only if set forth in a written instrument signed on behalf of such party.

                                   ARTICLE IX

                                 INDEMNIFICATION

                 Section 9.1        Indemnification; Remedies.
                                    -------------------------

                           (a) Seller shall indemnify,  defend and hold harmless
the Purchaser Indemnified Persons from and against and in respect of (x) all Purchaser Losses and (y) all Retained Liabilities (including those Liabilities arising from Seller's Foreign Subsidiaries which would be considered Retained Liabilities as provided in Section 2.4 hereof).

                           (b) Seller shall indemnify,  defend and hold harmless
the Purchaser Indemnified Persons from and against and in respect of:

                                   (i) any and all Taxes  imposed  upon  Parent,
         Purchaser, Purchaser's Subsidiary, any Affiliate of Parent or any Seller's Purchased Subsidiary attributable to the Assets or Business or the operations or the income of Seller or any Business Subsidiary (provided that with respect to Taxes imposed on any Seller's Purchased Subsidiary, solely to the extent such Taxes exceed the amounts shown as reserved for Taxes on the Statement of the Closing Date Net Assets with respect to such Seller's Purchased Subsidiary) with respect or pursuant

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         to (w) any Pre-Closing  Period,  (x) any Straddle Period, but only with respect to the Pre-Closing Straddle Period and in the manner provided in Section 6.14(a) and (y) a breach or inaccuracy in any representation contained in Section 4.24 of this Agreement or any covenant of Seller set forth in Section 6.14 or this Article IX; and

                                   (ii) any withdrawal  liability under ERISA to
         which the Purchaser or Purchaser's Subsidiary becomes liable arising solely as a result of any complete or partial withdrawal from any multi-employer plan (as defined in Section 3(37) or Section 4001(a)(3) of ERISA or Section 414(f) of the Code) by Seller or any ERISA Affiliate.

                           (c)  Seller's   indemnification   obligations   under
Sections   9.1(a)  and  9.1(b)  shall  be  subject  to  each  of  the  following limitations:

                                   (i)  Seller's   indemnification   obligations
         relating to (A) ERISA Claims shall survive only until the sixth anniver sary of the Closing Date and (B) Tax Claims shall survive until six months after the expiration of the applicable tax statute of limitations (as the same may be extended). No claim for the recovery of any Tax Claims or ERISA Claims may be asserted by any Purchaser Indemnified Person after the expiration of the applicable indemnification period; provided, however, that claims first asserted in writing by any Purchaser Indemni fied Person with reasonable specificity prior to the expiration of the applicable indemnification period shall not thereafter be barred by the expiration of the applicable indemnification period; and

                                   (ii) No indemnification  for Purchaser Losses
         related to breaches of  representations  and warranties  asserted under
         Section 9.1(a) including with regard to Seller's Foreign Subsidiaries shall be required until such Purchaser Losses exceed $50,000, and then such Purchaser Losses, shall be indemnified from the first dollar of Purchaser Losses.

                                   (iii)  Except  as  provided  in this  Section
         9.1(c)(iii), no indemnification for Purchaser Losses related to breaches of representations and warranties relating to Seller's Foreign Subsidiaries or to the deemed "Retained Liabilities" of the Seller's Foreign Subsidiaries asserted under Section 9.1(a)(y) hereof shall exceed $500,000 (five hundred thousand dollars) with respect to each Seller's Foreign Subsidiary provided that there will be no

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

         indemnification for Purchaser Losses related to breaches of representations and warranties relating to Turon MSI or to the deemed "Retained Liabilities" of Turon MSI asserted under Section 9.1(a)(y) hereof.

                           (d)  Purchaser  and  Purchaser's   Subsidiary   shall
indemnify and hold Seller Indemnified Persons harmless from and against, Seller Losses all liability, demands, claims, actions or causes of action, assessments, losses, damages, costs and expenses (including, without limitation, reasonable attorneys' fees and expenses) imposed on, sustained, incurred or suffered by Seller, directly or indirectly, by reason of or resulting from any and all Taxes imposed upon any Seller's Purchased Subsidiary with respect or pursuant to (i) any taxable period beginning after the Closing Date and (ii) any Straddle Period, but only for taxes with respect to the portion of such Straddle Period which is not attributable to a Pre-Closing Straddle Period in the manner provided in Section 6.14(a) hereof.

                           (e) Without  regard to the  limitations  set forth in
Section 9.1(c)(iii), the aggregate liability of Seller for breaches in the representations and warranties included in this Agreement shall not exceed $6,000,000 (six million dollars) ("Seller's Indemnification Amount").

                  Section 9.2 Notice of Claim; Defense. Purchaser or Purchaser's Subsidiary on one hand and Seller on the other hand shall give each other prompt notice of any third-party claim that may give rise to any indemnification obligation under this Article IX, together with the estimated amount of such claim, and Seller shall have the right to assume the defense (at Seller's expense) of any such claim through counsel of Seller' own choosing by so notifying Purchaser or Purchaser's Subsidiary within 30 days of the first receipt by Seller of such notice from Purchaser; provided, however, that any such counsel shall be reasonably satisfactory to Purchaser or Purchaser's Subsidiary. Failure to give such notice shall not affect the indemnifica tion obligations hereunder in the absence of actual and material prejudice. If, under applicable standards of professional conduct, a conflict with respect to any significant issue between any Purchaser Indemnified Person and Seller exists in

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respect of such  third-party  claim,  Seller shall pay the  reasonable  fees and expenses of such additional counsel as may be required to be retained in order to eliminate such conflict. Seller shall be liable for the fees and expenses of counsel employed by Purchaser or Pur chaser's Subsidiary for any period during which Seller has not assumed the defense of any such third-party claim (other than during any period in which Purchaser or Purchaser's Subsidiary will have failed to give notice of the third-party claim as provided above). If Seller assumes such defense, Purchaser or Purchaser's Subsidiary shall have the right to participate in the defense thereof and to employ counsel, at its own expense, separate from the counsel employed by Seller, it being understood that Seller shall control such defense. If Seller chooses to defend or prosecute a third-party claim, Purchaser or Purchaser's Subsidiary shall cooperate in the defense
or  prosecution  thereof,   which  cooperation  shall  include,  to  the  extent
reasonably requested by Seller, the retention, and the provision to Seller, of records and informa tion reasonably relevant to such third-party claim, and making employees of the Business available on a mutually convenient basis to provide additional information and explanation of any materials provided hereunder. If Seller chooses to defend or prosecute any third-party claim, Purchaser shall agree to any settlement, compromise or discharge of such third-party claim that Seller may recommend and that, by its terms, discharges Purchaser, Purchaser's Subsidiary and any of their Affiliates from the full amount of liability in connection with such third-party claim; provided, however, that, Seller shall not consent to, and Purchaser shall not be required to agree to, the entry of any judgment or enter into any settlement that (i) provides for injunc tive or other non-monetary relief affecting Purchaser, Purchaser's Subsidiary or any of their Affiliates or (ii) does not include as an unconditional term thereof the giving of a release from all liability with respect to such claim by each claimant or plaintiff to each Purchaser Indemnified Person that is the subject of such third-party claim.

                 Section 9.3       Procedures Related to Tax Contests.
                                   ----------------------------------

                           (a)  Notice  Requirement.  Seller  and  Parent  shall
promptly notify the other in writing upon receipt by either or any of their Affiliates of notice of any pending or threatened Tax Audit which may materially affect the liability for Taxes for which Seller would be required to indemnify Parent, any of its Affiliates or any Seller's Purchased Subsidiary pursuant to
Section 9.1(b)(i) or for which Parent would be required to indemnify Seller pursuant to Section 9.1(d).

                           (b) If such Tax Audit involves solely Taxes for which
Seller is liable (taking into consideration any indemnification obligation pursuant to this Agreement), Seller shall at its expense control the complete defense and settlement of the interests of itself and each other party in such Tax Audit, provided that Seller notifies Parent in writing within thirty (30)

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days of receiving  notice from Parent under  Section  9.3(a).  Seller shall keep
Parent informed about, and shall allow Parent to participate in, at its sole expense, the defense of any such Tax Audit. Seller shall not pay, discharge, settle, compromise, litigate, or otherwise dispose (collectively, "dispose") of any item subject to such Tax Audit without obtaining the prior written consent of Parent, which consent shall not be unreasonably withheld or delayed; such consent shall be deemed not to be unreasonably withheld or delayed if the disposition of any item would result in an increase in the liability for Taxes of Parent or any Affiliate of Parent.

                           (c) If Seller does not provide  Parent with notice as
required under this Section 9.3(b), Parent shall control the defense of any Tax Audit involving solely Taxes for which Seller is liable (taking into account any indemnification obligation imposed pursuant to this Agreement) and shall be entitled to dispose of such item subject to Tax Audit without the written consent of Seller. If, prior to Parent reaching a proposed settlement with respect to such Tax Audit, Seller notifies Parent that it desires to participate in such Tax Audit, Seller shall be entitled to do so provided that Seller doing so would not prejudice Parent with respect to the Tax authorities dealing with such audit and Seller shall pay to Parent, prior to Seller assuming control of such Tax Audit, Parent's costs and expenses (including attorneys' fees, other out-of-pocket costs and any allocable costs) incurred to date in handling such Tax Audit. Thereafter, the provisions of Section 9.3(b) shall govern the han dling of such Tax Audit.

                           (d) If a Tax Audit  involves  Taxes  for  which  both
Seller and Parent may be liable, Parent shall at its expense control the complete defense and settlement of the interests of itself and each other party in such Tax Audit; provided, however, that (i) Parent shall keep Seller informed about, and shall consult with Seller in good faith about, any items in such Tax Audit with respect to Taxes for which Seller is liable and (ii) Parent shall not be entitled to dispose of any item subject to such Tax Audit with respect to Taxes for which Seller is liable without obtaining the prior consent of Seller, which consent shall not be unreasonably withheld.

                           (e)  Parent,  in  its  sole  discretion  and  at  its
expense, shall control the complete defense and settlement of the interests of itself and each other party in any other Tax Audit.

                  Section  9.4   Survival   of   Indemnification   Claims.   The
indemnification obligations set forth in this Article IX shall survive the Closing.

                  Section 9.5 Tax Effect of Indemnification Payments. All indemnity payments made by Seller to Purchaser Indemnified Persons, or by Purchaser Indemni fied Persons to Seller, pursuant to this Agreement shall be treated for all Tax purposes as adjustments to the consideration paid with respect to the Assets.

                  Section 9.6 Effect of Investigation. The right to indemnification, payment of Purchaser Losses or for other remedies based on any representation, warranty, covenant or obligation of Seller contained in or made pursuant to this Agreement shall not be affected by any investigation conducted with respect to, or any knowledge acquired (or capable of being acquired) at any time, whether before or after the execution and delivery of this Agreement or the date the Closing occurs, with respect to the accuracy or inaccuracy of or compliance with, any such representation, warranty, covenant or obligation. The waiver of any condition to the obligation of Purchaser or Purchaser's Subsidiary to consummate the Transactions, where such condition is based on the accuracy of any representation or warranty, or on the performance of or compliance with any covenant or obligation, shall not affect the right to indemnification, payment of Purchaser Losses, or other remedy based on such representation, warranty, covenant or obligation.

                  Section  9.7  Survival  of  Covenants,   Representations   and
Warranties. Except for the representations and warranties set forth in Section 4.1, Section 4.2, Section 4.12, Section 4.16, Section 4.24, Section 4.28,
Section 4.29, Section 4.32 and Section 6.14 each of which shall survive forever, the remaining representations and warranties of Seller made herein or in any other documentation delivered pursuant to this Agreement and the covenants and agreements to be performed on or prior to the Closing Date shall survive until April 30, 2002; provided, that (a) expiration of a representation, warranty, covenant or agreement shall not affect the obligations of a party with respect to claims for indemnification for which notice has been given to the indemnifying party in accordance with this Article IX prior to such expiration and (b) all covenants, agreements and indemnification matters that contemplate or may involve actions to be taken or obligations in effect after the Closing shall survive the Closing Date.

                  Section 9.8 Right of Offset. The parties hereto agree that in the event a claim for indemnification by a Purchaser Indemnified Person is not paid within thirty (30) days of reaching an agreement thereof or a court

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determination that Seller has an indemnifiable obligation,  Purchaser and Parent shall have the uncondi tional right to offset, on a dollar for dollar basis, against the principal payments on the Nevada Loan, in the reverse order of maturity, the amount of any such claim for indemnification made by a Purchaser Indemnified Person pursuant to Article IX hereof.

                                    ARTICLE X

                                  MISCELLANEOUS

                  Section 10.1 Fees and Expenses. All costs and expenses incurred in connection with this Agreement and the consummation of the Transactions shall be paid by the party incurring such expenses, except as specifically provided to the contrary in this Agreement and except as provided in Section 8.2(b) and as follows:

                           (a)   Purchaser   shall  bear  the  fee   payable  in
connection with the Pre-Merger Notification filing required by the HSR Act; and

                           (b) All Transfer  Taxes arising out of, in connection
with or attributable to the transactions effected pursuant to this Agreement shall be borne and paid by the party on whom the law imposes the primary obligation to pay such Transfer Tax. Notwithstanding Section 6.14(b), the Transfer Tax payor shall prepare and timely file all relevant Tax Returns required to be filed in respect of such Transfer Tax, pay the Transfer Tax shown on such Tax Return, and notify the other parties in writing of the Transfer Tax shown on such Tax Return and how such Transfer Tax was calculated. The party making such Transfer Tax payment shall provide the other party for its review and comment a copy of the Transfer Tax Return at least ten (10) days prior to the Due Date for filing such Tax Return. The Parties shall attempt to resolve any disagreement with respect to the contents of the Transfer Tax Return prior to filing. If any disagreements cannot be resolved, the Transfer Tax Return shall be filed as prepared by the Transfer Tax Payor.

                  Section 10.2 Amendment and Modification. This Agreement may be amended, modified and supplemented in any and all respects, but only by a written instrument signed by all of the parties hereto expressly stating that such instrument is intended to amend, modify or supplement this Agreement.

                  Section 10.3 Notices. All notices and other communications hereun der shall be in writing and shall be deemed given when delivered personally, telecopied (which is confirmed) or sent by an overnight courier service, such as Federal Express, to the parties at the following addresses (or at such other address for a party as shall be specified by such party by like notice):

if to Parent, Purchaser or Purchaser's Subsidiary, to:

                           Union Espanola de Explosivos S.A.
                           Av. Del Partenon, 16-5a Pl.
                           Campo de las Naciones
                           28042 Madrid, Spain

                           Attention:      Jose Fernando Sanchez-Junco
                                                   and
                                           Carlos Gastanaduy
                           Telephone:      34-91-722-0100
                           Telocopy:       34-91-722-0101



                           with a copy (which shall not constitute notice) to:

                           Skadden, Arps, Slate, Meagher & Flom LLP
                           Four Times Square
                           New York, New York 10036

                           Attention:      Paul T. Schnell, Esq.
                                                   and
                                           Richard J. Grossman, Esq.
                           Telephone:       (212) 735-3000
                           Telecopy:        (212) 735-2000

                            and
if to Seller, to:

                           Mining Services International Corporation
                           8805 South Sandy Parkway
                           Sandy, Utah 84070-6408

                           Attention: John T. Day, Sc.D.
                           Telephone: (801) 233-6000
                           Telecopy: (801) 233-6004

                           with a copy to:

                           Parr Waddoups Brown Gee & Loveless
                           185 South State Street. Suite 1300
                           Salt Lake City, Utah 84111

                           Attention: Scott W. Loveless, Esq.
                           Telephone: (801) 532-7840
                           Telecopy:  (801) 532-7750

or to such other address as a party may from time to time designate in writing in accordance with this section. Each notice or other communication given to any party hereto in accordance with the provisions of this Agreement shall be deemed to have been received (a) on the Business Day it is sent, if sent by personal delivery, or (b) on the first Business Day after sending, if sent by overnight delivery, properly addressed and prepaid or (c) upon receipt, if sent by mail (regular, certified or registered); provided, however, that notice of change of address shall be effective only upon receipt. The parties agree that delivery of process or other papers in connection with any such action or proceeding in the manner provided in Section 10.3, or in such other manner as may be permitted by law, shall be valid and sufficient service thereof.

                  Section 10.4 Counterparts. This Agreement may be executed in one or more counterparts, all of which shall be considered one and the same agreement and shall become effective when two or more counterparts have been signed by each of the parties and delivered to the other parties.

                  Section 10.5 Entire Agreement; No Third Party Beneficiaries. This Agreement, the Disclosure Schedule and other schedules, annexes, and exhibits hereto and the Confidentiality Agreement (a) constitute the entire agreement and supercede all prior agreements and understandings, both written and oral, among the parties with respect to the subject matter hereof and thereof and supersede and cancel all prior agreements, negotiations, correspondence, undertakings, understandings and communications of the parties, oral and written, with respect to the subject matter hereof, and (b) are not intended to confer upon any Person other than the parties hereto and thereto any rights or remedies hereunder.

                  Section 10.6 Severability. Any term or provision of this Agreement that is held by a court of competent jurisdiction or other authority to be invalid, void or unenforceable in any situation in any jurisdiction shall not affect the validity or enforceability of the remaining terms and provisions hereof or the validity or enforceability of the offending term or provision in any other situation or in any other jurisdiction. If the final judgment of a court of competent jurisdiction or other authority declares that any term or provision hereof is invalid, void or unenforceable, the parties agree that the court making such determination shall have the power to reduce the scope, duration, area or applicability of the term or provision, to delete specific words or phrases, or to replace any invalid, void or unenforceable term or provision with a term or provision that is valid and enforceable and that comes closest to expressing the intention of the invalid or unenforceable term or provision.

                  Section 10.7 Governing Law. This Agreement shall be governed by and construed in accordance with the laws of the State of Delaware without giving effect to the principles of conflicts of law thereof.

                Section 10.8 Enforcement; Venue. The parties agree that irreparable damage would occur in the event that any of the provisions of this Agreement were not performed in accordance with their specific terms or were otherwise breached. It is accordingly agreed that the parties shall be entitled to an injunction or injunctions to prevent breaches of this Agreement and to enforce specifically the terms and provisions of this Agreement in any court of the United States located in the State of Delaware or in Delaware state court, this being in addition to any other remedy to which they are entitled at law or in equity. In addition, each of the parties hereto (a) consents to submit itself to the personal jurisdiction of any Federal court located in the State of Delaware or any Delaware state court in the event any dispute arises out of this Agreement or any of the Transactions, (b) agrees that it shall not attempt to deny or defeat such personal jurisdiction by motion or other request for leave from any such court and (c) agrees that it shall not bring any action relating to this Agreement or any of the Transactions in any court other than a Federal or state court sitting in the State of Delaware.

                  Section 10.9 Election of Remedies. Neither the exercise of nor the failure to exercise a right of set-off or to give notice of a claim under this Agreement will constitute an election of remedies or limit Purchaser or Purchaser's Subsidiary or any of the Purchaser Indemnified Persons on the one hand, or Seller or any of the Seller Indemnified Persons on the other hand, in any manner in the enforcement of any other remedies that may be available to any of them, whether at law or in equity.

                  Section 10.10 Assignment. Neither this Agreement not any of the rights, interests or obligations hereunder shall be assigned by any of the parties hereto (whether by operation of law or otherwise) without the prior written content of the other parties, except that Purchaser or Purchaser's Subsidiary may assign, in their sole discretion, any or all of their rights and interests hereunder to any direct or indirect wholly owned Subsidiary of Parent. Subject to the preceding sentence, this Agreement shall be binding upon, inure to the benefit of and be enforceable by the parties and their respective successors and assigns.

                  Section 10.11 Headings. The article, section, paragraph and other headings contained in this Agreement are inserted for convenience of reference only and shall not affect in any way the meaning or interpretation of this Agreement.

                IN WITNESS WHEREOF, Parent, Purchaser, Purchaser's Subsidiary and Seller have executed this Agreement or caused this Agreement to be executed by their respective officers thereunto duly authorized as of the date first written above.


                                           UNION ESPANOLA DE EXPLOSIVOS S.A.

        [SEAL]

                                           By: /s/ Jose F. Sanchez-Junco
                                               -------------------------
                                           Name: Jose F. Sanchez-Junco
                                           Title: Chairman and CEO

                                           UNION ESPANOLA DE EXPLOSIVOS - MSI
                                           INTERNATIONAL, S.A.


        [SEAL]
                                           By :/s/ Jose F. Sanchez-Junco
                                              --------------------------
                                           Name: Jose F. Sanchez-Junco
                                           Title: Chairman

                                           UMSI ACQUISITION CO.


        [SEAL]
                                           By : /s/ Jose F. Sanchez-Junco
                                              ---------------------------
                                           Name: Jose F. Sanchez-Junco
                                           Title: President


                                           MINING SERVICES INTERNATIONAL, INC.

         [SEAL]
                                           By: /s/ John T. Day
                                             ---------------------------
                                           Name: John T. Day
                                           Title: President

                                       Solely for purposes of Section 9.8 hereof

                                       NEVADA CHEMICALS INC.


         [SEAL]
                                       By : /s/ John T. Day
                                          -----------------------------
                                       Name: John T. Day
                                       Title: President


432667.07-New York S7A
                                      D- 1

(a)(5)(iii)

                      AMENDMENT TO ASSET PURCHASE AGREEMENT



         THIS AMENDMENT (this "Amendment") to the Asset Purchase Agreement dated November 30, 2000 (the "Asset Purchase Agreement"), in entered into as of February 22, 2001, by and among Union Espanola de Explosivos S.A. ("Parent"), a Spanish S.A., Union Espanola de Explosivos-MSI International, S.A., a Spanish S.A. ("Purchaser"), UMSI Acquisition Co., a Delaware corporation ("Purchaser's Subsidiary"), and Mining Services International Corporation, a Utah corporation ("Seller"), based on the following:

                                    Premises

         A. The parties entered into the Asset Purchase Agreement pursuant to which Purchaser is acquiring certain assets and liabilities of Seller.

         B. Subsequent to the execution of the Asset Purchase Agreement, the accounting treatment of the transaction has been further refined. Consequently, the parties wish to enter into this Amendment to clarify the consequences of the accounting.


                                    Agreement

         NOW, THEREFORE, based on the foregoing premises and in consideration of the agreements, representations, warranties, and covenants contained herein, and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, and intended to be legally bound hereby, the parties hereto hereby agree as follows:

         1. General Price Adjustments. Subsection 2.6(a) is amended to read in its entirety as follows:

              (a) For purposes of this Agreement, the term "Net Assets" shall mean, as of the date immediately preceding the Closing Date, the total assets of the Business, which total Net Assets shall equal: (i) the gross assets of the Business (without taking into consideration any deprecation or amortization accrued over the period from June 30, 2000, through the Closing Date, or any impairment writedown of the assets of the Seller as a result of the purchase price agreed to by the parties herein) minus (ii) the gross liabilities of the Business, each as determined in accordance with United States generally accepted accounting principles (GAAP) consistently applied throughout the periods determined on the same basis as used to prepare the June 30, 2000, balance sheet.

         2. Ratification of Asset Purchase Agreement. Except as specifically provided in paragraph 1 this Amendment, the parties specifically ratify, confirm, and adopt as binding and enforceable, all of the terms and conditions of the Asset Purchase Agreement.

         3. Effect on Purchase Agreement. The amendments to the Asset Purchase Agreement contemplated by this Amendment are limited precisely as written and shall not be deemed to be an amendment to any other terms or conditions of the Asset Purchase Agreement. The Asset Purchase Agreement shall continue in full force and effect as amended by this Amendment. From and after the date hereof, all references to the Asset Purchase Agreement shall be deemed to mean the Asset Purchase Agreement as amended by this Amendment.

         4. Governing Law. THIS AMENDMENT AND THE RIGHTS AND OBLIGATIONS OF THE PARTIES HERETO SHALL BE GOVERNED BY AND CONSTRUED AND INTERPRETED UNDER THE LAWS OF THE STATE OF DELAWARE WITHOUT REGARD TO ANY CONFLICTS OF LAWS PROVISIONS THEREOF.

         5. Headings. The section headings in this Amendment are intended solely for convenience and shall be given no effect in the construction and interpretation hereof.

         6. Counterparts. This Amendment may be executed in one or more counterparts, and by the different parties hereto in separate counterparts, each of which when executed shall be deemed to be an original but all of which taken together shall constitute one and the same agreement.

         IN WITNESS WHEREOF, Parent, Purchaser, Purchaser's Subsidiary and Seller have executed this Agreement or caused this Agreement to be executed by their respective officers thereunto duly authorized as of the date first written above.

                                           UNION ESPANOLA DE EXPLOSIVOS S.A.



                                           By___________________________________
                                             Name: Jose F. Sanchez-Junco
                                             Title: Chairman and CEO

                                           UNION ESPANOLA DE EXPLOSIVOS -
                                           MSI INTERNATIONAL, S.A.



                                           By___________________________________
                                             Name: Jose F. Sanchez-Junco
                                             Title: Chairman

                                           UMSI ACQUISITION CO.



                                           By___________________________________
                                             Name: Jose F. Sanchez-Junco
                                             Title: President

                                           MINING SERVICES INTERNATIONAL, INC.



                                           By___________________________________
                                             Name: John T. Day
                                             Title: President

(a)(5)(iv)
                      Amendment to Asset Purchase Agreement

                           AMENDMENT NO. 2, dated as of May 11, 2001, (this
"Amendment"), to the Asset Purchase Agreement, dated as of November 30, 2000, as amended (the "Purchase Agreement"), by and among Union Espanola de Explosivos S.A. ("Parent"), a Spanish S.A., Union Espanola de Explosivos-MSI International, S.A., a Spanish S.A. ("Purchaser"), Mining Services International, Inc., a Delaware corporation and successor to UMSI Acquisition Co., a Delaware corporation ("Purchaser's Subsidiary"), and Mining Services International Corporation, a Utah corporation ("Seller", and together with Parent, Purchaser and Purchaser's Subsidiary, the "Parties"). Capitalized terms not otherwise defined herein have the respective meanings set forth in the Purchase Agreement.

                              W I T N E S S E T H :

         WHEREAS, the Parties desire to exercise their right pursuant to Section
10.2 of the Purchase Agreement to amend the Purchase Agreement as set forth below;

         NOW, THEREFORE, for good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged, and intending to be legally bound hereby, the parties hereby agree as follows:

1. Amendment to Section 1.1 of the Purchase Agreement. Section 1.1 of the Purchase Agreement is hereby amended by amending and restating the definition of "Financial Statements" contained therein to read as follows:

"Financial Statements" shall mean (a) the consolidated balance sheets of Seller as at December 31, in each of the years 1997, 1998, 1999 and 2000 together with consolidated statements of income, shareholders' equity and cash flows for each of the years then ended, together with the notes thereto, all certified by Tanner+Co, independent certified public accountants, whose reports thereon are included therein, (b) an unaudited consolidated balance sheet of the Seller as at March 30 and June 30, 2000 and unaudited consolidated statements of income, shareholders' equity and cash flows for the quarterly period then ended, and (c) an unaudited balance sheet of each of the Seller's Foreign Subsidiaries as at December 31, 1999 and March 31 and June 30, 2000 and unaudited statements of income for the quarterly periods then ended, except for Eastern Mining Services and Turon-MSI for which an unaudited balance sheet as at December 31, 1999 and October 31, 2000 will be provided and unaudited statements of income for the one year and ten months periods then ended."

2. Amendment to Section 2.5 of the Purchase Agreement. Section 2.5 of the Purchase Agreement is hereby amended and restated in its entirety to read as follows:

"Section 2.5. The Purchase Price. On the basis of the June 30, 2000 pro forma balance sheet reviewed by Arthur Andersen and attached hereto as Section 2.5 of the Disclosure Schedule (the "June 30, 2000 Balance Sheet"), subject to the terms and conditions of this Agreement and the adjustments provided for in Sections 2.6 and 2.7 hereof, in consideration of the aforesaid assumption of the Liabilities and the sale, conveyance, assignment, transfer and delivery: (x) to Purchaser's Subsidiary of the Tangible Assets of the Domestic Business, (y) to Parent or an Affiliate of Parent of the Intangible Assets of the Domestic Business and (z) to Parent or Purchaser of all of Seller's shares or interests in Seller's Foreign Subsidiaries, at the Closing Purchaser shall (i) pay to Seller an amount of cash equal to six million three hundred and fifty thousand dollars ($6,350,000), (such amount, as adjusted, is referred to herein as the "Purchase Price")."

3.   Amendment to Section 2.6(e) of the Purchase Agreement. Subsection(e) of
     Section 2.6 of the Purchase Agreement is hereby amended and restated in its entirety to read as follows:

     "(e)Within twenty (20) days after the later of (i) the Adjustment Date,
(ii) the date of the settlement of any dispute made in accordance with the provisions of Section 2.6(d)(ii) above, or (iii) the date of the decision of the Independent Accounting Firm in connection with any dispute made in accordance with the provisions of Section 2.6(d)(iii) above and provided that the difference is greater than $400,000 (four hundred thousand dollars): Seller shall reimburse Purchaser, by wire transfer of immediately available funds, to such bank as indicated by Purchaser in an amount by which the Closing Date Net Assets (without giving effect to (i) any change in depreciation or amortization from June 30, 2000 through the Closing Date or (ii) any net operating loss from Tennessee Blasting Services, LLC, ("TBS") from May 25, 2001 to the Closing Date) is less than the Target Net Assets minus $400,000.

4.   Amendment to Section 2.7(a) of the Purchase Agreement. Subsection(a) of
     Section 2.7 of the Purchase Agreement is hereby amended and restated in its entirety to read as follows:

     "(a) Purchaser shall use reasonable commercial efforts in the ordinary course of business (not including litigation) to collect the Accounts Receivable of the Domestic Business. All payments from any customer shall first be credited to the Original Accounts Receivable (as defined) unless a customer expresses specific disputes with respect to an outstanding bill or invoice, which dispute shall then be immediately brought to the attention of the Seller. For purposes of this Agreement, the term "Original Accounts Receivable" shall mean, the total Accounts Receivables of the Domestic Business which constitute a part of the Assets as of the Closing Date. For purposes of this Agreement, the term "Final Uncollected Accounts Receivable" shall mean, the total Accounts Receivables of the Domestic Business, other than those due to Seller from TBS, which constitute a part of the Assets which have not been collected in full by Purchaser as of the date two hundred and forty days from the Closing Date."

5. Amendment to Article IV of the Purchase Agreement. Article IV of the Purchase Agreement hereby is amended to add the following new Section 4.35:

              "Section 4.35 Updated Opinion of Financial Advisor. Seller's Board of Directors has received the opinion of Christenberry Collet and Company, Inc., dated on or before May 11, 2001, a copy of which has been provided to Parent, Purchaser's Subsidiary and Purchaser, to the effect that, as of such date, the consideration to be received by Seller pursuant to the Purchase Agreement as modified by this Amendment is fair to Seller and Seller's stockholders from a financial point of view."

6. Deletion of Section 7.1(c). Subsection (c) of Section 7.1 of the Purchase Agreement hereby is deleted and replaced with the following: "(c) intentionally omitted".

7. Amendment to Section 7.2 (c). Subsection (c) of Section 7.2 of the Purchase Agreement is hereby amended by adding the following sentence to Subsection
     (c): "The parties hereby acknowledge that as of the date hereof Maine Drilling and Blasting has not granted its consent (the "Maine Drilling Consent") to assign the Supply Agreement between it and Green Mountain Explosives Inc. to the Purchaser and accordingly, Purchaser has undertaken efforts to obtain the Maine Drilling Consent and shall notify Seller by the later of (i) May 31, 2001 and (ii) the date prior to the mailing by Seller to its stockholders of the proxy statement for the Stockholders Meeting that it either waives the condition for the Maine Drilling Consent or terminates this Agreement due to the lack of obtaining the Maine Drilling Consent."

8.   Amendment to Section 8.1(c) of the Purchase Agreement. Subsection (c) of
     Section 8.1 of the Purchase Agreement is hereby amended and restated in its entirety to read as follows:

              "(c) By either Purchaser, Purchaser's Subsidiary or Seller upon written notice given to the other party in the event that the Closing shall not have taken place on or before July 31, 2001; provided, that the failure of the Closing to occur on or before such date is not the result of a breach of any covenant, agreement, representation or warranty hereunder by the party seeking such termination;"

9.   Amendment to Section 9.1(e) of the Purchase Agreement. Subsection (e) of
     Section 9.1 is hereby amended and restated in its entirety to read as follows:

              "(e) Without regard to the limitations set forth in Section 9.1(c)(iii), the aggregate liability of Seller for breaches in the representations and warranties included in this Agreement shall not exceed $5,000,000 (five million dollars) ("Seller's Indemnification Amount")."

10. Amendment to Exhibit A. Exhibit A to the Purchase Agreement is hereby amended and restated in its entirety to read as set forth in Exhibit A hereto.

11. Amendment to Exhibit B. Exhibit B to the Purchase Agreement is hereby amended and restated in its entirety to read as set forth in Exhibit B hereto.

12.  Miscellaneous.

     a. Ratification of Purchase Agreement. Except as specifically provided in this Amendment, the parties specifically ratify, confirm, and adopt as binding and enforceable, all of the terms and conditions of the Purchase Agreement.

     b. Effect on Purchase Agreement. The amendments to the Purchase Agreement contemplated by this Amendment are limited precisely as written and shall not be deemed to be an amendment to any other terms or conditions of the Purchase Agreement. The Purchase Agreement shall continue in full force and effect as amended by this Amendment. From and after the date hereof, all references to the Purchase Agreement shall be deemed to mean the Purchase Agreement as amended by this Amendment.

     c. Governing Law. THIS AMENDMENT AND THE RIGHTS AND OBLIGATIONS OF THE PARTIES HERETO SHALL BE GOVERNED BY AND CONSTRUED AND INTERPRETED UNDER THE LAWS OF THE STATE OF DELAWARE WITHOUT REGARD TO ANY CONFLICTS OF LAWS PROVISIONS THEREOF.

     d. Headings. The section headings in this Amendment are intended solely for convenience and shall be given no effect in the construction and interpretation hereof.

     e. Counterparts. This Amendment may be executed in one or more counterparts, and by the different parties hereto in separate counterparts, each of which when executed shall be deemed to be an original but all of which taken together shall constitute one and the same agreement.

                                            [SIGNATURE PAGE TO FOLLOW]

         IN WITNESS WHEREOF, Parent, Purchaser, Purchaser's Subsidiary and Seller have executed this Amendment No. 2 to the Purchase Agreement or caused this Amendment No. 2 to the Purchase Agreement to be executed by their respective officers thereunto duly authorized as of the date first written above.





                                            UNION ESPANOLA DE EXPLOSIVOS S.A.

                                            By
                                              ----------------------------------
                                            Name: Jose F. Sanchez-Junco
                                            Title: Chairman and CEO


                                            MINING SERVICES INTERNATIONAL, INC.

                                            By
                                              ----------------------------------
                                            Name: Jose F. Sanchez-Junco
                                            Title:   President


                                            UNION ESPANOLA DE EXPLOSIVOS-MSI
                                            INTERNATIONAL, S.A.

                                            By
                                              ----------------------------------
                                            Name: Jose F. Sanchez-Junco
                                            Title:   Chairman


                                            MINING SERVICES INTERNATIONAL,
                                            CORPORATION

                                            By
                                              ----------------------------------
                                            Name: John T. Day
                                            Title:   President

(a)(5)(v)
                   Amendment No. 3 to Asset Purchase Agreement

         AMENDMENT NO. 3, dated as of August 1, 2001, (this "Amendment"), to the Asset Purchase Agreement, dated as of November 30, 2000, as amended (the "Purchase Agreement"), by and among Union Espanola de Explosivos S.A. ("Parent"), a Spanish .A., Union Espanola de Explosivos-MSI International, S.A., a Spanish S.A. ("Purchaser"), Mining Services International, Inc., a Delaware corporation and successor to UMSI Acquisition Co., a Delaware corporation ("Purchaser's Subsidiary"), and Mining Services International Corporation, a Utah corporation ("Seller", and together with Parent, Purchaser and Purchaser's Subsidiary, the "Parties"). Capitalized terms not otherwise defined herein have the respective meanings set forth in the Purchase Agreement.

                              W I T N E S S E T H :

         WHEREAS, the Parties desire to exercise their right pursuant to Section
10.2 of the Purchase Agreement to amend the Purchase Agreement as set forth below; and

         WHEREAS, the Parties desire to work together to re-file the proxy statement with the SEC as soon as practicable, with a target date for filing of August 8, 2001;

         NOW, THEREFORE, for good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged, and intending to be legally bound hereby, the parties hereby agree as follows:

1. Amendment to Section 3.3(a) of the Purchase Agreement. The dollar amount "seven million seven hundred thousand and fifty dollars ($7,750,000)" appearing in subsection (a) of Section 3.3 of the Purchase Agreement hereby is replaced with the dollar amount "six million three hundred and fifty thousand dollars ($6,350,000)".

 2. Amendment to Article VI of the Purchase Agreement. Article VI of the Purchase Agreement hereby is amended to add the following new Sections6.24 and 6.25:

                  "Section 6.24. Satisfaction of Certain Conditions. Without limiting or amending the existing relative responsibilities of the Parties already set forth in the Purchase Agreement, the Parties agree to cooperate with each other and to use their commercially reasonable efforts to satisfy the conditions to Closing set forth in Sections 7.2(c), 7.2(g), and 7.3(g) on or before August 31, 2001."

                  "Section 6.25 Bridge Financing. In the event that at the Closing the Line of Credit has not been obtained, Seller will at the request of Purchaser provide Purchaser and Purchaser's Subsidiary with a sixty day working capital facility in an amount of up to $4.5 million and with an interest rate equal to the prime rate as published by Wells Fargo." The working capital facility will be secured on the same basis as the current line of credit and Seller will have the same lien priority status as Wells Fargo held under the current line of credit."

 3. Amendment to Section 8.1(c) of the Purchase Agreement. Subsection (c) of Section 8.1 of the Purchase Agreement is hereby amended and restated in its entirety to read as follows:

                  "(c) By either Purchaser, Purchaser's Subsidiary or Seller upon written notice given to the other party in the event that the Closing shall not have taken place on or before October 31, 2001; provided, that the failure of the Closing to occur on or before such date is not the result of a breach of any covenant, agreement, representation or warranty hereunder by the party seeking such termination;"

 4. Amendment to Section 8.1 of the Purchase Agreement. Section 8.1 of the Purchase Agreement hereby is amended by adding a semi-colon (;) at the end of subsection 8.1(f) and by adding the following new subsection
         (g):

                  "(g) By Seller upon written notice in the event that any of the conditions to Closing set forth in Sections 7.2(c) (including the Maine Drilling Consent), 7.2(g) or 7.3(g) shall not have been satisfied and/or waived by Parent, Purchaser and Purchaser's Subsidiary on or before August 31, 2001; provided, that the failure to satisfy such conditions on or before such date is not the result of a material breach of any covenant, agreement, representation or warranty hereunder by the party seeking such termination; and"

 5. Amendment to Section 8.1 of the Purchase Agreement. Section 8.1 of the Purchase Agreement hereby is amended to add the following new subsection (h):

                  "(h) By either Purchaser or Purchaser's Subsidiary upon written notice in the event that any of the conditions to Closing set forth in Sections 7.2(c), 7.2(g) or 7.3(g) shall not have been satisfied and/or waived by Seller on or before August 31, 2001; provided, that the failure to satisfy such conditions on or before such date is not the result of a material breach of any covenant, agreement, representation or warranty hereunder by the party seeking such termination."

         Miscellaneous.

 a. Ratification of Purchase Agreement. Except as specifically provided in this Amendment and without waiving any rights of the Parties thereunder, the parties specifically ratify, confirm, and adopt as binding and enforceable, all of the terms and conditions of the Purchase Agreement.

 b. Effect on Purchase Agreement. The amendments to the Purchase Agreement contemplated by this Amendment are limited precisely as written and shall not be deemed to be an amendment to any other terms or conditions of the Purchase Agreement. The Purchase Agreement shall continue in full force and effect as amended by this Amendment. From and after the date hereof, all references to the Purchase Agreement shall be deemed to mean the Purchase Agreement as amended by this Amendment.

 c. Governing Law. THIS AMENDMENT AND THE RIGHTS AND OBLIGATIONS OF THE PARTIES HERETO SHALL BE GOVERNED BY AND CONSTRUED AND INTERPRETED UNDER THE LAWS OF THE STATE OF DELAWARE WITHOUT REGARD TO ANY CONFLICTS OF LAWS PROVISIONS THEREOF.

 d. Headings. The section headings in this Amendment are intended solely for convenience and shall be given no effect in the construction and interpretation hereof.

 e. Counterparts. This Amendment may be executed in one or more counterparts, and by the different parties hereto in separate counterparts, each of which when executed shall be deemed to be an original but all of which taken together shall constitute one and the same agreement.

                           [SIGNATURE PAGE TO FOLLOW]

         IN WITNESS WHEREOF, Parent, Purchaser, Purchaser's Subsidiary and Seller have executed this Amendment No. 3 to the Purchase Agreement or caused this Amendment No. 3 to the Purchase Agreement to be executed by their respective officers thereunto duly authorized as of the date first written above.

                                   UNION ESPANOLA DE EXPLOSIVOS S.A.




                                   By      S/
                                     -------------------------------
                                   Name: Jose F. Sanchez-Junco
                                   Title:   Chairman and CEO


                                   MINING SERVICES INTERNATIONAL, INC.


                                   By      S/
                                     -------------------------------
                                   Name: Jose F. Sanchez-Junco
                                   Title:   President


                                   UNION ESPANOLA DE EXPLOSIVOS-MSI
                                   INTERNATIONAL, S.A.


                                   By      S/
                                     -------------------------------
                                   Name: Jose F. Sanchez-Junco
                                   Title:   Chairman


                                   MINING SERVICES INTERNATIONAL CORPORATION

                                   By      S/
                                     -------------------------------
                                   Name: John T. Day
                                   Title:   President

(a)(5)(vi)
                              COOPERATION AGREEMENT


         AGREEMENT, dated as of April __, 2001, by and among Union Espanola de Explosivos S.A., a Spanish S.A. ("UEE"), and Mining Services International Corporation, a Utah Corporation ("MSI").

                              W I T N E S S E T H:
                              --------------------

         WHEREAS, UEE, MSI, Union Espanola de Explosivos-MSI International, S.A., a Spanish S.A. and wholly-owned subsidiary of UEE ("Purchaser"), and UMSI Acquisition Co., a Delaware corporation and wholly-owned subsidiary of UEE and Purchaser ("UMSI"), have entered into an Asset Purchase Agreement, dated as of November 30, 2000, as amended (the "Asset Purchase Agreement"), pursuant to which UEE, Purchaser and UMSI are acquiring certain assets and liabilities of MSI. Capitalized terms used herein and not defined herein shall have the meanings ascribed to them in the Asset Purchase Agreement; and

         WHEREAS, MSI desires to further develop its business relationship and to work closely with UEE prior to the Closing, and MSI desires that UEE cooperate with it in consulting with respect to the explosives business of MSI prior to the Closing.

         NOW, THEREFORE, MSI, for itself and its Subsidiaries, and UEE, for good and valuable consideration and intending to be legally bound hereby, agree as follows:

1.       General
         -------

         The explosives business of MSI will continue to be managed and administered by the executive officers of MSI (the "Executives"), it being understood by the parties that neither UEE nor any of its representatives shall have any executive powers with regard to MSI's explosives business. Nonetheless, it is anticipated that the Executives will do so in close cooperation with UEE.

         It is intended that the close cooperation provided for herein consist of prior good faith discussions and consultation concerning significant business decisions regarding the explosives business with the designated representatives of UEE. UEE agrees to provide its good faith advice concerning such decisions. If UEE should not be in agreement with any proposed action, it shall make its objections known to the Executives, and the parties shall meet and every effort shall be made to reach agreement on the action to be taken consistent with mutual business interests. UEE agrees to provide its good faith advice or objections to any course of action in a timely and expeditious manner. Notwithstanding the foregoing, the final decision on how to proceed shall rest with MSI, its Board of Directors, and the Executives. Upon the execution hereof, the parties shall appoint, after mutual consideration, their respective representatives who shall be responsible for coordinating the obligations of the parties hereto.

         It is the express intention of the parties hereto that, following the Closing, the explosives Business being acquired from MSI will become more integrated with UEE's organizational structure and that in order to prepare for such integration, MSI and UEE will begin cooperating to provide for such integration.

         It is, however, the express understanding of the parties that with respect to the entities in which MSI, directly or indirectly, owns an equity interest of 50% or less, that MSI shall only be obligated to use its best reasonable efforts to cause such entities to comply with the terms and provisions of this Agreement.

         In addition, it is the express understanding of the parties hereto that the terms of this Agreement shall not apply to the operations of the Cyanco or West Africa Chemicals joint ventures of MSI or any other interest in an entity owned by MSI that will not be acquired by UEE under the terms of the Asset Purchase Agreement.

2.       Procedures.
         -----------

         Notwithstanding anything to the contrary in this Agreement, this Agreement is not intended to amend or change the Asset Purchase Agreement and all the terms and conditions of the Asset Purchase Agreement remain unchanged and in full force and effect. The non-performance of the parties under this Agreement shall not be deemed to be a default under the terms of the Asset Purchase Agreement. In order to facilitate the close cooperation of MSI with UEE, the parties hereto agree as follows:

         a. Personnel. The appointment, including compensation and contractual agreements, of all key personnel of the Business of MSI to be acquired by UEE shall be made by the Executives in consultation with UEE. MSI shall consult with UEE on personnel policies and procedures, including, without limitation, setting salary and bonus standards, termination and severance policies, and employee benefit policies.

         b. Finance and Accounting. MSI shall consult with the financial officers of UEE in policies and procedures relating to financial and accounting matters of the Business of MSI to be acquired by UEE, including without limitation, (A) the monitoring of operating performance under a budget previously prepared, and (B) the preparation and review of monthly management reports. Accounting procedures shall be in accordance with U.S. generally accepted accounting principles. MSI shall, in consultation with the appropriate representatives of UEE, prepare budgets in a format consistent with that used by UEE. Any material change in accounting procedures regarding the Business of MSI to be acquired by UEE shall only be made in consultation with representatives of UEE.

         c. Financing. MSI shall consult with UEE with respect to material capital expenditures or investments, or sales or divestments, transactions with affiliated parties not in the ordinary course of business, issuances of guarantees, creation of mortgages or liens, establishment, refinancings or extensions of credit lines, or other material transactions regarding the Business of MSI to be acquired by UEE.

         d. Marketing. MSI shall consult with UEE in developing and implementing ongoing sales and marketing strategies and related projects with regard to the Business.

         e. Developmental Matters. In furtherance of aligning the Business into the worldwide operations of UEE following the Closing, MSI shall in particular consult with UEE in connection with:

              (i) the establishment or closing of any offices or operations of the Business;

              (ii) the pursuit of new projects or business opportunities and the formation of or participation in any joint ventures or partnerships or the merger, consolidation or other business combination with any unaffiliated entities with regard to the Business;

              (iii) the amendment of any constituent document of any entity affiliated with MSI other than Cyanco or its West Africa Chemicals joint venture; and

              (iv) the entering into by MSI of any new lines of business or any significant commitment or project regarding the Business not in the ordinary course of business or the changing or abandoning of any existing lines of business or project regarding the Business or the formation or sale or dissolution of any affiliated entity regarding the Business.

3.       Term.
         -----

         The term of this Agreement (the "Term") shall be from the date hereof through the earlier of the Closing or the termination of the Asset Purchase Agreement. Notwithstanding anything to the contrary contained in this Agreement, either party may, at its option and pursuant to written notice delivered to the other party, terminate this Agreement at any time.

4.       Standard of Care.
         -----------------

         In consulting with MSI it is understood and agreed that the standard of care to which UEE and any of its employees or agents hereunder shall be accountable shall be the standard of care used by UEE, its employees and agents in conducting the business of its own internal organization, and under no circumstances shall UEE or its employees or agents be held accountable for a greater standard of care.

5.       Expenses.
         ---------

         Both parties shall bear their own costs and expenses associated with performing under the terms of this Agreement.

6.       Disclaimer of Warranties/Limitation of Direct Damages.
         ------------------------------------------------------

         EXCEPT AS EXPRESSLY SET FORTH IN THIS AGREEMENT, UEE MAKES NO REPRESENTATIONS OR WARRANTIES WHATSOEVER, EXPRESS OR IMPLIED, WITH RESPECT TO THE SERVICES TO BE PROVIDED OR ACTS TO BE TAKEN UNDER THIS AGREEMENT. In the event of any performance or non-performance under this Agreement (other than a willful failure to perform under this Agreement) which results in direct damages, UEE's maximum, cumulative and sole liability to MSI for such direct damages shall be $1.00.

7.       Limitation of Consequential Damages.
         ------------------------------------

         NEITHER PARTY SHALL UNDER ANY CIRCUMSTANCES BE LIABLE TO THE OTHER PARTY FOR ANY SPECIAL, INDIRECT, INCIDENTAL, OR CONSEQUENTIAL DAMAGES RESULTING

OR ARISING FROM THIS AGREEMENT, ANY PERFORMANCE OR NONPERFORMANCE UNDER THIS AGREEMENT OR TERMINATION OF THIS AGREEMENT. THIS LIMITATION APPLIES REGARDLESS OF WHETHER DAMAGES OR OTHER RELIEF ARE SOUGHT BASED ON BREACH OF WARRANTY, BREACH OF CONTRACT, NEGLIGENCE, STRICT LIABILITY IN TORT, OR ANY OTHER LEGAL OR EQUITABLE THEORY.

8.       Release.
         --------

         MSI on behalf of itself and its subsidiaries, affiliates, successors, and assigns and on behalf of each person or entity claiming through any of them, hereby forever relieves, releases and discharges UEE and its Subsidiaries, officers, directors, affiliates and representatives (and, as applicable, any released party's successors, predecessors, assigns, agents, directors, officers and employees) from any and all claims, debts, liabilities, demands, obligations, actions, or causes of action, whether arising out of acts or omissions occurring before or after the execution of this Agreement, whether known or unknown, apparent or concealed related to the performance of UEE's obligations under this Agreement or the consequences thereof.

9.       Force Majeure.
         --------------

         In the event the performance by MSI or UEE of their respective duties or obligations hereunder is interrupted or interfered with by reason of any cause beyond its reasonable control including, but not limited to, fire, storm, flood, earthquake, explosion, war, strike or labor disruption, rebellion, insurrection, quarantine, act of God, boycott, embargo, shortage or unavailability of supplies, riot, or governmental law, regulation or edict (collectively, the "Force Majeure Events"), the party affected by such Force Majeure Event shall not be deemed to be in default of this Agreement by reason of its nonperformance due to such Force Majeure Event, but shall give notice to the other party of the Force Majeure Event, and the time for performance by such party shall be extended by the period of such delay.

10.      Relationship of the Parties.
         ----------------------------

         Neither party is an agent of the other party and neither party has any authority to bind the other party, transact any business in the other party's name or on its behalf, or make any promises or representations on behalf of the other party unless expressly provided for herein or otherwise agreed to in writing. Each party will perform all of its respective obligations under this Agreement as an independent contractor, and no joint venture, partnership or other relationship shall be created or implied by this Agreement.

11.      Notices.
         --------

         All notices, requests, demands, applications, services of process and other communications which are required to be or may be given under this Agreement shall be deemed to have been duly given if given in the manner prescribed by the Asset Purchase Agreement.

12.      Governing Law.
         --------------

         This Agreement shall be governed by and construed in accordance with the laws of the State of Utah, without regard to conflicts of law principles thereof.

13.      Amendment and Modification.
         ---------------------------

         This Agreement may be amended, modified and supplemented in any and all respects, but only by a written instrument signed by all of the parties hereto expressly stating that such instrument is intended to amend, modify or supplement this Agreement.

14.      Counterparts.
         -------------

         This Agreement may be executed simultaneously in any number of counterparts, each of which shall be deemed an original, but all of which shall constitute one and the same instrument.

15.      Assignment.
         -----------

         This Agreement shall be binding upon and is intended to inure solely to the benefit of the parties and their respective successors and assignees, and is not intended to confer any third-party beneficiary rights upon any other person. Except as otherwise provided herein, this Agreement or any right hereunder or part hereof shall not be assigned by any party hereto without the prior written consent of the other parties hereto.

16.      Validity.
         ---------

         The invalidity or unenforceability of any provision of this Agreement shall not affect the validity or enforceability of any other provisions of this Agreement, which shall remain in full force and effect.

17.      Conflicting Agreement.
         ---------------------

         In the event of any conflict between the terms of this Agreement and the Asset Purchase Agreement, the terms of the Asset Purchase Agreement shall govern.

         IN WITNESS WHEREOF, the parties hereto have executed this Agreement as of the date first above written.

                                            UNION ESPANOLA DE EXPLOSIVOS, S.A


                                            By:      /S/
                                            ----------------------------------
                                            Name:  Jose Fernando Sanchez-Junco
                                            Title:  Chairman and CEO


                           MINING SERVICES INTERNATIONAL CORPORATION


                                            By:     /S/
                                            ----------------------------------
                                            Name:  John T. Day
                                            Title:  President

(c)(1)


                         "PRELIMINARY PROXY MATERIALS"

November 29, 2000

The Board of Directors
Mining Services International Corporation
8805 South Sandy Parkway
Sandy, Utah 84070

Dear Board Members:

You have requested that Christenberry Collet & Company, Inc. ("CCCO") provide you with its opinion as to the fairness, from a financial point of view, of the consideration to be paid by Union Espanola de Explosives S.A. ("UEE") and its wholly owned subsidiary (NewCo), for substantially all the assets of Mining Services International Corporation's ("MSI") explosives business ("the Business") pursuant to an Asset Purchase Agreement ("the Agreement") dated as of November 29, 2000, (thereafter "the closing date" or "the valuation date") between MSI, (NewCo), a wholly owned subsidiary of UEE, and UEE. Prior to the closing date, the Business was primarily engaged in the manufacturing and selling of commercial explosives used in the mining and construction industries.

Under the terms of the Agreement, (NewCo) will purchase substantially all of the assets of the Business (defined in the Agreement) including shares or interests it owns in foreign subsidiaries (listed in the Disclosure Schedules to the Agreement) and assume substantially all of the related liabilities (defined in the Agreement) including its interest-bearing obligations (approximately $7,773,000 at June 30, 2000) for an amount of cash equal to seven million seven hundred and fifty thousand dollars ($7,750,000) based on the net asset value of the Business on June 30, 2000. As additional consideration in the Agreement, (NewCo) will assume the first seven hundred thousand ($700,000) in liabilities arising from deferred compensation to be paid to certain executives of MSI as well as one million twenty one thousand two hundred fifty dollars ($1,021,250) that is owed to a subsidiary of MSI (not included in the assets being sold in the Agreement) through an inter-company transaction. The determination of the final asset purchase price is subject to a post-closing calculation of net asset value as defined in the Agreement. Additionally, closing is subject to approval and adoption of this Agreement by the stockholders of MSI and to the expiration or termination of the applicable waiting period under the Hart-Scott-Rodino Antitrust Improvements Act.

In arriving at the opinion set forth below, CCCO has performed the following procedures:

     1. Reviewed the Draft Asset Purchase Agreement dated November 2, 2000 and ancillary agreements thereto.

     2. Reviewed the consolidated and the Business level financial statements of MSI for the three years ended December 31, 1999, as well as the interim quarterly financial statement for the periods March 31 and June 30, 2000, and various closing documents, accounting and other records as of the valuation date.

     3. Reviewed certain information, including financial forecasts, relating to the revenue, earnings, cash flows and assets of the Business, furnished to us by or on behalf of MSI.

     4. Conducted discussions with members of the management of MSI and certain subsidiaries concerning the current state of the Business, prospects of the Business, and the estimated liquidation values of the assets of the Business.

     5. Compared the results of operations of the Business with that of certain companies that we deemed relevant.

     6. Conducted a financial review of the financial condition of the Business with respect to its liquidity and capital position as of the valuation date.

     7. Compared the financial terms of the purchase with the financial terms of certain other mergers and acquisitions that we deemed relevant.

     8. Reviewed documentation by management that outlined the results of prior efforts to sell the Business.

     9.  Toured MSI facilities and reviewed operations of the Business.

     10. Reviewed and analyzed relevant information prepared by experts in the explosives industry.

     11. Performed such other analyses and reviewed and analyzed such other information as CCCO deemed appropriate and necessary to reach our opinion regarding the fairness of the transaction, from a financial point of view.

In our review and analysis and in formulating our opinion, we have assumed and relied upon the accuracy and completeness of all of the financial and other information provided to or discussed with us and we have not assumed any responsibility for independent verification of any of such information. CCCO did not independently estimate or otherwise verify the liquidation value of the assets being sold or independently verify the accuracy of the historic or projected financial results of the Business.

CCCO has further relied on the assurances of MSI management that they are not aware of any facts that would make such financial or other information inaccurate, incomplete or misleading and that they anticipate no material changes in net asset value from those provided to us as of June 30, 2000. With respect to forecasts, financial projections, and estimates of liquidation values of the Business provided by MSI management, CCCO assumed that these estimates were reasonably prepared reflecting the best available estimates and judgments of management at the time of their preparation as to the future performance of the Business. CCCO has further assumed that any material liabilities (contingent or otherwise) of the Business are as set forth in the financial statements that are included in the Disclosure Schedules.

It is our understanding that this letter is solely for the benefit and use of MSI and its Board of Directors in consideration of the transaction set forth in the Agreement and accordingly it may not be publicly disclosed or referred to in any manner without the prior written approval of Christenberry Collet & Company, Inc. except as otherwise required by law. Our opinion addresses only the fairness from a financial point of view to the stockholders of MSI of the consideration to be received by MSI under the terms of the Agreement and we do not express any views or opinions on any other aspect of the transaction including the legal structure, accounting treatment, and tax consequences of the Agreement.

Our opinion is necessarily based on economic, market, financial and other conditions, as they exist on the date of this letter, as well as on financial and other information at this date. It should be understood that, although subsequent developments may affect this opinion, we do not have any obligation to update, revise or reaffirm this opinion.

Based on the foregoing and such other factors, as we deem relevant, we are of the opinion that the consideration to be received by MSI under the terms of the Agreement is fair to the shareholders of MSI from a financial point of view.

Very truly yours,

Christenberry Collet & Company, Inc.

By: /s/  John I. Hense Jr.
    --------------------------

   John I. Hense, Jr.
   Partner

                         "PRELIMINARY PROXY MATERIALS"

                                                                January 23, 2001

John T. Day
President and Chief Executive Officer
Mining Services International Corporation
8805 South Sandy Parkway
Sandy, Utah 84070


         In connection with the proposed sale of assets by and between Mining Services International Corporation ("MSI") and Union Espanola de Explosivos S.A. ("UEE") (the "Transaction"), Christenberry Collet & Company, Inc. ("CCCO") was retained by MSI to provide an opinion as to the fairness, from a financial point of view, of the consideration to be paid to MSI in the Transaction. CCCO provided such fairness opinion in a letter, dated November 29, 2000, to MSI's board of directors (the "Opinion"). CCCO hereby consents to inclusion of the Opinion, in summary form and in its entirety, in any filing made by MSI with the Securities and Exchange Commission with respect to the Transaction. CCCO also hereby consents to being referred to as experts in their field in any such filing.


                                            Christenberry Collet & Company, Inc.


                                            By:/s/    John I. Hense Jr.
                                               ------------------------------
                                            John I. Hense, Jr.
                                            Partner

**** THE UPDATED OPINION REGARDING AMENDMENT #2 WILL SHORTLY BE SUPPLIED ****

(c)(2)


Slide 1

Fairness Opinion

                                    Graphic

                                       Mining
                              MSI      Services
                                       International

                          ----------------------------

                                   Sandy, Utah

                                November 29, 2000

Slide 2


* Christenberry Collet & Company, Inc. ("CCCO")
         * Kansas City-based Investment Banking Firm
         * Specializing in Corporate Finance, Mergers & Acquisitions

* Scope and Nature of Engagement
         * Provide our opinion as to the fairness, from a financial point of view, of the terms of sale of MSI's Explosives Business Unit to Union Espanola de Explosives S.A.

Slide 3


The information contained in this presentation was obtained solely from Mining Services International Corporation ("MSI") and from public sources. Christenberry Collet & Company, Inc. ("CCCO") has used and relied upon such information in the preparation of this presentation and does not assume responsibility for independent verification of any such information, and makes no representation or warranty with respect to the accuracy or completeness of such information.

This presentation has been prepared for the use of MSI and its Board of Directors only. It is confidential and may not be disclosed or provided to any third parties except as required by law.

This presentation is prepared as of November 29, 2000 and reflects information made available to us prior to such date. It does not include information regarding all of the assessments made by CCCO in arriving at its conclusions.

Slide 4


Table of Contents


     Section 1: Overview of MSI Explosives

     Section 2: Financial Profile

     Section 3: Summary of the Proposed Transaction

     Section 4: The Fairness Opinion Process

     Section 5: Valuation Methodology

     Section 6: Conclusion

Slide 5


1.   Overview

Slide 6

Business Summary

     *   MSI  Explosives   manufactures,   licenses,   and  supplies  commercial
         explosives used in the mining and construction industries worldwide.

     * Explosives products are divided into three main categories: bulk, accessories, and packaged. Additional services include drilling and blasting and explosives distribution.

     *   MSI has license agreements in the following countries:
           *  South Africa
           *  Namibia
           *  India
           *  Korea
           *  Thailand

     * MSI has joint venture investment in domestic and foreign subsidiaries including: Cayman Mining, MSI Russia, Tennessee Blasting, Eastern Mining Svc, Turon-MSI, and Central Asia Chemicals.

Slide 7

Management and Board Members

                                Management Team

                John Day                          President & CEO
                Duane Moss                 Sr. VP & Legal Council
                Richard Clayton                    Vice President
                Wade Newman                                   CFO
                David Reddick                      Vice President
                Doug Later                         Vice President


                                  Board Members

                Nathan L. Wade                           Chairman
                Garfield L. Cook                      Co-Chairman
                John T. Day                        President, MSI
                Bryan Bagley                             Director
                Frances Flood                            Director
                James W. Sight                           Director
                James E. Solomon                         Director

Slide 8

Market Profile


     * Mining represents over 65% of explosives consumption (Coal is the largest component)

     * Geographic concentration in Wyoming, West Virginia & Kentucky for coal production

     *   Mining customers are consolidating

     * Explosives manufacturers and distributors are consolidating (ex. Orica & Dyno)

     *   Large explosives companies are buying ammonium nitrate distribution

     *   Quarry & construction is fragmented geographically

Slide 9

Market Profile

Graphic with two pie charts with the following title:

"Explosives demand by domestic market - approximately $2.0 billion in 2000"

The first pie chart shows the distributions of explosives as Mining 65%, Quarry 14%, Construction 10%, Misc. 11%.

The second pie chart shows distribution of explosives in the mining industry as Coal 56%, Minerals 24%, and Metals 20%.

Slide 10

Graphic - Stacked bar chart with the following title:

"Sales for Consumption of U.S. Industrial Explosives"

This chart shows sales of explosives from 1990 to 1999 showing 2,200 million metric tons of explosives sales in 1990 and by 1999 the sales had decreased slightly to approximately 2,100 million metric tons. Each yearly bar chart has a different component in color for Coal mining (green), Quarrying (red), Metals
(blue) and others (magenta). Approxim. 2/3 is green in each bar, with the next largest segment being red 15%, blue and yellow about 8% each and magenta 2% in 1999.

Slide 11

2.      Financial Profile - Explosives Division

Slide 12

Historical and Projected Balance Sheets

MINING SERVICES INTERNATIONAL

                                                                                           Draft -- for Discussion Purposes Only
--------------------------------------------------------------------------------------------------------------------------------
Explosives Division                                                                                                       Page 4


($ 000s)                                                      Audited          Unaudited           MSIX              NewCo
Balance Sheet                                                12/31/99           6/30/00         Adjustments         6/30/00
                                                             --------          ---------        -----------         -------
Assets:
Cash and cash equivalents                                 $            975   $           780    $           13    $          767
Accounts receivable (net)                                            6,605             9,409               625             8,785
Inventories (less reserve)                                           1,807             2,259                 -             2,259
Other current assets                                                   362               204                15               189
Total current assets                                                 9,749            12,652               653            11,999

Property, plant and equipment (net)                                  9,165             9,983               944             9,039
Joint Venture investments                                           12,736            13,624            11,978             1,647
Goodwill                                                             2,018             1,906                 -             1,906
Other Assets                                                           793               132               113                19
Total assets                                                        34,461            38,297            13,688            24,610
                                                          ----------------   ---------------    --------------    --------------

Liabilities and Stockholders Equity:
Accounts payable & accrued expenses                                  2,257             4,916               234             4,681
Current portion Long term debt                                        473               273                 -               273
                                                          ----------------   ---------------    --------------    --------------

Total current liabilities                                            2,730             5,189               234             4,954
Long term debt net of current                                        4,475             6,051                 -             6,051
Deferred comp to be assumed                                              -                 -              (700)              700
Notes payable to Nevada Chemicals                                        -                 -            (1,021)            1,021
Deferred taxes                                                       2,408             2,442             2,442                 -
                                                          ----------------   ---------------    --------------    --------------
Total liabilities                                                    9,613            13,682               956            12,727
Minority Interests                                                     497               368                 -               368
Stockholders equity                                                 24,351            24,247            12,732            11,515
                                                          ----------------   ---------------    --------------    --------------
Total liabilities and stockholders equity                 $         34,461   $        38,297    $       13,688    $       24,610
                                                          ----------------   ---------------    --------------    --------------

---------------------------------------------------------
From information provided by Mining Services International
Adjustments are subject to change

Slide 13

Historical and Projected Income Statements

MINING SERVICES INTERNATIONAL
--------------------------------------------------------------------------------------------------------------------------------
Explosives Division                                                                                                       Page 3

($ 000s)                                                                    For the Years Ending December 31

Income Statement                                                          1997            1998            1999             2000F
                                                                          ----            ----            ----             ----
Revenue                                                              $   26,969     $    29,865      $    30,608      $    31,220
Less: Cyanco                                                             (6,141)         (4,554)          (2,687)          (2,821)
                                                                     -----------    -----------      -----------      -----------

Explosives Revenue                                                       20,828          25,311           27,921           28,399
Cost of goods sold                                                       16,446          19,739           22,772           23,287
                                                                     -----------    -----------      -----------      -----------

Gross Profit                                                              4,382           5,572            5,149            5,112

Total operating expense                                                   3,490           3,513            3,753            3,828
Corporate G&A                                                               995           1,020            1,045            1,066
                                                                     -----------    -----------      -----------      -----------

EBIT                                                                       (103)          1,039              350              217
Depreciation & Amortization                                                 650             797            1,318            1,344
                                                                     -----------    -----------      -----------      -----------

EBITDA                                                               $      547     $     1,836      $     1,668      $     1,561


---------------------------------------------------------------------------------------------------------------------------------
Summary Financial & Operating Data
                                                                          1997            1998            1999             2000P
                                                                          ----            ----            ----             ----
Growth Rates:
  Revenue                                                                      -           21.5%          10.3%             1.7%

Margins:
  Gross Profit                                                              21.0%          22.0%          18.4%            18.0%
  EBITDA                                                                     2.0%           6.1%           5.5%             5.0%
  EBIT                                                                      -0.4%           3.5%           1.1%             0.7%


--------------------------------------------------------------------
From information provided by Mining Services International
All results are unaudited and eliminate extraordinary and one-time events

Slide 14

3.       Summary of the Proposed Transaction

Slide 15

Transaction Summary

($000s)

Purchase:
          Tangible Assets at book value                               22,704
          Tax basis of Stock & Assets                                 17,528

Consideration:
          Cash for Assets                                            $ 5,810
          Cash for Stock                                               1,940
          Assumption of non-interest bearing liabilities               4,681
          Assumption of third party interest bearing liabilities       6,324
          Deferred Compensation                                          700
          Notes Payable Nevada Chemicals                               1,021
                                                                    --------
                                                                    $ 20,477



Enterprise Value
          Equity                                                     $ 7,750
       (+)Intereste bearing debt                                       8,046
       (-)Cash                                                          (767)
                                                                    --------
                                                                    $ 15,029

---------------------------------
As of June 30, 2000 balance sheet

Slide 16

Transaction Summary

Income Statement                               12/31/99     12/31/00F
                                               ---------    ---------
    Revenue                                     $ 27,921    $ 28,399
    EBITDA                                         1,668       1,561
    EBIT                                             350         217

Balance Sheet
     Cash and Equiv.                                             767
     Interest Bearing Debt                                     8,046
     Book Value                                               11,883

Enterprise Value Multiples
     Revenue                                      0.54 X      0.53 X
     EBITDA                                       9.01 X      9.62 X
     EBIT                                        42.90 X     69.22 X


Based on 6/30/00 10Q

Slide 17


                                                                   Basis Analysis - Draft - NOT FINAL
                                                                           As of 6/30/2000

                                                      Asset Sales                                              Stock Sales
                                      ----------------------------------------    --------------------------------------------------
                                                                                                  MSI
                                      O'Brien Design   Green                                   Chemicals                Central Asia
                                         Assciates    Mountain         MSI         CMS Cayman   Cayman    Turon-MSI       Chemical
                                      ----------------------------------------    --------------------------------------------------

Sales Price                            $     1,750   $    3,000  $     1,060      $    1,000   $     0   $      0      $       50
Liabilities Assumed                             29        1,721       10,977            N/A         N/A        N/A             N/A
                                      ---------------------------------------    ---------------------------------------------------
     Total Consideration                     1,779        4,721       12,037           1,000   $     0          0              50


Summary Tax Basis
     Cash                                       10          344           47
     Inventory                                  87          820        1,218
     Receivables                                10        1,910        4,578
     Depreciable Fixed Assets                  150          765        1,965
     Intangible Assets                           -          920            -
     Other Assets                            1,522           20        1,613
                                      ---------------------------------------    ---------------------------------------------------
Total Tax Basis in Assets                    1,778        4,779        9,421              -          -          -              -


Stock Basis
     Initial Contribution                                                                250         -         357             50
     Additional Contribution                                                              30         -          -              -
     Flow Through Income (LLCs)                                                          N/A        N/A        N/A            N/A
                                      ---------------------------------------    ---------------------------------------------------
Total Tax Basis in Stock                         -            -            -      $      280    $    -     $    357       $    50


Section 1231 Gain                                0            0            0               0         0            0             0
Section 1231 Loss
Section 1245 Recapture
                                      ---------------------------------------    ---------------------------------------------------
     Total Gain                                389      (58,252)   2,616,392                0        0            0             0


Section 1248 Ordinary Income
Capital Gain                                   389      (58,252)   2,616,392          720,110       10     (356,990)            0


                     Basis Analysis - Draft - NOT FINAL (continued)
                                 As of 6/30/2000

                                               Stock Sales
                                      ----------------------------

                                                       Tennessee
                                        MSI-Russia     Blasting          Total
                                      ----------------------------   -------------

Sales Price                             $       390   $     500       $    7,750
Liabilities Assumed                              N/A         N/A          12,727
                                      ----------------------------   -------------
     Total Consideration                        390         500           20,477


Summary Tax Basis
     Cash                                                                    401
     Inventory                                                             2,124
     Receivables                                                           6,498
     Depreciable Fixed Assets                                              2,880
     Intangible Assets                                                       920
     Other Assets                                                          3,156
                                      ---------------------------    -------------
Total Tax Basis in Assets                         -           -           15,978


Stock Basis
     Initial Contribution                        10         713            1,380
     Additional Contribution                    390           -              420
     Flow Through Income (LLCs)                   -        (250)            (250)
                                      ---------------------------    -------------
Total Tax Basis in Stock                   $    400   $      63            1,550


Section 1231 Gain                                 0           0
Section 1231 Loss
Section 1245 Recapture
                                      ---------------------------    -------------
     Total Gain                                   0           0


Section 1248 Ordinary Income
Capital Gain                                (10,000)     37,013        2,948,672

Slide 18

4.       The Fairness Opinion Process

Slide 19

Fairness Opinion Process

CCCO was engaged to render a fairness opinion, from a financial point of view, on the contemplated transactions between MSI and UEE.

In order to render our opinion of the fairness, from a financial point of view, to the stockholders of MSI of the consideration to be received for substantially all of its explosives assets and operations, CCCO:

     * Reviewed the Draft Asset Purchase Agreement dated November 2, 2000 and ancillary agreements thereto.
     * Reviewed the consolidated and the Business level financial statements of MSI
     * Reviewed certain information, including financial forecasts, relating to the revenue, earnings, cash flows and assets of the Business, furnished to us by or on behalf of MSI.
     *   Conducted discussions with members of the management of MSI
     * Summarized management's estimated liquidation values of the assets of the Business.
     * Compared the results of operations of the Business with that of certain companies that we deemed relevant.
     * Compared the financial terms of the purchase with the financial terms of certain other mergers and acquisitions that we deemed relevant.
     * Reviewed documentation by management that outlined the results of prior efforts to sell the Business.
     *   Toured MSI facilities and reviewed operations of the Business.
     * Reviewed and analyzed relevant information prepared by experts in the explosives industry.
     *   Compared several valuation results with the contemplated transaction.

Slide 20

Previous Attempts to Sell Explosives Division

The following represents a summary of recent efforts by MSI management to sell all or part of the explosives division:

     * Austin Powder - Held discussions regarding a possible roll-up in the explosives industry. Austin was unable to identify other interested parties. No further discussions transpired.

     * ETI - Held discussions with the president of Canadian operations. Only interested in Green Mountain explosives.

     * Degussa-Huels - Preliminary discussions with the head of US operations. Currently no interest in expanding cyanide or entering explosives.

     * Orica - Largest supplier of explosives in the world. Currently acquiring companies and forming world-wide joint ventures. Contacted head of US operations who indicated no interest at this time.

     * Dyno Nobel - Second largest producer in the world recently sold to Industrial Kapital of Sweden.

Slide 21

Previous Attempts to Sell Explosives Division

     * Viking Explosives - Only interested in entering the Rocky Mountain area markets.

     * BME/Omnia - Whooly owned subsidiary of a large fertilizer company in South Africa. Held several discussions resulting in unreasonable valuation expectations.

     * WestSpreng - Small German manufacturer that approached MSI looking to sell. Unreasonable valuation expectations.

     * Norsk Hydro - Only interested in a joint venture to increase fertilizer sales.

     *   Davey  Bickford  -  Submitted  non-binding  offer to  purchase  ODA for
         $350,000.

     * Ensign Bickford - Preliminary contact with head of explosives division without further discussions.

     * Coastal Catalyst - Large ammonium nitrate producer looking to spin off this division for $220 million.

     * Laroche Chemicals - Expressed early interest. Recently sold through bankruptcy protection.

Slide 22

Valuation Methodology

Slide 23

Orderly Liquidation Value
($ 000s)
                                                                 -----------------  --------------------  --------------------
 MSI Assets                                                            OLV             High Estimate         Low Estimate
-----------------------------------                              -----------------  --------------------  --------------------

 Cash and cash equivalents                                                    767                   767                   767
 Accounts receivable (net)                                                  7,078                 7,467                 5,308
 Inventories (less reserve)                                                 1,129                 1,355                 1,017
 Other current assets                                                          19                    24                    19
 Property, plant and equipment (net)                                        3,897                 4,872                 2,923
 Joint Venture investments                                                  3,000                 3,500                 2,000
 Goodwill                                                                       -                     -                     -
 Other assets                                                                  17                    17                    17

------------------------------------------------------------------------------------------------------------------------------
 Gross Value:                                                            $ 15,907           $    18,001          $     12,051
------------------------------------------------------------------------------------------------------------------------------

 Less:

 Accounts payable & accrued expenses                                        4,681
 Current portion Long term debt                                               273
 Long term debt net of current                                              6,051
 Deferred comp to be assumed                                                  700
 Notes payable to Nevada Chemicals                                          1,021
 Deferred taxes                                                                 -
                                                                          -------
 Total Liabilities                                                       $ 12,727

 Estimated Liquidation Expense                                              1,000

------------------------------------------------------------------------------------------------------------------------------
 Net Equity Value:                                                       $  2,180            $     4,275         $     (1,676)
------------------------------------------------------------------------------------------------------------------------------


-----------------------------------
Based on 6/30/00 10Q

Slide 24

                     Asset Retention

---------------------------------------------------------
  Perpetual                   Discount Rate
               ------------------------------------------
  Growth Rte   20.0%       17.5%       15.0%        12.5%
---------------------------------------------------------
  0.0%         2,807       3,208       3,743        4,492
  2.5%         3,208       3,743       4,492        5,615
  4.0%         3,509       4,159       5,104        6,606
  6.5%         4,159       5,104       6,606        9,358
  8.0%         4,679       5,910       8,021       12,477
---------------------------------------------------------

---------------------------------------------------------
      Weighted Average Cost of Capital
---------------------------------------------------------
After-Tax Cost of Debt                               4.8%
Risk Free Rate                                       5.9%
Plus: Market Risk Premium                            7.5%
Less: Company Risk Premium                          10.0%
Cost Of Equity                                      23.4%
MSI WACC                                            15.0%
---------------------------------------------------------

Slide 25

Assets Divestiture

Enterprise Valuation Range

------------------------------------------------------------------------
          EBITDA                        EBITDA Multiple
                  -----------------------------------------------------
           Range          4.00x         5.00x        6.00x        7.00x
-----------------------------------------------------------------------
               -              -             -            -            -
           1,200          4,800         6,000        7,200        8,400
           1,400          5,600         7,000        8,400        9,800
           1,600          6,400         8,000        9,600       11,200
           1,800          7,200         9,000       10,800       12,600
           2,000          8,000        10,000       12,000       14,000
------------------------------------------------------------------------

------------------------------------------------------------------------
   Revenue                        Revenue Multiple
              ----------------------------------------------------------
    Range     .20x           .25x          .30x          .35x
------------------------------------------------------------------------
          28,000          5,600        8,400       11,200        14,000
          29,000          5,800        8,700       11,600        14,500
          30,000          6,000        9,000       12,000        15,000
          31,000          6,200        9,300       12,400        15,500
          32,000          6,400        9,600       12,800        16,000
------------------------------------------------------------------------

Note: According to Mergerstat, the average EBITDA multiple for companies selling for less than $100 million was 5.5X.

Slide 26

Selected Public Companies


--------------------------------------------------------------------------------------------------------------------

(dollars in thousands except per share data)

                                  Market Statistics                          Valuation Benchmarks
                              Stock Price      Equity       Enterprise     Enterprise Value as a Multiple of 1999
                                                                          ------------------------------------------
     Company                    11/6/00         Value         Value         Revenues       EBITDA         EBIT
     ------------------------ ------------- -------------- -------------  -------------  ------------ --------------
     Orica Group(1)                 $ 3.10      $ 846,920   $ 1,256,037            0.6           5.4            5.4
     Mississippi Chemical(2)          3.94        102,834       425,347            0.8          20.5          (15.9)
     Mitcham Industries(3)            5.00         45,000        45,000            2.7           7.2           (9.1)
     Metalline Mining Co.(4)          2.38         19,633        19,633            N/A          26.6           70.6
     LSB Industries(5)                1.34         15,946       155,894            0.6          21.5          (46.9)
     Canyon Resources(5)              1.00         11,600        17,000            0.5           2.3          (13.0)
     Earth Sciences(5)                0.40         11,331        13,284            3.0           N/A           (9.2)
                             ---------------------------------------------
     Median                         $ 2.38       $ 19,633      $ 45,000
                             ---------------------------------------------

                                 Operating Data (TTM)
                                Revenues       EBITDA          EBIT
     ------------------------ ------------- -------------- -------------
     Orica Group(1)            $ 1,932,806      $ 232,871     $ 232,871
     Mississippi Chemical(2)       510,300         20,771       (26,718)
     Mitcham Industries(3)          16,700          6,235        (4,959)
     Metalline Mining Co.(4)             -            739           278
     LSB Industries(5)             271,700          7,237        (3,322)
     Canyon Resources(5)            33,600          7,477        (1,308)
     Earth Sciences(5)               4,500           (481)       (1,438)
                              --------------------------------------------
     Median                    $   33,600    $      7,237   $    (1,438)
                              --------------------------------------------
    ---------------------------------------------------------------------------
    (1) Australian company. Figures converted using 11/7/00 conversion rate of $1Australian to $0.5263 US. All financial data as of 9/30/00.
    (2)  All financial data as of 9/30/00.  EPS estimate for 6/3/01.
    (3)  All financial data as of 7/31/00.  EPS estimate for 1/31/01 & 1/31/02.
    (4)  All financial data as of 7/31/00.
    (5)  All financial data as of 6/30/00.

Slide 27

Conclusion

Slide 28

Valuation Comparisons

       Contemplated Transaction                                 Asset Liquidation

                                                                            High           Low
                                                                      ------------------------------
Cash for Assets                  5,810       Gross Proceeds                  18,001         12,051
Cash for Stock                   1,940       Total Liabilities              (12,726)       (12,726)
                                             Expenses                        (1,000)        (1,000)
                               -------                                -------------  ---------------
Total Equity                   $ 7,750       Net Equity                     $ 4,275       $ (1,675)




Interest bearing debt            6,324           Asset Retention               Comp Divestiture
Deferred comp                      700
Intercompany Debt                1,021           High        Low               High           Low
Less:  Cash                       (787)

Enterprise Value              $ 15,029         $ 5,104    $ 3,743            $ 9,600       $ 5,800


Slide 29

Opinion

Based on our analysis of the  contemplated  transactions,  we are of the opinion that the consideration to be received by Mining Services International Corporation under the terms of the draft Purchase Agreement dated November 2, 2000 is fair to the shareholders of MSI from a financial point of view.

Our opinion addresses only the fairness from a financial point of view and we do not express any view or opinions on any other aspect of the transaction including the legal structure, accounting treatment, and tax consequences of the Agreement.

(c)(3)

May 18, 2001

The Board of Directors
Mining Services International Corporation
8805 South Sandy Parkway
Sandy, Utah 84070

Dear Board Members:

You have requested that Christenberry Collet & Company, Inc. ("CCCO") provide you with an update to its original opinion dated November 29, 2000 (as attached) as to the fairness, from a financial point of view, of the consideration to be paid by Union Espanola de Explosives S.A. ("UEE") and its wholly owned subsidiaries Union Espanola de Explosivos-MSI International, S.A., a Spanish S.A., and Mining Services International, Inc. ("UEM"), a Delaware corporation and successor to UMSI Acquisition Co., for substantially all the assets of Mining Services International Corporation's ("MSI") explosives business ("the Business") pursuant to an Amendment to the Asset Purchase Agreement ("the Amendment") dated May 18, 2001, (thereafter "the closing date" or "the valuation date") between MSI, UEM, a wholly owned subsidiary of UEE, and UEE. Prior to the closing date, the Business was primarily engaged in the manufacturing and selling of commercial explosives used in the mining and construction industries.

Under the terms of the Amendment, UEM will purchase substantially all of the assets of the Business (defined in the Agreement) including shares or interests it owns in foreign subsidiaries (listed in the Disclosure Schedules to the Asset Purchase Agreement ("Agreement")) and assume substantially all of the related liabilities (defined in the Amendment) including its interest-bearing obligations (approximately $7,606,000 at December 31, 2000) for an amount of cash equal to six million three hundred and fifty thousand dollars ($6,350,000) based on the adjusted net asset value of the Business on June 30, 2000. As additional consideration in the Amendment, UEM will assume a note in the amount of one million dollars ($1,000,000) that is owed to a subsidiary of MSI (not included in the assets being sold in the Amendment) through an inter-company transaction. The determination of the final asset purchase price is subject to a post-closing calculation of net asset value as defined in the Amendment. Additionally, closing is subject to approval and adoption of the Agreement and Amendment by the stockholders of MSI and to the expiration or termination of the applicable waiting period under the Hart-Scott-Rodino Antitrust Improvements Act.

The Board of Directors
Mining Services International Corporation
Page 2 of 3

In arriving at the updated opinion set forth below, CCCO has performed the following procedures:

1.       Reviewed the Amendment to the Asset Purchase Agreement dated
         May 18, 2001.

2. Reviewed the consolidated financial statements of MSI for the year ended December 31, 2000, as well as the proforma adjusted financial statement for the same period.

3.       Reviewed a draft of the Proxy Statement as of May 10, 2001.

4. Conducted discussions with members of the management of MSI concerning the current state of the Business, specifically concerning the negative impact of Tennessee Blasting Services, LLC on valuation, future prospects of the Business, and the estimated liquidation values of the assets of the Business.

5. Compared the results of operations of the Business with that of certain companies that we deemed relevant.

6. Performed such other analyses and reviewed and analyzed such other information as CCCO deemed appropriate and necessary to reach our amended opinion regarding the fairness of the transaction, from a financial point of view.

In our review and analysis and in formulating our updated opinion, we have assumed and relied upon the accuracy and completeness of all of the financial and other information provided to or discussed with us and we have not assumed any responsibility for independent verification of any of such information. CCCO did not independently estimate or otherwise verify the liquidation value of the assets being sold or independently verify the accuracy of the historic or projected financial results of the Business.

CCCO has further relied on the assurances of MSI management that they are not aware of any facts that would make such financial or other information inaccurate, incomplete or misleading. With respect to forecasts, financial projections, and estimates of liquidation values of the Business provided by MSI management, CCCO assumed that these estimates were reasonably prepared reflecting the best available estimates and judgments of management at the time of their preparation as to the future performance of the Business. CCCO has further assumed that any material liabilities (contingent or otherwise) of the Business are as set forth in the financial statements that are included in the Disclosure Schedules.

Our updated opinion addresses only the fairness from a financial point of view to the stockholders of MSI of the consideration to be received by MSI under the terms of the Amendment and we do not express any views or opinions on any other

The Board of Directors
Mining Services International Corporation
Page 3 of 3


aspect of the transaction including the legal structure, accounting treatment, and tax consequences of the Amendment.

Our opinion is necessarily based on economic, market, financial and other conditions, as they exist on the date of this letter, as well as on financial and other information at this date. It should be understood that, although subsequent developments may affect this opinion, we do not have any obligation to update, revise or reaffirm this opinion.

Based on the foregoing and such other factors, as we deem relevant, we are of the opinion that the consideration to be received by MSI under the terms of the Amendment is fair to the shareholders of MSI from a financial point of view.

Very truly yours,

Christenberry Collet & Company, Inc.



By: /s/
    ----------------------------------------
         John I. Hense, Jr.
         Partner

(c)(4)

                   MSI Explosives Division - Business Profile

--------------------------------------------------------------------------------
                                Business Summary
--------------------------------------------------------------------------------

Mining Services International Corporation (MSI), organized in 1979, manufactures, licenses and supplies commercial explosives used in mining and construction throughout the world. The Company's explosive products are used in the blasting operations of surface mines in base and precious metals, coal and industrial minerals and construction projects.

The explosive products are divided into three major categories: bulk explosives, explosives accessories and packaged explosives. Bulk explosives include HEF, a proprietary oil-in-water emulsified oxidizer that enhances the quality and control of the explosion or blast in order to produce more consistent breakage of ore, and ammonium nitrate prill, used with HEF and in ANFO, a common explosive blasting agent used in surface boreholes, which is made from a mixture of ammonium nitrate prill and diesel fuel. Explosives accessories are composed of shock tube initiation systems and detonating cord.

--------------------------------------------------------------------------------
                                Industry Profile
--------------------------------------------------------------------------------

In 1999, U.S. explosives production was 2.12 million metric tons (Mt), a 27% decrease from that of 1998; sales of explosives were recorded in all States. Coal mining, with 67% of total consumption, continued to be the dominant use for explosives in the United States. Kentucky, West Virginia, Virginia, Nevada, and Pennsylvania, in descending order, were the largest consuming States, with a combined total of 50% of U.S. sales.

Based on projected increases in coal production in 2000 and 2001, explosives demand also is expected to increase. In addition, a projected increase in the production of construction aggregates also could lead to increased demand for explosives in the next few years.









-------------------------------------------------------------------------------------
                  Explosives Division Financial Profile ($000)
-------------------------------------------------------------------------------------


     Income Statement                           12/31/1999                12/31/2000
                                                ----------                ----------
     Revenue                                     $ 27,921                  $ 36,964
     EBITDA                                         1,668                      (306)
     EBIT                                             350                    (1,929)

     Balance Sheet:
     Cash and Equiv.                                                             767
     Interest Bearing Debt                                                     7,806
     Book Value                                                               11,883



     Enterprise Value Multiples


      Revenue                                       0.47 X                    0.35 X
      EBITDA                                        7.79 X                  -42.47 X
      EBIT                                         37.09 X                   -6.74 X

-------------------------------------------------------------------------------------

----------------------
Based on 12/31/00 10K


--------------------------------------------------------------------------------
                        MSIX Management and Board Members
--------------------------------------------------------------------------------

  John Day                                 President & CEO
  Duane Moss                               Chief Financial Officer

  Richard Clayton                          Vice President


      Board Members

  Nathan L. Wade - Chairman
  Garfield L. Cook - Co-Chairman
  John T. Day - President, Mining Services Intl.
  Bryan Bagley - Director
  James W. Sight - Director
  James E. Solomon - Director
--------------------------------------------------------------------------------



--------------------------------------------------------------------------------
                           Transaction Summary $(000)
--------------------------------------------------------------------------------

  Equity Purchase Price                      $      6,350
  Less: Cash                                       (1,161)
  Plus: Debt                                        7,806
  Enterprise Value                           $     12,995
--------------------------------------------------------------------------------

MINING SERVICES INTERNATIONAL
--------------------------------------------------------------------------------
Explosives Division                                                      Page 2

Purchase Analysis
($ 000s)

Purchase:
Assets at book value                                                   $ 18,250
Tangible Assets at book value                                            18,250
Tax Basis of Stock & Assets                                              17,528


Consideration:
Cash for Assets                                                        $  6,350
Cash for Stock                                                                -
Assumption of non-interest bearing liabilities                            5,610
Assumption of third party interest bearing liabilities                    6,606
Deferred Compensation                                                         -
Notes Payable Nevada Chemicals                                            1,200
                                                                       ---------
                                                                       $ 19,766



--------------------------------------------------------------------------------

Enterprise value:
Equity                                                                 $  6,350
Interest bearing debt                                                     7,806
Cash                                                                     (1,161)
                                                                       ---------
                                                                       $  12,995

--------------------------------------
As of December 31, 2000 balance sheet

MINING SERVICES INTERNATIONAL
------------------------------------------------------------------------------------------------------------------
Explosives Division                                                                                        Page 3

($ 000s)                                               For the Years Ending December 31

Income Statement                                     1997             1998             1999             2000
                                                   -------          -------          -------          -------
Revenue                                        $    26,969      $    29,865      $    30,608      $    39,130
Less: Cyanco                                        (6,141)          (4,554)          (2,687)          (2,166)
                                                   -------          -------          -------          -------
Explosives Revenue                                  20,828           25,311           27,921           36,964
Cost of goods sold                                  16,446           19,739           22,772           34,475
                                                   -------          -------          -------          -------
Gross Profit                                         4,382            5,572            5,149            2,489
Total operating expense                              3,490            3,513            3,753            3,732
Corporate G&A                                          995            1,020            1,045              686
                                                   -------          -------          -------          -------
EBIT                                                  (103)           1,039              350           (1,929)
Depreciation & Amortization                            650              797            1,318            1,623
                                                   -------          -------          -------          -------

EBITDA                                         $       547      $     1,836      $     1,668      $      (306)


------------------------------------------------------------------------------------------------------------------
Summary Financial & Operating Data
                                                       1997             1998             1999             2000
                                                    -------          -------          -------          -------
Growth Rates:
Revenue                                                   -            21.5%            10.3%            32.4%
Margins:
Gross Profit                                           21.0%           22.0%            18.4%             6.7%
EBITDA                                                  2.0%            6.1%             5.5%            -0.8%
EBIT                                                   -0.4%            3.5%             1.1%            -4.9%


---------------------------------------------------------------------
From information provided by Mining Services International All results are unaudited and eliminate extraordinary and one-time events


MINING SERVICES INTERNATIONAL
----------------------------------------------------------------------------------------------------------------------------
Explosives Division                                                                                                  Page 4


($ 000s)                                              Audited            Unaudited              MSIX                NewCo
Balance Sheet                                       12/31/1999           6/30/2000          Adjustments           6/30/2000
Assets:
Cash and cash equivalents                    $          975    $            780    $              13    $            767
Accounts receivable (net)                             6,605               9,409                  625               8,785
Inventories (less reserve)                            1,807               2,259                    -               2,259
Other current assets                                    362                 204                   15                 189
                                                    -------             -------              -------             -------
Total current assets                                  9,749              12,652                  653              11,999

Property, plant and equipment (net)                   9,165               9,983                  944               9,039
Joint Venture investments                            12,736              13,624               11,978               1,647
Goodwill                                              2,018               1,906                    -               1,906
Other Assets                                            793                 132                  113                  19
Total assets                                         34,461              38,297               13,688              24,610
                                                    =======             =======              =======             =======

Liabilities and Stockholders Equity:
Accounts payable & accrued expenses                   2,257               4,916                  234               4,681
Current portion Long term debt                          473                 273                    -                 273
                                                    -------             -------              -------             -------
Total current liabilities                             2,730               5,189                  234               4,954
Long term debt net of current                         4,475               6,051                    -               6,051
Deferred comp to be assumed                               -                   -                 (700)                700
Notes payable to Nevada Chemicals                         -                   -               (1,021)              1,021
Deferred taxes                                        2,408               2,442                2,442                   -
                                                    -------             -------              -------             -------
Total liabilities                                     9,613              13,682                  956              12,727

Minority Interests                                      497                 368                    -                 368
Stockholders equity                                  24,351              24,247               12,732              11,515
                                                    -------             -------              -------             -------
Total liabilities and stockholders equity    $        34,461   $         38,297     $         13,688    $         24,610
                                                    =======             =======              =======             =======

----------------------------------------------------------
From information provided by Mining Services International
Adjustments are subject to change


MINING SERVICES INTERNATIONAL
------------------------------------------------------------------------------------------------------------------------------
Explosives Division                                                                                                    Page 5
($ 000s)

      Orderly Liquidation Value Estimate
($ 000s)
                                                                 -----------------  --------------------  --------------------
 MSI Assets                                                            OLV             High Estimate         Low Estimate
-----------------------------------                              -----------------  --------------------  --------------------

 Cash and cash equivalents                                                    767                   767                   767
 Accounts receivable (net)                                                  7,078                 7,467                 5,308
 Inventories (less reserve)                                                 1,129                 1,355                 1,017
 Other current assets                                                          19                    24                    19
 Property, plant and equipment (net)                                        3,897                 4,872                 2,923
 Joint Venture investments                                                  3,000                 3,500                 2,000
 Impairment                                                                (1,000)               (1,000)               (1,000)
 Other assets                                                                  17                    17                    17

------------------------------------------------------------------------------------------------------------------------------
 Gross Value:                                                            $ 14,907           $    17,001          $     11,051
------------------------------------------------------------------------------------------------------------------------------

 Less:

 Accounts payable & accrued expenses                                        5,610
 Current portion Long term debt                                             4,850
 Long term debt net of current                                              1,756
 Deferred comp to be assumed                                                    -
 Notes payable to Nevada Chemicals                                              -
 Deferred taxes                                                                 -
                                                                                -
                                                                          -------
 Total Liabilities                                                       $ 12,216

 Estimated Liquidation Expense                                              1,000

------------------------------------------------------------------------------------------------------------------------------
 Net Equity Value:                                                       $  1,691           $      3,785         $     (2,165)
------------------------------------------------------------------------------------------------------------------------------


-----------------------------------
Based on 6/30/00 10Q




MINING SERVICES INTERNATIONAL                                                             Draft - For Discussion Purposes Only
------------------------------------------------------------------------------------------------------------------------------
Explosives Division                                                                                                    Page 6
($ 000s)

     Orderly Liquidation Value

                                                                 -----------------  --------------------  --------------------
 Detailed Assets                                                    Book Value           Mkt Rate                 OLV
-----------------------------------                              -----------------  --------------------  --------------------
 Cash and cash equivalents                                                    767                  100%                   767
 Accounts Receivable:
 A/R - MSI                                                                  3,029                   80%                 2,423
 A/R - Subsidiary                                                           5,505                   80%                 4,404
 CMS  Curr Portion Loan                                                       250                  100%                   250
 A/R - Total                                                                8,785                                       7,078
 Inventory                                                                  2,259                   50%                 1,129
 Other Current Assets                                                         189                   10%                    19
 Property, plant and equipment:
 Buildings                                                                  3,631                   25%                   908
 Vehicles & Rolling Stock                                                   5,023                   25%                 1,256
 Fixed Assets - Subs                                                        6,125                   25%                 1,531
 Furniture & Equipment                                                      1,712                   10%                   171
 Other PP&E                                                                   314                   10%                    31
 Accum Depreciation                                                        (7,767)                   0%                     -
 PP&E - Total                                                               9,039                                       3,897
 Joint Venture investments
 CMS Loan                                                                     500                   25%                 2,000
 CMS Other                                                                    140                   25%                     -
 Kovdor                                                                       255                   25%                 1,000
 HEF                                                                          306                   25%                     -
 Plant                                                                        446                   25%                     -
 JV - Total                                                                 1,647                                       3,000
 Goodwill                                                                   1,906                    0%                     -
 Other assets                                                                  19                                          17
                                                               Book Value  24,610
                                                               Check            0

MINING SERVICES INTERNATIONAL
---------------------------------------------------------------------------------------------------
Explosives Division                                                                         Page 7
($ 000s)
                                                         For the Years Ending December 31
                                             -----------------------------------------------------
Income Statement                                 1997           1998          1999          2000
Revenue                                      $   26,969    $    29,865   $    30,608    $   39,130
Less: Cyanco                                     (6,141)       (4,554)        (2,687)       (2,166)
                                             ----------    ----------    -----------    ----------
Explosives Revenue                               20,828        25,311         27,921        36,964
Cost of goods sold                               16,446        19,739         22,772        34,475
                                             ----------    ----------    -----------    ----------
Gross Profit                                      4,382         5,572          5,149         2,489
Total operating expense                           3,490         3,513          3,753         3,732
Corporate G&A                                       995         1,020          1,045           686
                                             ----------    ----------    -----------    ----------
EBIT                                               (103)        1,039            350        (1,929)
Depreciation & Amortization                         650           797          1,318         1,623
                                             ----------    ----------    -----------    ----------
EBITDA                                       $      547    $    1,836    $     1,668    $     (306)
Est. Free Cash Flow                                               836            668           668

---------------------------------------------------------------------------------------------------
Summary Enterprise Value Calculations

                          Asset Divestiture                                                     Asset Retention

------------------------------------------------------------------------   ---------------------------------------------------------
          EBITDA                        EBITDA Multiple                      Perpetual                   Discount Rate
                  -----------------------------------------------------                   ------------------------------------------
           Range          4.00x         5.00x        6.00x        7.00x      Growth Rte   20.0%       17.5%       15.0%        12.5%
-----------------------------------------------------------------------   ----------------------------------------------------------
               -              -             -            -            -      0.0%         3,342       3,819       4,456        5,347
             250          1,000         1,250        1,500        1,750      2.5%         3,819       4,456       5,347        6,683
             500          2,000         2,500        3,000        3,500      4.0%         4,177       4,951       6,076        7,863
             750          3,000         3,750        4,500        5,250      6.5%         4,951       6,076       7,863       11,139
           1,000          4,000         5,000        6,000        7,000      8.0%         5,569       7,035       9,548       14,852
------------------------------------------------------------------------   ---------------------------------------------------------

------------------------------------------------------------------------   ---------------------------------------------------------
   Revenue                        Revenue Multiple                               Weighted Average Cost of Capital
              ----------------------------------------------------------   ---------------------------------------------------------
    Range     .20x           .25x          .30x          .35x              After-Tax Cost of Debt                               4.8%
------------------------------------------------------------------------
          30,000          6,000        7,500        9,000        10,500    Risk Free Rate                                       5.9%
          32,500          6,500        8,125        9,750        11,375    Plus: Market Risk Premium                            7.5%
          35,000          7,000        8,750       10,500        12,250    Less: Company Risk Premium                          10.0%
          37,500          7,500        9,375       11,250        13,125    Cost Of Equity                                      23.4%
          40,000          8,000       10,000       12,000        14,000    MSI WACC                                            15.0%
------------------------------------------------------------------------   ---------------------------------------------------------

Selected Public Companies
-----------------------------------------------------------------------------------------------------------------------------------



(dollars in thousands except per share data)

                                        Market Statistics                               Valuation Benchmarks
                               Stock Price        Equity        Enterprise         Enterprise Value as a Multiple of 1999
                                                                              ------------------------------------------------
Company                        11/6/2000         Value           Value           Revenues         EBITDA           EBIT
---------------------------- --------------  --------------- ---------------  ---------------  -------------- ----------------
Orica Group(1)                      $ 3.10        $ 846,920     $ 1,256,037              0.6             5.4              5.4
Mississippi Chemical(2)               3.94          102,834         425,347              0.8            20.5            (15.9)
Mitcham Industries(3)                 5.00           45,000          45,000              2.7             7.2             (9.1)
Metalline Mining Co.(4)               2.38           19,633          19,633              N/A            26.6             70.6
LSB Industries(5)                     1.34           15,946         155,894              0.6            21.5            (46.9)
Canyon Resources(5)                   1.00           11,600          17,000              0.5             2.3            (13.0)
Earth Sciences(5)                     0.40           11,331          13,284              3.0             N/A             (9.2)
                            --------------------------------------------------
Median                              $ 2.38         $ 19,633        $ 45,000
                            --------------------------------------------------

                                       Operating Data (TTM)
                               Revenues          EBITDA           EBIT
---------------------------- --------------  --------------- ---------------
Orica Group(1)                 $ 1,932,806        $ 232,871       $ 232,871
Mississippi Chemical(2)            510,300           20,771         (26,718)
Mitcham Industries(3)               16,700            6,235          (4,959)
Metalline Mining Co.(4)                  -              739             278
LSB Industries(5)                  271,700            7,237          (3,322)
Canyon Resources(5)                 33,600            7,477          (1,308)
Earth Sciences(5)                    4,500             (481)         (1,438)
                             -------------------------------------------------
Median                         $    33,600        $   7,237       $  (1,438)
                             -------------------------------------------------

------------------------------------------------------------------------------
(1) Australian company. Figures converted using 11/7/00 conversion rate of $1Australian to $0.5263 US. All financial data as of 9/30/00.
(2)  All financial data as of 9/30/00. EPS estimate for 6/3/01.
(3)  All financial data as of 7/31/00. EPS estimate for 1/31/01 & 1/31/02.
(4)  All financial data as of 7/31/00.
(5)  All financial data as of 6/30/00.

Basis Analysis
     As of 6/30/2000

                                                      Asset Sales                                              Stock Sales
                                      ----------------------------------------    --------------------------------------------------
                                                                                                  MSI
                                      O'Brien Design   Green                                   Chemicals                Central Asia
                                         Assciates    Mountain         MSI         CMS Cayman   Cayman    Turon-MSI       Chemical
                                      ----------------------------------------    --------------------------------------------------

Sales Price                            $     1,750   $    3,000  $     1,060      $    1,000   $     0   $      0      $       50
Liabilities Assumed                             29        1,721       10,977            N/A         N/A        N/A             N/A
                                      ---------------------------------------    ---------------------------------------------------
     Total Consideration                     1,779        4,721       12,037           1,000   $     0          0              50


Summary Tax Basis
     Cash                                       10          344           47
     Inventory                                  87          820        1,218
     Receivables                                10        1,910        4,578
     Depreciable Fixed Assets                  150          765        1,965
     Intangible Assets                           -          920            -
     Other Assets                            1,522           20        1,613
                                      ---------------------------------------    ---------------------------------------------------
Total Tax Basis in Assets                    1,778        4,779        9,421              -          -          -              -


Stock Basis
     Initial Contribution                                                                250         -         357             50
     Additional Contribution                                                              30         -          -              -
     Flow Through Income (LLCs)                                                          N/A        N/A        N/A            N/A
                                      ---------------------------------------    ---------------------------------------------------
Total Tax Basis in Stock                         -            -            -      $      280    $    -     $    357       $    50


Section 1231 Gain                                0            0            0               0         0            0             0
Section 1231 Loss
Section 1245 Recapture
                                      ---------------------------------------    ---------------------------------------------------
     Total Gain                                389      (58,252)   2,616,392                0        0            0             0


Section 1248 Ordinary Income
Capital Gain                                   389      (58,252)   2,616,392          720,110       10     (356,990)            0


Basis Analysis (continued)
     As of 6/30/2000

                                               Stock Sales
                                      ----------------------------

                                                       Tennessee
                                        MSI-Russia     Blasting          Total
                                      ----------------------------   -------------

Sales Price                             $       390   $     500       $    7,750
Liabilities Assumed                              N/A         N/A          12,727
                                      ----------------------------   -------------
     Total Consideration                        390         500           20,477


Summary Tax Basis
     Cash                                                                    401
     Inventory                                                             2,124
     Receivables                                                           6,498
     Depreciable Fixed Assets                                              2,880
     Intangible Assets                                                       920
     Other Assets                                                          3,156
                                      ---------------------------    -------------
Total Tax Basis in Assets                         -           -           15,978


Stock Basis
     Initial Contribution                        10         713            1,380
     Additional Contribution                    390           -              420
     Flow Through Income (LLCs)                   -        (250)            (250)
                                      ---------------------------    -------------
Total Tax Basis in Stock                   $    400   $      63            1,550


Section 1231 Gain                                 0           0
Section 1231 Loss
Section 1245 Recapture
                                      ---------------------------    -------------
     Total Gain                                   0           0


Section 1248 Ordinary Income
Capital Gain                                (10,000)     37,013        2,948,672

Graphical Representation of the Following Information:
(Shown in pie chart format)


Explosives Demand by Market

Mining                   1,300.0        0.65
Quarry                     280.0        0.14
Construction               200.0         0.1
Misc                       220.0        0.11
Total                    2,000.0        2000

Mining Breakout

Coal                       738.0       0.369
Mineral                    308.0       0.154
Metal                      254.0       0.127
                         1,300.0        0.65

(c)(5)

                                   Appendix D
                                 Schedule 13E-3

   Summary of Discussions with Norman Loebbeke & Associates with the Managers

The following officers and managers of Mining Services International Corporation ("MSI"): Duane Moss, Senior Vice-President and General Counsel; David Reddick, Vice-President; Douglas Later, Vice-President of Research and Development; Richard Clayton, Vice-President of Marketing; Wade Newman, Chief Financial Officer; John O'Brien, President of O'Brien Design Associates, Inc., a subsidiary of the Company; and Mitchell Green, President of Green Mountain Explosives, Inc., a subsidiary of the Company (collectively the "Managers"), at the request of Union Espanola de Explosivos-MSI International ("UEE-MSI"), selected Norman Loebbecke & Associates, an independent financial and investment advisory group, located in Salt Lake City ("NLA") to assist them in certain aspects relating to the Asset Sale as defined by the Asset Purchase Agreement between Union Espanola de Explosivos ("UEE") and MSI. NLA reviewed all of the essential documents relating to the Asset Sale: the initial draft of the fairness opinion rendered by Christenberry Collet Company (MSI's independent investment advisor) and the documents relating to the employment and investment of the Managers in UEE-MSI. The primary focus of NLA's engagement was to meet in person or communicate by telephone with each individual Manager, at his request, to provide whatever consulting was necessary to help the Manager understand the terms of the employment agreements with UEE-MSI and the related stock and loan agreements defining their investment in UEE-MSI from a financial point of view. No valuation or fairness opinion, report, analysis or recommendation regarding the Asset Sale, the employment agreements or the related stock and loan agreements with UEE-MSI or MSI was prepared or submitted in writing for the Managers. A summary of the oral discussions with the Managers follows:

         1. On or about November 20, 2001 Merrill Norman, the principal in NLA, along with two other staff assistants met with Duane Moss, Doug Later, Wade Newman, Richard Clayton, and David Reddick in the MSI offices to discuss the scope and nature of the consulting engagement with NLA. NLA had previously reviewed the documents and materials presented to them as described above. Duane Moss also gave NLA a set of financials of MSI together with three-year forecasts which are commonly used in MSI's business and which were also made available to UEE during their due diligence efforts. After brief introductions and discussion of the engagement, Doug Later, Richard Clayton and David Reddick continued meeting with NLA for an additional three or four hours.

         2. During the discussions on November 20, 2001, NLA explained the details of the employment agreements being finalized with UEE-MSI regarding the calculation of value for the shares of stock in UEE-MSI. The employment agreements provide a formula based valuation method based on earnings before taxes, interest, depreciation and amortization of UEE-MSI ("EBIDTA"). The calculation of value is determined by multiplying a factor times EBITDA for a rolling, weighted 24-month period. The factor varies up to 5.5 depending on whether the employee is terminated or resigns before the completion of five years of employment with UEE-MSI. The factor also varies depending on what the cause of the termination or resignation is. NLA discussed the several variables according to the different circumstances as provided in the proposed employment agreements. NLA was also helpful in discussing the proposed deferred compensation plan, which provided each Manager a deferred compensation commitment from MSI which would be assumed by UEE in the Asset Sale.

         3. The investment documents for investing in UEE-MSI stock provided two options in utilizing the deferred compensation. The deferred compensation could be used to purchase stock upon Closing ("Option 1") or to purchase deferred stock in five years from the date of Closing ("Option 2"). Option 1 had the following tax consequences:
              (i) the employee would include the deferred compensation as earned income at Closing, (ii) the employee would be subject to withholding for federal, state and social security taxes on the date of Closing and (iii) any increase in the value of the stock from the date of Closing would be treated as capital gains when the stock were later sold or redeemed. Option 2 had the following tax consequences: (x) the amount of deferred compensation used for deferred stock would not be treated as earned income until the stock would be issued in five years and (y) any increase in value of the stock after closing and until the deferred compensation were used to purchase MSI-UEE Stock would be treated as earned income upon the purchase of the deferred stock. Each manager whether with NLA or individually calculated their own tax consequences, assessing their availability of cash for tax withholdings and came to their own conclusion as to whether they would choose Option 1 or Option 2.

         4. NLA also discussed the loan documents being proposed by UEE for helping Managers purchase shares in UEE-MSI. NLA gave information as to current interest rates or discount rates one should use in estimating payments, interest and cash flow analyses.

         5. NLA also made themselves available for further discussions with the Managers and to the best of knowledge did have further discussions with Duane Moss, Mitch Green, Jack O'Brien, Doug Later and Wade Newman to answer various issues relating to personal tax rates and the available options as discussed in paragraph 3.

Unless otherwise indicated capitalized terms have the same meaning here that they do in the Proxy Statement of MSI to which this summary is appended.

Prepared by:  Duane Moss
              Sr. VP and General Counsel
              Mining Services International Corporation
              September 13, 2001